                                                                Exhibit 99.01

                                 Citigroup Inc.

             Index to Supplemental Consolidated Financial Statements

--------------------------------------------------------------------------------


                                                                                              Page No.
                                                                                              --------
Five-Year Summary of Selected Supplemental Financial Data                                        1

Management's Discussion and Analysis of Financial Condition and Results of Operations            2

Supplemental Consolidated Financial Statements

 Supplemental Consolidated Statement of Income for the years ended
  December 31, 1997, 1996 and 1995                                                              70

 Supplemental Consolidated Statement of Financial Position at
  December 31, 1997 and 1996                                                                    71

 Supplemental Consolidated Statement of Changes in Stockholders'
  Equity for the years ended December 31, 1997, 1996 and 1995                                   72

 Supplemental Consolidated Statement of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995                                                              73

  Notes to Supplemental Consolidated Financial Statements                                       74

Financial Data Supplement                                                                      127

Schedules:

 Schedule I - Condensed Financial Information of
  Registrant (Parent Company only)                                                             135

Independent Auditors' Report                                                                   138


CITIGROUP INC. AND SUBSIDIARIES

FIVE-YEAR SUMMARY OF SELECTED SUPPLEMENTAL FINANCIAL DATA


In Millions of Dollars, Except per Share Amounts
 Year Ended December 31, (1)                                  1997            1996            1995            1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
 Total revenues                                           $  72,306       $  65,101       $   58,957      $   54,369    $  49,160
 Total revenues, net of interest expense                  $  47,782       $  43,765       $   36,567      $   31,841    $  26,218
 Provisions for benefits, claims and credit losses        $   9,911       $   9,566       $    7,193      $    7,260    $   3,567
 Total operating expenses (2)                             $  27,121       $  23,475       $   20,460      $   19,151    $  16,869

 Income from continuing operations (2)                    $   6,705       $   7,073       $    5,610      $    4,182    $   3,772
 Discontinued operations                                          -            (334)             150             180          (28)
 Cumulative effect of accounting changes (3)                      -               -               -                -         (367)
                                                          -------------------------------------------------------------------------
 Net income                                               $    6,705      $   6,739       $    5,760      $    4,362    $   3,377
                                                          -------------------------------------------------------------------------
 Earnings per share (4):
 Basic earnings per share
   Income from continuing operations                      $     2.86      $    2.97       $     2.41      $     1.75    $    1.86
   Net income                                             $     2.86      $    2.83       $     2.48      $     1.83    $    1.64

 Diluted earnings per share
   Income from continuing operations                      $     2.74      $    2.84       $     2.19      $     1.60    $    1.63
   Net income                                             $     2.74      $    2.71       $     2.25      $     1.68    $    1.46

 Dividends declared per common share (4) (5)              $    0.400      $   0.300       $    0.267      $    0.192    $   0.163

 At December 31,(1)
--------------------
 Total assets                                             $  697,384      $ 626,906       $  559,146      $  537,540    $ 502,657
 Total deposits                                           $  199,121      $ 184,955       $  167,131      $  155,726    $ 145,089
 Long-term debt                                           $   47,387      $  43,246       $   40,723      $   40,171    $  36,843
 Redeemable preferred stock                               $      280      $     420       $      560      $      700    $     700
 Redeemable preferred securities of subsidiary trusts     $    2,995      $   2,545               -               -             -
 Common stockholders' equity                              $   38,498      $  35,213       $   31,000       $  24,646    $  22,501
 Total stockholders' equity                               $   41,851      $  38,416       $   35,183       $  29,945    $  27,500

 Ratio of earnings to fixed charges and
   preferred stock dividends (1)                               1.41x           1.48x            1.35x           1.21x        1.22x

 Return on average common stockholders' equity (1) (6)        17.49%          19.42%           18.88%          16.56%       17.10%
 Common stockholders' equity to assets (1)                     5.52%           5.62%            5.54%           4.58%        4.48%
 Total stockholders' equity to assets (1)                      6.00%           6.13%            6.29%           5.57%        5.47%
-----------------------------------------------------------------------------------------------------------------------------------

(1) All periods have been restated to reflect the mergers with Citicorp on October 8, 1998 and with Salomon Inc on November 28, 1997. The results of Aetna P&C are included only from the date of acquisition, April 2, 1996. (See Note 2 of Notes to Supplemental Consolidated Financial Statements). Results of operations for 1993 exclude the amounts of The Travelers Corporation (old Travelers), except for the Company's equity in earnings relating to the 27% interest purchased in December 1992. Results of operations include the Shearson Businesses from July 31, 1993, the date of acquisition.
(2) The years ended December 31, 1997 and 1993 include restructuring charges of $1,718 million ($1,046 million after-tax) and $534 million ($319 million after-tax), respectively.
(3) Refers to the adoption in 1993 of SFAS No. 112 "Employers' Accounting for Postemployment Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions."
(4)      All amounts have been adjusted to reflect various stock splits.
(5)      Amounts represent Travelers' historical dividends per common share.
(6) The return on average common stockholders' equity is calculated using net income after deducting preferred stock dividend requirements. Excluding the cumulative effect of accounting changes and gains and losses on discontinued operations, return on average common stockholders' equity was 17.49% in 1997, 20.43% in 1996, 18.34% in
         1995, 15.79% in 1994, and 19.37% in 1993.
--------------------------------------------------------------------------------

CITIGROUP INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL CONDITION and RESULTS of OPERATIONS

CONSOLIDATED RESULTS OF OPERATIONS


                                                                                Year Ended December 31,
                                                                  -----------------------------------------------
In Millions of Dollars, Except per Share Amounts                       1997             1996            1995
-----------------------------------------------------------------------------------------------------------------
Total revenues                                                      $72,306           $65,101          $58,957
                                                                  -----------------------------------------------
Total revenues, net of interest expense                             $47,782           $43,765          $36,567
                                                                  -----------------------------------------------

Income from continuing operations                                   $ 6,705          $  7,073          $ 5,610
Income (loss) from discontinued operations                                -              (334)             150
                                                                  -----------------------------------------------
Net income                                                          $ 6,705          $  6,739          $ 5,760
                                                                  -----------------------------------------------

Earnings per share (1):
Basic
  Continuing operations                                            $   2.86         $    2.97         $   2.41
  Discontinued operations                                                 -             (0.14)            0.07
                                                                  -----------------------------------------------
  Net income                                                       $   2.86         $    2.83         $   2.48
                                                                  -----------------------------------------------
Diluted
  Continuing operations                                            $   2.74          $   2.84         $   2.19
  Discontinued operations                                                 -             (0.13)            0.06
                                                                  -----------------------------------------------
  Net income                                                       $   2.74          $   2.71         $   2.25
                                                                  -----------------------------------------------

Weighted average common shares outstanding (Basic)                  2,247.9           2,271.6          2,128.2
Adjusted weighted average common shares outstanding (Diluted)       2,357.7           2,393.9          2,459.9
-----------------------------------------------------------------------------------------------------------------


(1) All amounts presented have been restated to reflect various stock splits.
--------------------------------------------------------------------------------

Basis of Presentation

Merger with Citicorp

On October 8, 1998, Citicorp merged with and into a newly formed, wholly owned subsidiary of Travelers Group Inc. (TRV) (the Merger). Following the Merger, TRV changed its name to Citigroup Inc. (Citigroup). Under the terms of the Merger, approximately 1.1 billion shares of Citigroup common stock were issued in exchange for all of the outstanding shares of Citicorp common stock based on an exchange ratio of 2.5 shares of Citigroup common stock for each share of Citicorp common stock. Each share of TRV common stock automatically represents one share of Citigroup common stock. Following the exchange, former shareholders of Citicorp and TRV each own approximately 50% of the outstanding common stock of Citigroup. Each outstanding share of Citicorp preferred stock was converted into one share of a corresponding series of preferred stock of Citigroup having identical terms (See Note 17 of Notes to Supplemental Consolidated Financial Statements - Series O through Series V).

The supplemental consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if TRV and Citicorp had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Citigroup and its subsidiaries (collectively, the Company) after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in stockholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the consolidated financial statements of Travelers Group Inc. and Citicorp included in their respective Annual Reports on Form 10-K for the year ended December 31, 1997.

Upon consummation of the Merger, the Company became a bank holding company subject to the provisions of the Bank Holding Company Act of 1956 (the BHCA). The BHCA precludes a bank holding company and its affiliates from engaging in certain activities, generally including insurance underwriting. Under the BHCA in its current form, the Company has two years from the date it became a bank holding company to comply with all applicable provisions (the BHCA Compliance Period). The BHCA Compliance Period may be extended, at the discretion of the Federal Reserve Board, for three additional one-year periods so long as the extension is not deemed to be detrimental to the public interest. At this time, the Company believes that its compliance with applicable laws following the Merger will not have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

There is pending federal legislation that would, if enacted, amend the BHCA to authorize a bank holding company to own certain insurance underwriters. There is no assurance that such legislation will be enacted. At the expiration of the BHCA Compliance Period, the Company will evaluate its alternatives in order to comply with whatever laws are then applicable.

Merger with Salomon

On November 28, 1997, a newly formed, wholly owned subsidiary of TRV merged with and into Salomon Inc (Salomon) (the Salomon Merger). Under the terms of the Salomon Merger, approximately 188.5 million shares of TRV common stock were issued in exchange for all of the outstanding shares of Salomon common stock, based on an exchange ratio of 1.695 shares of TRV common stock for each share of Salomon common stock, for a total value of approximately $9 billion. Shares of each of Salomon's series of preferred stock outstanding were exchanged for a corresponding series of TRV preferred stock having substantially identical terms, except that the TRV preferred stock issued in conjunction with the Salomon Merger has certain voting rights. Thereafter, Smith Barney Holdings Inc. (Smith Barney), a wholly owned subsidiary of TRV, was merged with and into Salomon to form Salomon Smith Barney Holdings Inc. (Salomon Smith Barney), which is the primary vehicle through which TRV engages in investment banking, proprietary trading, retail brokerage and asset management. The Salomon Merger constituted a tax-free exchange and was accounted for under the pooling of interests method. As a result of the Salomon Merger, Salomon Smith Barney recorded an after-tax restructuring charge of $496 million, primarily for severance and costs related to excess or unused office space, facilities and other assets, which is included in income from continuing operations and net income. In the second quarter of 1998, the Company recorded an adjustment of $324 million ($191 million after-tax) to the restructuring reserve related to the Seven World Trade Center lease. This reduction in the reserve resulted from negotiations on a sub-lease which indicated that excess space would be disposed of on terms more favorable than had been originally estimated.

Acquisition of Aetna P&C

On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of TRV, acquired the domestic property and casualty insurance subsidiaries of Aetna Services, Inc. (Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the supplemental consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition. TAP also owns The Travelers Indemnity Company (Travelers Indemnity). TAP's insurance subsidiaries are the primary vehicles through which the Company engages in the property and casualty insurance business. On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of its Class A Common Stock held by four private investors for approximately $240.8 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

Results of Operations

Income from continuing operations for the year ended December 31, 1997 was $6.705 billion compared to $7.073 billion in 1996 and $5.610 billion in 1995. Included in income from continuing operations for the years ended December 31, 1997 and 1996 are net after-tax (losses) gains of $(1.046) billion, and $17 million, respectively, as follows:

1997
----
    - $550 million restructuring charge related to Citicorp's cost-management and customer service initiatives; and
    -    $496 million restructuring charge related to the acquisition of Salomon
         Inc.

1996
----
    - $346 million (after minority interest) charge for reserve adjustments and restructuring costs related to the acquisition of Aetna P&C; and
    -    $363 million gain from the sale of Class A Common Stock by TAP.

Excluding these items, income from continuing operations for 1997 increased $695 million to $7.751 billion, or 10%, over 1996, primarily reflecting improved performance in the Property & Casualty Insurance, Life Insurance and Banking Services segments, offset by lower earnings at Salomon Smith Barney reflecting a decline in revenues from principal transactions.

On the same basis, income from continuing operations for 1996 increased $1.446 billion to $7.056 billion, or 26%, over 1995, primarily reflecting improved performance at Salomon Smith Barney, the inclusion of the property and casualty business acquired from Aetna Services, Inc. and increased earnings in the Life Insurance and Banking Services segment.

THE BUSINESSES OF CITIGROUP

Citigroup is a diversified, integrated financial services company engaged in banking, investment services, life and property and casualty insurance services and consumer finance. The following table presents total revenues, net of interest expense and income from continuing operations for these industry segments:


                                              Total Revenues, Net of Interest Expense    Income from Continuing Operations
                                              -----------------------------------------------------------------------------
                                                      Year Ended December 31,               Year Ended December 31,
                                              -----------------------------------------------------------------------------
In Millions of Dollars                            1997         1996         1995          1997       1996       1995
---------------------------------------------------------------------------------------------------------------------------
Banking Services                                 $21,616     $20,196      $18,678       $3,609      $3,800     $3,478
Investment Services                               10,977      10,744        8,715        1,151       1,871      1,112
Life Insurance Services                            4,424       3,769        3,857          910         653        581
Property & Casualty Insurance Services             9,748       8,106        4,545        1,024         362        453
Consumer Finance Services                          1,174       1,002          952          229         214        237
Corporate and Other                                 (157)        (52)        (180)        (218)        173       (251)
                                              -----------------------------------------------------------------------------
                                                 $47,782     $43,765      $36,567       $6,705      $7,073     $5,610
---------------------------------------------------------------------------------------------------------------------------


Additional information on the business and geographic distribution of revenues, income and average assets is disclosed in Note 4 of Notes to Supplemental Consolidated Financial Statements.

BANKING SERVICES

Banking services represent the activities of Citicorp and its subsidiaries, including Citibank, N.A., conducted primarily within the two core business franchises of Global Consumer and Global Corporate Banking. The Global Consumer business operates a uniquely global, full-service consumer franchise encompassing branch and electronic banking (Citibanking), credit and charge cards (Cards), and personalized wealth management services for high net-worth clients (the Private Bank). The Global Corporate Banking business serves corporations, financial institutions, governments, investors, and other participants in developed and emerging markets throughout the world.

SUMMARY OF FINANCIAL RESULTS


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Net interest revenue                                  $11,402       $10,940      $  9,951
Commissions, fees and other income                     10,214         9,256         8,727
                                                    ------------------------------------------
Total revenue, net of interest expense                 21,616        20,196        18,678
                                                    ------------------------------------------
Provision for credit losses                             1,907         1,926         1,991
                                                    ------------------------------------------
Restructuring charge                                      880             -             -
Other operating expense                                13,078        12,177        11,079
                                                    ------------------------------------------
Total operating expense                                13,958        12,177        11,079
                                                    ------------------------------------------
Income before taxes                                     5,751         6,093         5,608
Income taxes                                            2,142         2,293         2,130
                                                    ------------------------------------------
Net income                                           $  3,609      $  3,800      $  3,478
----------------------------------------------------------------------------------------------


Citicorp's income was $4.2 billion in 1997, up 9% from $3.8 billion in 1996, excluding the $550 million after-tax effect of a restructuring charge ($880 million pre-tax) taken in the 1997 third quarter. Net income including the charge was $3.6 billion. Earnings excluding the charge were led by continued momentum in Global Corporate Banking, the Private Bank, and Citibanking in the U.S., and were dampened by increased credit costs in U.S. bankcards.

Global Consumer earned $1.9 billion in 1997, down 6% from 1996, excluding the restructuring charge, as margin growth, driven by higher revenue, was offset by increased Cards credit costs. Net income including the charge was $1.6 billion. Earnings in Global Corporate Banking of $2.6 billion excluding the charge, were up 18% from 1996, reflecting revenue and operating margin growth. Net income including the charge was $2.4 billion.

Events in Asia during the last half of 1997, which have continued into 1998, reduced pre-tax results by approximately $300 million, due primarily to the effect of foreign currency translation on our business results, spread compression in the Asian and Brazilian consumer businesses, and movements in financial markets which resulted in reduced trading income offset by increased foreign exchange earnings. The impact of events in Asia may continue to affect Citicorp's overall business related to that region.

Net Interest Revenue (Taxable Equivalent Basis) (1)


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Net interest revenue
Interest revenue                                      $24,535       $23,389       $22,996
Interest expense                                       13,081        12,409        13,012
                                                    ------------------------------------------
Net interest revenue                                   11,454        10,980         9,984
Effect of credit card securitization activity           2,369         2,448         2,010
                                                    ------------------------------------------
Total adjusted (2)                                    $13,823       $13,428       $11,994
----------------------------------------------------------------------------------------------
Average interest-earning assets
In Billions of Dollars
Total                                                   $251.9        $232.0        $224.0
Effect of credit card securitization activity             25.2          26.1          23.6
                                                    ------------------------------------------
Total adjusted (2)                                      $277.1        $258.1        $247.6
----------------------------------------------------------------------------------------------
Net interest margin (%)
Total                                                     4.55%         4.73%         4.46%
Effect of credit card securitization activity             0.44          0.47          0.38
                                                    ------------------------------------------
Total adjusted (2)                                        4.99%         5.20%         4.84%
----------------------------------------------------------------------------------------------

(1) The taxable equivalent adjustment is based on the U.S. federal statutory rate of 35%.
(2) See page 11 for discussion of the effect of credit card securitization activity.
--------------------------------------------------------------------------------

Net interest revenue of $11.5 billion in 1997 increased $474 million or 4% from 1996 as revenue from an increase in interest-earning assets was partially offset by an overall decline in the net interest margin, which reflected a decline in the yields earned on assets that exceeded a decline in rates paid on liabilities, causing spread compression. Net interest revenue was also reduced by the effect of foreign currency translation. From the standpoint of the Core businesses, the increase in net interest revenue was led by loan growth in Global Consumer, and the effect of a sharp decline in rates on interest-bearing liabilities in Citibanking in the developed markets. Net interest revenue in Global Corporate Banking was relatively unchanged as volume driven revenue increases were largely offset by volume and rate impacted expense increases. Net interest revenue was up 10% in 1996 reflecting higher net rate spreads, including lower funding costs, and the funding benefits associated with higher equity levels, as well as an increase in average interest-earning assets. Net interest revenue and net interest margin for all periods presented were reduced by the effect of credit card securitization activity. Adjusted for the effect of credit card securitization activity, net interest revenue increased 3% in 1997 and was up 12% in 1996. The adjusted net interest margin of 4.99% in 1997 was down from 5.20% in 1996 and up from 4.84% in 1995.

Interest revenue improved 5% in 1997 primarily due to a 9% increase in average interest-earning assets, partially offset by a 34 basis point drop in the average yield to 9.74%. The increase largely reflected higher levels of loans and financial markets assets in Emerging Markets, as well as increased loans in Global Consumer, partially offset by lower yields earned on these assets. Interest revenue in 1996 improved compared to 1995 as a result of a 4% increase in average interest-earning assets, primarily loans, partially offset by a decline in yields earned on most assets.

Interest expense increased 5% in 1997 primarily due to an 8% increase in average interest-bearing liabilities, partially offset by a 14 basis point drop in the average rate paid to 6.09%. The increase principally reflected higher levels of time deposits and purchased funds in Emerging Markets, including the effect of increased rates in Asia Pacific, as well as increased borrowings in U.S. bankcards. This increase in interest expense was partially offset by a decline in rates paid on time deposits in Citibanking in the U.S. and Europe, as well as a one-time charge of $64 million related to the U.S. Savings Association Insurance Fund in 1996. Interest expense in 1996 improved by 5% compared with 1995 primarily as a result of a 6% decrease in rates paid on interest-bearing liabilities, which was driven by a shift of the funding mix from higher rate purchased funds to lower rate deposits, partially offset by a small increase in total average interest-bearing liabilities.

Commissions, Fees And Other Income

Commissions and Fees Revenue


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Global Consumer:
Citibanking                                            $1,161        $1,042        $  977
Cards                                                   1,955         1,858         1,855
Private Bank                                              486           430           400
                                                    ------------------------------------------
Total Global Consumer                                   3,602         3,330         3,232
Global Corporate Banking and Other                      2,118         1,990         1,828
                                                    ------------------------------------------
Total adjusted (1)                                      5,720         5,320         5,060
Effect of credit card securitization activity              97           149           105
                                                    ------------------------------------------
Total                                                  $5,817        $5,469        $5,165
----------------------------------------------------------------------------------------------
Supplemental information:
Global Consumer businesses in:
Emerging markets                                       $1,197        $1,083       $   932
Developed markets                                       2,405         2,247         2,300
                                                    ------------------------------------------
Total                                                  $3,602        $3,330        $3,232
----------------------------------------------------------------------------------------------

(1) See page 11 for discussion of the effect of credit card securitization activity.
--------------------------------------------------------------------------------

Total commissions and fees revenue of $5.8 billion in 1997 increased $348 million or 6% from 1996. Commissions and fees revenue was increased in all periods presented by the effect of credit card securitization activity. Adjusted for the effect of credit card securitization, commissions and fees revenue in 1997 of $5.7 billion was up $400 million or 8% from 1996.

Global Consumer commissions and fees revenue was up $272 million or 8% in 1997 from 1996, reflecting growth in all businesses and markets. New investment offerings and increases in assets under management resulted in strong growth in trust, agency, and custodial fees, primarily in the Private Bank and in Citibanking worldwide. Growth in credit card-related fees was at a moderate rate in the developed markets, double-digit rates in Latin America, and flat in Asia Pacific as business volume growth was offset by the effects of foreign currency translation. Citibanking also reflected increased fees related to deposit accounts.

Global Corporate Banking and Other commissions and fees revenue increased $128 million or 6% from 1996, primarily reflecting increased institutional trust, agency, and custodial fees due to growth in assets under management and the custody business, and as a result of higher business volumes in corporate finance in Global Relationship Banking and transaction banking services in both Global Relationship Banking and Emerging Markets.

Total commissions and fees revenue in 1996 of $5.5 billion increased $304 million or 6% from 1995. Fee revenue in Global Consumer increased 3% and reflected double-digit growth in the emerging markets across a variety of consumer products, particularly credit card-related and investment-related fees. Growth in Citibanking and Private Bank fees in the developed markets was offset by lower credit card-related fees. In Global Corporate Banking and Other, the 9% growth in commissions and fees revenue reflected higher volumes in Emerging Markets in corporate finance, transaction banking services, and trust, agency, and custodial fees, as well as increased transaction banking services fees in Global Relationship Banking.

Trading-Related Revenue


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
By business sector:
Global Corporate Banking
  Emerging Markets                                    $   777       $   763       $   674
  Global Relationship Banking                           1,015           892         1,063
                                                    ------------------------------------------
    Total Global Corporate Banking                      1,792         1,655         1,737
Global Consumer and Other                                 315           254           252
                                                    ------------------------------------------
Total                                                  $2,107        $1,909        $1,989
----------------------------------------------------------------------------------------------
By trading activity:
Foreign exchange (1)                                   $1,255       $   926        $1,134
Derivative (2)                                            401           557           455
Fixed income (3)                                          198           156            96
Other                                                     253           270           304
                                                    ------------------------------------------
Total                                                  $2,107        $1,909        $1,989
----------------------------------------------------------------------------------------------
By income statement line:
Principal transactions                                 $1,727        $1,501        $1,612
Other (4)                                                 380           408           377
                                                    ------------------------------------------
Total                                                  $2,107        $1,909        $1,989
----------------------------------------------------------------------------------------------

(1) Foreign exchange activity includes foreign exchange spot, forward, and option contracts.
(2) Derivative activity primarily includes interest rate and currency swaps, options, financial futures, and equity and commodity contracts.
(3) Fixed income activity principally includes debt instruments including government and corporate debt as well as mortgage assets.
(4)      Primarily net interest revenue.
-------------------------------------------------------------------------------

Trading-related revenue is composed of principal transactions (foreign exchange and trading revenue) and also includes other amounts, principally reflected in net interest revenue.

Trading-related revenue totaled $2.1 billion in 1997, up $198 million or 10% from 1996. The improvement was primarily attributable to growth in foreign exchange revenue partially offset by lower derivative results in Global Relationship Banking and the Emerging Markets business. Trading-related revenue of $1.9 billion in 1996 was down $80 million or 4% from 1995, attributable to lower foreign exchange revenue in Global Relationship Banking, partially offset by improvements in derivative results in the Emerging Markets business and fixed income results in both businesses.

Foreign exchange revenue of $1.3 billion grew $329 million or 36% from 1996. Revenue growth was strong throughout the year and across most geographies reflecting unusually low results in 1996, attributable to listless foreign exchange markets in the major currencies, coupled with high volatility in certain Asian currencies in the second half of 1997. Foreign exchange revenue of $926 million in 1996 declined 18% from the strong 1995 level, when volatile foreign exchange markets in the major currencies provided substantial revenue opportunities.

Derivative revenue of $401 million declined $156 million or 28% from 1996. The decline was broadly based across most geographies and was concentrated in the 1997 fourth quarter when the global financial markets experienced unusual volatility stemming from economic turmoil in certain Asian countries. Customer demand for risk management products remained strong, although spreads narrowed. Derivative revenue of $557 million in 1996 rose 22% from 1995 reflecting growth in customer demand, particularly in the Emerging Markets business.

Fixed-income revenue in 1997 of $198 million grew $42 million or 27% from 1996. The growth reflected improved results in Global Relationship Banking partially offset by weaker results in the Emerging Markets business. The results in Global Relationship Banking primarily reflected improvement from the difficult 1996 period when results were adversely affected by volatile interest rates in North America. The weak results in the Emerging Markets business were attributable to the Asian financial turmoil in the second half of 1997. Fixed-income revenue in 1996 increased $60 million compared with 1995, reflecting improved emerging markets debt trading results, a higher level of commercial real estate securitization transactions, and improved government and corporate debt trading results in North America.

Levels of trading-related revenue may fluctuate in the future as a result of market and asset-specific factors.

Realized Gains from Sales of Investments

In 1997, realized gains from sales of investments were $668 million, up $458 million, compared with $210 million in 1996 and $132 million in 1995. The 1997, 1996, and 1995 amounts included gains of $324 million, $74 million, and $55 million, respectively, realized on the sale of Government of Brazil Brady bonds.

The net gains for 1997 reflected gross realized gains of $754 million and gross realized losses of $86 million.

The fair value of securities available for sale and the related adjustment to stockholders' equity may fluctuate over time based on general market conditions as well as events and trends affecting specific securities.

Other Income


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Credit card securitization activity (1)               $   559       $   907       $   988
Venture capital                                           749           450           390
Affiliate earnings                                        255           290           208
Net asset gains and other items                           439           429           232
                                                    ------------------------------------------
Total                                                  $2,002        $2,076        $1,818
----------------------------------------------------------------------------------------------

(1)      See page 11 for a discussion of credit card securitization activity.
--------------------------------------------------------------------------------

Revenue in 1997 from credit card securitization activity decreased $348 million or 38% from 1996, principally reflecting a higher net credit loss ratio and lower average securitized volumes. Additionally, commencing in 1997, revenue from credit card securitization activity included net credit losses on loans held for sale, which totaled $126 million. The decrease in revenue in 1996 resulted from a higher net credit loss ratio, partially offset by an improved net interest margin and higher average securitized volumes.

Venture capital revenue improved $299 million from 1996, benefiting from buoyant U.S. equity markets including public offerings by investees. Investments of venture capital subsidiaries are carried at fair value and revenue volatility can occur in the future, based on general market conditions as well as events and trends affecting specific venture capital investments.

Affiliate earnings in 1997 were down $35 million from 1996, primarily due to lower earnings in Latin America, partially offset by an investment dividend. Affiliate earnings in 1996 were up from 1995, largely due to improved results in Latin America.

Net asset gains and other items in 1997 of $439 million, compared with $429 million in 1996, reflected gains on the sale of real estate assets, the disposition of an automated trading business, a gain related to a refinancing agreement concluded with Peru, and the sale of an investment from an acquisition finance portfolio, partially offset by investment writedowns of $72 million in Latin America. Revenue in 1996 of $429 million included gains from the sale of an automated trading business, the disposition of Citicorp's holding in an Asian affiliate, the sale of the consumer mortgage portfolio in the U.K., and a gain related to the Panama refinancing agreement, partially offset by investment writedowns of $100 million in Latin America.

Provision And Credit Loss Reserves

The provision for credit losses of $1.9 billion in 1997 declined $19 million or 1% from 1996, reflecting a decline in the Global Consumer additional provision and higher Global Corporate Banking net recoveries, partially offset by higher net write-offs in the Global Consumer business. The provision for credit losses declined $65 million or 3% in 1996, reflecting lower net write-offs and a decline in the additional provision in Global Corporate Banking, partially offset by higher net write-offs in the Global Consumer business.

Net Write-Offs, Additional Provision, and Provision for Credit Losses


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Net write-offs (recoveries):
Global Consumer (1)                                    $3,544        $3,120        $2,461
Global Corporate Banking (2)                              (24)           (2)          148
                                                    ------------------------------------------
Total adjusted net write-offs                           3,520         3,118         2,609
Effect of credit card securitization activity          (1,713)       (1,392)         (917)
                                                    ------------------------------------------
Total                                                  $1,807        $1,726        $1,692
----------------------------------------------------------------------------------------------
Additional provision:
Global Consumer                                       $   100       $   200       $   200
Global Corporate Banking                                    -             -            81
                                                    ------------------------------------------
Total                                                 $   100       $   200       $   281
----------------------------------------------------------------------------------------------
Provision for credit losses:
Global Consumer                                        $1,931        $1,928        $1,744
Global Corporate Banking                                  (24)           (2)          247
                                                    ------------------------------------------
Total                                                  $1,907        $1,926        $1,991
----------------------------------------------------------------------------------------------

(1) Adjusted for the effect of credit card securitization activity, including the effect related to credit card receivables held for sale commencing in 1997 (see page 11).
(2) Included in Global Corporate Banking net write-offs in 1995 are net recoveries of $18 million related to cross-border refinancing agreements that were credited directly to the allowance for credit losses and did not affect the provision for credit losses.
--------------------------------------------------------------------------------

Global Consumer net write-offs, adjusted for the effect of credit card securitization activity, were $3.5 billion in 1997, up from $3.1 billion in 1996 and $2.6 billion in 1995, reflecting higher net credit losses in U.S. bankcards and Asia Pacific. The increases in net write-offs were partially offset by declines in the Citibanking and the Private Bank businesses in the United States, and the effect of foreign currency translation. The Global Consumer provision for credit losses included an additional provision in excess of net write-offs of $100 million in 1997, compared with $200 million in 1996 and 1995. Net write-offs and the total provision may increase from 1997 levels as a result of economic conditions, credit performance of the portfolios (including bankruptcies) and changes in portfolio levels. See "Consumer Portfolio Review" on page 19 for an additional discussion.

Global Corporate Banking net recoveries in 1997 of $24 million improved $22 million from 1996 reflecting a decline in gross write-offs in Global Relationship Banking, partially offset by higher gross write-offs in the Emerging Markets business, and lower, but still substantial, recoveries in both businesses (including $50 million from the refinancing agreement concluded with Peru). Global Corporate Banking net recoveries in 1996 of $2 million improved $150 million from 1995 due to higher recoveries, primarily attributable to the refinancing agreements concluded with Panama, Slovenia, and Croatia (which aggregated $75 million) coupled with lower real-estate-related gross write-offs. During the three years ended December 31, 1997, there were no material credit losses related to derivative and foreign exchange contracts, standby letters of credit, or loan commitments. During 1997, credit losses related to foreign currency derivative contracts totaled $35 million. During 1998, Global Corporate Banking net write-offs may increase from the 1997 level due to unsettled global markets, economic conditions, or other factors.

All identified losses are immediately written off and the credit loss reserves described below are available to absorb all probable credit losses inherent in the portfolio. For analytical purposes only, Citicorp attributes its credit loss reserves as detailed in the following table:

Credit Loss Reserves (1)


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Aggregate allowance for credit losses:
Global Consumer                                        $2,487        $2,079        $1,944
Global Corporate Banking                                3,429         3,424         3,424
                                                    ------------------------------------------
Total aggregate allowance for credit losses             5,916         5,503         5,368
Reserves for securitization activities                     85           473           486
                                                    ------------------------------------------
Total credit loss reserves                             $6,001        $5,976        $5,854
----------------------------------------------------------------------------------------------
Aggregate allowance as a percent of total loans:
Global Consumer                                          2.30%         1.86%         1.84%
Global Corporate Banking (2)                             4.38%         5.46%         5.71%
Total                                                    3.16%         3.15%         3.24%
----------------------------------------------------------------------------------------------

(1) In 1997, Citicorp changed the apportionment and display of the aggregate allowance for credit losses to report $5,816 million attributable to loans and loan commitments as a deduction from Loans, $50 million attributable to standby letters of credit and guarantees included in Other Liabilities, and $50 million attributable to derivative and foreign exchange contracts as a deduction from Trading Account Assets. Citicorp also restored to the aggregate allowance for credit losses $373 million that had previously been attributed to credit card securitization transactions where the exposure to credit losses is contractually limited to the cash flows from the securitized receivables. Reserves for securitization activities at December 31, 1997 reflect $85 million deducted from Other assets attributable to mortgage loans sold with recourse. Prior year amounts have not been reclassified.
(2) Excludes portion attributable to standby letters of credit and guarantees and derivative and foreign exchange contacts.
--------------------------------------------------------------------------------

Credit loss reserves totaled $6.0 billion at December 31, 1997 and 1996, up from $5.9 billion at December 31, 1995. The increase in the reserves primarily reflected continued reserve building, partially offset by the effect of foreign currency translation.

Uncertainty related to the economic and credit environment, as well as higher loan volumes, may result in further increases in the aggregate allowance for credit losses.

Operating Expenses

Total operating expenses were $14.0 billion in 1997, and reflected the $880 million restructuring charge discussed below. Operating expenses excluding the charge was $13.1 billion, an increase of $901 million or 7% from 1996 (9% excluding the effect of foreign currency translation). Excluding net OREO benefits, expense was up 8% from 1996. The increases were principally related to business activities in the emerging markets, a 12% increase from 1996, while adjusted expense in the developed markets was up 6%. Total operating expenses for 1996 of $12.2 billion was up $1.1 billion or 10% from 1995, 9% excluding net OREO benefits.

Employee Expense

Employee expense was $6.6 billion in 1997, up $373 million or 6% from 1996. The expense growth primarily reflected salary increases, higher staff levels related to volume growth and business expansion in the emerging markets, and higher incentive compensation. Staff levels of 93,700 at December 31, 1997 were up 4,300 or 5% from a year-ago, including an increase of 2,400 or 7% in the emerging markets.

Employee expense in 1996 of $6.2 billion was up $521 million or 9% from 1995, also reflecting business expansion, higher staff levels, and higher performance-based compensation.

Restructuring Charge

During 1997, Citicorp recorded an $880 million charge related to cost-management programs and customer service initiatives to improve operational efficiency and productivity. These programs include global operations and technology consolidation and standardization, the reconfiguration of front-end distribution processes, and the outsourcing of various technological functions. The implementation of these restructuring programs, which are expected to be substantially completed by the end of 1998, is designed to ensure a positive effect on the quality of customer service. Overall, these programs are estimated to achieve pay-back towards the end of 1999. Expense savings generated by these programs are being reinvested in new products, marketing programs, and additional cost and quality initiatives to further increase revenues and reduce costs.

The charge included $487 million for severance benefits associated with approximately 9,000 positions. It is estimated that about 1,500 new positions will be added as part of this program, resulting in a net program reduction of about 7,500 jobs. The charge also included approximately $245 million related to writedowns of equipment and premises and $148 million related to lease termination and other exit costs. Additional program costs that did not qualify for recognition in the charge will be expensed as incurred in the implementation of these programs, but are not expected to be material.

Of the total $880 million restructuring charge, approximately $245 million of premises and equipment writedowns were recognized during 1997, based on estimated fair values, and $39 million of reserves were utilized, primarily for severance and related costs. Approximately 650 gross direct staff reductions occurred during the 1997 fourth quarter. The remaining reserve represents a liability for future cash outflows associated with employee severance benefits, lease termination costs, and other exit costs. The Company does not expect that the payment of these amounts will have a significant effect on its liquidity or financial position. See Note 15 of Notes to Supplemental Consolidated Financial Statements for additional details regarding the restructuring charge.

Other Operating Expense

Net premises and equipment expense included in other operating expense was $2.0 billion in 1997, up $118 million or 6% from 1996. The increase primarily resulted from growth in the emerging markets businesses and the upgrading of branches in all regions to the Citibanking standard. Similarly, 1996 net premises and equipment expense of $1.8 billion was up $145 million or 9% from 1995.

Other expense was $4.5 billion in 1997, up $410 million or 10% from 1996. The increase primarily reflected business expansion and investment spending to build the franchise in the emerging markets; increased spending on technology in all markets to improve and enhance customer service delivery mechanisms and improve the efficiency and quality of various operating systems; costs associated with enhanced target marketing initiatives and additional strategic product development; and general expenses that resulted from volume increases in all businesses.

Other expense was $4.1 billion in 1996, up $432 million or 12% from 1995. The increase primarily reflected business expansion in the emerging markets, investment in operational and technological infrastructure, and reengineering efforts. The expense growth was also attributed to higher volumes and account growth in the Cards, Citibanking, and transaction services businesses, as well as lower Global Corporate Banking net OREO benefits.

See page 45 for a discussion of the Year 2000 Date Conversion.

Effect Of Credit Card Securitization Activity

The initial and ongoing effects of adopting SFAS No. 125 in 1997 did not result in a change in the income recognition policies for credit card securitization activity due to immateriality. As a result, the securitization of credit card receivables does not affect the earnings reported for each period. Revenue on securitized receivables is recorded monthly as realized over the term of each securitization transaction, which may range up to 12 years. The revolving nature of the receivables sold and the monthly recognition of revenue result in a pattern of recognition that is similar to the pattern that would be experienced if the receivables had not been sold. However, because securitization changes Citicorp's involvement from that of a lender to that of a loan servicer, it removes the receivables from Citicorp's balance sheet and affects the manner in which revenue and the provision for credit losses are classified in the income statement. For securitized receivables, amounts that would otherwise be reported as loan interest, including fees, as commissions and fees revenue, and as credit losses on loans are instead reported as commissions and fees revenue (for servicing fees) and as other income (for the remaining cash flows to which Citicorp is entitled, which are net of credit losses). Because credit losses are a component of these cash flows, Citicorp's revenues over the terms of these transactions may vary depending upon the credit performance of the securitized receivables. However, Citicorp's exposure to credit losses on the securitized receivables is contractually limited to these cash flows. In addition, commencing in 1997, net credit losses on credit card receivables held for sale are reported as a reduction of Other income rather than included in the provision for credit losses.

During 1997, $7.6 billion of U.S. credit card receivables were sold, compared with $5.3 billion and $8.9 billion during 1996 and 1995. The total credit card receivables securitized, net of amortization as of December 31, 1997, were $26.8 billion, compared with $25.2 billion and $25.5 billion as of December 31, 1996 and 1995. The following table shows the net effect of credit card securitization activity as an increase or (decrease) to the amounts reported in the Supplemental Consolidated Statement of Income and Average Balance Sheet, and under the captions of Return on Assets, Net Interest Margin, and Consumer Net Credit Loss Ratio.


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Loan interest, including fees                         ($2,369)      ($2,448)      ($2,010)
Commissions and fees                                       97           149           105
Other income                                              559           907           988
Provision for credit losses                            (1,713)       (1,392)         (917)
                                                    ------------------------------------------
Net income effect of securitization activity         $      0      $      0      $      0
----------------------------------------------------------------------------------------------
Average assets (in billions of dollars)              $    (25)     $    (26)     $   ($24)
Return on assets                                         0.10%         0.12%         0.11%
Net interest margin                                     (0.44%)       (0.47%)       (0.38%)
Consumer net credit loss ratio                          (0.92%)       (0.73%)       (0.44%)
----------------------------------------------------------------------------------------------

The effect of securitization on net interest revenue and the provision for credit losses in 1997 compared with 1996 reflected lower average securitized volumes and higher loss ratios, while the effect in 1996 compared with 1995 reflected wider spreads and higher loss ratios.

BUSINESS FOCUS

The table below shows the net income, average assets, and return on assets for each of Citicorp's businesses for the three years ended December 31, 1997.


                                                              Net Income (Loss)            Average Assets          Return on Assets
                                                                     $ Millions                $ Billions                         %
                                                     -------------------------------------------------------------------------------
                                                      Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                        1997(1)  1996     1995     1997    1996     1995    1997(1)  1996     1995
------------------------------------------------------------------------------------------------------------------------------------
Global Consumer                                       $1,553   $2,028   $1,963     $132    $126     $120    1.18%    1.61%    1.64%
Global Corporate Banking                               2,390    2,161    1,760      156     139      144    1.53     1.55     1.22
                                                     -----------------------------------------------------
Core businesses                                        3,943    4,189    3,723      288     265      264    1.37     1.58     1.41
Other Items                                             (334)    (389)    (245)       7       5        5      NM       NM       NM
                                                     -----------------------------------------------------
Total Citicorp                                        $3,609   $3,800   $3,478     $295    $270     $269    1.22     1.41     1.29
------------------------------------------------------------------------------------------------------------------------------------
Supplemental information
Global Consumer
    Citibanking                                      $   478  $   723  $   573    $  85   $  83    $  80    0.56%    0.87%    0.72%
    Cards                                                764    1,024    1,164       31      27       25    2.46     3.79     4.66
    Private Bank                                         311      281      226       16      16       15    1.94     1.76     1.51
                                                     -----------------------------------------------------
Total                                                $ 1,553  $ 2,028  $ 1,963    $ 132   $ 126    $ 120    1.18     1.61     1.64
------------------------------------------------------------------------------------------------------------------------------------
Global Consumer businesses in:
    Emerging markets                                 $   819  $   933  $   801    $  42   $  38    $  35    1.95%    2.46%    2.29%
    Developed markets                                    734    1,095    1,162       90      88       85    0.82     1.24     1.37
                                                     -----------------------------------------------------
Total                                                $ 1,553  $ 2,028  $ 1,963    $ 132   $ 126    $ 120    1.18     1.61     1.64
------------------------------------------------------------------------------------------------------------------------------------
Global Corporate Banking
    Emerging Markets                                 $ 1,559  $ 1,436  $ 1,132    $  72   $  60    $  50    2.17%    2.39%    2.26%
    Global Relationship Banking                          831      725      628       84      79       94    0.99     0.92     0.67
                                                     -----------------------------------------------------
Total                                                $ 2,390  $ 2,161  $ 1,760    $ 156   $ 139    $ 144    1.53     1.55     1.22
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes after-tax restructuring charge of $550 million for total Citicorp. Global Consumer, Global Corporate Banking, and Other Items reflect after-tax restructuring charges of $351 million, $168 million, and $31 million, respectively. Refer to "Other Items" on page 26 and
         Note 15 for additional details.
NM       Not meaningful.
--------------------------------------------------------------------------------

MARGIN ANALYSIS

Citicorp uses the concept of operating margin as an important measure of its ability to absorb credit costs, build profitability and strengthen capital. Operating margin is the difference between revenue and operating expense, adjusted for credit-related items, asset sales, restructuring, and accounting changes. The following table details the adjustments made to reported revenue and expense, for the purposes of calculating the operating margin.


                                                                Year Ended December 31,
                                                       ------------------------------------------
In Millions of Dollars                                      1997          1996          1995
-------------------------------------------------------------------------------------------------
Earnings analysis
Total revenues, net of interest expense                $  21,616     $  20,196     $  18,678
Effect of credit card securitization activity (1)          1,713         1,392           917
Net cost to carry (2)                                         (5)          (46)           23
                                                       ------------------------------------------
Adjusted revenue                                          23,324        21,542        19,618
                                                       ------------------------------------------
Total operating expense                                   13,958        12,177        11,079
Net OREO benefits (costs) (3)                                 72            44           105
Restructuring charges                                       (880)            -             -
                                                       ------------------------------------------
Adjusted operating expense                                13,150        12,221        11,184
                                                       ------------------------------------------
Operating margin                                          10,174         9,321         8,434
                                                       ------------------------------------------
Global Consumer credit costs (4)                           3,538         3,115         2,473
Global Corporate Banking credit (benefits) costs (5)         (95)         (87)            72
                                                       ------------------------------------------
Operating margin less credit costs                         6,731         6,293         5,889
Additional provision (6)                                     100           200           281
Restructuring charges                                        880            -             -
                                                       ------------------------------------------
Income before taxes                                        5,751         6,093         5,608
Income taxes                                               2,142         2,293         2,130
                                                       ------------------------------------------
Net income                                             $   3,609     $   3,800     $   3,478
-------------------------------------------------------------------------------------------------

(1) Commencing in 1997, includes effect related to credit card receivables held for sale. See page 11 for a description of the effect of credit card securitization activity.
(2) Principally the net cost to carry commercial cash-basis loans and other real estate owned (OREO).
(3) Principally gains and losses on sales, direct revenue and expense, and writedowns of commercial OREO.
(4) Principally consumer net credit write-offs adjusted for the effect of credit card securitization activity.
(5) Includes commercial net credit write-offs, net cost to carry, and net OREO benefits (costs).
(6)      Represents amounts in excess of net write-offs.
--------------------------------------------------------------------------------

GLOBAL CONSUMER


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Total revenue, net of interest expense                $12,350       $12,113       $11,436
Effect of credit card securitization activity           1,713         1,392           917
Net cost to carry cash-basis loans and OREO                (2)          (10)           12
                                                    ------------------------------------------
Adjusted revenue                                       14,061        13,495        12,365
                                                    ------------------------------------------
Total operating expense                                 8,271         7,302         6,816
Net OREO benefits (costs) (1)                               4            (5)            -
Restructuring charge                                     (580)            -             -
                                                    ------------------------------------------
Adjusted operating expense                              7,695         7,297         6,816
                                                    ------------------------------------------
Operating margin                                        6,366         6,198         5,549
                                                    ------------------------------------------
Net write-offs                                          1,831         1,728         1,544
Effect of credit card securitization activity           1,713         1,392           917
Net cost to carry and net OREO (benefits) costs            (6)           (5)           12
                                                    ------------------------------------------
Credit costs                                            3,538         3,115         2,473
                                                    ------------------------------------------
Operating margin less credit costs                      2,828         3,083         3,076
                                                    ------------------------------------------
Additional provision                                      100           200           200
Restructuring charge                                      580             -             -
                                                    ------------------------------------------
Income before taxes                                     2,148         2,883         2,876
Income taxes                                              595           855           913
                                                    ------------------------------------------
Net income                                            $ 1,553      $  2,028      $  1,963
----------------------------------------------------------------------------------------------
Average assets (in billions of dollars)               $   132      $    126      $    120
Return on assets                                         1.18%         1.61%         1.64%
----------------------------------------------------------------------------------------------
Excluding restructuring charge
Income                                                $ 1,904      $  2,028      $  1,963
Return on assets                                         1.44%         1.61%         1.64%
----------------------------------------------------------------------------------------------

(1) Includes amounts related to writedowns, gains and losses on sales, and direct expense related to OREO for certain real estate lending activities.
--------------------------------------------------------------------------------

The Global Consumer business meets the financial services needs of consumer customers across the regions of the world. In 1997, the Global Consumer business recorded a pre-tax restructuring charge of $580 million ($351 million after-tax) for the consolidation of data centers and operations processing and customer service facilities, the reconfiguration of electronic and other distribution channels, the outsourcing of various technological functions, and the rationalization of administrative and management functions.

During 1997, the Global Consumer business agreed to acquire Universal Card Services from AT&T at a purchase price of $3.5 billion, which will add approximately $15 billion in managed customer receivables and 13.5 million accounts. The transaction closed on April 2, 1998. The agreement also established a co-branding and joint marketing arrangement with AT&T. The acquisition is expected to have a dilutive impact on 1998 earnings.

Global Consumer net income was $1.6 billion in 1997, down $475 million or 23% from 1996. Excluding the restructuring charge, income was $1.9 billion, a decline of $124 million or 6% from 1996, reflecting a decline in Cards earnings of 20%, and increases in the Private Bank and Citibanking of 17% and 4%, respectively. Income in 1997 reflected higher U.S. bankcards credit costs, lower earnings in the Asia Pacific region, and strong earnings growth in U.S. Citibanking and in the Private Bank. Earnings growth in 1997 was negatively impacted by the effect of foreign currency translation, particularly in Germany and the Asia Pacific region. Net income in 1996 was up $65 million or 3% from 1995, despite a $140 million or 12% decline in Cards, reflecting increases of 26% and 24% in Citibanking and in the Private Bank, respectively.

Adjusted revenue of $14.1 billion in 1997 was up $566 million or 4%--7% adjusted for the effect of foreign currency translation--from 1996. Net interest revenue was up 3%--6% adjusted for the effect of foreign currency translation--reflecting worldwide business volume growth, the 1996 $64 million assessment to recapitalize the U.S. Savings Association Insurance Fund (SAIF), and higher spreads in the U.S. Citibanking business, partially offset by lower spreads in Asia Pacific and U.S. bankcards. Commission and fees revenue grew 8%--12% adjusted for the effect of foreign currency translation--reflecting double digit growth in worldwide Citibanking, the Private Bank and in the Cards business in Asia Pacific and Latin America. Revenue in 1996 was up $1.1 billion or 9% from 1995, reflecting growth across the three consumer businesses and gains of $54 million from the sale of an Asian affiliate and $42 million from the sale of the mortgage portfolio in the United Kingdom.

Adjusted operating expense of $7.7 billion, excluding the $580 million restructuring charge, was up $398 million or 5% from 1996. Adjusted for the effect of foreign currency translation, expense increased 9%, reflecting growth across the franchise in support of account and business volume growth, additional strategic product development costs, and expansion into new marketplaces. Expense in 1996 increased $481 million or 7% from 1995, principally reflecting increases in Citibanking worldwide, Cards in Asia Pacific and Latin America, and in the Private Bank.

Global Consumer credit costs of $3.5 billion in 1997 were up from $3.1 billion in 1996 and $2.5 billion in 1995, reflecting higher losses in U.S. bankcards and in the Asia Pacific region, partially offset by declines in the Citibanking and the Private Bank businesses in the United States and by the effect of foreign currency translation, principally in Germany and Asia Pacific. The ratio of net credit losses to average managed loans was 2.61%, 2.37%, and 1.99% in 1997, 1996, and 1995, respectively. The additional provisions, which represent charges in excess of net write-offs to build the allowance, totaled $100 million in 1997, compared with $200 million in 1996 and 1995.

Income taxes are attributed to core businesses, including their restructuring charge, on the basis of local tax rates, which resulted in an effective rate of 28% in 1997 compared with 30% in 1996 and 32% in 1995, reflecting changes in the nature and geographic mix of earnings. The difference between the local tax rates attributed to core businesses and Citicorp's overall effective tax rate in each year is included in Other Items.

Citibanking

                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Total revenue, net of interest expense               $  6,030      $  5,796      $  5,441
                                                    ------------------------------------------
Total operating expense                                 4,790         4,129         3,831
Restructuring charge                                     (457)            -             -
                                                    ------------------------------------------
Adjusted operating expense                              4,333         4,129         3,831
                                                    ------------------------------------------
Operating margin                                        1,697         1,667         1,610
Credit costs                                              567           634           706
                                                    ------------------------------------------
Operating margin less  credit costs                     1,130         1,033           904
                                                    ------------------------------------------
Additional provision                                        -             4            42
Restructuring charge                                      457             -             -
                                                    ------------------------------------------
Income before taxes                                       673         1,029           862
Income taxes                                              195           306           289
                                                    ------------------------------------------
Net income                                           $    478      $    723      $    573
----------------------------------------------------------------------------------------------
Average assets (in billions of dollars)              $     85      $     83      $     80
Return on assets                                         0.56%         0.87%         0.72%
----------------------------------------------------------------------------------------------
Excluding restructuring charge
Income                                               $    753      $    723      $    573
Return on assets                                         0.89%         0.87%         0.72%
----------------------------------------------------------------------------------------------

Citibanking--which delivers a wide array of products and services to customers through Citicorp's worldwide branch network and electronic delivery systems--reported net income of $478 million in 1997, down $245 million or 34% from 1996. Excluding the $275 million after-tax effect of the restructuring charge, Citibanking earned $753 million in 1997, up $30 million or 4% from 1996, reflecting strong growth in the United States, increases in Latin America, and lower earnings in Asia Pacific. The results in Asia Pacific reflected the economic turmoil that occurred in the region in the second half of 1997, as well as the 1996 gain on sale of an interest in an Asian affiliate. Net income in 1996 increased $150 million or 26% from 1995, principally reflecting improved credit performance, modest operating margin growth, and the benefit of a lower effective tax rate. Return on assets was 0.89% in 1997, excluding the restructuring charge, up from 0.87% in 1996 and 0.72% in 1995.

Revenue, net of interest expense, of $6.0 billion grew $234 million or 4% from 1996, including 5% in the developed markets and 2% in the emerging markets. Adjusted for the effect of foreign currency translation, revenue grew 9%, 11% in the developed markets and 5% in the emerging markets, reflecting higher worldwide business volumes and improved spreads in the United States and Latin America, partially offset by lower spreads in Asia Pacific and Europe. Revenue, net of interest expense, in 1996 was up $355 million or 7% from 1995, reflecting higher business volumes, partially offset by spread tightening in Latin America and Asia Pacific, and the 1996 SAIF assessment. Revenue in 1996 also included gains associated with the sale of an interest in an Asian affiliate and from the sale of the consumer mortgage portfolio in the United Kingdom.

Adjusted operating expense of $4.3 billion, excluding the $457 million restructuring charge, grew $204 million or 5% from 1996, including 10% in the emerging markets and 3% in the developed markets. Adjusted for the effect of foreign currency translation, expense was up 8%, 12% in the emerging markets and 7% in the developed markets, reflecting account and business volume growth, new product development costs, franchise expansion, and technology initiatives. Expense in 1996 was up $298 million or 8% from 1995, including 18% in the emerging markets and 4% in the developed markets, reflecting business volume growth and continued investment spending.

Credit costs of $567 million in 1997 declined from $634 million in 1996 and $706 million in 1995, primarily reflecting the effect of foreign currency translation and lower losses in the United States, partially offset by higher losses in Asia Pacific. The net credit loss ratio was 0.86% in 1997, down from 0.96% in 1996 and 1.12% in 1995. In 1997, the additional provision, which represents charges in excess of net write-offs to build the allowance, reflected increases in Asia Pacific and Latin America that were offset by a reserve release in the United States due to continued credit improvement in the mortgage portfolio. The additional provision was $4 million in 1996, and $42 million in 1995.

Cards


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Total revenue, net of interest expense                $ 5,190      $  5,274      $  5,066
Effect of credit card securitization activity           1,713         1,392           917
                                                    ------------------------------------------
Adjusted revenue                                        6,903         6,666         5,983
                                                    ------------------------------------------
Total operating expense                                 2,729         2,482         2,352
Restructuring charge                                      (95)            -             -
                                                    ------------------------------------------
Adjusted operating expense                              2,634         2,482         2,352
                                                    ------------------------------------------
Operating margin                                        4,269         4,184         3,631
                                                    ------------------------------------------
Net write-offs                                          1,277         1,090           814
Effect of credit card securitization activity           1,713         1,392           917
                                                    ------------------------------------------
Credit costs                                            2,990         2,482         1,731
                                                    ------------------------------------------
Operating margin less credit costs                      1,279         1,702         1,900
                                                    ------------------------------------------
Additional provision                                      100           196           158
Restructuring charge                                       95             -             -
                                                    ------------------------------------------
Income before taxes                                     1,084         1,506         1,742
Income taxes                                              320           482           578
                                                    ------------------------------------------
Net income                                            $   764      $  1,024      $  1,164
----------------------------------------------------------------------------------------------
Average assets (in billions of dollars)               $    31      $     27      $     25
Return on assets                                         2.46%         3.79%         4.66%
----------------------------------------------------------------------------------------------
Excluding restructuring charge

Income                                                $   822      $  1,024      $  1,164
Return on assets (1)                                     2.65%         3.79%         4.66%
----------------------------------------------------------------------------------------------

(1) Adjusted for the effect of credit card securitization, the return on managed assets for worldwide Cards was 1.45% in 1997, 1.92% in 1996, and 2.40% in 1995.
--------------------------------------------------------------------------------

Cards worldwide--bankcards, Diners Club, and private label cards--reported net income of $764 million in 1997, down $260 million or 25% from 1996. Excluding the $58 million after-tax effect of the 1997 restructuring charge, Cards earned $822 million in 1997, down $202 million or 20% from 1996. Earnings in the developed markets declined by 27%, principally in U.S. bankcards, as credit cost increases were partially offset by modest operating margin growth as the business continues to operate in a challenging environment. Income in the emerging markets business declined by 3%, reflecting lower earnings from Credicard, a Brazilian Cards affiliate, due to higher credit losses and losses from fraudulent card usage, and a decline in certain countries in Asia Pacific. Earnings in the emerging markets represented approximately 38% of Cards earnings, compared to 31% in 1996. Net income in 1996 decreased by $140 million or 12%, principally reflecting higher U.S. bankcard credit costs, partially offset by earnings improvements in Latin America and Asia Pacific.

The return on managed assets, excluding restructuring, was 1.45% in 1997, down from 1.92% in 1996 and 2.40% in 1995, while on-balance sheet asset returns were 2.65%, 3.79%, and 4.66%, respectively.

Cards adjusted revenue of $6.9 billion increased $237 million or 4% from 1996, reflecting increases of 3% in the developed markets and 6% in the emerging markets. U.S. bankcards revenue increased 3%, reflecting business volume growth and increased delinquency charges, partially offset by lower spreads due to competitive pricing. The increase in delinquency charges resulted from a pricing change implemented at the end of 1996. Revenue in the emerging markets grew by 6%--12% adjusted for the effect of foreign currency translation--reflecting business volume growth in both Asia Pacific and Latin America, partially offset by lower earnings in Credicard, and lower spreads due to competitive pressures and the economic conditions in Asia Pacific in the second half of 1997. Revenue in 1996 increased $683 million or 11% from 1995, reflecting increases of 9% in the developed markets and 24% in the emerging markets.

As shown in the following table, the U.S. bankcard business experienced moderate portfolio growth and a decline in accounts as a result of competitive pressures, credit risk management initiatives on the part of Citicorp, and moderating increases in consumer personal debt levels.

U.S. Bankcards (Managed Basis)


                                                                  Increase (Decrease)
                                                              ----------------------------
In Billions of Dollars                                1997         1996          1995(1)
------------------------------------------------------------------------------------------
Accounts (in millions)                                  25         (2%)          (1%)
Cards in force (in millions)                            40          5%            2%
Charge volumes                                      $102.8          7%            9%
End-of-period receivables                           $ 48.2          3%            4%
------------------------------------------------------------------------------------------

(1)      Compound annual growth rate.
--------------------------------------------------------------------------------

Adjusted operating expense of $2.6 billion, excluding the $95 million restructuring charge, was up $152 million or 6%--9% adjusted for the effect of foreign currency translation--from 1996. Expense in the developed markets increased 5% due to costs associated with credit risk management initiatives and enhanced target marketing efforts in U.S. bankcards. Expense in the emerging markets grew 11%--17% adjusted for the effect of foreign currency translation--in support of higher loan volumes as well as continued investment to expand the franchise. Expense in 1996 increased $130 million or 6% from 1995, principally reflecting an increase of 27% in the emerging markets, reflecting growth and expansion of the franchise.

Cards credit costs in 1997 were $3.0 billion, up from $2.5 billion in 1996 and $1.7 billion in 1995, reflecting increased losses in U.S. bankcards, which have been moderating during 1997, and higher losses in Asia Pacific. Credit costs in U.S. bankcards increased to $2.6 billion, or 5.81% of average managed loans, up from $2.1 billion or 4.99% in 1996 and $1.5 billion or 3.70% in 1995.

Cards continued to build the allowance for credit losses, with charges in excess of net write-offs of $100 million, $196 million, and $158 million in 1997, 1996, and 1995, respectively.

Private Bank

                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Total revenue, net of interest expense                 $1,130        $1,043        $  929
Net cost to carry cash-basis loans and OREO                (2)          (10)           12
                                                    ------------------------------------------
Adjusted revenue                                        1,128         1,033           941
                                                    ------------------------------------------
Total operating expense                                   752           691           633
Net OREO benefits (costs)(1)                                4            (5)            -
Restructuring charge                                      (28)            -             -
                                                    ------------------------------------------
Adjusted operating expense                                728           686           633
                                                    ------------------------------------------
Operating margin                                          400           347           308
                                                    ------------------------------------------
Net (recoveries) write-offs                               (13)            4            24
Net cost to carry and net OREO (benefits) costs            (6)           (5)           12
                                                    ------------------------------------------
Credit (benefits) costs                                   (19)           (1)           36
                                                    ------------------------------------------
Operating margin less credit costs                        419           348           272
                                                    ------------------------------------------
Restructuring charge                                       28             -             -
                                                    ------------------------------------------
Income before taxes                                       391           348           272
Income taxes                                               80            67            46
                                                    ------------------------------------------
Net income                                             $  311        $  281        $  226
----------------------------------------------------------------------------------------------
Average assets (in billions of dollars)                $   16        $   16        $   15
Return on assets                                         1.94%         1.76%         1.51%
----------------------------------------------------------------------------------------------
Excluding restructuring charge
Income                                                 $  329        $  281       $   226
Return on assets                                         2.06%         1.76%         1.51%
----------------------------------------------------------------------------------------------

(1) Includes amounts related to writedowns, gains and losses on sales, and direct expense related to OREO for certain real estate lending activities.
--------------------------------------------------------------------------------

Private Bank--which provides personalized wealth management services for high net-worth clients--reported net income in 1997 of $311 million, up $30 million or 11% from 1996. Excluding the $18 million after-tax effect of the restructuring charge, Private Bank income was $329 million in the year, up $48 million or 17% from 1996. The increase in 1997 reflected continued revenue growth throughout the Private Bank together with lower credit costs. Net income growth in the year was reduced by the effects of a higher tax rate. Net income of $281 million in 1996 was up $55 million or 24% from 1995, also reflecting solid revenue growth and reduced credit costs.

Client business volumes under management were $101 billion at the end of the year, up $5 billion or 5% from 1996. Growth was led by the custody business, investment funds management, and trust and fiduciary relationships. Growth in client business volumes in 1996 was $9 billion or 11%, and was balanced across the advisory and discretionary investment areas and most other product lines.

Adjusted revenue for 1997 was $1.1 billion, up $95 million or 9% from 1996, up 11% excluding the effect of foreign currency translation. Emerging markets revenue grew 14%, reflecting strong growth for much of the year, dampened by the market volatility in Asia Pacific. Revenue in the emerging markets represented 43% of total Private Bank revenue in 1997, up from 41% in 1996. Revenue in the developed markets increased 6% in 1997. The increase in total revenue primarily reflected 13% growth in commissions and fees resulting from new investment products introduced during the year, complemented by a 41% increase in client-related foreign exchange. Revenue for 1996 was $1.0 billion, up $92 million or 10% from 1995, reflecting higher spreads and credit volumes in both the developed and emerging markets, aided by the successful launch of several new investment products.

Adjusted operating expense of $728 million in 1997 was up $42 million or 6% from 1996, 10% excluding the effect of foreign currency translation. The increase reflected a rise in staffing needed to support higher business volumes, as well as increased spending on technology initiatives. Expense of $686 million in 1996 was up $53 million or 8% from 1995 due to higher employee expense (including new hires), reengineering efforts, and higher costs related to activities in the funds business.

Total credit costs for 1997 were a net benefit of $19 million, compared with a net benefit of $1 million in 1996 and credit costs of $36 million in 1995, as the U.S. business continued to benefit from recoveries, gains on sale of OREO, and income on cash-basis loans. Overall credit trends continued to improve with loans delinquent 90 days or more down to $110 million or 0.72% of loans from $193 million or 1.26% a year earlier and $307 million or 2.15% in 1995, reflecting continued active portfolio management.


Consumer Businesses In Developed and Emerging Markets

                                                                          Developed Markets(1)                  Emerging Markets(1)
                                                           -------------------------------------------------------------------------
                                                                       Year Ended December 31,              Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
In Millions of Dollars                                          1997        1996        1995        1997         1996        1995
------------------------------------------------------------------------------------------------------------------------------------
Total revenue, net of interest expense                       $ 8,540     $ 8,478     $ 8,318     $ 3,810       $3,635      $3,118
Effect of credit card securitization activity                  1,713       1,392         917           -            -           -
Net cost to carry cash-basis loans and OREO                       (2)        (10)         12           -            -           -

                                                           -------------------------------------------------------------------------
Adjusted revenue                                              10,251       9,860       9,247       3,810        3,635       3,118
                                                           -------------------------------------------------------------------------
Total operating expense                                        5,880       5,242       5,093       2,391        2,060       1,723
Net OREO benefits (costs)(2)                                       4          (5)          -           -            -           -
Restructuring charge                                            (449)          -           -        (131)           -           -
                                                           -------------------------------------------------------------------------
Adjusted operating expense                                     5,435       5,237       5,093       2,260        2,060       1,723
                                                           -------------------------------------------------------------------------
Operating margin                                               4,816       4,623       4,154       1,550        1,575       1,395
                                                           -------------------------------------------------------------------------
Net write-offs                                                 1,463       1,371       1,247         368          357         297
Effect of credit card securitization activity                  1,713       1,392         917           -            -           -
Net cost to carry and net OREO costs                              (6)         (5)         12           -            -           -
                                                           -------------------------------------------------------------------------
Credit costs                                                   3,170       2,758       2,176         368          357         297
                                                           -------------------------------------------------------------------------
Operating margin less credit costs                             1,646       1,865       1,978       1,182        1,218       1,098
                                                           -------------------------------------------------------------------------
Additional provision                                              49         185         170          51           15          30
Restructuring charge                                             449           -           -         131            -           -
                                                           -------------------------------------------------------------------------
Income before taxes                                            1,148       1,680       1,808       1,000        1,203       1,068
Income taxes                                                     414         585         646         181          270         267
                                                           -------------------------------------------------------------------------
Net income                                                   $   734     $ 1,095     $ 1,162     $   819      $   933     $   801
------------------------------------------------------------------------------------------------------------------------------------
Average assets (in billions of dollars)                      $    90     $    88     $    85     $    42     $     38    $     35
Return on assets                                                0.82%       1.24%       1.37%       1.95%        2.46%       2.29%
------------------------------------------------------------------------------------------------------------------------------------
Excluding restructuring charge
Income                                                       $ 1,003     $ 1,095     $ 1,162     $   901       $  933      $  801
Return on assets                                                1.11%       1.24%       1.37%       2.15%        2.46%       2.29%
------------------------------------------------------------------------------------------------------------------------------------

(1) Developed markets comprise activities in North America, Europe, and Japan. Emerging markets comprises activities in all other geographic areas.
(2)      Includes amounts related to writedowns, gains and losses on sales, and direct expense related to OREO for certain real estate lending activities.
--------------------------------------------------------------------------------

The Global Consumer businesses in the developed markets reported net income of $734 million in 1997, down $361 million or 33% from 1996. Excluding the $269 million after-tax effect of the restructuring charge, the Global Consumer businesses in the developed markets earned $1.0 billion in 1997, down $92 million or 8% from 1996, primarily due to increased credit costs in the U.S. bankcard business, partially offset by higher earnings in both the Citibanking and the Private Bank businesses in the United States. Adjusted revenue grew $391 million or 4%--7% adjusted for the effect of foreign currency translation--reflecting improvements in the United States. Adjusted operating expense, excluding the $449 million restructuring charge, grew 4%--7% adjusted for the effect of foreign currency translation--from 1996, due to spending on Citibanking initiatives in the United States and for risk management initiatives and enhanced target marketing efforts in U.S. bankcards. Net income in 1996 was down $67 million or 6% from 1995, principally reflecting increases in U.S. bankcards credit costs.

Net income in the emerging markets was $819 million, down $114 million or 12% from 1996. Excluding the $82 million after-tax effect of the restructuring charge, income in the emerging markets was $901 million in 1997, down $32 million or 3% from 1996, reflecting the economic turmoil in the Asia Pacific region in the second half of 1997. The results for the year reflected revenue growth of $175 million or 5%--9% adjusted for the effect of foreign currency translation-- reflecting higher business volumes, partially offset by lower spreads in Asia Pacific, the 1996 gain associated with the sale of an Asian affiliate, and lower earnings from Credicard, a Brazilian Cards affiliate, due to higher credit losses and losses from fraudulent card usage. Adjusted operating expense, excluding the $131 million restructuring charge, increased 10%--14% adjusted for the effect of foreign currency translation--reflecting account and business volume growth, and product development, markets expansion, and technology initiatives. Credit costs increased $11 million or 3% in 1997, reflecting higher losses in Asia Pacific partially offset by the effect of foreign currency translation. Net income in 1996 was up $132 million or 16% from 1995, principally reflecting improvements in both the Cards and Citibanking businesses, and the 1996 gain associated with the sale of an Asian affiliate.

Consumer Portfolio Review

Managed loans of $138.4 billion as of December 31, 1997 were up from $137.0 billion and $131.1 billion as of December 31, 1996 and 1995, respectively. The increase in managed consumer loans since December 31, 1996 reflected growth in the United States and Latin America, partially offset by the effect of foreign currency translation. At December 31,

1997, Cards represented 41% of the overall consumer portfolio, growing from 40% and 39% at December 31, 1996 and 1995, respectively.

In the consumer portfolio, credit loss experience is often expressed in terms of annual net credit losses as a percent of average loans. Pricing and credit policies reflect the loss experience of each particular product. Consumer loans are generally written off no later than a predetermined number of days past due on a contractual basis, or earlier in the event of bankruptcy. The number of days is set at an appropriate level according to loan product and country.

The table on page 21 summarizes delinquency and net credit loss experience in both the managed and on-balance sheet loan portfolio in terms of loans 90 days or more past due, net credit losses, and as a percentage of related loans.

Total delinquencies 90 days or more past due in the managed portfolio of $3.2 billion and the related delinquency ratio of 2.31% at December 31, 1997 decreased from $3.6 billion or 2.62% at December 31, 1996 and $4.0 billion or 3.01% at December 31, 1995, primarily due to declines in Citibanking, including the effect of foreign currency translation, and the Private Bank. Total managed net credit losses of $3.5 billion and the related loss ratio of 2.61% increased from $3.1 billion and 2.37% in 1996 and $2.5 billion and 1.99% in 1995, reflecting higher losses in U.S. bankcards and Asia Pacific, partially offset by declines in the Citibanking and the Private Bank businesses in the United States and the effect of foreign currency translation.

In Citibanking, loans delinquent 90 days or more of $2.0 billion and the related ratio of 3.07% at December 31, 1997 declined from $2.3 billion or 3.50% at December 31, 1996 and $2.8 billion or 4.23% at December 31, 1995, primarily reflecting improvements in the United States and the effect of foreign currency translation, partially offset by increases in Asia Pacific and in certain countries in Latin America. The decline in delinquencies from 1995 also reflects the 1996 U.K. mortgage portfolio sale. Net credit losses in 1997 of $567 million and the related loss ratio of 0.86% declined from $634 million and 0.96% in 1996 and $706 million and 1.12% in 1995, primarily reflecting the effect of foreign currency translation and improvements in the United States, partially offset by higher losses in Asia Pacific.

U.S. bankcards managed loans delinquent 90 days or more were $856 million or 1.80% as of December 31, 1997, compared to $886 million or 1.90% at December 31, 1996 and $732 million or 1.66% at December 31, 1995. Net credit losses of $2.6 billion and the related loss ratio of 5.81% in 1997 increased from $2.1 billion and 4.99% in 1996 and $1.5 billion and 3.70% in 1995. The increases in U.S. bankcards credit losses have been moderating in 1997. Personal bankruptcies accounted for 39.4% of gross write-offs in 1997, up from 37.3% in 1996 and 34.8% in 1995. Citicorp continues to write off bankrupt accounts upon notice of filing of bankruptcy.

The other Cards businesses include bankcards outside the United States, worldwide Diners Club, and private label cards. Loans delinquent 90 days or more of $194 million increased by $5 million from 1996, primarily due to increases in Asia Pacific and Latin America, partially offset by the effect of foreign currency translation. Net credit losses of $357 million increased by $21 million from 1996, primarily due to higher losses in Asia Pacific and the private label business, partially offset by the effect of foreign currency translation. Delinquencies and net credit losses in 1996 increased from 1995 primarily due to increases in Asia Pacific.

Private Bank loans delinquent 90 days or more declined to $110 million or 0.72% of loans at December 31, 1997 from $193 million or 1.26% a year ago and $307 million or 2.15% at December 31, 1995. Net recoveries of $13 million in 1997 were improved from net credit losses of $4 million in 1996 and $24 million in 1995. The decline in both delinquencies and net credit losses primarily reflects improvements in the United States.

Total consumer loans on the balance sheet delinquent 90 days or more on which interest continued to be accrued were $1.0 billion at both December 31, 1997 and 1996 and $951 million at December 31, 1995. Included in these amounts are U.S. government-guaranteed student loans of $240 million, $239 million, and $208 million, respectively. Other consumer loans delinquent 90 days or more on which interest continued to be accrued (which primarily include worldwide bankcard receivables and certain loans in Germany) were $762 million, $770 million, and $743 million, respectively. The majority of these other loans are written off upon reaching a stipulated number of days past due.

Citicorp's policy for suspending the accrual of interest on consumer loans varies depending on the terms, security, and credit loss experience characteristics of each product, as well as write-off criteria in place. At December 31, 1997, interest accrual had been suspended on $1.8 billion of consumer loans, primarily consisting of Citibanking loans, down from $2.2 billion at December 31, 1996 and $2.7 billion at December 31, 1995. The decline from 1996 reflects improvements in U.S. mortgages and the Private Bank, and the effect of foreign currency translation, partially offset by increases in Asia Pacific. U.S. mortgages on which the accrual of interest has been suspended were $514 million at December 31, 1997, down from $734 million and $979 million at December 31, 1996 and 1995, respectively, reflecting continued improvement in the credit quality of the portfolio, improved collection efforts, and delinquency management initiatives.

Consumer Loan Delinquency Amounts, Net Credit Losses, and Ratios



                                            Total                                    Average
                                            Loans    90 Days or More Past Due(1)      Loans          Net Credit Losses(1)
(In Millions of Dollars,                   -------  ------------------------------  ---------  ------------------------------
except Loan Amounts in Billions)             1997       1997      1996       1995      1997       1997      1996       1995
-----------------------------------------------------------------------------------------------------------------------------
Citibanking                                $ 66.4     $2,038    $2,320     $2,770    $ 66.4     $  567    $  634    $   706
  Ratio                                                 3.07%     3.50%      4.23%                0.86%     0.96%      1.12%
Cards
  U.S. Bankcards                             47.6        856       886        732      45.3      2,633     2,146      1,476
      Ratio                                             1.80%     1.90%      1.66%                5.81%     4.99%      3.70%
   Other(2)                                   9.2        194       189        141       9.0        357       336        255
      Ratio                                             2.12%     2.13%      1.93%                3.96%     4.23%      3.88%
Private Bank                                 15.2        110       193        307      15.3        (13)        4         24
  Ratio                                                 0.72%     1.26%      2.15%                 NM       0.02%      0.16%
                                         ------------------------------------------------------------------------------------
Total managed                               138.4      3,198     3,588      3,950     136.0      3,544       3,120     2,461
                                         ------------------------------------------------------------------------------------
  Ratio                                                 2.31%     2.62%      3.01%                2.61%     2.37%      1.99%
Securitized  credit card receivables(3)     (26.8)      (481)     (501)      (440)    (25.2)    (1,587)   (1,392)      (917)
Loans held for sale (4)                      (3.5)       (35)       -           -      (3.6)      (126)        -          -
                                         ------------------------------------------------------------------------------------
Total loans                                $108.1     $2,682    $3,087     $3,510    $107.2     $1,831    $1,728     $1,544
                                         ------------------------------------------------------------------------------------
  Ratio                                                 2.48%     2.76%      3.32%                1.71%     1.64%      1.55%
-----------------------------------------------------------------------------------------------------------------------------
Managed Portfolio in:
  Developed markets                        $105.8     $2,733    $3,218     $3,665    $102.5     $3,176    $2,763     $2,164
  Ratio                                                 2.58%     3.10%      3.58%                3.10%     2.74%      2.25%
  Emerging markets                           32.6        465       370        285      33.5        368       357        297
  Ratio                                                 1.43%     1.12%      0.99%                1.10%     1.15%      1.09%
-----------------------------------------------------------------------------------------------------------------------------
Emerging  Portfolio in:
Asia Pacific                                $20.1    $   288   $   243    $   171   $  21.6    $   191    $  169    $    94
  Ratio                                                 1.43%     1.12%      0.88%                0.89%     0.83%      0.51%
Latin America                                 7.4        173       124        110       6.6        175       185        203
  Ratio                                                 2.34%     2.05%      2.16%                2.66%     3.44%      4.28%
Private Bank                                  5.1          4         3          4       5.3          2         3          -
  Ratio                                                 0.08%     0.06%      0.08%                0.03%     0.06%        NM
-----------------------------------------------------------------------------------------------------------------------------

(1) The ratios of 90 days or more past due and net credit losses are calculated based on end-of-period and average loans, respectively, both net of unearned income.
(2) Includes bankcards outside the U.S., worldwide Diners Club, and private label cards.
(3) See page 11 for a description of the effect of credit card securitization activity.
(4) Commencing in 1997, Citicorp classifies credit card and mortgage loans intended for sale as loans held for sale (included in Other assets), which are accounted for at the lower of cost or market value with net credit losses charged to other income.
NM       Not meaningful.
--------------------------------------------------------------------------------

Consumer Loan Balances, Net of Unearned Income


                                                                     End of Period                             Average
                                                    -------------------------------    -------------------------------
In Billions of Dollars                                   1997      1996      1995            1997      1996       1995
-----------------------------------------------------------------------------------------------------------------------
Managed                                                 $138.4    $137.0    $131.1          $136.0    $131.6     $123.3
Securitized credit card receivables                      (26.8)    (25.2)    (25.5)          (25.2)    (26.1)     (23.6)
Loans held for sale(1)                                    (3.5)       -         -             (3.6)       -          -

                                                    -------------------------------    --------------------------------
On-balance sheet                                        $108.1    $111.8    $105.6          $107.2    $105.5    $  99.7
-----------------------------------------------------------------------------------------------------------------------

(1) Commencing in 1997, Citicorp classifies credit card and mortgage loans intended for sale as loans held for sale (included in Other assets), which are accounted for at the lower of cost or market value with net credit losses charged to other income.
--------------------------------------------------------------------------------

The portion of Citicorp's aggregate allowance for credit losses attributed to the consumer portfolio was $2.5 billion as of December 31, 1997, up from $2.1 billion and $1.9 billion as of December 31, 1996 and 1995, respectively, reflecting the 1997 transfer of $373 million of reserves that had previously been attributable to credit card securitization transactions. The aggregate allowance for credit losses reflected an additional provision in excess of net write-offs of $100 million in 1997 and $200 million in both 1996 and 1995. The allowance as a percentage of loans on the balance sheet was 2.30% as of December 31, 1997, compared with 1.86% and 1.84% at December 31, 1996 and 1995, respectively. The attribution of the aggregate allowance is made for analytical purposes only and may change from time to time. Furthermore, the entire Citicorp allowance is available to absorb all probable credit losses inherent in the portfolio. See "Provision and Credit Loss Reserves" on page 9 for further discussion.

Consumer credit costs and the related net credit loss ratios may increase from 1997 levels as a result of economic conditions, credit performance of the portfolios (including bankruptcies), and changes in portfolio levels. Additionally, delinquencies and loans on which the accrual of interest is suspended could remain at relatively high levels.

GLOBAL CORPORATE BANKING


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Total revenue, net of interest expense                 $8,272        $7,188        $6,522
Net cost to carry cash-basis loans and OREO                (3)          (36)           11
                                                    ------------------------------------------
Adjusted revenue                                        8,269         7,152         6,533
                                                    ------------------------------------------
Total operating expense                                 5,213         4,418         3,946
Net OREO benefits                                          68            49           105
Restructuring charge                                     (281)            -             -
                                                    ------------------------------------------
Adjusted operating expense                              5,000         4,467         4,051
                                                    ------------------------------------------
Operating margin                                        3,269         2,685         2,482
                                                    ------------------------------------------
Net (recoveries) write-offs                               (24)           (2)          166
Net cost to carry and net OREO benefits                   (71)          (85)          (94)
                                                    ------------------------------------------
Credit (benefits) costs                                   (95)          (87)           72
                                                    ------------------------------------------
Operating margin less credit (benefits) costs           3,364         2,772         2,410
                                                    ------------------------------------------
Additional provision                                        -             -            81
Restructuring charge                                      281             -             -
                                                    ------------------------------------------
Income before taxes                                     3,083         2,772         2,329
Income taxes                                              693           611           569
                                                    ------------------------------------------
Net income                                             $2,390        $2,161        $1,760
----------------------------------------------------------------------------------------------
Average assets (in billions of dollars)                $  156        $  139        $  144
Return on assets                                         1.53%         1.55%         1.22%
----------------------------------------------------------------------------------------------
Excluding restructuring charge
Income                                                 $2,558        $2,161        $1,760
Return on assets                                         1.64%         1.55%         1.22%
----------------------------------------------------------------------------------------------

Global Corporate Banking net income in 1997 was $2.4 billion, up $229 million or 11% from 1996. Included in the 1997 results is a restructuring charge of $281 million ($168 million after-tax) related to standardization and consolidation of operations, the outsourcing of various technological functions, the rationalization of support functions associated with the formation of the Global Markets organization, and other organizational realignments designed to better serve target market customers. Excluding the restructuring charge, income of $2.6 billion increased $397 million or 18% compared with 1996 and represented a return on assets of 1.64%, up 9 basis points from 1996. The improved results were driven by growth in operating margin of 22% and stable credit benefits. Global Relationship Banking reported a 33% improvement in income while the Emerging Markets business reported an 11% improvement. Net income of $2.2 billion in 1996 increased $401 million or 23% compared with 1995. Growth in the Emerging Markets business coupled with improved credit results in Global Relationship Banking drove the improved 1996 results.

Adjusted revenue of $8.3 billion in 1997 grew $1.1 billion or 16% (18% excluding the effect of foreign currency translation) from 1996. Revenue growth reflected a higher level of realized gains from sales of investments, strong venture capital results, growth in transaction banking services revenue, and improved trading-related revenue, partially offset by net interest spread compression. Adjusted revenue of $7.2 billion in 1996 grew $619 million or 9% from 1995 reflecting growth in fee-based corporate finance activity and transaction banking services together with higher levels of realized gains from sales of investments and asset gains.

Trading-related revenue totaled $1.8 billion, $1.7 billion, and $1.7 billion in 1997, 1996, and 1995, respectively, with 1997 benefiting from higher foreign exchange revenue attributable to volatile foreign currency markets, particularly in Asia. Venture capital revenue totaled $749 million, $450 million, and $390 million in 1997, 1996, and 1995, respectively, reflecting buoyant U.S. equity markets in the three-year period. Realized gains from sales of investments totaled $575 million, $191 million, and $60 million in 1997, 1996, and 1995, respectively. Increased realized gains from sales of investments in 1997 primarily reflected the redeployment of certain sovereign debt portfolios into local-country investments and toward supporting customer-based activity. Levels of trading-related, venture capital, and realized gains from sales of investments may fluctuate in the future as a result of market and asset-specific factors. See pages 7 and 8 for additional discussions of trading-related and venture capital revenues and realized gains from sales of investments.

Adjusted operating expense of $5.0 billion in 1997 grew $533 million or 12% (14% excluding the effect of foreign currency translation) compared with 1996. Expense grew $264 million or 16% in the Emerging Markets business and $269 million or 10% in Global Relationship Banking. Adjusted operating expense of $4.5 billion in 1996 grew $416 million or 10% compared with 1995. Expense grew $300 million or 21% in the Emerging Markets business and $116 million or 4% in Global Relationship Banking. The expense growth in both years is primarily attributable to investment spending to build the Emerging Markets franchise, costs associated with implementing Citicorp's plan to gain market share in selected emerging market countries, increased spending on technology, and volume-related increases.

Credit costs were a net benefit of $95 million in 1997, an $8 million improvement from the net benefit of $87 million in 1996. The results reflect a decline in gross write-offs in Global Relationship Banking, partially offset by higher gross write-offs in the Emerging Markets business and lower, but still substantial, recoveries in both businesses (including $50 million from the refinancing agreement concluded with Peru). Credit costs were a net benefit of $87 million in 1996, a $159 million improvement from the net charge of $72 million in 1995. The 1996 results primarily reflect a decline in gross write-offs in Global Relationship Banking coupled with an increase in recoveries in both businesses (including $75 million from the refinancing agreements concluded with Panama, Slovenia, and Croatia). Losses on commercial lending activities can vary widely with respect to timing and amount, particularly within any narrowly-defined business or loan type. During 1998, credit costs may increase from the 1997 level due to unsettled global markets, economic conditions or other factors.

Citicorp attributes income taxes to core businesses on the basis of local tax rates, which resulted in effective income tax rates, excluding the restructuring charge, of 24%, 22%, and 24% in 1997, 1996, and 1995, respectively. The difference between the local tax rates attributed to core businesses and Citicorp's overall effective tax rate in each year is included in Other Items. Fluctuations in the effective income tax rates resulted from changes in the nature and geographic mix of pre-tax earnings.

Cash-basis loans at December 31, 1997 were $1.1 billion, up $159 million or 18% from year-end 1996 reflecting a $281 million increase in the Emerging Markets business (primarily in Southeast Asia and southern Latin America), partially offset by a $122 million improvement in Global Relationship Banking, primarily real estate related. The increase in Southeast Asia includes approximately $59 million of balance sheet credit exposure related to foreign currency derivative contracts for which the recognition of revaluation gains has been suspended. The OREO portfolio of $461 million declined $153 million or 25% from December 31, 1996, primarily due to sales of OREO properties.

Average assets of $156 billion in 1997 grew $17 billion or 12% from 1996. Average assets of $72 billion in the Emerging Markets business grew $12 billion or 20% reflecting continued business expansion. Average assets of $84 billion in Global Relationship Banking grew $5 billion or 6% from 1996, primarily in trading-related activities and the loan portfolio. Average assets of $139 billion in 1996 declined $5 billion or 3% from 1995. Average assets of $60 billion in the Emerging Markets business grew $10 billion or 20% reflecting continued business expansion. Average assets of $79 billion in Global Relationship Banking declined $15 billion or 16% from 1995 as the business focused on asset utilization, primarily in trading-related activities.

Emerging Markets


                                                            Year Ended December 31,
                                                    -----------------------------------------
In Millions of Dollars                                  1997          1996          1995
---------------------------------------------------------------------------------------------
Total revenue, net of interest expense                $3,888        $3,444        $2,895
Net cost to carry cash-basis loans and OREO               15             3            14
                                                    -----------------------------------------
Adjusted revenue                                       3,903         3,447         2,909
                                                    -----------------------------------------
Total operating expense                                2,018         1,696         1,393
Net OREO benefits                                          -             4             7
Restructuring charge                                     (54)            -             -
                                                    -----------------------------------------
Adjusted operating expense                             1,964         1,700         1,400
                                                    -----------------------------------------
Operating margin                                       1,939         1,747         1,509
                                                    -----------------------------------------
Net write-offs (recoveries)                               56            (3)           26
Net cost to carry and net OREO costs (benefits)           15            (1)            7
                                                    -----------------------------------------
Credit costs (benefits)                                   71            (4)           33
                                                    -----------------------------------------
Operating margin less credit costs (benefits)          1,868         1,751         1,476
Additional provision                                       -             -           (19)
Restructuring charge                                      54             -             -
                                                    -----------------------------------------
Income before taxes                                    1,814         1,751         1,495
Income taxes                                             255           315           363
                                                    -----------------------------------------
Net income                                            $1,559        $1,436        $1,132
---------------------------------------------------------------------------------------------
                                                      $   72        $   60        $   50
Average assets (in billions of dollars)
Return on assets                                        2.17%         2.39%         2.26%
---------------------------------------------------------------------------------------------
Excluding restructuring charge
Income                                                $1,591        $1,436        $1,132
Return on assets                                        2.21%         2.39%         2.26%
---------------------------------------------------------------------------------------------

Emerging Markets net income was $1.6 billion in 1997, up $123 million or 9% from 1996. Included in the 1997 results is a restructuring charge of $54 million ($32 million after-tax). Excluding the restructuring charge, Emerging Markets income of $1.6 billion in 1997 grew $155 million or 11% compared with 1996. The results reflected growth in operating margin of $192 million or 11%, higher credit costs, and a lower effective income tax rate. Emerging Markets net income of $1.4 billion in 1996 grew $304 million or 27% compared with 1995 as broadly-based revenue growth across most regions and products coupled with higher levels of realized gains from sales of investments and net asset gains outpaced expense growth by a ratio of 1.8 to 1.

Adjusted revenue of $3.9 billion grew $456 million or 13% compared with 1996, reflecting a $294 million increase in realized gains from sales of investments, growth in transaction banking services revenue, and improved treasury results. The increase in realized gains from sales of investments primarily reflected the redeployment of certain sovereign debt portfolios into local-country investments and toward supporting customer-based activity. Trading-related revenue increased $14 million to $777 million reflecting strong growth in foreign exchange revenue approximately offset by lower derivative and fixed income revenue attributable to volatile global financial markets, particularly in the second half of the year. Higher asset levels across the franchise mitigated the effect on revenue growth of net interest spread compression. About 22% of the revenue in the Emerging Markets business was attributable to business from multinational companies managed jointly with Global Relationship Banking, with that revenue having grown 19% from 1996. Adjusted revenue of $3.4 billion in 1996 grew $538 million or 18% compared with 1995. The improvement was primarily attributable to growth in transaction banking services and credit- and fee-based corporate finance activities, a $146 million increase in realized gains from sales of investments, a $48 million increase in net asset gains, and improved trading-related results.

Adjusted operating expense was $2.0 billion, $1.7 billion, and $1.4 billion in 1997, 1996, and 1995. The growth in expense in the three-year period is primarily attributable to investment spending to build the franchise and costs associated with implementing Citicorp's plan to gain market share in selected emerging market countries coupled with increased technology spending and volume growth.

Credit costs were $71 million in 1997 compared with a net benefit of $4 million in 1996. The increase primarily is attributable to higher gross write-offs, largely in Thailand, coupled with lower recoveries. Credit costs in 1997 included $35 million related to foreign currency derivative contracts. Recoveries in 1997 included $50 million from the refinancing agreement concluded with Peru while 1996 included $75 million from the refinancing agreements concluded with Panama, Slovenia, and Croatia. Credit costs were a net benefit of $4 million in 1996, an improvement of $37 million from 1995, and primarily reflected higher recoveries partially offset by a modest rise in gross write-offs.

Excluding the restructuring charge, the effective income tax rates in 1997, 1996, and 1995 were 15%, 18%, and 24%, respectively. Fluctuations in the effective income tax rates result from changes in the nature and geographic mix of pre-tax earnings.

Global Relationship Banking


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Total revenue, net of interest expense                 $4,384        $3,744        $3,627
Net cost to carry cash-basis loans and OREO               (18)          (39)           (3)
                                                    ------------------------------------------
Adjusted revenue                                        4,366         3,705         3,624
                                                    ------------------------------------------
Total operating expense                                 3,195         2,722         2,553
Net OREO benefits                                          68            45            98
Restructuring charge                                     (227)            -             -
                                                    ------------------------------------------
Adjusted operating expense                              3,036         2,767         2,651
                                                    ------------------------------------------
Operating margin                                        1,330           938           973
                                                    ------------------------------------------
Net (recoveries) write-offs                               (80)            1           140
Net cost to carry and net OREO benefits                   (86)          (84)         (101)
                                                    ------------------------------------------
Credit (benefits) costs                                  (166)          (83)           39
                                                    ------------------------------------------
Operating margin less credit (benefits) costs           1,496         1,021           934
Additional provision                                        -             -           100
Restructuring charge                                      227             -             -
                                                    ------------------------------------------
Income before taxes                                     1,269         1,021           834
Income taxes                                              438           296           206
                                                    ------------------------------------------
Net income                                             $  831       $   725       $   628
----------------------------------------------------------------------------------------------
Average assets (in billions of dollars)                $   84       $    79       $    94
Return on assets                                         0.99%         0.92%         0.67%
----------------------------------------------------------------------------------------------
Excluding restructuring charge
Income                                                 $  967       $   725       $   628
Return on assets                                         1.15%         0.92%         0.67%
----------------------------------------------------------------------------------------------

Net income from Global Relationship Banking in North America, Europe, and Japan was $831 million in 1997, up $106 million or 15% from 1996. Included in the 1997 results is a restructuring charge of $227 million ($136 million after-tax). Excluding the restructuring charge, income in 1997 of $967 million improved $242 million or 33% from 1996 reflecting growth in operating margin of $392 million or 42% and improved credit benefits, partially offset by a higher effective income tax rate. Net income was $725 million in 1996, up $97 million or 15% from 1995, due primarily to lower credit costs and a lower additional provision.

Adjusted revenue of $4.4 billion grew $661 million or 18% from 1996. Revenue reflected a $305 million increase in venture capital results to $749 million, trading-related revenue of $1.0 billion--up $123 million from 1996, double digit growth rates in transaction banking services and corporate finance revenue, and higher levels of realized gains from sales of investments and net asset gains, partially offset by net interest spread compression. Adjusted revenue in 1996 of $3.7 billion grew $81 million or 2% compared with 1995, reflecting growth in fee-based corporate finance activities and transaction banking services, partially offset by a decline in credit-based corporate finance activities due to lower net interest spreads. A $171 million decline in trading-related revenue was offset by a $129 million gain on the sale of a stand-alone automated trading business and by improved venture capital results.

Adjusted operating expense of $3.0 billion grew $269 million or 10% from 1996, reflecting increased spending on technology, higher incentive compensation, and volume-related expense growth in transaction banking services. Adjusted operating expense of $2.8 billion in 1996 grew $116 million or 4% compared with 1995, reflecting increased spending on technology and risk management and higher volume-related expenses.

Credit costs were a net benefit of $166 million in 1997 and improved $83 million from 1996. The improvement reflected lower gross write-offs in both the real estate and non-real estate portfolios together with a continued high level of recoveries. Credit costs were a net benefit of $83 million in 1996 and improved $122 million from 1995 reflecting lower gross write-offs, primarily related to real estate, and a continued high level of recoveries.

Excluding the restructuring charge, the effective income tax rates in 1997, 1996, and 1995 were 35%, 29%, and 25%, respectively. Fluctuations in the effective income tax rates result from changes in the nature and geographic mix of pre-tax earnings.

OTHER ITEMS


                                                             Year Ended December 31,
                                                    ------------------------------------------
In Millions of Dollars                                   1997          1996          1995
----------------------------------------------------------------------------------------------
Total revenue, net of interest expense                   $994         $ 895         $ 720
                                                    ------------------------------------------
Restructuring charge                                       19             -             -
Other operating expense                                   455           457           317
                                                    ------------------------------------------
Total operating expense                                   474           457           317
                                                    ------------------------------------------
Income before taxes                                       520           438           403
Income taxes                                              854           827           648
                                                    ------------------------------------------
Net  loss                                               $(334)        $(389)        $(245)
----------------------------------------------------------------------------------------------
Average assets (in billions of dollars)                 $   7         $   5         $   5
Excluding restructuring charge
Loss                                                    $(303)        $(389)        $(245)
----------------------------------------------------------------------------------------------

Other Items includes revenue derived from charging businesses for funds employed, based upon a marginal cost of funds concept, unallocated costs, and the offset created by attributing income taxes to core business activities on a local tax-rate basis. The core businesses' effective tax rates were 25%, 26%, and 28%, for 1997, 1996, and 1995, respectively, while Citicorp's effective tax rate was 37% for 1997 and 38% for both 1996 and 1995.

Other Items revenue of $994 million in 1997 increased $99 million or 11% from 1996, primarily due to $74 million of realized gains from sales of investments held in the Corporate portfolio. Revenue in 1997 also reflected writedowns of $72 million related to a Latin American investment, compared with $100 million in 1996 and $95 million in 1995. Revenue in 1996 increased $175 million or 24% from 1995 reflecting a decrease in funding costs and the funding benefits associated with higher equity levels.

Operating expense included charges of $72 million, $113 million, and $89 million in 1997, 1996, and 1995, respectively, associated with the vesting of performance-based options.

A restructuring charge of $19 million was recorded, $11 million after-tax, principally related to the reorganization of various corporate support functions. In addition, income taxes included a $20 million charge related to the offset created by attributing income taxes to core business restructuring charges on a local tax-rate basis.

INVESTMENT SERVICES


                                                                 Year Ended December 31,
                                    ------------------------------------------------------------------------------------
                                                1997                        1996                        1995
                                    ------------------------------------------------------------------------------------
In Millions of Dollars                  Revenues    Net Income      Revenues     Net Income      Revenues     Net Income
-------------------------------------------------------------------------------------------------------------------------
Salomon Smith Barney (1) (2)             $21,507        $1,151       $18,919         $1,871       $17,512         $1,112
-------------------------------------------------------------------------------------------------------------------------

(1) Net income in 1997 includes a $496 million after-tax restructuring charge related to the acquisition of Salomon Inc. Net income for 1996 includes a $31 million after-tax gain on the sale of The Mortgage Corporation Limited.
(2) Excludes results of Basis Petroleum, Inc. which are classified as discontinued operations.
--------------------------------------------------------------------------------

Salomon Smith Barney

Salomon Smith Barney's earnings have been restated as a result of the Salomon Merger to include Salomon for all periods presented. As previously indicated, in 1997 Salomon Smith Barney recorded an after-tax restructuring charge of $496 million ($838 million pre-tax), primarily for severance and costs related to excess or unused office space, facilities and other assets. Salomon Smith Barney's 1996 income includes a $31 million after-tax gain ($48 million before tax) related to the sale of The Mortgage Corporation Limited
(TMC), which originated and serviced residential mortgages in the United Kingdom. Pre-tax profit margin before the restructuring charge and the gain on the sale of TMC was 24.3% in 1997 compared to 28.3% in 1996 and 20.9% in 1995.

Salomon Smith Barney Revenues


                                                            Year Ended December 31,
                                                    -----------------------------------------
In Millions of Dollars                                      1997         1996          1995
---------------------------------------------------------------------------------------------
Commissions                                               $2,967        $2,612        $2,376
Investment banking                                         2,118         2,001         1,318
Principal transactions                                     2,504         3,027         2,140
Asset management and administration fees                   1,715         1,390         1,087
Interest income, net(1)                                    1,513         1,488         1,645
Other income                                                 160           226           149
                                                    -----------------------------------------
Net revenues(1)                                          $10,977       $10,744        $8,715
---------------------------------------------------------------------------------------------

(1) Net of interest expense of $10,530 million, $8,175 million and $8,797 million in 1997, 1996 and 1995, respectively. Revenues included in the Supplemental Consolidated Statement of Income are before deductions for interest expense.
--------------------------------------------------------------------------------

Net revenues in 1997 were $11.0 billion, a 3% improvement over $10.7 billion in 1996, primarily reflecting increases in commissions and asset management and administration fees offset by a decline in principal transaction revenues from equities, fixed income and commodities trading. Net revenues in 1996 reflect improvements over 1995 in most businesses, including fixed income trading, investment banking, asset management and retail sales, and were partially offset by a decrease in revenues from equities trading.

Commissions revenue increased 14% in 1997 to $2.97 billion, from $2.61 billion in 1996 and $2.38 billion in 1995. The 1997 and 1996 increases reflect growth in sales of listed and over-the-counter (OTC) securities as well as increased insurance and annuity sales. The 1997 increase also reflects higher commissions from mutual funds activity.

Investment banking revenues were $2.12 billion in 1997 compared to $2.00 billion in 1996 and $1.32 billion in 1995. The 6% increase in 1997 reflects revenue growth in unit trusts, public finance, high yield and high grade debt underwritings, and mergers and acquisitions. This was offset somewhat by a decline in equity underwritings. For 1997, Salomon Smith Barney was ranked #1 in the industry in municipal and mortgage debt underwritings, and #2 in both domestic and global debt and equity underwriting, according to Securities Data Corp. The 52% increase in 1996 was attributable to significant improvements in equity and debt underwriting, combined with a higher level of advisory fees.

Principal transactions revenue from fixed income were $1.88 billion in 1997 compared to $2.05 billion in 1996 and $900 million in 1995. The 8% decrease in 1997 was the result of a decrease in revenues from long-term trading strategies, partially offset by an increase in customer sales and trading. The 128% increase in 1996 reflects strong performances in customer sales and trading, favorable market conditions, and excellent results from long-term trading strategies.

Principal transactions revenue from equities were $397 million in 1997 compared to $576 million in 1996 and $995 million in 1995. The 31% decrease in 1997 reflects the volatility in the global equity markets and a loss on a risk arbitrage position in British Telecommunications PLC and MCI
Communications Corporation, partially offset by improved results in long-term equity strategies. The 42% decrease in 1996 primarily reflects losses associated with long-term equity strategies.

Principal transactions revenue from commodities were $218 million in 1997 compared with $393 million in 1996 and $238 million in 1995.

Asset management and administration fees were $1.72 billion in 1997 compared to $1.39 billion in 1996 and $1.09 billion in 1995. The 23% increase in 1997 reflects broad growth in all recurring fee-based products, led by a 36% increase in managed accounts, a 28% increase in externally managed Consulting Group revenues, and an 11% increase in money market and mutual fund revenues. Internally managed assets reached $164.1 billion, and total assets under fee-based management were $223.8 billion at the end of 1997, representing increases of 22% and 25%, respectively, compared with the prior year. The 28% increase in asset management and administration fees in 1996 is due to growth in assets under management, as well as bringing in-house all of the administrative functions for Smith Barney proprietary mutual funds and money funds in the third quarter of 1995.

Assets Under Fee-Based Management

Total assets under fee-based management at December 31, were as follows:


In Billions of Dollars                                   1997              1996             1995
-----------------------------------------------------------------------------------------------------
Money market funds                                       $ 46.5           $ 41.6            $ 35.8
Mutual funds                                               51.9             40.4              36.1
Managed accounts                                           54.1             44.5              35.2
-----------------------------------------------------------------------------------------------------
Salomon Smith Barney Asset Management                     152.5            126.5             107.1
Financial Consultant managed accounts                      11.6              7.9               5.6
-----------------------------------------------------------------------------------------------------
Total internally managed accounts                         164.1            134.4             112.7
Consulting Group externally managed assets                 59.7             44.1              35.3
-----------------------------------------------------------------------------------------------------
Total assets under fee-based management                  $223.8           $178.5            $148.0
-----------------------------------------------------------------------------------------------------

Net interest and dividends were $1.51 billion in 1997 compared to $1.49 billion in 1996 and $1.64 billion in 1995. The 10% decrease in 1996 is primarily due to a decrease in average net inventory balances partially offset by increased margin lending to clients.

Total expenses, excluding interest and the Salomon Merger-related restructuring charge, were $8.31 billion in 1997 compared to $7.67 billion in 1996 and $6.89 billion in 1995. The 8% increase in 1997 and 11% increase in 1996 primarily reflect an increase in production-related compensation and employee benefits expense, reflecting increased revenues, as well as higher floor brokerage and other production-related costs. Compensation and employee-related expenses as a percentage of revenues, net of interest expense was 55% in 1997, compared with 52% in 1996 and 56% in 1995. The ratio of non-compensation expenses (before the restructuring charge) to revenues, net of interest expense was 21% in 1997, 20% in 1996 and 23% in 1995. Salomon Smith Barney continues to maintain its focus on controlling fixed expenses.

Asset Quality

Salomon Smith Barney's assets at December 31, 1997 were approximately $277 billion, consisting primarily of highly liquid marketable securities and collateralized receivables. Approximately 51% of these assets represent trading securities, commodities and derivatives used for proprietary trading and to facilitate customer transactions and approximately 40% of these assets were related to collateralized financing transactions where securities are bought, borrowed, sold and lent in generally offsetting amounts. A significant portion of the remainder of the assets represented receivables from brokers, dealers, clearing organizations and customers that relate to securities transactions in the process of being settled. The carrying values of the majority of Salomon Smith Barney's securities inventories are adjusted daily to reflect current prices. See Notes 1, 6, 7, 8, and 21 of Notes to Supplemental Consolidated Financial Statements for a further description of these assets.

Salomon Smith Barney's activities include trading securities that are less than investment grade, characterized as "high yield." High yield securities include corporate debt, convertible debt and preferred and convertible preferred equity securities rated lower than "triple B-" by internationally recognized rating agencies, unrated securities with market yields comparable to entities rated below "triple B-," as well as sovereign debt issued by certain countries in currencies other than their local currencies and which are not collateralized by U.S. government securities. For example, high yield securities exclude the collateralized portion of Salomon Smith Barney's holdings of "Brady Bonds," but include such securities to the extent they are not collateralized. The trading portfolio of high yield securities owned is carried at market or fair value and totaled $6.8 billion at December 31, 1997; the largest high yield exposure to one counterparty was $785 million.

Salomon Smith Barney's assets are financed through a number of sources including long and short-term unsecured borrowings, the financing transactions described above and payables to brokers, dealers and customers.

Outlook

Salomon Smith Barney's business is significantly affected by the levels of activity in the securities markets, which in turn are influenced by the level and trend of interest rates, the general state of the global economy and the national and worldwide political environments, among other factors.

Salomon's operations are integrated with the existing operations of Smith Barney, management expects to achieve, by the end of a two-year period, annualized after-tax cost savings in excess of $200 million from the reduction of overhead expenses, changes in corporate infrastructure and the elimination of redundant expenses. There can be no assurance that these projected cost savings will be achieved.

CONSUMER FINANCE SERVICES


                                                                              Year Ended December 31,
                                                  ---------------------------------------------------------------------------------
                                                           1997                        1996                         1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  Net                          Net                           Net
 In Millions of Dollars                           Revenues       Income       Revenues        Income        Revenues       Income
-----------------------------------------------------------------------------------------------------------------------------------
 Consumer Finance Services                         $1,688         $229         $1,412          $214          $1,354         $237
-----------------------------------------------------------------------------------------------------------------------------------

The Consumer Finance Services segment includes the consumer lending operations (including secured and unsecured personal loans, real estate-secured loans and consumer goods financing) and credit card operations of Commercial Credit Company. Also included in this segment are credit-related insurance services provided through American Health and Life Insurance Company (AHL) and its affiliate.

Consumer finance earnings were $229 million in 1997 compared to $214 million in 1996 and $237 million in 1995. The 7% increase in 1997 reflects strong receivables growth in all major products, largely as a result of investments made over the prior year in marketing, training and systems enhancements. Net receivables at December 31, 1997 reached a record $11.05 billion (which excludes $186 million in credit card receivables held for securitization) compared to $8.07 billion at year-end 1996 and $7.24 billion at year end 1995. The receivables increase in 1997 reflects strong internal growth as well as the July 31, 1997 acquisition of Security Pacific Financial Services (Security Pacific). Security Pacific contributed approximately $1.2 billion in receivables growth while internal sources generated the remainder, which grew 22% over year-end 1996 levels. The internal growth during 1997 was led by the Primerica Financial Services (PFS) generated portfolio, which grew 49% to $2.3 billion for the year, as well as credit card outstandings, which grew 28% or $257 million to $1.16 billion. (Including the receivables held for securitization, credit card growth was $443.5 million, or 49%.) Receivables originated in the branch system during 1997 grew 14%, excluding the impact of Security Pacific.

Despite strong growth in receivables during the second half of 1996, net income in 1996 was lower than 1995, as expected, driven by a higher provision for loan losses reflecting industry trends associated with personal bankruptcies. The growth in Consumer finance receivables in 1996 occurred primarily in real estate loan and personal loan products generated by Commercial Credit's branch office network and through PFS.

While total interest margin increased in 1997 from the 1996 and 1995 periods due to the increase in the portfolio, average net interest margin declined 50 basis points in 1997 to 8.14% and declined 15 basis points in 1996 to 8.64% from 8.79% in 1995, reflecting a decline in the average yield to 14.58% in 1997 and 15.24% in 1996. These declines were partially offset by a decrease in cost of funds over the period. The decline in average yield has resulted from a shift in the portfolio mix towards lower yielding, higher quality real estate loans, particularly first mortgage loans, as well as credit cards.

Consumer Finance borrows from the corporate treasury operations of Commercial Credit Company (CCC), a holding company subsidiary of Citigroup that raises funds externally. For fixed rate loan products, Consumer Finance is charged agreed-upon rates that generally have been set within a narrow range and approximated 6.55% in 1997, 6.75% in 1996 and 6.95% in 1995. For variable rate loan products, Consumer Finance is charged rates based on prevailing short-term rates. CCC's actual cost of funds may be higher or lower than rates charged to Consumer Finance, with the difference reflected in the Corporate and Other segment.

Delinquencies in excess of 60 days were 1.78% as of December 31, 1997 compared to 1.72% at year end 1996 and 1.56% at year-end 1995. The charge-off rate of 2.81% in 1997 was down from the 3.12% rate in 1996 and higher than the 2.49% rate in 1995. As a result of the Security Pacific acquisition, charge-offs in the second half of 1997 reflect a short-term benefit largely from the transition of that portfolio to Commercial Credit's charge-off policies. As a result, Consumer Finance expects the charge-off rate to increase somewhat in the first half of 1998.

The allowance for credit losses as a percentage of net outstandings was 2.94% at year-end 1997 compared to 3.00% at year-end 1996 and 2.69% at year-end 1995.

Integration of Security Pacific has proceeded rapidly, with the conversion to CCC's proprietary systems and the addition of approximately 175 Security Pacific branch offices. As of December 31, 1997, CCC had 1,026 branches, making it the third largest domestic branch network in the consumer finance industry.


                                                                        Year Ended December 31,
                                                          --------------------------------------------------
                                                                1997              1996              1995
 -----------------------------------------------------------------------------------------------------------
 Allowance for credit losses as a %
   of net outstandings                                         2.94%             3.00%             2.69%
 Charge-off rate for the year                                  2.81%             3.12%             2.49%
 60 + days past due on a contractual basis as a %
   of gross consumer finance receivables at year-end           1.78%             1.72%             1.56%
 -----------------------------------------------------------------------------------------------------------

Insurance subsidiaries of the Company provide credit life, health and property insurance to Consumer Finance customers. Premiums earned were $177 million in 1997, $155 million in 1996 and $139 million in 1995. The increase in premiums year-over-year is the result of growth in receivables and expanded availability of certain products in additional states.

Asset Quality

Consumer Finance assets totaled approximately $12.8 billion at December 31, 1997, of which $10.8 billion, or 84%, represented the net consumer finance receivables (including accrued interest and the allowance for credit losses). These receivables were predominantly residential real estate-secured loans and personal loans. Receivable quality depends on the likelihood of repayment. CCC seeks to reduce its risks by focusing on individual lending, making a greater number of smaller loans than would be practical in commercial markets, and maintaining disciplined control over the underwriting process. In response to the high level of personal bankruptcies in the unsecured market, CCC has shifted its portfolio mix toward higher quality real estate loans, particularly first mortgage loans. CCC believes that its loss reserves on the consumer finance receivables are appropriate given current circumstances.

Of the remaining Consumer Finance assets, approximately $915 million were investments of insurance subsidiaries, including $748 million of fixed income securities and $93 million of short-term investments with a weighted average quality rating of A1.

Outlook

The Consumer Finance results over the last several years have been influenced by a higher level of loan losses, as a result of a higher level of personal bankruptcies. Consumer Finance is also affected by the interest rate environment and general economic conditions. The lower interest rate environment has resulted in modest downward pressure on interest rates charged on new receivables secured by real estate and credit cards. For CCC overall, however, these trends have been offset somewhat by the lower costs of funds. From time to time low interest rates combined with aggressive competitor pricing may increase the likelihood of prepayments of mortgages loans. This impact has been mitigated by a number of programs instituted by CCC including those designed to attract first mortgage business. Continued low interest rates could result in a reduction of the interest rates that CCC charges Consumer Finance on borrowed funds.

LIFE INSURANCE SERVICES


                                                                   Year Ended December 31,
                                          -------------------------------------------------------------------------------
                                                1997                        1996                         1995
-------------------------------------------------------------------------------------------------------------------------
                                                            Net                          Net                         Net
 In Millions of Dollars                   Revenues       Income      Revenues         Income      Revenues        Income
-------------------------------------------------------------------------------------------------------------------------
 Travelers Life and Annuity (1) (2)         $2,890         $567        $2,339           $371        $2,502          $330
 Primerica Financial Services (3)            1,536          343         1,432            282         1,356           251
-------------------------------------------------------------------------------------------------------------------------
 Total Life Insurance Services              $4,426         $910        $3,771           $653        $3,858          $581
-------------------------------------------------------------------------------------------------------------------------

(1) Net income includes $143 million, $11 million and $48 million of reported investment portfolio gains in 1997, 1996 and 1995, respectively.
(2) Excludes results of The MetraHealth Companies Inc. (Metra Health), which are classified as discontinued operations.
(3)      Net income includes $8 million, $9 million and $20 million of reported investment portfolio gains in 1997, 1996 and 1995, respectively, and in 1996 a portion of the gain ($4 million) from the disposition of RCM Capital Management, a California Limited
         Partnership (RCM).
--------------------------------------------------------------------------------

Travelers Life and Annuity

Travelers Life and Annuity consists of annuity, life and long-term care products marketed by The Travelers Insurance Company (TIC) and its wholly owned subsidiary The Travelers Life and Annuity Company (TLAC) under the Travelers name and the individual accident and health operations of Transport Life Insurance Company (Transport Life) (through September 29, 1995--the date of its spin-off). Among the range of products offered are fixed and variable deferred annuities, payout annuities and term, universal and variable life and long-term care insurance to individuals and small businesses. Travelers Life and Annuity also provides group pension products, including guaranteed investment contracts, and group annuities to employer-sponsored retirement and savings plans. These products are primarily marketed through The Copeland Companies (Copeland), an indirect wholly owned subsidiary of TIC, Salomon Smith Barney Financial Consultants and a nationwide network of independent agents. The majority of the annuity business and a substantial portion of the life business written by Travelers Life and Annuity is accounted for as investment contracts, with the result that the premium deposits collected are not included in revenues.

Earnings before portfolio gains were $424 million in 1997 compared to $360 million in 1996 and $282 million in 1995. The 18% improvement in 1997 was largely driven by strong investment income as well as by double-digit growth in individual and group annuity account balances and long-term care insurance premiums. Positive earnings momentum attributable to strong sales growth of less capital-intensive products--including variable life insurance and annuities-- continues to be partially offset by a gradual decline in the amount of higher margin business written in prior years. The 28% improvement in 1996 was largely driven by strong investment income, reflecting a repositioning of the investment portfolio and the reinvestment of the proceeds from the sale of the Company's interest in MetraHealth in the 1995 fourth quarter, partially offset by the loss of earnings from Transport Life, which was spun off to TRV stockholders in September 1995. Also offsetting the increase in 1996 were higher expenses, a portion of which relate to higher corporate expense allocations of amounts previously absorbed in other segments.

Improved sales through Copeland, Salomon Smith Barney Financial Consultants, and a nationwide network of independent agents, reflect the ongoing effort to build market share by strengthening relationships in key distribution channels. Future sales should also benefit from the major rating agency upgrades of The Travelers Insurance Company during 1997.

Significant deferred annuities sales, combined with favorable market returns from variable annuities, drove account balances to $16.1 billion at December 31, 1997, up 22% from $13.2 billion at year-end 1996 and $11.3 billion at year-end 1995. Net written premiums and deposits increased 28% in 1997 to $2.55 billion from $1.99 billion in 1996 and $1.65 billion in 1995. The strong sales reflect a fourth quarter marketing initiative at Salomon Smith Barney, as well as Copeland's successful penetration of the small company segment of the 401(k) market.

Payout and group annuity account balances and benefit reserves reached $11.94 billion at December 31, 1997, up 10% from $10.86 billion at year-end 1996, and were slightly lower than the $12.03 billion at year-end 1995. The 1997 revitalization of the payout and group annuities business reflects a doubling of sales of new payout annuities and guaranteed investment contracts. Net written premiums and deposits (excluding the Company's employee pension plan deposits) in 1997 were $2.42 billion, up more than 95% from $1.24 billion in 1996 and $1.14 billion in 1995.

Direct periodic premiums and deposits for individual life insurance of $290.4 million in 1997 were marginally ahead of the $285.3 million in 1996 and $278.6 million in 1995. Life insurance in force was $51.6 billion at December 31, 1997, up from $50.4 billion at year-end 1996 and $49.2 billion at year-end 1995.

Net written premiums for the growing long-term care insurance line reached $183.8 million in 1997 compared to $127.7 million in 1996 and $88.2 million in 1995.

Outlook

Travelers Life and Annuity should benefit from growth in the aging population who are becoming more focused on the need to accumulate adequate savings for retirement, to protect these savings and to plan for the transfer of wealth to the next generation. Travelers Life and Annuity is well-positioned to take advantage of the favorable long-term demographic trends through its strong financial position, widespread brand name recognition and broad array of competitive life, annuity and long-term care insurance products sold through established distribution channels.

However, competition in both product pricing and customer service is intensifying. While there has been some consolidation within the industry, other financial services organizations are increasingly involved in the sale and/or distribution of insurance products. Deregulation of the banking industry, including possible reform of restrictions on entry into the insurance business, will likely accelerate this trend. Also, the annuities business is interest sensitive, and swings in interest rates could influence sales and retention of in force policies. In order to strengthen its competitive position, Travelers Life and Annuity expects to maintain a current product portfolio, further diversify its distribution channels, and retain its healthy financial position through strong sales growth and maintenance of an efficient cost structure.

Primerica Financial Services

Earnings before portfolio gains and the gain on disposition of RCM were $335 million in 1997 compared to $269 million in 1996 and $231 million in 1995. The 25% increase in 1997 results principally reflects strong sales of mutual funds and variable annuities, continued growth in life insurance in force, as well as favorable mortality experience and disciplined expense management. Substantial increases in total production and cross-selling initiatives were achieved during 1997 as PFS continued to benefit from greater application of the Financial Needs Analysis (FNA) -- the diagnostic tool that enhances the ability of the Personal Financial Analysts to address client needs. More than 483,000 FNAs were submitted during 1997, a 351% increase over the 107,000 submitted in 1996. The 16% increase in 1996 results reflects higher sales of mutual funds and consumer loans as well as continued growth in life insurance in force and improved life insurance margins.

Total face amount of issued term life insurance was $52.6 billion in 1997 compared to $52.0 billion in 1996 and $53.0 billion in 1995. Included in the $52.6 billion face amount issued in 1997 is $45.7 billion in newly issued face amount, $1.2 billion in non-PFS term insurance issued by National Benefit Life Insurance Company (NBL) and $5.7 billion in additional coverage to existing PFS policies through add-on riders. The $52.0 billion issued in 1996 includes $45.9 billion in newly issued face amount, $1.2 in non-PFS term insurance issued by NBL and $4.9 billion in add-on riders. The $53.0 billion issued in 1995 includes $47.9 billion in newly issued face amount, $1.1 billion in non-PFS term insurance issued by NBL and $4.0 billion in add-on riders. The number of policies issued was 228,900 in 1997, compared to 247,600 in 1996 and 266,600 in 1995, consistent with the industry-wide downturn in new life insurance sales for these periods. The average face value (in thousands) per policy issued was $200 in 1997 compared to $185 in 1996 and $180 in 1995. During this time, PFS has focused upon the strategic expansion of its business beyond life insurance and now offers a greater variety of financial products and services, delivered through its sales force. Life insurance in force at year-end 1997 reached $369.9 billion, up from $359.9 billion at year-end 1996 and $348.2 billion at year-end 1995, and continued to reflect good policy persistency.

PFS has traditionally offered mutual funds to customers as a means to invest the relative savings realized through the purchase of term life insurance as compared to traditional whole life insurance. Sales of mutual funds were $2.689 billion in 1997 compared to $2.327 billion in 1996 and $1.551 billion in 1995. Approximately 42% of initial U.S. sales in 1997 were from the Salomon Smith Barney products, predominantly the Concert Series(R), which PFS first introduced to its market in early 1996. Loan receivables from the $.M.A.R.T. loan(R) (real-estate loans) and $.A.F.E.(R) loan (personal loans) products of Consumer Finance, which are reflected in the assets of Consumer Finance, continued to advance during the year and were $2.264 billion at December 31, 1997 compared to $1.524 billion at December 31, 1996, and $1.258 billion at December 31, 1995. The TRAVELERS SECURE(R) property and casualty insurance product (automobile and homeowners insurance) -- issued through Travelers Property Casualty Corp. -- continues to experience healthy growth in applications and policies and currently has been introduced in 39 states. Approximately 8,700 agents are licensed to sell this product.

Outlook

Over the last few years, programs including sales and product training were begun that are designed to maintain high compliance standards, increase the number of producing agents and customer contacts and, ultimately, increase production levels. Additionally, increased effort has been made to provide all PFS customers full access to all PFS marketed lines. Insurance in force is continuing to grow and the number of producing agents is stable. A continuation of these trends could positively influence future operations. PFS continues to expand cross-selling with other Company subsidiaries of products such as loans, mutual funds and, most recently, property and casualty insurance (automobile and homeowners).

PROPERTY & CASUALTY INSURANCE SERVICES


                                                                  Year Ended December 31,
                                            --------------------------------------------------------------------------
   In Millions of Dollars                        1997                      1996                      1995
----------------------------------------------------------------------------------------------------------------------
                                                             Net                      Net                        Net
                                            Revenues      Income      Revenues     Income      Revenues       Income
----------------------------------------------------------------------------------------------------------------------
   Commercial Lines (1)                       $6,557     $  946         $5,528       $215        $3,063         $343
   Personal Lines (2)                          3,341        413          2,685        281         1,482          110
   Financing Costs and Other                      13       (123)            11        (87)            -            -
   Minority Interest                               -       (212)             -        (47)            -            -
----------------------------------------------------------------------------------------------------------------------
   Total Property & Casualty Insurance
     Services                                 $9,911     $1,024         $8,224       $362        $4,545         $453
----------------------------------------------------------------------------------------------------------------------

(1) Net income includes $100 million, $21 million and $36 million of reported investment portfolio gains in 1997, 1996 and 1995, respectively, and $453 million of charges in 1996 related to the acquisition of Aetna P&C.
(2) Net income includes $10 million of reported investment portfolio gains in 1997, $5 million of reported investment portfolio losses in 1996 and $6 million of reported investment portfolio gains in 1995. 1996 also benefits from $31 million of adjustments related to the acquisition of Aetna P&C.
-------------------------------------------------------------------------------

Segment earnings include the property and casualty operations of Aetna P&C for periods subsequent to April 2, 1996. Certain production statistics related to Aetna P&C operations are provided for comparative purposes for periods prior to April 2, 1996 and are not reflected in such prior period revenues or operating results.

As previously indicated, TAP incurred charges during 1996 related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of Travelers strategies, policies and practices to Aetna P&C reserves. The charges include:

    - $229 million after-tax and minority interest ($430 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA);

    - $45 million after-tax and minority interest ($84 million before tax and minority interest) in additional asbestos liabilities pursuant to an existing settlement agreement with a customer of Aetna P&C;

    - a $32 million after-tax and minority interest ($60 million before tax and minority interest) charge related to premium collection issues on loss sensitive programs, specifically large deductible products;

    - a $22 million after-tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables of Aetna P&C determined by applying TAP's normal guidelines for estimating collectibility of such accounts; and

    - an $18 million after-tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of Travelers Indemnity related to the restructuring plan for the acquisition.

For purposes of computing generally accepted accounting principles (GAAP) combined ratios, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses. Previously fee income was included with premiums for purposes of computing GAAP combined ratios. The 1996 and 1995 GAAP combined ratios have been restated to conform to the current year's presentation.

Commercial Lines

Earnings before portfolio gains/losses and acquisition-related charges were $846 million in 1997 compared to $647 million in 1996 and $307 million in 1995. The 31% improvement in 1997 primarily resulted from the inclusion in 1997 of Aetna P&C for the entire year compared to only nine months for 1996, higher net investment income, lower catastrophe losses and expense savings associated with the acquisition and integration of Aetna P&C. Operating results also reflected market conditions characterized by difficult pricing and increased competition. The impact of this trend on

1997 operating results was offset by the continued disciplined approach to underwriting and risk management. The 1996 increase compared to 1995 was primarily the result of higher net investment income, the benefits of expense-reduction initiatives and the inclusion of Aetna P&C's results of operations for nine months in 1996.

Commercial Lines net written premiums totaled $4.757 billion in 1997 compared to $4.084 billion in 1996 (excluding an adjustment associated with a reinsurance transaction) and $2.309 billion in 1995. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Lines net written premiums totaled $4.690 billion in 1996 and $5.144 billion in 1995. The 1997 increase was primarily attributable to a $142 million adjustment due to the change to conform the Aetna P&C method of recording certain net written premiums to the method employed by Travelers Indemnity and its subsidiaries (Travelers P&C). The increase was offset in part by the highly competitive conditions in the marketplace and TAP's continued disciplined approach to underwriting and risk management. The 1996 decrease reflected the highly competitive marketplace and TAP's selective underwriting.

Fee income was $365 million in 1997 compared to $392 million in 1996 and $432 million in 1995. The decreases in fee income were the result of the depopulation of involuntary pools as the loss experience of workers' compensation improved and insureds moved to voluntary markets and TAP's continued success in lowering workers' compensation losses of service customers, partially offset by TAP writing more service fee-based product versus premium-based product.

National Accounts works with national brokers and regional agents providing insurance coverages and services, primarily workers' compensation, mainly to large corporations. National Accounts also includes the alternative market business which sells claims and policy management services to workers' compensation and automobile assigned risk plans, self-insurance pools throughout the United States and to niche voluntary markets. National Accounts' net written premiums were $657 million in 1997 compared to $803 million in 1996 (excluding a one-time adjustment associated with a reinsurance transaction) and $703 million in 1995. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), National Accounts net written premiums were $874 million in 1996 and $1.192 billion in 1995. The 1997 decrease was primarily due to a decrease in the Company's level of involuntary pool participation, National Accounts writing less premium-based products versus service fee-based products, the highly competitive marketplace and TAP's continued disciplined approach to underwriting and risk management. The 1996 decrease reflected TAP's selective renewal activity and the highly competitive marketplace.

National Accounts new business in 1997 was significantly higher than in 1996, reflecting continued product development efforts, especially in workers' compensation managed care programs. National Accounts business retention ratio was also significantly higher in 1997 than in 1996, reflecting TAP's continued focus on retaining profitable business. National Accounts new business in 1996 was significantly lower than in 1995 despite the Aetna P&C acquisition, and was due to the highly competitive marketplace. National Accounts business retention ratio in 1996 was moderately lower than in 1995 and reflected TAP's selective renewal activity and the highly competitive marketplace.

Commercial Accounts serves mid-sized businesses through a network of independent agents and brokers. Commercial Accounts' net written premiums were $1.986 billion in 1997 compared to $1.485 billion in 1996 and $730 million in 1995. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Accounts net written premiums were $1.725 billion in 1996 and $1.862 billion in 1995. The increase in 1997 reflected a $127 million adjustment due to the change to conform the Aetna P&C method with the Travelers P&C method of recording certain net written premiums and the continued growth through programs designed to leverage underwriting experience in specific industries, partially offset by the highly competitive marketplace and TAP's continued disciplined approach to underwriting and risk management. The decrease in 1996 in net written premiums was due to the highly competitive marketplace, TAP's selective underwriting and the continued softness in guaranteed cost pricing.

In 1997, new business in Commercial Accounts significantly improved compared to 1996, reflecting continued growth in programs designed to leverage underwriting experience in specific industries. The Commercial Accounts business retention ratio in 1997 significantly improved compared to 1996. Commercial Accounts continues to focus on the retention of existing business while maintaining its product pricing standards and its selective underwriting policy. For 1996, new business in Commercial Accounts was significantly higher than in 1995. The 1996 increase in new business was due to the acquisition of Aetna P&C. The Commercial Accounts business retention ratio in 1996 was virtually the same as in 1995 and reflected Commercial Accounts selective underwriting policy.

Select Accounts serves small businesses through a network of independent agents. Select Accounts net written premiums were $1.432 billion in 1997 compared to $1.191 billion in 1996 and $542 million in 1995. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Select Accounts net written premiums were $1.412 billion in 1996 and $1.466 billion in 1995. The increase in 1997 reflected a $15 million adjustment due to the change to conform the Aetna P&C method with the Travelers P&C method of recording certain net written premiums and the continued benefit from the broader industry and product line expertise of the combined company, partially offset by the highly competitive marketplace and TAP's continued disciplined approach to underwriting and risk management. The decrease in 1996 reflected the highly competitive marketplace and TAP's selective underwriting.

New premium business in Select Accounts was moderately higher in 1997 than in 1996, reflecting an increase due to the acquisition of Aetna P&C, partially offset by a decrease due to the competitive marketplace. The Select Accounts business retention ratio remained very strong in 1997 and was moderately higher than in 1996, reflecting TAP's focus on retaining profitable business. New premium business in Select Accounts was significantly higher in 1996 than in 1995 due to the acquisition of Aetna P&C. The Select Accounts business retention ratio was moderately higher in 1996 than in 1995, reflecting the industry and product line expertise of the combined company.

Specialty Accounts markets products to national, midsize and small customers, including individuals, and distributes them through both wholesale brokers and retail agents and brokers throughout the United States. Specialty Accounts net written premiums were $682 million in 1997 compared to $605 million in 1996 and $334 million in 1995. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Specialty Accounts net written premiums for 1996 were $679 million and $624 million in 1995. The 1997 increase compared to 1996 was due to increased writings of its excess and surplus lines business, partially offset by lower directors' and officers' liability insurance writings due to the termination of an exclusive arrangement with a managing general agent. The 1996 increase compared to 1995 was due to increases in directors' and officers' liability insurance and errors and omissions coverages.

Catastrophe losses, net of tax and reinsurance, were $5 million in 1997 compared to $31 million in 1996 and $7 million in 1995. The 1997 catastrophe losses were primarily due to tornadoes in the Midwest in the first quarter. Catastrophe losses in 1996 were primarily due to Hurricane Fran and December storms on the West Coast.

The statutory combined ratio for Commercial Lines for 1997 was 109.0% compared to 128.1% in 1996 and 105.0% in 1995. The GAAP combined ratio for Commercial Lines in 1997 was 108.7% compared to 128.3% in 1996 and 103.6% in 1995.

GAAP combined ratios for Commercial Lines differ from statutory combined ratios primarily due to the deferral and amortization of certain expenses for GAAP reporting purposes only. In 1996, the net deferral for GAAP was offset by certain purchase accounting adjustments recorded in connection with the Aetna P&C acquisition which resulted in a charge to statutory expenses.

The decreases in the 1997 statutory and GAAP combined ratios for Commercial Lines compared to 1996 were primarily attributable to the 1996 charges related to the acquisition and integration of Aetna P&C. Excluding these amounts, the statutory and GAAP combined ratios before policyholder dividends for 1996 would have been 109.3% and 110.8%, respectively. The decrease in the 1997 statutory and GAAP combined ratios compared to the 1996 statutory and GAAP combined ratios excluding acquisition-related charges was due to lower catastrophe losses and reduced expenses, partially offset by the inclusion in 1997 of Aetna P&C's results for the entire year compared to only nine months in 1996. Aetna P&C has historically had a higher underwriting expense ratio, partially offset by a lower loss ratio, which reflected the mix of business including the favorable effect of the lower loss ratio of the Bond Specialty business. The increase in the 1996 statutory and GAAP combined ratios excluding acquisition-related charges compared to the 1995 statutory and GAAP combined ratios was primarily due to the inclusion in 1996 of Aetna P&C's results.

Personal Lines

Earnings before portfolio gains/losses and acquisition-related adjustments increased 58% in 1997 to $403 million from $255 million in 1996 and $104 million in 1995. The 1997 increase primarily reflected the inclusion in 1997 of Aetna P&C for the entire year compared to only nine months in 1996, lower catastrophe losses, an increase in favorable prior year reserve development of $40 million, primarily in the automobile bodily injury line, and production-related growth, partially offset by investments in service centers and market expansions. The 1996 increase was primarily attributable to the post-acquisition results of operations of Aetna P&C, approximately $70 million of favorable prior year reserve development, primarily in the automobile bodily injury line, the continued benefit of expense reduction initiatives and higher net investment income.

Personal Lines net written premiums for 1997 were $3.074 billion compared to $2.359 billion in 1996 and $1.298 billion in 1995. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Personal Lines net written premiums in 1996 were $2.675 billion and $2.543 billion in 1995. The 1997 increase primarily reflected lower ceded premiums due to a change in a reinsurance arrangement in January 1997, growth in sales in targeted markets served by independent agents and growth in affinity marketing, joint marketing arrangements and TRAVELERS SECURE(R). Business retention continued to be strong. The 1996 increase was due to the continued growth in targeted automobile and homeowners markets, partially offset by reductions due to catastrophe management strategies.

Catastrophe losses, net of taxes and reinsurance, were $10 million in 1997 compared to $58 million in 1996 and $12 million in 1995. Catastrophe losses in 1996 were primarily due to Hurricane Fran, as well as severe first quarter winter storms and second quarter hail and wind storms.

The statutory combined ratio for Personal Lines in 1997 was 92.2% compared to 97.6% in 1996 and 104.4% in 1995. The GAAP combined ratio for Personal Lines in 1997 was 91.8% compared to 97.1% in 1996 and 103.4% in 1995.

GAAP combined ratios for Personal Lines differ from statutory combined ratios primarily due to the deferral and amortization of certain expenses for GAAP reporting purposes only. In addition, certain 1996 purchase accounting adjustments recorded in connection with the Aetna P&C acquisition resulted in a charge to statutory expenses.

The 1996 statutory and GAAP combined ratios for Personal Lines include a benefit resulting from TAP's review of reserves associated with the acquisition of Aetna P&C. Excluding this item, the 1996 statutory and GAAP combined ratios were 100.1% and 99.7%, respectively. The decrease in the 1997 statutory and GAAP combined ratios compared to the 1996 statutory and GAAP combined ratios excluding this item was due to lower catastrophe losses and favorable prior year reserve development, primarily in the automobile bodily injury line. The decrease in the 1996 statutory and GAAP combined ratios excluding this item compared to the 1995 statutory and GAAP combined ratios was predominantly due to the favorable prior year reserve development, partially offset by higher catastrophe losses.

Financing Costs and Other

The primary component for 1997 and 1996 was after-tax interest expense of $106 million and $77 million, respectively, reflecting financing costs associated with the acquisition of Aetna P&C.

Outlook

A variety of factors continue to affect the property and casualty insurance market and TAP's core business outlook, including the competitive pressures affecting pricing and profitability, inflation in the cost of medical care and litigation.

Commercial Lines operating results for 1997 reflected the negative impact of pricing declines in all markets. This trend in market conditions, characterized by difficult pricing and increased competition, continued from prior years.

In National Accounts, where the majority of products are loss-sensitive retrospectively rated or high deductible policies, pricing declines have been the most severe. This business continues to reflect the negative impact of price declines as evidenced by the decrease in premium and fee levels and, more importantly, in the narrowing of profit margins earned on this business. Additionally, there has been an increasing trend in this marketplace for guaranteed cost products at what TAP believes are inadequate price levels.

For Commercial Accounts and Select Accounts, the highly competitive marketplace and soft underwriting cycle continue to pressure the pricing of guaranteed cost products. Premiums on this business continue to reflect price declines, and have not kept pace with loss cost inflation in recent years. The impact of this negative trend in market conditions and resultant price declines has been partially offset by a continued disciplined approach to underwriting and risk management by TAP. TAP's focus is to retain existing profitable business and obtain new accounts where it can maintain its selective underwriting policy. TAP continues to adhere to strict guidelines to maintain high quality underwriting and to focus on its core product lines and markets, with particular emphasis on both product and industry specialization.

Specialty Accounts also operates within a highly competitive marketplace characterized by pressure on both price and terms. TAP's focus in this market is to sustain its emphasis on strict adherence to underwriting standards and to increase its efforts to cross-sell its expanding array of specialty products to existing customers of National Accounts, Commercial Accounts and Select Accounts where it believes it has the greatest sales and profit opportunities.

The combination of price declines associated with the highly competitive marketplace and TAP's selective underwriting criteria has had an adverse impact on premium and fee levels during the past several years. If the competitive pressures on pricing do not improve in 1998, these factors may continue to affect premium and fee levels unfavorably. TAP believes that the competitive pricing environment for Commercial Lines is not likely to improve in 1998.

Personal Lines strategy includes the control of operating expenses to improve competitiveness and profitability, growth in sales through independent agents and continued expansion of alternative marketing channels to broaden its distribution of personal lines products. Personal Lines is expanding its product capabilities, including nonstandard auto coverages, in conjunction with this growth strategy. In addition, Personal Lines continues to take action to reduce its exposure to catastrophe losses, including limiting the writing of new homeowners business and selectively non-renewing existing homeowners business in certain markets, tightening underwriting standards and implementing price increases in certain hurricane-prone areas, subject to restrictions imposed by insurance regulatory authorities.

The property and casualty insurance industry in the United States continues to consolidate. TAP's strategic objectives are to enhance its position as a consistently profitable market leader and to become a low-cost provider of property and casualty insurance in the United States, as the industry consolidates.

In relation to TAP's objective of being a low-cost provider of property and casualty insurance, cost reductions and enhanced productivity efforts are expected to continue. These efforts include reducing overhead expenses, completing the integration of Aetna P&C to make it more consistent with the decentralized, streamlined structure of TAP, and improving claims expense control. TAP has reached its objective of achieving $300 million in annual cost savings in the first two years after the Aetna P&C acquisition.

Environmental Claims

TAP continues to receive claims alleging liability exposures arising out of insureds' alleged disposition of toxic substances. These claims when submitted rarely indicate the monetary amount being sought by the claimant from the insured and TAP does not keep track of the monetary amount being sought in those few claims which indicated such a monetary amount.

TAP's reserves for environmental claims are not established on a claim-by-claim basis. An aggregate bulk reserve is carried for all of TAP's environmental claims that are in the dispute process until the dispute is resolved. This bulk reserve is established and adjusted based upon the aggregate volume of in-process environmental claims and TAP's experience in resolving such claims. At December 31, 1997, approximately 17% of the net environmental loss reserve (i.e., approximately $192 million) consists of case reserve for resolved claims. The balance, approximately 83% of the net aggregate reserve (i.e., approximately $927 million), is carried in a bulk reserve and includes incurred but not reported environmental claims for which TAP has not received any specific claims.

TAP's reserving methodology is preferable to one based on "identified claims" since the resolution of environmental exposures by TAP generally occurs on an insured-by-insured basis as opposed to a claim-by-claim basis. The nature of the resolution often is through coverage litigation, which often pertains to more than one claim, as well as through a settlement with an insured. Generally, the settlement between TAP and the insured extinguishes any obligation TAP may have under any policy issued to the insured for past, present and future environmental liabilities. This form of settlement is commonly referred to as a "buy-back" of policies for future environmental liability. Additional provisions of these agreements include the appropriate indemnities and hold harmless provisions to protect TAP. TAP's general purpose in executing such agreements is to reduce its potential environmental exposure and eliminate both the risks presented by coverage litigation with the insured and the cost of such litigation.

The reserving methodology includes an analysis by TAP of the exposure presented by each insured and the anticipated cost of resolution, if any, for each insured. This analysis is completed by TAP on a quarterly basis. In the course of its analysis, an assessment of the probable liability, available coverage, judicial interpretations and historical value of similar exposures is considered by TAP. In addition, due consideration is given to the many variables presented, such as the nature of the alleged activities of the insured at each site; the allegations of environmental damage at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of environmental harm and the corresponding remedy at a site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between TAP and the insured; the identification of other insurers; the potential coverage available, if any, including the number of years of coverage, if any; and the applicable law in each jurisdiction. Analysis of these and other factors, including the potential for future claims, results in the establishment of the bulk reserve.

The following table displays activity for environmental losses and loss expenses and reserves for the years ended December 31:

Environmental Losses


In Millions of Dollars                                  1997                 1996                 1995
-----------------------------------------------------------------------------------------------------------
Beginning reserves:
     Direct                                            $1,369              $   454             $   482
     Ceded                                               (127)                 (50)                (11)
                                                    -------------------------------------------------------
     Net                                                1,242                  404                 471

Acquisition of Aetna P&C:
     Direct                                                 -                  968                   -
     Ceded                                                  -                  (39)                  -

Incurred losses and loss expenses:
     Direct                                                79                  114                 117
     Ceded                                                (14)                 (52)                (61)

Losses paid:
     Direct                                               271                  167                 145
     Ceded                                                (67)                 (14)                (22)

Other: (1)
     Direct                                                16                    -                   -
     Ceded                                                  -                    -                   -
                                                    -------------------------------------------------------
Ending reserves:
     Direct                                             1,193                1,369                 454
     Ceded                                                (74)                (127)                (50)
                                                    -------------------------------------------------------
     Net                                               $1,119               $1,242                $404
-----------------------------------------------------------------------------------------------------------

(1) Represents reallocation of general liability reserves to environmental reserves.
--------------------------------------------------------------------------------

The duration of TAP's investigation and review of environmental-related claims and the extent of time necessary to determine an appropriate estimate, if any, of the value of the claim to TAP, varies significantly and is dependent upon a number of factors. These factors include, but are not limited to, the cooperation of the insured in providing claim information, the pace of underlying litigation or claim processes, the pace of coverage litigation between the insured and TAP and the willingness of the insured and TAP to negotiate, if appropriate, a resolution of any dispute between them pertaining to such claims. Since the foregoing factors vary from claim to claim and insured by insured, TAP cannot provide a meaningful average of the duration of an environmental claim. However, based upon TAP's experience in resolving such claims, the duration may vary from months to several years.

The property and casualty industry does not have a standard method of calculating claim activity for environmental losses. Generally for Superfund remediation-type environmental claims, TAP establishes a claim file for each insured on a per site, per claimant basis. If there is more than one claimant such as a federal and a state agency, this method will result in two claims being set up for a policyholder at that one site. TAP adheres to this method of calculating claim activity on all environmental-related claims, whether such claims are tendered on primary, excess or umbrella policies. Since the implementation of the claim system conversion in 1997, TAP's method of establishing claims in the foregoing manner now applies to claims tendered under the Travelers P&C and Aetna P&C policies.

In addition, TAP establishes claim files for bodily injury or property damage environmental claims brought by individual claimants who allege injury or damage as a result of the discharge of wastes or pollutants. As it pertains to such claims tendered on policies issued by Travelers P&C, TAP establishes a claim file on a per claim, per insured, per site basis. For example, if one hundred claimants file a lawsuit against five policyholders alleging bodily injury and property damage as a result of the discharge of wastes or pollutants, one thousand claims (five hundred for the bodily injury claims and five hundred for the property damage claims) would be established.

As it pertains to bodily injury and property damage claims tendered on Aetna P&C policies, TAP's claim system conversion has not been completed to permit the establishment of such claims in a manner consistent with the establishment of Travelers P&C bodily injury and property damage claims. As it pertains to such claims tendered on policies issued by Aetna P&C, TAP currently establishes a claim file on a per insured, per site basis. For example, if one hundred claimants file a lawsuit against five policyholders alleging bodily injury and property damage as a result of the discharge of wastes or pollutants, five claims would be established for all the bodily injury claims and five claims would be established for all of the property damage claims.

As of December 31, 1997, calculated as described above, TAP had approximately 40,300 pending environmental-related claims tendered by 1,400 active policyholders. Of the total pending environmental-related claims, 29,800 claims relate to Travelers P&C policies tendered by 569 policyholders and 10,500 claims relate to Aetna P&C policies tendered by 961 policyholders. Approximately 130 of these Aetna P&C policyholders are also included in the 569 Travelers P&C policyholders' count. The pending environmental-related claims represent federal or state EPA-type claims as well as plaintiffs' claims alleging bodily injury and property damage due to the discharge of waste or pollutants.

To date, TAP generally has been successful in resolving its coverage litigation and continues to reduce its potential exposure through favorable settlements with certain insureds. These settlement agreements with certain insureds are based on the variables presented in each piece of coverage litigation. Generally the settlement dollars paid in disputed coverage claims are a percentage of the total coverage sought by such insureds. Based upon TAP's reserving methodology and the experience of its historical resolution of environmental exposures, it believes that the environmental reserve position is appropriate. As of December 31, 1997, TAP, for approximately $1.16 billion, has resolved the environmental liabilities presented by 3,931 of the 5,331 policyholders who have tendered environmental claims to TAP. This resolution comprises 74% of the policyholders who have tendered such claims. TAP has reserves of approximately $800 million included in its bulk reserve relating to the remaining 1,400 policyholders (26% of the total) with unresolved environmental claims, as well as for any other policyholder that may tender an environmental claim in the future.

Asbestos Claims

In the area of asbestos claims, TAP believes that the property and casualty insurance industry has suffered from judicial interpretations that have attempted to maximize insurance availability from both a coverage and liability standpoint far beyond the intent of the contracting parties. These policies generally were issued prior to the 1980s. TAP continues to receive asbestos claims alleging insureds' liability from claimants' asbestos-related injuries. These claims, when submitted, rarely indicate the monetary amount being sought by the claimant from the insured and TAP does not keep track of the monetary amount being sought in those few claims that indicated such a monetary amount. Originally the cases involved mainly plant workers and traditional asbestos manufacturers and distributors. However, in the mid-1980s, a new group of plaintiffs, whose exposure to asbestos was less direct and whose injuries were often speculative, began to file lawsuits in increasing numbers against the traditional defendants as well as peripheral defendants who had produced products that may have contained small amounts of some form of encapsulated asbestos. These claims continue to arise and on an individual basis generally involve smaller companies with smaller limits of potential coverage. Also, there has emerged a group of non-product claims by plaintiffs, mostly independent labor union workers, mainly against companies, alleging exposure to asbestos while working at these companies' premises. TAP continues to receive this type of asbestos claim.

In summary, various classes of asbestos defendants, such as major product manufacturers, peripheral and regional product defendants as well as premises owners, are tendering asbestos-related claims to the industry. Because each insured presents different liability and coverage issues, TAP evaluates those issues on an insured-by-insured basis.

TAP's evaluations have not resulted in any meaningful data from which an average asbestos defense or indemnity payment may be determined. The varying defense and indemnity payments made by TAP on behalf of its insureds also have precluded TAP from deriving any meaningful data by which it can predict whether its defense and indemnity payments for asbestos claims (on average or in the aggregate) will remain the same or change in the future. Based upon TAP's experience with asbestos claims, the duration period of an asbestos claim from the date of submission to resolution is approximately two years.

At December 31, 1997, approximately 24% of the net aggregate reserve (i.e., approximately $266 million) is for pending asbestos claims. The balance, approximately 76% (i.e., approximately $848 million) of the net asbestos reserves, represents incurred but not reported losses for which TAP has not received any specific claims.

In general, TAP posts case reserves for pending asbestos claims within approximately 30 business days of receipt of such claims. The table on the following page displays activity for asbestos losses and loss expenses and reserves for the years ended December 31:

Asbestos Losses


In Millions of Dollars                                 1997                 1996                 1995
-----------------------------------------------------------------------------------------------------------
Beginning reserves:
     Direct                                           $1,443              $   695                 $702
     Ceded                                              (370)                (293)                (319)
                                                    -------------------------------------------------------
     Net                                               1,073                  402                  383

Acquisition of Aetna P&C:
     Direct                                                -                  801                    -
     Ceded                                                 -                 (121)                   -

Incurred losses and loss expenses:
     Direct                                               87                  120                  109
     Ceded                                               (18)                 (35)                 (66)

Losses paid:
     Direct                                              174                  173                  116
     Ceded                                              (140)                 (79)                 (92)

Other: (1)
     Direct                                                7                    -                    -
     Ceded                                                (1)                   -                    -
                                                    -------------------------------------------------------

Ending reserves:
     Direct                                            1,363                1,443                  695
     Ceded                                              (249)                (370)                (293)
                                                    -------------------------------------------------------
     Net                                              $1,114               $1,073                 $402
-----------------------------------------------------------------------------------------------------------

(1)      Represents reallocation of reserves.
--------------------------------------------------------------------------------

In 1997 TAP reached an agreement to settle the arbitration with underwriters at Lloyd's of London (Lloyd's) and certain London companies in New York State to enforce reinsurance contracts with respect to recoveries for certain asbestos claims. The dispute involved the ability of TAP to aggregate asbestos claims under a market agreement between Lloyd's and TAP or under the applicable reinsurance treaties. This agreement had no impact on earnings.

Uncertainty Regarding Adequacy of Environmental and Asbestos Reserves

It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

For environmental claims, TAP estimates its financial exposure and establishes reserves based upon an analysis of its historical claim experience and the facts of the individual underlying claims. The unique facts presented in each claim are evaluated individually and collectively. Due consideration is given to the many variables presented in each claim, as discussed above.

The following factors are evaluated in projecting the ultimate reserve for asbestos-related claims: available insurance coverage; limits and deductibles; an analysis of each policyholder's potential liability; jurisdictional involvement; past and projected future claim activity; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance; and applicable coverage defenses, if any. Once the gross ultimate exposure for indemnity and allocated claim adjustment expense is determined for a policyholder by policy year, a ceded projection is calculated based on any applicable facultative and treaty reinsurance, and past ceded experience. In addition, a similar review is conducted for asbestos property damage claims. However, due to the relatively minor claim volume, these reserves have remained at a constant level.

As a result of these processes and procedures, the reserves carried for environmental and asbestos claims at December 31, 1997 are TAP's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continue to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations and changes in

Superfund and other legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

Cumulative Injury Other Than Asbestos (CIOTA) Claims

CIOTA claims are generally submitted to TAP under general liability policies and often involve an allegation by a claimant against an insured that the claimant has suffered injuries as a result of long-term or continuous exposure to potentially harmful products or substances. Such potentially harmful products or substances include, but are not limited to, lead paint, pesticides, pharmaceutical products, silicone-based personal products, solvents and other deleterious substances.

Due to claimants' allegations of long-term bodily injury in CIOTA claims, numerous complex issues regarding such claims are presented. The claimant's theories of liability must be evaluated, evidence pertaining to a causal link between injury and exposure to a substance must be reviewed, the potential role of other causes of injury must be analyzed, the liability of other defendants must be explored, and assessment of a claimant's damages must be made and the law of the jurisdiction must be applied. In addition, TAP must review the number of policies issued by it to the insured and whether such policies are triggered by the allegations, the terms and limits of liability of such policies, the obligations of other insurers to respond to the claim, and the applicable law in each jurisdiction.

To the extent disputes exist between TAP and a policyholder regarding the coverage available for CIOTA claims, TAP resolves the disputes, where feasible, through settlements with the policyholder or through coverage litigation. Generally, the terms of a settlement agreement set forth the nature of TAP's participation in resolving CIOTA claims, the scope of coverage to be provided by TAP and contain the appropriate indemnities and hold harmless provisions to protect TAP. These settlements generally eliminate uncertainties for TAP regarding the risks extinguished, including the risk that losses would be greater than anticipated due to evolving theories of tort liability or unfavorable coverage determinations. TAP's approach also has the effect of determining losses at a date earlier than would have occurred in the absence of such settlement agreements. On the other hand, in cases where future developments are favorable to insurers, this approach could have the effect of resolving claims for amounts in excess of those that would ultimately have been paid had the claims not been settled in this manner. No inference should be drawn that because of TAP's method of dealing with CIOTA claims, its reserves for such claims are more conservatively stated than those of other insurers.

Prior to the acquisition, Aetna P&C did not distinguish CIOTA from other general liability claims or treat CIOTA claims as a special class of claims. In addition, there were substantial differences in claim approach and resolution between Travelers Indemnity and Aetna P&C regarding CIOTA claims. During the second quarter of 1996, TAP completed its review of Aetna P&C's exposure to CIOTA claims in order to determine an appropriate level of reserves using TAP's approach as described above. Based on the results of that review, TAP's general liability insurance reserves were increased in 1996 by $360 million, net of reinsurance ($192 million after-tax and minority interest).

At December 31, 1997, approximately 18% of the net aggregate reserve (i.e., approximately $195 million) is for pending CIOTA claims. The balance, approximately 82% (i.e., approximately $893 million) of the net CIOTA reserves, represents incurred but not reported losses for which TAP has not received any specific claims.

In general, TAP posts case reserves for pending CIOTA claims within approximately 30 business days of receipt of such claims. The table on the following page displays activity for CIOTA losses and loss expenses and reserves for the years ended December 31:

CIOTA Losses


In Millions of Dollars                                  1997                 1996                 1995
-----------------------------------------------------------------------------------------------------------
Beginning reserves:
     Direct                                            $1,560              $   374                  $375
     Ceded                                               (446)                   -                     -
                                                       ----------------------------------------------------
     Net                                                1,114                  374                   375

Acquisition of Aetna P&C:
     Direct                                                 -                  709                     -
     Ceded                                                  -                 (293)                    -

Incurred losses and loss expenses:
     Direct                                                32                  565                    21
     Ceded                                                 (6)                (155)                    -

Losses paid:
     Direct                                                72                   88                    22
     Ceded                                                (20)                  (2)                    -
                                                       ----------------------------------------------------

Ending reserves:
     Direct                                             1,520                1,560                   374
     Ceded                                               (432)                (446)                    -
                                                       ----------------------------------------------------
     Net                                               $1,088               $1,114                  $374
-----------------------------------------------------------------------------------------------------------

Outlook - Industry

Changes in the general interest rate environment affect the return received by the insurance subsidiaries on newly invested and reinvested funds. While a rising interest rate environment enhances the returns available, it reduces the market value of existing fixed maturity investments and the availability of gains on disposition. A decline in interest rates reduces the return available on investment of funds but could create the opportunity for realized investment gains on disposition of fixed maturity investments.

As required by various state laws and regulations, the Company's insurance subsidiaries are subject to assessments from state-administered guaranty associations, second injury funds and similar associations. Management believes that such assessments will not have a material impact on the Company's results of operations, financial condition or liquidity.

Certain social, economic and political issues have led to an increased number of legislative and regulatory proposals aimed at addressing the cost and availability of certain types of insurance. While most of these provisions have failed to become law, these initiatives may continue as legislators and regulators try to respond to public availability and affordability concerns and the resulting laws, if any, could adversely affect the Company's ability to write business with appropriate returns.

The National Association of Insurance Commissioners (NAIC) adopted risk-based capital (RBC) requirements for life insurance companies and for property and casualty insurance companies. The RBC requirements are to be used as early warning tools by the NAIC and states to identify companies that merit further regulatory action. The formulas have not been designed to differentiate among adequately capitalized companies that operate with levels of capital higher than RBC requirements. Therefore, it is inappropriate and ineffective to use the formulas to rate or to rank such companies. At December 31, 1997 and 1996, all of the Company's life and property & casualty companies had adjusted capital in excess of amounts requiring any regulatory action.

Asset Quality

Investments and mortgage loans of the insurance services segments, which include both Life Insurance and Property & Casualty Insurance, totaled approximately $61 billion, representing 63% of total insurance services' assets of approximately $97 billion. Because the primary purpose of the investment portfolio is to fund future policyholder benefits and claims payments, the Company employs a conservative investment philosophy. The fixed maturity portfolio totaled $49 billion, comprised of $41 billion of publicly traded fixed maturities and $8 billion of private fixed maturities. The weighted average quality ratings of the segment's publicly traded fixed maturity portfolio and private fixed maturity portfolio at December 31, 1997 were Aa3 and Baa1, respectively. Included in the fixed maturity portfolio was approximately $2.2 billion of below investment grade securities. Investments in venture capital investments, highly leveraged transactions, and specialized lendings were not material in the aggregate.

The insurance services segment makes investments in collateralized mortgage obligations (CMOs). Such CMOs typically have high credit quality, offer good liquidity, and provide a significant advantage in yield and total return compared to U.S. Treasury securities. The investment strategy of the Insurance Services segment is to purchase CMO tranches that are protected against prepayment risk, including planned amortization class (PAC) tranches. Prepayment protected tranches are preferred because they provide stable cash flows in a variety of scenarios. The segment does invest in other types of CMO tranches if a careful assessment indicates a favorable risk/return tradeoff; however, it does not purchase residual interests in CMOs.

At December 31, 1997, the segment held CMOs with a market value of $5.0 billion. Approximately 75% of CMO holdings are fully collateralized by GNMA, FNMA or FHLMC securities, and the balance is fully collateralized by portfolios of individual mortgage loans. In addition, the segment held $3.7 billion of GNMA, FNMA or FHLMC mortgage-backed pass-through securities. Virtually all of these securities are rated Aaa.

At December 31, 1997, real estate and mortgage loans totaled $3.8 billion. The Company is continuing its strategy to dispose of these real estate assets and some of the mortgage loans and to reinvest the proceeds to obtain current market yields. At December 31, mortgage and real estate loans consisted of the following:


In Millions of Dollars                                    1997               1996
--------------------------------------------------------------------------------------
Current mortgage loans                                  $3,543             $3,721
Underperforming mortgage loans                              19                 91
                                                    ----------------------------------
    Total mortgage loans                                 3,562              3,812
                                                    ----------------------------------
Real estate held for sale                                  237                459
                                                    ---------------    ---------------
    Total mortgage loans and real estate                $3,799             $4,271
--------------------------------------------------------------------------------------

Underperforming mortgage loans include delinquent loans, loans in the process of foreclosure and loans modified at interest rates below market terms. The new terms typically defer a portion of contract interest payments to varying future periods. The accrual of interest is suspended on all restructured loans, and interest income is reported only as payment is received. Of the total real estate held for sale, $31 million is underperforming at December 31, 1997.

For further information relating to investments, see Note 5 of Notes to Supplemental Consolidated Financial Statements.

CORPORATE AND OTHER


                                                                       Year Ended December 31,
                                          ------------------------------------------------------------------------------------
                                                      1997                          1996                        1995
                                          ------------------------------------------------------------------------------------
                                                                  Net                         Net                          Net
                                                               Income                      Income                       Income
In Millions of Dollars                       Revenues       (Expense)      Revenues     (Expense)      Revenues      (Expense)
------------------------------------------------------------------------------------------------------------------------------
Net expenses (1)                                               $(218)                      $(211)                       $(238)
Net gain (loss) on sale of stock of
   subsidiaries and affiliates                                     -                         384                          (13)
------------------------------------------------------------------------------------------------------------------------------
Total Corporate and Other                         $77          $(218)          $170        $ 173           $(2)         $(251)
------------------------------------------------------------------------------------------------------------------------------

(1) Includes $3 million, $9 million and $23 million, respectively, of reported investment portfolio losses in 1997, 1996 and 1995.
--------------------------------------------------------------------------------

Corporate and Other consists of corporate staff and treasury operations, certain corporate income and expenses that have not been allocated to the operating subsidiaries, and certain intersegment eliminations.

Net corporate expenses (before reported investment portfolio gains/losses) increased in 1997 compared to 1996; however, corporate expenses as a percentage of operating earnings were slightly lower than a year ago.

The decrease in net expenses (before reported portfolio losses) in 1996 over 1995 is primarily attributable to lower staff expenses in the corporate segment including the allocation of additional expenses to other operating segments, offset by increased interest costs associated with higher debt levels in 1996.

YEAR 2000 DATE CONVERSION

Citigroup recognizes that the arrival of the Year 2000 poses a unique worldwide challenge to the ability of all systems to recognize the date change from December 31, 1999 to January 1, 2000. Citigroup has assessed and is repairing its computer applications and business processes to provide for their continued functionality. In addition, an assessment of the readiness of third parties with which it interfaces is ongoing.

Citicorp's global operations and technology organization is engaged in the remediation and testing of its computer applications. A process of inventory, scoping and analysis, modification, testing and certification, and implementation is under way, funded from a combination of a reprioritization of technology development initiatives and incremental costs. Citicorp does not anticipate that the related overall costs will be material to any single year or quarter. In total, Citicorp estimates that its costs for the remediation and testing of computer applications will amount to approximately $650 million over the three-year period from 1997 through 1999, of which approximately $150 million was incurred in 1997.

Significant third parties with which Citicorp interfaces with regard to the Year 2000 problem include, among others, customers and business partners (counterparties, supply chains), technology vendors and service providers, the global financial market infrastructure (payment and clearing systems), and the utility infrastructure (power, transportation, telecommunications) on which all corporations rely. Unreadiness by these third parties would expose Citicorp to the potential for loss, impairment of business processes and activities, and disruption of financial markets. Citicorp is assessing these risks through bilateral and multiparty efforts and participation in industry, country, and global initiatives, and it is creating contingency plans intended to address perceived risks. Citicorp cannot predict what effect the failure of such a third party to address, in a timely manner, the Year 2000 problem would have on Citicorp.

In addition to these initiatives in Citicorp, the Company is currently addressing its internal Year 2000 issue in other areas with modifications to existing programs and conversions to new programs and expects to bring all of its business systems into Year 2000 compliance by early 1999. The total pre-tax cost associated with the required modifications and conversions is expected to be $200 million to $275 million and is being expensed as incurred in the period 1996 through 1999. The Company is also communicating with customers, financial institutions, vendors and others with which it conducts business to identify and resolve Year 2000 issues. While it is likely that these efforts will be successful, if necessary modifications and conversions are not completed in a timely manner, the Year 2000 issue could have a material adverse effect on certain operations.

In addition, work is under way to prepare for the coming European monetary union, costs of which are also not expected to be material.

DISCONTINUED OPERATIONS


                                                          Year Ended December 31,
                                                 ------------------------------------------
                                                        1996                 1995
                                                 ------------------------------------------
In Millions of Dollars                            Net Income (Loss)    Net Income (Loss)
-------------------------------------------------------------------------------------------
Operations                                            $  (75)                  $ 20
Gain (loss) on disposition                              (259)                   130
                                                 ------------------------------------------
Total discontinued operations                          $(334)                  $150
-------------------------------------------------------------------------------------------

As discussed in Note 3 of Notes to Supplemental Consolidated Financial Statements, Basis Petroleum, Inc. (Basis), which was sold to Valero Energy Corporation (Valero), as well as the life and health insurance businesses sold to Metropolitan Life Insurance Company (MetLife) or contributed to MetraHealth, have been classified as discontinued operations. In 1995, the Company's results reflect the medical business not yet transferred, plus its equity interest in the earnings of MetraHealth.

The Company's 1996 loss on disposition of $259 million represents the $290 million after-tax loss on the sale of Basis to Valero, partially offset by a $31 million after-tax gain resulting from a contingency payment received from United HealthCare Corporation related to the 1995 sale of MetraHealth.

Gain on disposition in 1995 represents a gain of $20 million from the sale in January of the Company's group life insurance business to MetLife, and a gain of $110 million (not including the contingency payment based on 1995 results which was received by the Company in 1996) from the sale in October of the Company's interest in MetraHealth to United HealthCare Corporation.

DEFERRED INCOME TAXES

The Company has a net deferred tax asset which relates to temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes. Management believes that the realization of the recognized net deferred tax asset of $4,384 million is more likely than not based on existing carryback ability and expectations as to future taxable income. The Company has reported pre-tax financial statement income from continuing operations exceeding $10 billion on average over the last three years and has generated federal taxable income of approximately $9 billion each year during this same period.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

See Note 1 of Notes to Supplemental Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company's actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," "may result in," and similar expressions. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; customer responsiveness to both new products and distribution channels; competitive, regulatory, or tax changes that affect the cost of or demand for the Company's products; adverse litigation results; and the possibility that the Company will be unable to achieve anticipated levels of operational efficiencies related to recently acquired companies, as well as achieving its other cost-saving initiatives. Readers also are directed to other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

RISK MANAGEMENT

This section (pages 47 through 62) provides a description of the primary credit and market risks of Citigroup's businesses. These businesses are discussed separately, consistent with how these risks were managed in the periods presented.

MANAGING GLOBAL RISK AT CITICORP

Risk management is the cornerstone of Citicorp's business. Risks arise from lending, underwriting, trading, and other activities routinely undertaken on behalf of customers around the world. Outlined below is the process that management employs to provide oversight and direction, followed by discussions of the credit and market risk management processes in place across the corporation.

The Windows on Risk Committee evaluates and proactively manages the risk profile of the corporation. The Committee is chaired by the Vice Chairman responsible for risk management and includes inside directors, senior line and staff officers, and the Chairman of Citicorp. The Committee uses an analytical framework called Windows on Risk to control country, consumer product, industry, and client concentrations; to reduce portfolio, process, operational, technological, and legal vulnerabilities; to decide on portfolio actions; and to help create a balance among Citicorp's risk profile, earnings, and capital.

The Windows on Risk process has three major components: the Committee develops a near-term outlook for the global external environment highlighting key risks; the Committee examines Citicorp's risk profile in terms of 16 windows, or risks that impact Citicorp's businesses and operations; and, in response to perceived risks in the environment and portfolio, the Committee initiates actions to manage the risk profile.

The review of the external environment encompasses the outlook for major country and regional economies; significant consumer markets and global industries; the potential near-term critical economic and geopolitical events; and the implications of potential unfavorable developments as they relate to specific businesses.

The review of the risk profile covers the following credit-related and market risks, as well as control risk and legal and technological vulnerabilities:

    - Risk ratings, including trends in client creditworthiness together with a comparison of risk against return;

    -    Industry concentrations, globally and within regions;

    -    Limits assigned to relationship concentrations and consumer programs;

    - Product concentrations in consumer managed receivables, by product and by region;

    - Global real estate limits and exposure, including commercial and consumer portfolios;

    -    Country risk, encompassing political and cross-border risk;

    - Counterparty risk, evaluating presettlement risk on foreign exchange and derivative products, as well as securities trades;

    - Dependency, linking and evaluating specific industry and consumer product exposure to external environmental factors;

    - Distribution and underwriting risk, capturing the risk that arises when Citicorp commits to purchase an instrument from an issuer for subsequent sale;

    - Business risk review, evaluating by business the risk captured by portfolio and process ratings;

    - Price risk, capturing the earnings risk resulting from changing levels and volatilities of interest rates, foreign exchange rates, and commodity and equity prices;

    -    Liquidity risk, evaluating funding exposure;

    - Equity and subordinated debt investment risk, monitored against portfolio limits;

    -    Audit, evaluating operations and control risk based on internal audits;

    - Legal, evaluating vulnerability and business implications of legal issues; and

    -    Technology, assessing the vulnerability to the electronic environment.

Based on this coordinated review of major risks impacting the corporation, the Windows on Risk Committee formulates recommendations and assigns responsibility for recommended portfolio actions. The review is intended to provide Citicorp with a view of the environment in which it operates and of the risk inherent in its businesses.

THE CREDIT PROCESS AT CITICORP

Guided by the overall risk appetite and portfolio targets set by senior management, line management conducts the day-to-day credit process in accordance with core policies established by the Credit Policy Committee.

Line management initiates and approves all extensions of credit and is responsible for credit quality. Line managers must also establish supplementary credit policies specific to each business, deploy the credit talent needed, and monitor portfolio and process quality. The managers are required to identify problem credits or programs as they develop, and to correct deficiencies as needed through remedial management.

Business Risk Review conducts independent periodic examinations of both portfolio quality and the credit process at the individual business level.

Citicorp's credit policies are organized around two basic approaches--Credit Programs and Credit Transactions. Credit Programs, used primarily for the Consumer businesses, focus on the decision to extend credit to sets of customers with similar characteristics and/or product needs. Approvals under this approach cover the expected level of aggregate exposure, the terms, risk acceptance criteria, operating systems, and reporting mechanisms. This is a cost-effective way of handling high-volume, small-dollar amount transactions. Credit Programs are reviewed annually, with approvals tiered on the basis of projected outstandings as well as the maturity and performance of the product.

The Credit Transaction approach focuses on the decision to extend credit to an individual customer or customer relationship. It starts with target market definition and risk acceptance criteria, and requires detailed customized financial analysis. Approval requirements for each decision are tiered based on the transaction amount, the customer's aggregate facilities, credit risk ratings, and the banking business serving the customer.

Credit Programs and Credit Transactions are approved by three line credit officers, with one designated as responsible to ensure that all aspects of the credit process are properly coordinated and executed. As the size or risk increases, the three approvals may include one or two Senior Credit or Securities Officers. These include over 500 of Citicorp's most experienced lenders and underwriters appointed by the Credit Policy Committee, with their designation reviewed annually. In addition, approvals from underwriting, product, industry or functional specialists may be required. At certain higher levels of risk, Credit Policy Committee members as well as senior management review individual credit decisions.

Derivative And Foreign Exchange Contracts

Citicorp manages its credit exposure on derivative and foreign exchange instruments as part of the overall extension of credit to individual customer relationships, subject to the same credit approvals, limits and monitoring procedures it uses for other activities, using the Credit Transaction approach.

The extension of credit in a derivative or foreign exchange contract is the loss that could result if the counterparty were to default. In managing the aggregate credit extension to individual customers, Citicorp measures the amount at risk on a derivative or foreign exchange instrument as the sum of two factors: the current replacement cost (i.e., balance sheet credit exposure), and the potential increase in the replacement cost over the remaining life of the instrument should market rates change.

The current replacement cost of a derivative or foreign exchange contract is equal to the amount, if any, of Citicorp's unrealized gain on the contract. In the aggregate, for all contracts, this represents a balance sheet exposure of $24.5 billion at December 31, 1997, which is reflected in Trading Account Assets. See Note 21 of Notes to Supplemental Consolidated Financial Statements for additional details on the combined Citigroup exposures. The potential increase in replacement cost of a contract is estimated based on a statistical simulation of values that would result from changing market rates. In the aggregate for all contracts, the estimate of potential increase in replacement cost ranged from approximately $33.1 billion to $42.3 billion during 1997.

THE MARKET RISK MANAGEMENT PROCESS AT CITICORP

Market risk encompasses liquidity risk and price risk, both of which are fundamental to the business of a financial intermediary. Liquidity risk, which is discussed on pages 62 through 69, is the risk that some entity, in some location and in some currency, will be unable to meet a financial commitment to a customer, creditor, or investor when due. Price risk is the risk to earnings that arises from changes in interest rates, foreign exchange rates, equity and commodity prices, and in their implied volatilities.

The Market Risk Policy Committee serves an oversight role in the management of all market risks. The committee is a group of Citicorp's most senior market risk professionals, chaired by the Corporate Treasurer, which establishes and oversees corporate market risk policies and standards to serve as a check and balance in the business risk management process. Market risk management is an evolutionary process that integrates changes in markets, products, and technologies into policies and practices.

Within Citicorp, business and corporate oversight groups have well-defined market risk management responsibilities. Within each business, a process is in place to control market risk exposure. Management of this process begins with the professionals nearest to Citicorp's customers, products, and markets, and extends up to the senior executives who manage these businesses and to country Asset/Liability Management Committees ("ALCO"). Market risk positions are controlled by limits on exposure based on the size and nature of a business. Risk limits are approved by the Finance and Capital Committee, which is composed of senior management, including the Corporate Treasurer, and are overseen by the Market Risk Policy Committee.

Periodic reviews are conducted by Corporate Audit to ensure compliance with institutional policies and procedures for the assessment, management, and control of market risk.

MANAGEMENT OF PRICE RISK EXPOSURE AT CITICORP

Price risk is the risk to earnings from changes in interest rates, foreign exchange rates, commodity and equity prices, and in their implied volatilities. This exposure arises in the normal course of business of a global financial intermediary.

Citicorp has established procedures for managing price risk within its business units worldwide. Decentralization is the essential organizational principle for managing price risk. It is balanced by strong centralized controls exercised by corporate oversight bodies. The level of price risk assumed by a business is based on its objectives and earnings, its capacity to manage risk, and by the sophistication of its local markets. The nature of the price risk assumed by a business varies according to the products and services it provides and the customers it serves. Limits for each major category of risk are established, with exposures monitored and managed by the businesses, and reviewed monthly at the corporate level.

Non-Trading Portfolios

Business units manage the potential earnings effect of interest rate movements by modifying the asset and liability mix, either directly or through the use of derivative financial products. These include interest rate swaps and other derivative instruments which are either designated and effective as hedges or designated and effective in modifying the interest rate characteristics of specified assets or liabilities. The utilization of derivatives is managed in response to changing market conditions as well as to changes in the characteristics and mix of the related assets and liabilities. Additional information about non-trading derivatives is located in Note 21 of Notes to Supplemental Consolidated Financial Statements. Citicorp does not utilize instruments with leverage features in connection with its risk management activities.

As part of the annual planning process, limits are set for Earnings-at-Risk on a business, country and total Citicorp basis, with exposures reviewed on a regular basis by the Finance and Capital Committee in relation to limits and the current interest rate environment.

Earnings-at-Risk measures the discounted pre-tax earnings impact over a specified time horizon of a specified shift in the interest rate yield curve for the appropriate currency. The yield curve shift is statistically derived as a two standard deviation change in a short-term interest rate over the period required to defease the position (usually four weeks). Earnings-at-Risk is calculated separately for each currency and reflects the repricing gaps in the position, as well as option positions, both explicit and embedded.

Citicorp's primary non-trading price risk exposure is to movements in U.S. dollar interest rates. As of December 31, 1997, the rate shift over a four-week defeasance period applied to the U.S. dollar yield curve for purposes of calculating Earnings-at-Risk was 63 basis points. Citicorp also has Earnings-at-Risk in various other currencies; however, there are no significant risk concentrations in any individual non-U.S. dollar currency. As of December 31, 1997, the rate shifts applied to these currencies for purposes of calculating Earnings-at-Risk over a one-to four-week defeasance period ranged from 18 to 800 basis points, depending on the currency.

The table below illustrates that, as of December 31, 1997, a 63 basis point increase in the U.S. dollar yield curve would have a potential negative impact on Citicorp's pre-tax earnings of approximately $180 million for 1998, and approximately $88 million for the five-year period 1998-2002, while a two standard deviation increase in non-U.S. dollar interest rates would have a potential negative impact on Citicorp's pre-tax earnings of approximately $25 million for 1998, and approximately $49 million for the five-year period 1998-2002.

Citicorp Earnings-at-Risk (impact on pre-tax earnings)


                                                                      Assuming a U.S.                Assuming a Non-U.S.
                                                                  Dollar Rate Move of                Dollar Rate Move of
                                                    ---------------------------------------------------------------------
In Millions of Dollars at                                   Two Standard Deviations (1)        Two Standard Deviations (1)
December 31, 1997                                           Increase         Decrease          Increase         Decrease
-------------------------------------------------------------------------------------------------------------------------
Overnight to three months                                     $(66)             $ 75             $(11)              $11
Four to six months                                             (52)               67               (8)                8
Seven to twelve months                                         (62)               69               (6)                6
                                                    ---------------------------------------------------------------------
Total overnight to twelve months                              (180)              211              (25)               25
-------------------------------------------------------------------------------------------------------------------------
Year two                                                       (71)               75              (25)               25
Year three                                                       3                (9)              (7)                7
Year four                                                       65               (73)              (2)                2
Year five                                                      126              (146)               3                (3)
Effect of discounting                                          (31)               37                7                (7)
                                                    ---------------------------------------------------------------------
Total                                                        $( 88)             $ 95             $(49)              $49
-------------------------------------------------------------------------------------------------------------------------

(1) Total assumes a two standard deviation increase or decrease for every currency, not taking into account any covariance between currencies.
--------------------------------------------------------------------------------

The table below summarizes Citicorp's worldwide Earnings-at-Risk over the next 12 months from changes in interest rates and shows a relatively stable trend over the three-year period.

Citicorp Twelve Month Earnings-at-Risk
(impact on pre-tax earnings)


                                               U.S. Dollar                                        Non-U.S. Dollar
                           ---------------------------------------------------------------------------------------------------------
In Millions of Dollars
 at December 31,                    1997              1996             1995              1997             1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Assuming a two standard
  deviation rate:
Increase                           $(180)            $(165)           $(163)             $(25)            $(22)             $(19)
Decrease                             211               191              217                25               17                19
------------------------------------------------------------------------------------------------------------------------------------

The tables above illustrate that Citicorp's pre-tax earnings in its non-trading activities over the next 12 months would be reduced by an increase in interest rates and would benefit from a decrease in interest rates and are mainly impacted by changes in U.S. dollar interest rates. This primarily reflects the utilization of receive-fixed interest rate swaps and similar instruments to effectively modify the repricing characteristics of certain consumer and commercial loan portfolios, deposits, and long-term debt. Excluding the effects of these instruments, Citicorp's Earnings-at-Risk over the next twelve months in its non-trading activities would be as follows:

Citicorp Twelve Month Earnings-at-Risk
(excluding effect of derivatives)


                                                                           U.S. Dollar(1)
In Millions of Dollars                             --------------------------------------
at December 31,                                        1997          1996          1995
-----------------------------------------------------------------------------------------
Assuming a two standard
  deviation rate:
Increase                                                $64           $80          $159
Decrease                                                (44)          (70)         (124)
-----------------------------------------------------------------------------------------

(1) Excluding the effects of derivatives, Citicorp's non-U.S. dollar Earnings-at-Risk would have had a negative $26 million impact assuming a two standard deviation increase in rates and a positive $27 million impact assuming a two standard deviation decrease in rates at December 31, 1997.
--------------------------------------------------------------------------------

During 1997, the U.S. dollar Earnings-at-Risk for the following 12 months assuming a two standard deviation increase in rates would have had a potential negative impact ranging from approximately $142 million to $209 million in the aggregate at each month end, compared with a range from $116 million to $204 million during 1996 and a range from $30 million to $165 million during 1995. Similarly, during 1997, a two standard deviation increase in non-U.S. dollar interest rates for the following twelve months would have had a potential negative impact ranging from approximately $15 million to $33 million in the aggregate at each month end, compared with a range from $17 million to $28 million during 1996 and a range from $5 million to $26 million during 1995.

The table on page 50 also illustrates that the risk profile in the one-to two-year time horizon was directionally similar, but generally tends to reverse in subsequent periods. This reflects the fact that the majority of the derivative instruments utilized to modify repricing characteristics as described above will mature within three years. Additional detail regarding these derivative instruments may be found in Note 21 of Notes to Supplemental Consolidated Financial Statements.

Trading Portfolios

The price risk of trading activities is measured using the Value-at-Risk method, which estimates, at a specified confidence level, the largest potential loss in pre-tax market value that could occur over a one-day holding period. The Value-at-Risk method incorporates the market factors to which the market value of the trading position is exposed (interest rates, foreign exchange rates, equity and commodity prices, and their implied volatilities), the sensitivity of the position to changes in those market factors, and the volatilities and correlations of those factors. The Value-at-Risk measurement includes the foreign exchange risks that arise in traditional banking businesses and net capital investments in non-U.S. operations, as well as in explicit trading positions.

The trading portfolios are subject to a well-defined series of Value-at-Risk exposure limits. The daily price risk process monitors exposures against limits and triggers specific management actions to ensure that the potential impact on earnings, due to the many dimensions of price risk, is managed within acceptable limits. The Finance and Capital Committee approves the Value-at-Risk exposure limits annually and reviews usage of these exposures on a monthly basis.

During 1997, Value-at-Risk at a 97.7% confidence level averaged $56 million in the aggregate for Citicorp's major trading centers, and the monthly averages of daily exposures ranged from approximately $42 million to $65 million, which is similar to the ranges in 1996 and 1995. The level of exposure taken depends on the market environment and expectations of future price and market movements, and will vary from period to period. The trading-related revenue for 1997 was $2,107 million, compared with $1,909 million in 1996 and $1,989 million in 1995 (see "Trading-Related Revenue" on page 7). Quarterly trading-related revenue ranged from $255 million to $570 million during 1997 compared with $392 million to $547 million in 1996, and $395 million to $558 million in 1995.

As of January 1, 1998, Citicorp adopted an amendment to the capital adequacy guidelines, issued in 1996 by the Federal Reserve Board and other U.S. banking regulators, incorporating price risk as an adjustment to risk-weighted assets. In connection with adopting the amendment, Citicorp modified the confidence level used for its Value-at-Risk calculation from 97.7% to 99%, and refined the calculation of the covariance adjustment which reflects the correlation among market risks.

The table below summarizes Citicorp's Value-at-Risk in its trading portfolio as of December 31, 1997, calculated in accordance with the market risk amendment.

Citicorp Value-at-Risk


In Millions of Dollars at December 31, 1997
--------------------------------------------------------------------
Interest rate                                            $ 23
Foreign exchange                                            8
All other (primarily equity and commodity)                  8
Covariance adjustment                                     (14)
                                                    ----------------
Total                                                    $ 25
--------------------------------------------------------------------

MANAGEMENT OF CROSS-BORDER RISK AT CITICORP

Cross-border risk is the risk that Citicorp will be unable to obtain payment from customers on their contractual obligations as a result of actions taken by foreign governments such as exchange controls, debt moratorium and restrictions on the remittance of funds.

Citicorp manages cross-border risk as part of the Windows on Risk process described on page 47. Management oversight of cross-border risk is performed through a formal country risk review process that includes setting of cross-border limits, at least annually, in each country in which Citicorp has cross-border exposure, monitoring of economic conditions globally and within individual countries with proactive action as warranted, and the establishment of internal risk management policies. The Country Corporate Officer is required to prepare an annual country risk review that is subject to approval by senior management and the Windows on Risk Committee depending on the size of the country limit, and may also be updated periodically on an as needed basis. Cross-border limits are also established in the aggregate for certain products that meet risk acceptance criteria.

The table on page 53 presents Citicorp's total cross-border outstandings and commitments at year-end 1997 and 1996 on a regulatory basis in accordance with Federal Financial Institutions Examination Council (FFIEC) guidelines. Total cross-border outstandings include cross-border claims on third parties as well as investments in and funding of local franchises.

Cross-border claims on third parties (trade, short-term, and medium- and long-term claims) include cross-border loans, securities, deposits at interest with banks, investments in affiliates, and other monetary assets, as well as net revaluation gains on foreign exchange and derivative products. Adjustments have been made to assign externally guaranteed outstandings to the country of the guarantor and outstandings for which tangible, liquid collateral is held outside of the obligor's country to the country in which the collateral is held. For securities received as collateral, outstandings are assigned to the domicile of the issuer of the securities.

Investments in and funding of local franchises represents the excess of local country assets over local country liabilities, as defined by the FFIEC. Local country assets are claims on local residents recorded by branches and majority-owned subsidiaries of Citicorp domiciled in the country, adjusted for externally guaranteed outstandings and certain collateral. Local country liabilities are obligations of branches and majority-owned subsidiaries of Citicorp domiciled in the country for which no cross-border guarantee is issued by Citicorp offices outside the country.

Effective January 1, 1997, the FFIEC revised its cross-border reporting guidelines. The effect of applying the FFIEC's revised guidelines to Citicorp's previously reported December 31, 1996 balances is a reduction of cross-border claims on third parties of $7.1 billion, and a reduction of investments in and funding of local franchises of $8.6 billion.

The FFIEC's revised guidelines expand the scope of financial instruments that are reported, change the reporting of some local country assets, and increase the amount of local country liabilities that are applied to reduce reported exposure. Specifically, net revaluation gains on derivative and foreign exchange products are now included in the data. Local country assets that are denominated in non-local currencies have been removed from cross-border claims on third parties and are now included in investments in and funding of local franchises. Local country obligations denominated in non-local currencies are now included in the amount of local country liabilities that are applied to reduce reported investments in and funding of local franchises.

Citicorp Cross-Border Outstandings and Commitments

                                                                                                   1997                     1996(1)
                  -------------------------------------------------------------------------------------- --------------------------
                    Cross-Border Claims on Third Parties
                  ----------------------------------------
                                                   Trading  Investments in
In Billions                                     and Short-  and Funding of         Total                       Total
of Dollars        ------------------------------      Term           Local  Cross-Border                Cross-Border
at Year-End       Banks  Public  Private   Total  Claims(2)     Franchises  Outstandings Commitments(3) Outstandings Commitments(3)
-----------------------------------------------------------------------------------------------------------------------------------
Germany           $ 1.5  $  0.5   $  0.4   $  2.4  $ 2.3       $  2.3      $  4.7(4)       $  1.7      $  2.3(5)       $  1.4
United Kingdom      1.5     0.5      2.5      4.5    3.3            -         4.5(4)          7.8         4.0(4)          6.7
Italy               0.5     0.1      0.3      0.9    0.8          2.5         3.4(4)          0.5         2.0             0.3
Japan               2.4     0.2      0.6      3.2    2.8            -         3.2(4)          1.1         2.1(5)          1.0
France              1.5     0.7      0.7      2.9    2.7          0.2         3.1(4)          0.6         1.5             0.9
Switzerland         1.2       -      1.5      2.7    2.5            -         2.7(5)          1.1         2.5(5)          1.2
Spain               0.3       -      0.2      0.5    0.4          1.8         2.3(5)          0.4         1.0             0.1
Netherlands         0.7     0.3      0.9      1.9    1.5          0.3         2.2             0.8         1.3             0.5
Canada              0.8     0.1      0.4      1.3    1.1          0.3         1.6             1.8         1.4             1.4
Sweden              0.5     0.2      0.3      1.0    1.0          0.1         1.1             0.7         0.9             0.7
Belgium             0.4     0.2      0.3      0.9    0.8            -         0.9             0.2         1.2             0.7
Finland             0.3       -      0.4      0.7    0.5            -         0.7             0.4         0.5             0.4
Other (21           0.9     0.4      1.8      3.1    2.3          0.9         4.0             1.6         4.5             1.9
countries)
-----------------------------------------------------------------------------------------------------------------------------------
Europe, Canada,
  and Japan        12.5     3.2     10.3     26.0   22.0          8.4        34.4            18.7        25.2            17.2
-----------------------------------------------------------------------------------------------------------------------------------
Brazil              0.4     1.4      1.2      3.0    1.3          1.4         4.4(4)          0.1         4.9(4)          0.2
Mexico               -      2.0      0.6      2.6    1.0          0.4         3.0(5)          0.6         2.9(4)          0.1
Argentina           0.2     0.1      1.0      1.3    0.6          0.9         2.2             0.1         1.4             0.2
Chile                -      0.1      0.5      0.6    0.2          0.4         1.0               -         1.4             0.1
Venezuela           0.1     0.7      0.1      0.9    0.2          0.1         1.0               -         0.9               -
Colombia            0.2       -      0.2      0.4    0.3          0.5         0.9             0.1         1.0             0.2
Peru                 -      0.1      0.2      0.3    0.2          0.1         0.4             0.1         0.2             0.1
Uruguay              -      0.3        -      0.3    0.1            -         0.3               -         0.3               -
Other (20           0.2     0.3      0.4      0.9    0.5          0.2         1.1             0.6         0.8             0.4
countries)
-----------------------------------------------------------------------------------------------------------------------------------
Latin America       1.1     5.0      4.2     10.3    4.4          4.0        14.3             1.6        13.8             1.3
-----------------------------------------------------------------------------------------------------------------------------------
South Korea         0.5     0.2      0.8      1.5    1.4          1.1         2.6(5)          0.2         1.9             0.5
Saudi Arabia        0.7       -      0.1      0.8    0.4            -         0.8             0.3         0.7             0.2
Malaysia            0.1       -      0.2      0.3    0.3          0.4         0.7             0.1         0.9             0.1
Hong Kong           0.4       -      0.3      0.7    0.6            -         0.7             0.3         0.2             0.3
Indonesia           0.1       -      0.5      0.6    0.4            -         0.6             0.2         0.9             0.3
China               0.1       -      0.1      0.2    0.2          0.4         0.6             0.4         0.3             0.3
Singapore           0.2       -      0.3      0.5    0.3            -         0.5             0.3         0.7             0.4
Taiwan               -        -      0.4      0.4    0.4            -         0.4             0.5         0.3             0.5
Thailand            0.1       -      0.2      0.3    0.3            -         0.3             0.1         0.9             0.3
Bahrain             0.2     0.1        -      0.3    0.3            -         0.3             0.1         0.2               -
Kuwait              0.2       -        -      0.2    0.2            -         0.2               -         0.2              0.1
India               0.1       -      0.1      0.2    0.1            -         0.2             0.3         0.1             0.4
Pakistan             -      0.1        -      0.1    0.1          0.1         0.2               -         0.4               -
Philippines          -        -      0.2      0.2    0.1            -         0.2             0.1         0.4             0.3
Other (11           0.1       -      0.2      0.3    -              -         0.3             0.4         0.9             0.4
countries)
-----------------------------------------------------------------------------------------------------------------------------------
Asia/ Middle East   2.8     0.4      3.4      6.6    5.1          2.0         8.6             3.3         9.0             4.1
-----------------------------------------------------------------------------------------------------------------------------------
Australia           0.5       -      0.2      0.7    0.6            -         0.7             0.4         0.8             0.1
New Zealand         0.1       -        -      0.1    0.1          0.6         0.7               -         0.4               -
All Other            -      1.0      0.2      1.2    1.1          0.3         1.5             0.4         1.0             0.4
-----------------------------------------------------------------------------------------------------------------------------------
Total Other         0.6     1.0      0.4      2.0    1.8          0.9         2.9             0.8         2.2             0.5
-----------------------------------------------------------------------------------------------------------------------------------
Total Citicorp    $17.0    $9.6    $18.3    $44.9  $33.3        $15.3       $60.2           $24.4       $50.2           $23.1
-----------------------------------------------------------------------------------------------------------------------------------

(1)      Restated to conform to the FFIEC's current cross-border reporting guidelines.
(2)      Included in total cross-border claims on third parties.
(3) Commitments (not included in total cross-border outstandings) include legally binding cross-border letters of credit and loan commitments.
(4) Total cross-border outstandings were in excess of 1.0% of Citicorp's total assets as of the respective year-end. At December 31, 1995, based on the FFIEC's cross-border reporting guidelines in effect at that date, countries with total cross-border outstandings exceeding 1.0% of Citicorp's total assets were:
--------------------------------------------------------------------------------


    In Billions of          Total
    Dollars              Cross-Border
    at Year-End          Outstandings    Commitments(3)
    -----------------------------------------------------
    United Kingdom          $7.6              $5.8
    Brazil                   5.1                 -
    Japan                    3.6               0.9
    Argentina                2.9                 -
    Mexico                   2.9                 -
    Germany                  2.7               1.2
    -----------------------------------------------------

(5) Total cross-border outstandings were between 0.75% and 1.0% of Citicorp's total assets as of the respective year-end. At December 31, 1995, based on the FFIEC's cross-border reporting guidelines in effect at that date, countries with total cross-border outstandings between 0.75% and 1.0% of Citicorp's total assets were:


    In Billions of          Total
    Dollars              Cross-Border
    at Year-End          Outstandings      Commitments(3)
    -----------------------------------------------------
    Singapore               $2.5              $0.3
    Australia                2.4               0.3
    South Korea              2.1               0.5
    -----------------------------------------------------

Details of Citicorp's investments in and funding of local franchises for selected Asian countries in the table on page 53 at December 31, 1997 were as follows:


                                                                Local Country Assets      Local Country Liabilities
                 -------------------------------------------------------------------  -----------------------------
                                             Gross                                              Gross
                                        Unrealized                                         Unrealized
                                          Gains on                                          Losses on                  Investments
                                        Derivative                                     Derivative and     All Other         in and
In Billions                            and Foreign     All                      Local         Foreign         Local     Funding of
of Dollars       Consumer  Commercial     Exchange   Other                    Country        Exchange       Country          Local
at Year-End         Loans       Loans    Contracts  Assets(1)  Adjustments(2)  Assets       Contracts   Liabilities(3)  Franchises
-----------------------------------------------------------------------------------------------------------------------------------
South Korea         $0.8      $1.0         $1.2     $1.9         ($0.4)         $4.5            $1.0           $2.4         $1.1
Indonesia            0.3       0.4          0.4      1.0          (0.1)          2.0             0.5            1.7           -
Thailand             1.0       0.7          0.6      0.8          (0.4)          2.7             0.5            2.5           -
Philippines          0.3       0.9          0.1      1.3          (0.4)          2.2             0.1            2.1           -
Malaysia             1.3       0.8          0.2      1.4          (0.3)          3.4             0.1            2.9          0.4
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes deposits at interest with banks, securities, customers' acceptance liabilities, and other monetary assets.
(2) Adjustments include externally guaranteed outstandings, locally booked claims on nonresidents, and certain other claims as defined by the FFIEC.
(3) Primarily deposits, purchased funds and other borrowings, and acceptances outstanding.
--------------------------------------------------------------------------------

On January 28, 1998, an agreement in principle was reached between the Republic of Korea and a group of international banks (including Citicorp) on a plan to extend the maturities of short-term credits to the Korean banking system. Under the plan, Korean banks will offer to exchange their short-term, non-trade credits for new loans with maturities of one-, two-, or three- years, guaranteed by the Republic of Korea, and bearing a floating rate of interest at rates of 2.25%, 2.50%, and 2.75%, respectively, over the six-month London Interbank Offering Rate (LIBOR). The agreement was signed on March 31, 1998, and the exchange was completed on April 8, 1998.

Under the plan, Citicorp exchanged $398 million of short-term loans to Korean banks for new loans with maturities of one, two, and three years.

RISK MANAGEMENT AT SALOMON SMITH BARNEY

Effective management of the risks inherent in Salomon Smith Barney's businesses is critical. The following section discusses certain of the risks inherent in Salomon Smith Barney's businesses, procedures in place to manage such risks, and initiatives underway to continue to enhance Salomon Smith Barney's management of risk.

MARKET RISK AT SALOMON SMITH BARNEY

Market risk represents the potential loss Salomon Smith Barney may incur as a result of absolute and relative price movements in financial instruments, commodities and contractual commitments, due to price volatility, changes in yield curves, currency fluctuations and changes in market liquidity. Salomon Smith Barney manages aggregate market risk across both on- and off-balance sheet products and therefore separate discussion of market risk for individual products, including derivatives, is not meaningful. The distinguishing risks relative to derivatives are credit risk and funding (liquidity) risk, which is roughly equivalent to the risk of margin calls. Each type of risk can be increased or decreased by market movements. See "Risk Management - Credit Risk - Credit Exposure from Derivative Activities."

Within Salomon Smith Barney's trading businesses, sound management of market risk has always been a critical consideration. The sections that follow discuss organizational elements of market risk management, as well as specific risk management tools and techniques. Salomon Smith Barney has sought to institutionalize these elements across all its businesses. Efforts to further strengthen Salomon Smith Barney's management of market risk are ongoing and the enhancement of risk management systems and reporting, including the development and utilization of quantitative tools, is of major importance. Nevertheless, the basis for strong risk management is the expertise and judgment of Salomon Smith Barney's trading professionals and senior management, and open lines of communication.

Salomon Smith Barney's Risk Management Control Framework

Salomon Smith Barney's risk management control framework is based upon the ongoing participation of senior management, business unit managers and the coordinated efforts of various support units throughout the firm.

Salomon Smith Barney's risk management capabilities meet or exceed the risk management requirements of the major regulatory and reporting bodies. These requirements include the establishment of appropriate market and credit risk controls, policies and procedures; appropriate senior management risk oversight with thorough risk analysis and reporting; and independent risk management with capabilities to evaluate and monitor risk limits.

Valuation and Control of Trading Inventory

With regard to Salomon Smith Barney's trading inventory (financial instruments, commodities and contractual commitments), the Chairmen and Co-Chief Executive Officers determine the appropriate risk profile of Salomon Smith Barney with assistance from the other members of the Risk Management Committee. This committee also includes senior business managers, the Chief Financial Officer, the Chief Risk Officer and the Global Risk Manager and reviews and recommends appropriate levels of risk, reviews risk capital allocations, balance sheet and regulatory capital usage by business units and recommends overall risk policies and controls. Lastly, an independent Global Risk Management Group provides technical and quantitative analysis of the market risk associated with inventory to the Chairmen and Co-Chief Executive Officers and members of the Risk Management Committee on a frequent basis.

Trading inventory is necessary for an active market-maker, but can be a major source of liquidity risk. Monitoring Salomon Smith Barney's trading inventory levels and composition and oversight for pricing is the responsibility of the Global Risk Management Group and various support units, which monitor trading inventory on a position by position level, and employ specific risk models to track inventory exposure in credit markets, emerging markets and the mortgage market. Salomon Smith Barney also provides for liquidity risk by imposing markdowns as the age of the inventory increases. Inventory event risk, both for issuer credit and emerging markets, is analyzed with the involvement of senior traders, economists and credit department personnel. Market scenarios for the major emerging markets are maintained and updated to reflect the event risk for the emerging market inventory. In addition, Salomon Smith Barney, as a dealer of securities in the global capital markets, has risk to issuers of fixed income securities for the timely payment of principal and interest. Principal risk is reviewed by the Global Risk Management Group, which identifies and reports major risks undertaken by the trading businesses. The Credit Department combines principal risk positions with credit risks resulting from market and delivery risk to review aggregate exposures by counterparty, industry and country.

Risk Limits

Salomon Smith Barney's trading businesses have implemented business unit limits on exposure to risk factors. These limits, which are intended to enforce the discipline of communicating and gaining approval for higher risk positions, are periodically reviewed by the Global Risk Management Group. Business units may not exceed risk limits without the approval of the appropriate member of the Risk Management Committee.

Theoretical Revenue Reconciliation

The trading units of Salomon Smith Barney, the Global Risk Management Group and various support units perform periodic revenue reconciliations, comparing actual revenues with the revenue outcome that would have been expected based on risk factor exposures. A discrepancy between the expected revenue impact for a given market event and the actual revenues may indicate an unexplained dimension of market risk. Comparing the two thus provides a fundamental check that risk management is capturing all the material market risk factors and that the sources of trading risk and trading revenue are consistent with the realized revenue.

Tools for Risk Management and Reporting

Salomon Smith Barney's market risk measurement begins with the identification of relevant market risk factors. These core risk factors vary from market to market, and region to region. Risk factors are used in three types of analysis: stress analysis, scenario analysis and value-at-risk analysis.

Stress Analysis

Salomon Smith Barney performs stress analysis by repricing inventory positions for specified upward and downward moves in risk factors, and computing the revenue implications of these repricings. Stress analysis is a useful tool for identifying exposures that appear to be relatively small in the current environment but grow more than proportionately with changes in risk factors. Such risk is typical of a number of derivative instruments, including options sold, many mortgage derivatives and a number of structured products. Stress analysis provides for the measurement of the potential impact of extremely large moves in risk factors, which, though infrequent, can be expected to occur from time to time.

Scenario Analysis

Scenario analysis is a tool that generates forward-looking "what-if" simulations for specified changes in market factors. For example, a scenario analysis could simulate the impact of a dramatic tightening of interest rates by the Federal Reserve Board. The revenue implications of the specified scenario are quantified not only for Salomon Smith Barney as a whole, but on a business unit basis and on a geographic basis. The risk management system keeps track of many scenarios developed by members of the Global Risk Management Group and by Salomon Smith Barney's economists and strategists.

Value at Risk

Value at risk (VAR) is a statistical tool for measuring the variability of trading revenue. The VAR reported reflects a potential range of revenue loss, over a one-day period, at the "95% confidence level." This level implies that on 95 trading days out of 100, the mark-to-market of the portfolio will likely result in either (1) an increase in revenue, or (2) a decrease from average revenue that is less than the VAR estimate; and that on 5 trading days out of 100, a decrease from average revenue that will likely exceed the VAR estimate.

Value at risk is calculated by performing simulation analysis of the volatilities and correlations of key underlying market risk factors (e.g., interest rates, interest rate spreads, equity prices, foreign exchange rates, commodity prices, option volatilities) to estimate the range of possible changes in the market value of Salomon Smith Barney's market risk sensitive financial instruments.

Measuring market risk using statistical risk management models has recently become the main focus of risk management efforts by many companies whose earnings are exposed to changes in the fair value of financial instruments. Management believes that statistical models alone do not provide a reliable method of monitoring and controlling risk. While VAR models are relatively sophisticated, they are of limited value for internal risk management in that they do not give any indication of which individual exposures are problematic or which of the many risk simulations are particularly worrisome. Therefore, such models do not substitute for the experience or judgment of senior management and the Global Risk Management Group, who have extensive knowledge of the markets and revise strategies as they deem necessary. These models are used by Salomon Smith Barney only as a supplement to other risk management tools.

Salomon Smith Barney engages in long-term trading activities. The horizon of these trading activities can vary and is often in excess of a fiscal quarter. Therefore, daily VAR is of limited use in measuring the true risk over longer horizons. For long-term strategies that have convergence or mean-reverting characteristics, the daily VAR will overestimate the risk that these strategies will have over a longer horizon. Salomon Smith Barney believes that this feature of the trading horizon makes comparisons of VAR across different firms problematic.

The following table shows the results of Salomon Smith Barney's VAR analysis, which includes substantially all of its financial assets and liabilities, including all financial instruments and commodities owned and sold, contractual commitments, repurchase and resale agreements, and related funding at December 31, 1997:


In Millions of Dollars
-------------------------------------------------------------------------------
Interest rate                                        $41
Equities                                             $ 8
Commodities                                          $ 8
Currency                                             $ 9
All financial assets and liabilities                 $44
-------------------------------------------------------------------------------

The quantification of market risk using VAR analysis requires a number of key assumptions. In calculating the above market risk amounts, Salomon Smith Barney used a 95% confidence level and a one day interval. The standard deviations and correlation assumptions are based on historical data and reflect a horizon of one year or more and no more than five years. Over 100 risk factors are used in the simulations. VAR reflects the risk profile of Salomon Smith Barney at December 31, 1997 and is not a predictor of future results.

The following describes the components of market risk:

Interest Rate Risk

Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. In connection with Salomon Smith Barney's dealer and arbitrage activities, including market-making in OTC derivative contracts, Salomon Smith Barney is exposed to interest rate risk arising from changes in the level or volatility of interest rates, mortgage prepayment speeds or the shape and slope of the yield curve. Salomon Smith Barney's corporate bond activities expose it to the risk of loss related to changes in credit spreads. When appropriate, Salomon Smith Barney attempts to hedge its exposure to interest rate risk by entering into transactions such as interest rate swaps, options, U.S. and non-U.S. government securities and futures and forwards contracts designed to mitigate such exposure.

Equity Price Risk

Salomon Smith Barney is exposed to equity price risk as a consequence of making markets in equity securities and equity derivatives. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities, or instruments that derive their value from a particular stock, a basket of stock or a stock index. Salomon Smith Barney attempts to reduce the risk of loss inherent in its inventory in equity securities by entering into hedging transactions, including equity options, designed to mitigate its market risk profile.

Commodity Price Risk

Commodity price risk results from the possibility that the price of the underlying commodity may rise or fall. Cash flows from commodity contracts are based on the difference between an agreed-upon fixed price and a price that varies with changes in a specified commodity price or index. Commodity contracts principally relate to energy, precious metals and base metals.

Currency Risk

Currency risk arises from the possibility that changes in foreign exchange rates will impact the value of financial instruments. When Salomon Smith Barney buys or sells a foreign currency or financial instrument denominated in a currency other than U.S. dollars, exposure exists from a net open currency position. Until the position is covered by selling or buying an equivalent amount of the same currency or by entering into a financing arrangement denominated in the same currency, Salomon Smith Barney is exposed to a risk that the exchange rate may move against it.

The following is a discussion of derivatives and risk management as they relate to the operations of Salomon Smith Barney.

Derivative Instruments at Salomon Smith Barney

Derivatives are an integral element of the world's financial and commodity markets. Globalization of economic activity has brought more market participants in contact with foreign exchange and interest rate risk at a time when market volatility has increased. Salomon Smith Barney has developed many techniques using derivatives to enhance the efficiency of capital and trading risk management.

Derivative Instruments -- Overview

Derivative instruments are contractual commitments or payment exchange agreements between counterparties that "derive" their value from some underlying asset, index, interest rate or exchange rate. The markets for these instruments have grown tremendously over the past decade. A vast increase in the types of derivative users and their motivations in using these products has resulted in an expansion of geographic coverage, transaction volume and liquidity, and the number of underlying products and instruments.

Derivatives have been used quite successfully by multinational corporations to hedge foreign currency exposure, by financial institutions to manage gaps in maturities between assets and liabilities, by investment companies to reduce transaction costs and take positions in foreign markets without assuming currency risk, and by non-financial companies to fix the prices of inputs into the manufacturing process or prices of the products they sell. Derivatives are also used by investors when, considering such factors as taxes, regulations, capital, and liquidity, they provide the most efficient means of taking a desired market position. These are just a few of the business objectives for which derivatives are used. The list of objectives is large and continues to grow rapidly.

Derivatives are accounted for and settled differently than cash instruments and their use requires special management oversight. Such oversight should ensure that management understands the transactions to which it commits the firm and that the transactions are executed in accordance with sensible corporate risk policies and procedures.

Derivatives activities, like Salomon Smith Barney's other ongoing business activities, give rise to market, credit, and operational risks. Market risk represents the risk of loss from adverse market price movements. While market risk relating to derivatives is clearly an important consideration for intermediaries such as Salomon Smith Barney, such risk represents only a component of overall market risk, which arises from activities in non-derivative instruments as well. Consequently, the scope of Salomon Smith Barney's market risk management procedures extends beyond derivatives to include all financial instruments and commodities. Credit risk is the loss that Salomon Smith Barney would incur if counterparties failed to perform pursuant to their contractual obligations. While credit risk is not a principal consideration with respect to exchange-traded instruments, it is a major factor with respect to non-exchange-traded OTC instruments. Whenever possible, Salomon Smith Barney uses industry master netting agreements to reduce aggregate credit exposure. Swap and foreign exchange agreements are documented utilizing counterparty master netting agreements supplemented by trade confirmations. Over the past several years, Salomon Smith Barney has enhanced the funding and risk management of its derivatives activities through the increased use of bilateral security agreements. Salomon Smith Barney, in particular, has been an industry leader in promoting the use of this risk reduction technique. Based on notional amounts, at each of December 31, 1997 and 1996, approximately 80% of Salomon Smith Barney's swap portfolio was subject to the bilateral exchange of collateral. This initiative, combined with the success of Salomon Swapco Inc, Salomon Smith Barney's triple-A rated derivatives subsidiary, has greatly strengthened the liquidity profile of Salomon Smith Barney's derivative trading activities. See "Risk Management" for discussions of Salomon Smith Barney's management of market, credit, and operational risks.

Nature and Terms of Derivative Instruments

Salomon Smith Barney and its subsidiaries enter into various bilateral financial contracts involving future settlement, which are based upon a predetermined principal or par value (referred to as the "notional" amount). Such instruments include swaps, swap options, caps and floors, futures contracts, forward purchase and sale agreements, option contracts and warrants. Transactions are conducted either through organized exchanges or OTC.

Salomon Smith Barney's Use of Derivative Instruments

Salomon Smith Barney's use of derivatives can be broadly classified between trading and non-trading activities. The vast majority of Salomon Smith Barney's derivatives use is in its trading activities, which include market-making activities for customers and the execution of proprietary trading strategies. Salomon Smith Barney's derivative counterparties consist primarily of other major derivative dealers, financial institutions, insurance companies, pension funds and investment companies, and other corporations. The scope of permitted derivatives activities both for trading and non-trading purposes for each of Salomon Smith Barney's businesses is defined by senior management.

Trading Activities

A fundamental activity of Salomon Smith Barney is to provide market liquidity to its customers across a broad range of financial instruments, including derivatives. Salomon Smith Barney also seeks to generate returns by executing proprietary trading strategies, which are generally longer term in nature. By their very nature, trading activities represent the assumption of risk. However, trading positions are constructed in a manner that seeks to define and limit risk taking only to those risks that Salomon Smith Barney intends to assume. The most significant derivatives-related activity conducted by Salomon Smith Barney is in fixed-income derivatives, which includes interest rate swaps, financial futures, swap options, and caps and floors. Other derivative transactions, such as currency swaps, forwards and options as well as derivatives linked to equities, are also regularly executed by Salomon Smith Barney. Salomon Smith Barney generally earns a spread from market-making transactions involving derivatives, as it generally does from its market-making activities for non-derivative transactions. Salomon Smith Barney also utilizes derivatives to manage the market risk inherent in the securities inventories and derivative portfolios it maintains for market-making purposes as well as its "book" of swap agreements and related transactions with customers. Salomon Smith Barney conducts its commodities dealer activities in organized futures exchanges as well as in OTC forward markets. Salomon Smith Barney executes transactions involving commodities options, forwards and swaps, much in the same manner as it does in the financial markets.

Non-Trading Activities

Salomon Smith Barney also makes use of financial derivatives for non-trading, or end user, purposes. As an end user, these instruments provide Salomon Smith Barney with added flexibility in the management of its capital and funding costs. Interest rate swaps are utilized to effectively convert the majority of Salomon Smith Barney's fixed-rate term debt and a portion of its short-term borrowings to variable-rate obligations. Cross-currency swaps and forward currency contracts are utilized to effectively convert a portion of its non-U.S. dollar-denominated term debt to U.S. dollar-denominated obligations and to minimize the variability in equity otherwise attributable to exchange rate movements.

CREDIT RISK

Credit risk represents the loss Salomon Smith Barney could incur if an issuer or counterparty is unable or unwilling to perform on its commitments, including the timely payment of principal and interest or settlement of swap and foreign exchange transactions, repurchase agreements, securities purchases and sales, and other contractual obligations. Salomon Smith Barney's credit risk management process considers the many factors that influence the probability of a potential loss, including, but not limited to, the issuer's or counterparty's financial profile, its business prospects and reputation, the specific terms and duration of the transactions, the exposure of the transactions to market risk, macroeconomic developments and sovereign risk.

Origin of Credit Risk

In the normal course of its operations, Salomon Smith Barney and its subsidiaries enter into various transactions that give rise to credit risk. Credit risk is generally attributable to one or more of the following risks: market, delivery and default of principal. Market and delivery risks create credit risk with respect to transactions with counterparties. Default of principal risk is the risk of nonpayment of the principal and interest of a security.

The components of market risk such as absolute and relative price movements, price volatility, changes in yield curves, currency fluctuations and changes in market liquidity result in credit risk even where the right of offset exists when a counterparty's obligation to Salomon Smith Barney exceeds the obligation of Salomon Smith Barney to the counterparty. Delivery risk arises from the requirement, in certain circumstances, to release cash or securities before receiving payment. For both market and delivery risk, the Credit Department sets credit limits or requires specific approvals that anticipate the potential exposure of transactions.

Credit Risk Management at Salomon Smith Barney

The Chief Credit Officer, who is independent of any revenue-generating function, manages the Credit Department, whose professionals assess, approve, monitor, and coordinate the extension of credit on a global basis. In considering such risk, the department evaluates the risk/return trade-offs as well as current and potential credit exposures to a counterparty or to groups of counterparties that are related because of industry, geographic, or economic characteristics. The department also has established various credit policies and control procedures used singularly or in combination, depending upon the circumstances.

Credit Risk Management of Commodities-Related Transactions

Phibro Inc.'s credit department determines the credit limits for counterparties in its commodities-related activities. Exposure reports, which contain detailed information about cash flows with customers, goods in transit and forward mark-to-market positions, are reviewed daily.

Credit Exposure from Derivatives Activities

The following table summarizes Salomon Smith Barney's credit exposure, net of cash and securities collateral for swap agreements, swap options and caps and floors and foreign exchange contracts and options at December 31, 1997. These numbers do not present potential credit exposure that may result from factors that influence market risk or from the passage of time. Severe changes in market factors may cause credit exposure to increase suddenly and dramatically. Swap agreements, swap options, caps and floors include transactions with both short- and long-term periods of commitment.


                                                                                  Transactions with Over
 In Billions of Dollars                                    All Transactions        3 Years to Maturity           1997 Average
-------------------------------------------------------------------------------------------------------------------------------
 Swaps, swap options, caps and floors (1):
     Risk classes 1 and 2                                         $1.5                     $1.1                        $1.1
     Risk class 3                                                  1.5                      0.8                         1.2
     Risk classes 4 and 5                                          1.0                      0.5                         0.8
     Risk classes 6, 7 and 8                                       0.1                      0.1                         0.1
-------------------------------------------------------------------------------------------------------------------------------
                                                                  $4.1                     $2.5                        $3.2
-------------------------------------------------------------------------------------------------------------------------------
 Foreign exchange contracts and options (1):
     Risk classes 1 and 2                                         $0.7                        -                        $0.7
     Risk class 3                                                  0.7                        -                         0.6
     Risk classes 4 and 5                                          0.2                        -                         0.2
-------------------------------------------------------------------------------------------------------------------------------
                                                                  $1.6                        -                        $1.5
-------------------------------------------------------------------------------------------------------------------------------

(1) To monitor credit risk, Salomon Smith Barney utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit ratings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging from the lowest investment grade to the highest non-investment grade. Risk classes six, seven and eight represent higher risk counterparties.
--------------------------------------------------------------------------------


With respect to sovereign risk related to derivatives, credit exposure at December 31, 1997 was primarily to counterparties in the U.S. ($2.9 billion), Germany ($0.6 billion), Great Britain ($0.5 billion), Italy ($0.4 billion), Japan ($0.3 billion) and France ($0.3 billion).

OPERATIONAL RISK AT SALOMON SMITH BARNEY

As a major intermediary in financial and commodities markets, Salomon Smith Barney is directly exposed to market risk and credit risk, which arise in the normal course of its business activities. Slightly less direct, but of critical importance, are risks pertaining to operational and back office support. This is particularly the case in a rapidly changing and increasingly global environment with increasing transaction volumes and an expansion in the number and complexity of products in the marketplace. Such risks include:

    - Operational/Settlement Risk - the risk of financial and opportunity loss and legal liability attributable to operational problems, such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement, or the inability to process large volumes of transactions. Salomon Smith Barney is subject to increased risks with respect to its trading activities in emerging market securities, where clearance, settlement, and custodial risks are often greater than in more established markets.

    - Technological Risk - the risk of loss attributable to technological limitations or hardware failure that constrain Salomon Smith Barney's ability to gather, process, and communicate information efficiently and securely, without interruption, with customers, among units within Salomon Smith Barney, and in the markets where Salomon Smith Barney participates. In addition, Salomon Smith Barney must enhance its systems to process dates starting with the year 2000 and to address the technological implications that will result from regulatory and market changes, such as Europe's Economic and Monetary Union.

    - Legal/Documentation Risk - the risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.

    - Financial Control Risk - the risk of loss attributable to limitations in financial systems and controls. Strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with management's authorization, and that financial information utilized by management and communicated to external parties, including Salomon Smith Barney's stockholder, creditors, and regulators, is free of material errors.

As the above risks are largely interrelated, so are Salomon Smith Barney's actions to mitigate and manage them. Salomon Smith Barney's Chief Administrative Officer is responsible for, among other things, oversight of global operations and technology. An essential element in mitigating the risks noted above is the optimization of information technology and the ability to manage and implement change. To be an effective competitor in an information-driven business of a global nature requires the development of global systems and databases that ensure increased and more timely access to reliable data.

For related disclosures see Notes 1, 9, 12 and 21 of Notes to Supplemental Consolidated Financial Statements.

Market Risk on Other Non-Trading Financial Instruments

The primary market risk related to the Company's non-trading financial instruments is the risk of loss associated with adverse changes in interest rates. Excluding Citicorp's non-trading portfolios, which are discussed on pages 49 and 50, the table below reflects the estimated decrease in the fair value of such financial instruments as a result of a 100 basis point increase in interest rates, including the effect of derivatives employed in end-user activities:


                                                                December 31,
In Millions of Dollars                                              1997
------------------------------------------------------------------------------
Assets
   Investments                                                    $2,636
   Net consumer finance receivables                                  435

Liabilities
   Long-term debt                                                    545
   Contractholder funds                                              308
   Redeemable preferred securities of subsidiary trusts              115
------------------------------------------------------------------------------

A significant portion of the Company's liabilities, e.g. insurance policy and claims reserves, are not financial instruments and are excluded from the above sensitivity analysis. Corresponding changes in fair value of these accounts, based on the present value of estimated cash flows, would materially mitigate the impact of the net decrease in values implied above. The analysis also excludes all financial instruments, including long-term debt, identified with trading activities. The analysis reflects the estimated gross change in value resulting from a change in interest rates only and is not comparable to the value at risk analysis employed with respect to trading instruments described in the investment services segment.

Changes in value representing unrealized gains or losses on non-trading financial instruments are not reflected in earnings.

For additional information regarding the use of and accounting for non-trading financial instruments, see Notes 1, 5, 10, 12, 17, 21 and 23 of Notes to Supplemental Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

Citigroup services its obligations primarily with dividends and advances that it receives from subsidiaries. The subsidiaries' dividend paying abilities are limited by certain covenant restrictions in credit agreements and/or by regulatory requirements. Citigroup believes it will have sufficient funds to meet current and future commitments. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Citigroup Inc. (Citigroup)

Citigroup issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding. Citigroup, CCC and TIC have an agreement with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of Citigroup, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. The revolving credit facility consists of a five-year revolving credit facility that expires in June 2001. At December 31, 1997, $500 million was allocated to Citigroup, $450 million was allocated to CCC, and $50 million to TIC. At December 31, 1997 there were no borrowings outstanding under this facility. Under this facility the Company is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). TRV exceeded this requirement by approximately $10.5 billion at December 31, 1997.

As of December 31, 1997, Citigroup had unused credit availability of $500 million under the five-year revolving credit facility. Citigroup may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facilities through commitment fees.

In June 1997, the Company sold in a public offering 8.0 million depositary shares, each representing one-fifth of a share of 6.365% Cumulative Preferred Stock, Series F (Series F Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $400 million. The Series F Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after June 16, 2007, the Company may redeem the Series F Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In July 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.213% Cumulative Preferred Stock, Series G (Series G Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series G Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after July 11, 2007, the Company may redeem the Series G Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In September 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.231% Cumulative Preferred Stock, Series H (Series H Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series H Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after September 8, 2007, the Company may redeem the Series H Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In October 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 5.864% Cumulative Preferred Stock, Series M (Series M Preferred Stock), at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series M Preferred Stock has cumulative dividends payable quarterly commencing November 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after October 8, 2007, the Company may redeem the Series M Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

On October 17, 1997, Berkshire Hathaway, Inc. converted 140,000 shares ($140 million) of cumulative convertible preferred stock of the Company into 6.2 million shares of common stock.

On July 1, 1997 the Company redeemed all of the 7.5 million outstanding shares (15 million depositary shares) of its 9.25% Preferred Stock, Series D (Series D Preferred Stock) at $50 per share ($25 per depositary share). The aggregate amount of Series D Preferred Stock outstanding on the redemption date was $375 million.

On July 28, 1997 the Company redeemed all of the 1.2 million outstanding shares (12 million depositary shares) of its 8.125% Cumulative Preferred Stock, Series A (Series A Preferred Stock) at $250 per share ($25 per depositary share) plus accrued and unpaid dividends to the redemption date. The aggregate amount of Series A Preferred Stock outstanding on the redemption date was $300 million.

Citigroup is subject to risk-based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System (FRB). These guidelines are used to evaluate capital adequacy and include certain required minimums. Citigroup's total capital (Tier 1 and Tier 2) amounted to $52.3 billion at December 31, 1997 representing 11.07% of net risk-adjusted assets. Tier 1 Capital of $39.5 billion at December 31, 1997 represented 8.37% of net risk-adjusted assets. Citigroup's leverage ratio was 5.64% at December 31, 1997.

Citicorp

Management of liquidity at Citicorp is the responsibility of the Corporate Treasurer. The Country Corporate Officer and the Country Treasurer ensure that all funding obligations in each country are met when due. The Country Treasurer is appointed by the Market Risk Policy Committee upon the recommendation of line management and Regional Treasurers.

The in-country forum for liquidity issues is the ALCO, which includes senior executives within each country. The ALCO reviews the current and prospective funding requirements for all businesses and legal entities within the country, as well as the capital position and balance sheet. All businesses within the country are represented on the committee with the focal point being the Country Treasurer.

Each Country Treasurer must prepare a liquidity plan at least annually that is approved by the Country Corporate Officer, the Regional Treasurer, and the Market Risk Policy Committee. The liquidity profile is monitored on an on-going basis and reported monthly. Limits are established on the extent to which businesses in a country can take liquidity risk. The size of the limit depends on the depth of the market, experience level of local management, the stability of the liabilities, and liquidity of the assets.

Regional Treasurers generally have responsibility for monitoring liquidity risk across a number of countries within a defined geography. They are also available for consultation and special approvals, especially in unusual or volatile market conditions.

Citicorp's assets and liabilities are diversified across many currencies, geographic areas, and businesses. Particular attention is paid to those businesses which for tax, sovereign risk, or regulatory reasons cannot be freely and readily funded in the international markets.

A diversity of funding sources, currencies, and maturities is used to gain a broad access to the investor base. Citicorp's deposits, which represent 64% and 66% of total funding at December 31, 1997 and 1996, respectively, are broadly diversified by both geography and customer segments.

Stockholders' equity, which grew $492 million during the year to $21.0 billion at year-end 1997, continues to be an important component of the overall funding structure. In addition, long-term debt is issued by Citicorp and its subsidiaries. Total Citicorp long-term debt outstanding at year-end 1997 was $19.0 billion, compared with $18.6 billion at year-end 1996. Asset securitization programs remain an important source of liquidity. Loans securitized during 1997 included $7.6 billion of U.S. credit cards, $3.2 billion of U.S. consumer mortgages, and $0.5 billion of non-U.S. consumer loans. As credit card securitization transactions amortize, newly originated receivables are recorded on Citicorp's balance sheet and become available for asset securitization. In 1997, the scheduled amortization of certain credit card securitization transactions made available $6.0 billion of new receivables. In addition, $6.5 billion of credit card securitization transactions are scheduled to amortize during 1998.

Citicorp is a legal entity separate and distinct from Citibank, N.A. and its other subsidiaries and affiliates. There are various legal limitations on the extent to which Citicorp's banking subsidiaries may extend credit, pay dividends or otherwise supply funds to Citicorp. The approval of the Office of the Comptroller of the Currency is required if total dividends declared by a national bank in any calendar year exceed net profits (as defined) for that year combined with its retained net profits for the preceding two years. In addition, dividends for such a bank may not be paid in excess of the bank's undivided profits. State-chartered bank subsidiaries are subject to dividend limitations imposed by applicable state law.

Citicorp's national and state-chartered bank subsidiaries can declare dividends to their respective parent companies in 1998, without regulatory approval, of approximately $2.0 billion, adjusted by the effect of their net income (loss) for 1998 up to the date of any such dividend declaration. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings. Consistent with these considerations, Citicorp estimates that its bank subsidiaries can distribute dividends to Citicorp of approximately $1.6 billion of the available $2.0 billion, adjusted by the effect of their net income (loss) up to the date of any such dividend declaration.

Citicorp also receives dividends from its nonbank subsidiaries. These nonbank subsidiaries are generally not subject to regulatory restrictions on their payment of dividends except that the approval of the Office of Thrift Supervision (OTS) may be required if total dividends declared by a savings association in any calendar year exceed amounts specified by that agency's regulations.

Citicorp is subject to risk-based capital guidelines issued by the Board of Governors of the FRB. These guidelines are used to evaluate capital adequacy based primarily on the perceived credit risk associated with balance sheet assets, as well as certain off-balance sheet exposures such as unused loan commitments, letters of credit, and derivative and foreign exchange contracts. The risk-based capital guidelines are supplemented by a leverage ratio requirement.

Citicorp Ratios


At Year-End                                             1997           1996
--------------------------------------------------------------------------------
Tier 1 capital                                           8.27%          8.31%
Total capital (Tier 1 and Tier 2)                       12.25          12.15
Leverage(1)                                              6.95           7.35
Common stockholders' equity                              6.15           6.57
--------------------------------------------------------------------------------

(1)      Tier 1 capital divided by adjusted average assets.
--------------------------------------------------------------------------------


Citicorp continued to maintain a strong capital position during 1997. Total capital (Tier 1 and Tier 2) amounted to $31.0 billion at December 31, 1997, representing 12.25% of net risk-adjusted assets. This compares with $28.7 billion and 12.15% at December 31, 1996. Tier 1 capital of $20.9 billion at year-end 1997 represented 8.27% of net risk-adjusted assets, compared with $19.6 billion and 8.31% at year-end 1996. The Tier 1 capital ratio at year-end 1997 was within Citicorp's target range of 8.00% to 8.30%.

The excess of Tier 1 capital generated during a period reduced by capital utilized for business expansion is referred to as "free capital." As shown in the following table, Citicorp generated $2.2 billion and $3.0 billion of free capital during 1997 and 1996.

Free Capital


In Millions of Dollars                                              1997              1996
----------------------------------------------------------------------------------------------
Tier 1 capital generated:
  Net income                                                      $3,609            $3,800
  Issuances/other (1)                                              1,073             1,180
  Cash dividends declared                                         (1,105)           (1,012)
                                                              --------------------------------
Total Tier 1 capital generated                                     3,577             3,968
Capital utilized for growth in net risk-adjusted assets           (1,405)             (926)
                                                              --------------------------------
Free capital generated                                            $2,172            $3,042
----------------------------------------------------------------------------------------------

(1) Primarily includes issuance of common stock under various staff benefits plans and the dividend reinvestment plan. Also includes issuance of mandatorily redeemable preferred securities of subsidiary trusts, and the redemption of the $175 million Series 14 Preferred Stock in 1997.
--------------------------------------------------------------------------------

In order to return this free capital to its shareholders, Citicorp initiated a common stock repurchase program in June 1995. During 1996 the program was expanded to a total authorization of $8.5 billion through December 31, 1998. Citicorp repurchased 47.0 million and 90.3 million equivalent shares of Citigroup common stock under the program using free capital of $2.3 billion ($47.97 average cost per share) and $3.1 billion ($34.05 average cost per share) in 1997 and 1996, respectively. Citicorp began both 1997 and 1996 with Tier 1 capital in excess of its target, enabling repurchases to exceed the amount of free capital generated for each year. Since the program was initiated, Citicorp repurchased 195.0 million equivalent shares of Citigroup common stock using free capital of $6.9 billion. The amount of free capital is impacted by a number of factors including the level of income, issuances, dividends and changes in risk-adjusted assets. During the second quarter of 1998, Citicorp's stock repurchase program was suspended, and subsequently terminated immediately prior to consummation of the Merger with Travelers.

Common stockholders' equity increased a net $0.7 billion during the year to $19.1 billion at December 31, 1997, representing 6.15% of assets, compared with 6.57% at year-end 1996. The increase in common stockholders' equity during the year principally reflected net income and the issuance of stock under various staff benefit plans, partially offset by shares repurchased under the common stock repurchase program and dividends declared on common and preferred stock. The decrease in the common stockholders' equity ratio during the year reflected the above items as well as the increase in total assets.

During 1997, Citicorp redeemed the $175 million Series 14 Preferred Stock and issued an additional $450 million of mandatorily redeemable preferred securities of subsidiary trusts (commonly known as "trust preferred securities"). The trust preferred securities outstanding at December 31, 1997 of $750 million, including $300 million issued in 1996, qualify as Tier 1 capital. Interest expense on the trust preferred securities amounted to $58 million in 1997 and less than $1 million in 1996.

During the 1998 first quarter, Citicorp redeemed $303 million of Adjustable Rate Preferred Stock, Second and Third Series. On June 1, 1998, Citicorp redeemed for cash all outstanding shares of its 8.00% Noncumulative Preferred Stock, Series
16. On August 15, 1998 and September 1, 1998 the Company redeemed the $62 million of Series 8A and $350 million of Series 17 Preferred Stock, respectively.

Components of Capital Under Regulatory Guidelines


In Millions of Dollars at Year-End                                              1997              1996
---------------------------------------------------------------------------------------------------------
Tier 1 Capital
Common stockholders' equity                                                $  19,123         $  18,456
Perpetual preferred stock                                                      1,903             2,078
Mandatorily redeemable preferred securities of subsidiary trusts                 750               300
Minority interest                                                                104                91
Less: Net unrealized gains on securities available for sale (1)                 (535)             (676)
   Intangible assets (2)                                                        (304)             (328)
   50% investment in certain subsidiaries (3)                                   (115)             (313)
                                                                      -----------------------------------
Total Tier 1 capital                                                       $  20,926         $  19,608
---------------------------------------------------------------------------------------------------------
Tier 2 Capital

Allowance for credit losses (4)                                           $    3,198        $    2,982
Qualifying debt (5)                                                            6,977             6,405
Less: 50% investment in certain subsidiaries (3)                                (115)             (313)
                                                                      -----------------------------------
Total Tier 2 capital                                                          10,060             9,074
                                                                      -----------------------------------
Total capital (Tier 1 and Tier 2)                                          $  30,986         $  28,682
                                                                      -----------------------------------
Net risk-adjusted assets (6)                                                $252,999          $236,073
---------------------------------------------------------------------------------------------------------

(1) Tier 1 capital excludes unrealized gains and losses on securities available for sale in accordance with regulatory risk-based capital guidelines.
(2)      Includes goodwill and certain other identifiable intangible assets.
(3) For 1997, represents investment in certain overseas insurance activities. For 1996, primarily includes investment in Citicorp Securities, Inc. (CSI). During 1997, the FRB eliminated the capital deduction required for Section 20 subsidiaries, including CSI.
(4) Includable up to 1.25% of risk-adjusted assets. Any excess allowance is deducted from risk-adjusted assets.
(5) Includes qualifying senior and subordinated debt in an amount not exceeding 50% of Tier 1 capital, and subordinated capital notes subject to certain limitations.
(6) Includes risk-weighted credit equivalent amounts net of applicable bilateral netting agreements of $13.7 billion for interest rate, commodity and equity derivative contracts and foreign exchange contracts, as of December 31, 1997, compared with $9.8 billion as of December 31, 1996. Net risk-adjusted assets also includes the effect of other off-balance sheet exposures such as unused loan commitments and letters of credit and reflects deductions for intangible assets and any excess allowance for credit losses.
--------------------------------------------------------------------------------

Citicorp's subsidiary depository institutions are subject to the risk-based capital guidelines issued by their respective primary federal bank regulatory agencies, which are generally similar to the FRB's guidelines. At December 31, 1997 all of Citicorp's subsidiary depository institutions were "well capitalized" under the federal bank regulatory agencies' definitions.

During 1996, the U.S. bank regulatory agencies issued an amendment to their risk-based capital guidelines to incorporate a measure for market risk in foreign exchange and commodity activities and in the trading of debt and equity instruments. The final rules, which were adopted by Citicorp on January 1, 1998, did not have a significant impact on Citicorp.

From time to time, the FRB and the Federal Financial Institutions Examination Council propose amendments to, and issue interpretations of, risk-based capital guidelines and reporting instructions. Such proposals or interpretations could, if implemented in the future, affect reported capital ratios and net risk-adjusted assets.

Commercial Credit Company (CCC)

CCC also issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding. As of December 31, 1997, CCC had unused credit availability of $3.850 billion under five-year revolving credit facilities (including the $450 million referred to above) and $1.0 billion under a 364-day facility. CCC may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD base rate or money market) and compensates the banks for the facilities through commitment fees.

CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to Citigroup or its affiliated companies. At December 31, 1997, CCC would have been able to remit $567 million under its most restrictive covenants.

Travelers Property Casualty Corp. (TAP)

TAP also issues commercial paper directly to investors and maintains unused credit availability under its committed revolving credit agreement at least equal to the amount of commercial paper outstanding.

TAP has a five-year revolving credit facility in the amount of $500 million with a syndicate of banks that expires in December 2001. TAP may borrow under this revolving credit facility at various interest rate options (LIBOR or base rate) and compensates the banks for the facility through commitment fees. Under this facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At December 31, 1997, this requirement was exceeded by approximately $3.4 billion. At December 31, 1997, there were no borrowings outstanding under this facility.

TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $805 million in 1998 without prior approval of the Connecticut Insurance Department.

Salomon Smith Barney Holdings Inc. (Salomon Smith Barney)

Salomon Smith Barney's total assets were $277 billion at December 31, 1997, up from $246 billion at year-end 1996. Due to the nature of Salomon Smith Barney's trading activities, including its matched book activities, it is not uncommon for asset levels to fluctuate from period to period. A "matched book" transaction involves a security purchased under an agreement to resell (i.e., reverse repurchase transaction) and simultaneously sold under an agreement to repurchase (i.e., repurchase transaction). Salomon Smith Barney's balance sheet is highly liquid, with the vast majority of its assets consisting of marketable securities and collateralized short-term financing agreements arising from securities transactions. The highly liquid nature of these assets provides Salomon Smith Barney with flexibility in financing and managing its business. Salomon Smith Barney monitors and evaluates the adequacy of its capital and borrowing base on a daily basis in order to allow for flexibility in its funding, to maintain liquidity, and to ensure that its capital base supports the regulatory capital requirements of its subsidiaries.

Salomon Smith Barney funds its operations through the use of secured and unsecured short-term borrowings, long-term borrowings and TruPS(R). Secured short-term financing, including repurchase agreements and secured loans, is Salomon Smith Barney's principal funding source. Such borrowings totaled $120.3 billion at December 31, 1997. Unsecured short-term borrowings provide a source of short-term liquidity and are also utilized as an alternative to secured financing when they represent a cheaper funding source. Sources of short-term unsecured borrowings include commercial paper, unsecured bank borrowings and letters of credit, deposit liabilities, promissory notes and corporate loans. Short-term unsecured borrowing totaled $10.7 billion at December 31, 1997.

At December 31, 1997 Salomon Smith Barney had a $1.250 billion revolving credit agreement with a bank syndicate that extended through May 2000, and a $750 million, 364-day revolving credit agreement that extended through May 1998. Salomon Smith Barney may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facilities through commitment fees. Under these facilities Salomon Smith Barney was required to maintain a certain level of consolidated adjusted net worth (as defined in the agreement). At December 31, 1997, this requirement was exceeded by approximately $2.6 billion. At December 31, 1997, there were no borrowings outstanding under either facility.

At December 31, 1997, Phibro Inc. had committed uncollateralized revolving lines of credit totaling $550 million. In addition, Salomon Brothers Inc (SBI), a wholly owned subsidiary of Salomon Smith Barney, had a $2.1 billion committed secured standby bank credit facility for financing securities positions, which enables it to borrow on a secured basis using a variety of financial instruments as collateral. Salomon Brothers International Limited (SBIL), a wholly owned subsidiary of Salomon Smith Barney, had a committed securities repurchase facility in the amount of $1 billion. At December 31, 1997 there were no outstanding borrowings under these facilities. Salomon Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting short-term requirements.

During the first quarter of 1998, the Phibro Inc. facility was terminated and during the second quarter of 1998, Salomon Smith Barney terminated the facilities for SBI and SBIL and amended its revolving credit facilities to increase the amount available under its committed uncollateralized revolving lines of credit to $5.0 billion, comprised of a $1.5 billion three-year facility which expires May 2001 and a $3.5 billion 364-day revolving credit facility that extends through May 1999.

Unsecured term debt is a significant component of Salomon Smith Barney's long-term capital. Long-term debt totaled $19.1 billion at December 31, 1997, compared with $15.7 billion at December 31, 1996. Salomon Smith Barney utilizes interest rate swaps to convert the majority of its fixed rate long-term debt used to fund inventory-related working capital requirements into variable rate obligations. Long-term debt issuances denominated in currencies other than the U.S. dollar that are not used to finance assets in the same currency are effectively converted to U.S. dollar obligations through the use of cross-currency swaps and forward currency contracts. The average remaining maturity of Salomon Smith Barney's long-term debt was 3.7 years at December 31, 1997 and 3.6 years at December 31, 1996. See Note 12 of Notes to Supplemental Consolidated Financial Statements for additional information regarding debt and an analysis of the impact of interest rate swaps on debt.

Salomon Smith Barney's borrowing relationships are with a broad range of banks, financial institutions and other firms from which it draws funds. The volume of borrowings generally fluctuates in response to changes in the level of financial instruments, commodities and contractual commitments, customer balances, the amount of reverse repurchase transactions outstanding and securities borrowed transactions. As Salomon Smith Barney's activities increase, borrowings generally increase to fund the additional activities. Availability of financing can vary depending upon market conditions, credit ratings, and the overall availability of credit to the securities industry. Salomon Smith Barney seeks to expand and diversify its funding mix as well as its creditor sources. Concentration levels for these sources, particularly for short-term lenders, are closely monitored both in terms of single investor limits and daily maturities.

Salomon Smith Barney monitors liquidity by tracking asset levels, collateral and funding availability to maintain flexibility to meet its financial commitments. As a policy, Salomon Smith Barney attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis in the event that access to unsecured financing was impaired. Salomon Smith Barney's liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan is reviewed periodically to keep the funding options current and in line with market conditions. The management of this plan includes an analysis that is utilized to determine ability to withstand varying levels of stress, which could impact Salomon Smith Barney's liquidation horizons and required margins. In addition, Salomon Smith Barney monitors its leverage and capital ratios on a daily basis.

The Travelers Insurance Company (TIC)

At December 31, 1997, TIC had $24.0 billion of life and annuity product deposit funds and reserves. Of that total, $13.0 billion is not subject to discretionary withdrawal based on contract terms. The remaining $11.0 billion is for life and annuity products that are subject to discretionary withdrawal by the contractholder. Included in the amount that is subject to discretionary withdrawal are $2.0 billion of liabilities that are surrenderable with market value adjustments. Also included are an additional $5.2 billion of the life insurance and individual annuity liabilities which are subject to discretionary withdrawals, and have an average surrender charge of 4.8%. In the payout phase, these funds are credited at significantly reduced interest rates. The remaining $3.8 billion of liabilities are surrenderable without charge. More than 16.8% of these relate to individual life products. These risks would have to be underwritten again if transferred to another carrier, which is considered a significant deterrent against withdrawal by long-term policyholders. Insurance liabilities that are surrendered or withdrawn are reduced by outstanding policy loans and related accrued interest prior to payout.

Scheduled maturities of guaranteed investment contracts (GICs) in 1998, 1999, 2000, 2001 and 2002 are $1.76 billion, $198.4 million, $123.5 million, $134.4 million and $150.6 million, respectively. At December 31, 1997, the interest rates credited on GICs had a weighted average rate of 6.25%.

TIC issues commercial paper to investors and maintains unused committed, revolving credit facilities at least equal to the amount of commercial paper outstanding. As of December 31, 1997, TIC had unused credit availability of $50 million under the joint five-year revolving credit facility referred to above.

TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $551 million of statutory surplus is available in 1998 for such dividends without Department approval.

                         CITIGROUP INC. AND SUBSIDIARIES
                  SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME


In Millions, Except per Share Amounts
Year Ended December 31,                                          1997             1996              1995
------------------------------------------------------------------------------------------------------------
Revenues
Loan interest, including fees                                  $20,765           $20,090          $19,367
Other interest and dividends                                    21,336            17,708           17,760
Insurance premiums                                               8,995             7,633            4,977
Commissions and fees                                            10,936            10,106            8,878
Principal transactions                                           4,231             4,528            3,752
Asset management and administration fees                         1,715             1,390            1,087
Realized gains from sales of investments                           995               276              236
Other income                                                     3,333             3,370            2,900
                                                              --------           -------          -------
Total revenues                                                  72,306            65,101           58,957
Interest expense                                                24,524            21,336           22,390
                                                              --------           -------          -------
Total revenues, net of interest expense                         47,782            43,765           36,567
------------------------------------------------------------------------------------------------------------
Provisions for benefits, claims and credit losses
Policyholder benefits and claims                                 7,714             7,366            5,017
Provision for credit losses                                      2,197             2,200            2,176
                                                              --------           -------          -------
Total provisions for benefits, claims and credit losses          9,911             9,566            7,193
------------------------------------------------------------------------------------------------------------
Operating expenses
Non-insurance compensation and benefits                         12,942            12,028           10,852
Insurance underwriting, acquisition and operating                3,236             3,013            1,912
Restructuring charges                                            1,718                 -                -
Other operating                                                  9,225             8,434            7,696
                                                              --------           -------          -------
Total operating expenses                                        27,121            23,475           20,460
------------------------------------------------------------------------------------------------------------
Gain on sale of stock by subsidiary                                -                 363              -
------------------------------------------------------------------------------------------------------------
Income before income taxes and minority interest                10,750            11,087            8,914
Provision for income taxes                                       3,833             3,967            3,304
Minority interest, net of income taxes                             212                47               -
                                                              --------           -------          -------
Income from continuing operations                                6,705             7,073            5,610
------------------------------------------------------------------------------------------------------------
Discontinued operations, net of income taxes:
Income (loss) from operations net of tax expense (benefit)
  of $(48) and $(18)                                                 -               (75)              20
Gain (loss) on disposition net of tax expense (benefit)
  of  $(198) and $66                                                 -              (259)             130
------------------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                           -              (334)             150
------------------------------------------------------------------------------------------------------------
Net income                                                     $ 6,705           $ 6,739          $ 5,760
------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share:
--------------------------
Income from continuing operations                              $  2.86           $  2.97          $  2.41
Discontinued operations                                              -             (0.14)            0.07
------------------------------------------------------------------------------------------------------------
Net income                                                     $  2.86           $  2.83          $  2.48
------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                     2,247.9           2,271.6          2,128.2
------------------------------------------------------------------------------------------------------------
Diluted Earnings Per Share:
Income from continuing operations                              $  2.74           $  2.84         $   2.19
Discontinued operations                                              -             (0.13)            0.06
------------------------------------------------------------------------------------------------------------
Net income                                                     $  2.74           $  2.71         $   2.25
------------------------------------------------------------------------------------------------------------
Adjusted weighted average common shares outstanding            2,357.7           2,393.9          2,459.9
------------------------------------------------------------------------------------------------------------

           See Notes to Supplemental Consolidated Financial Statements

                         CITIGROUP INC. AND SUBSIDIARIES
            SUPPLEMENTAL CONSOLIDATED STATEMENT OF FINANCIAL POSITION


In Millions of Dollars
December 31,                                                                                       1997                  1996
----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents (including segregated cash and other deposits)                       $   12,618             $  10,165
Deposits at interest with banks                                                                    13,049                11,648
Investments                                                                                        91,633                80,883
Federal funds sold and securities borrowed or purchased under agreements to resell                119,967               109,118
Brokerage receivables                                                                              15,627                11,592
Trading account assets                                                                            180,088               157,358
Loans, net
   Consumer                                                                                       119,097               119,879
   Commercial                                                                                      79,509                66,577
                                                                                               -----------             ---------
   Loans, net of unearned income                                                                  198,606               186,456
   Allowance for credit losses                                                                     (6,137)               (5,743)
                                                                                               -----------             ---------
     Total loans, net                                                                             192,469               180,713
Reinsurance recoverables                                                                            9,579                10,234
Separate and variable accounts                                                                     11,319                 9,023
Other assets                                                                                       51,035                46,172
                                                                                               -----------             ---------
   Total assets                                                                                  $697,384              $626,906
----------------------------------------------------------------------------------------------------------------------------------
Liabilities
Deposits                                                                                         $199,121              $184,955
Investment banking and brokerage borrowings                                                        11,464                10,020
Short-term borrowings                                                                              14,028                 9,753
Long-term debt                                                                                     47,387                43,246
Federal funds purchased and securities loaned or sold under agreements to repurchase              132,103               113,567
Brokerage payables                                                                                 12,763                10,019
Trading account liabilities                                                                       127,152               114,144
Contractholder funds and separate and variable accounts                                            26,157                22,570
Insurance policy and claims reserves                                                               43,782                43,944
Other liabilities                                                                                  38,301                33,307
                                                                                               -----------             ---------
   Total liabilities                                                                              652,258               585,525
----------------------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock - Series I                                                                 280                   420
----------------------------------------------------------------------------------------------------------------------------------
Citigroup or subsidiary obligated mandatorily redeemable preferred securities of
subsidiary trusts holding solely junior subordinated debt securities of --Parent                    1,000                 1,000
----------------------------------------------------------------------------------------------------------------------------------
                                                                        --Subsidiary                1,995                 1,545
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock ($1.00 par value; authorized shares: 30 million), at aggregate                      3,353                 3,203
  liquidation value
Common stock ($.01 par value; authorized shares: 6.0 billion;
  issued shares: 1997 - 2,499,949,682 and 1996 - 2,650,411,087)                                        25                    27
Additional paid-in capital                                                                         12,471                14,913
Retained earnings                                                                                  32,002                26,989
Treasury stock, at cost (1997 - 220,026,597 shares and 1996 - 351,346,518 shares)                  (6,595)               (7,073)
Net unrealized gain on investment securities                                                        1,692                 1,145
Foreign currency translation                                                                         (635)                 (483)
Other, principally unearned compensation                                                             (462)                 (305)
                                                                                               -----------             ---------
   Total stockholders' equity                                                                      41,851                38,416
----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                                                    $697,384              $626,906
----------------------------------------------------------------------------------------------------------------------------------

          See Notes to Supplemental Consolidated Financial Statements

                         CITIGROUP INC. AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                      Amounts                        Shares (in thousands)
In Millions of Dollars                                    -------------------------------     -------------------------------------
Year Ended December 31,                                        1997      1996     1995            1997         1996         1995
-----------------------                                   -------------------------------     -------------------------------------
Preferred stock at aggregate liquidation value
Balance, beginning of year                                $  3,203   $  4,183   $ 5,299           20,231      22,465       32,526
Issuance of preferred stock                                  1,000        250       400            4,000         500        1,350
Redemption or retirement of preferred stock                   (850)      (112)     (125)          (9,400)       (225)      (5,000)
Conversion of preferred stock to common stock                   -      (1,118)   (1,391)               -      (2,509)      (6,411)
-----------------------------------------------------------------------------------------     -------------------------------------
Balance, end of year                                      $  3,353   $  3,203   $ 4,183           14,831      20,231       22,465
-----------------------------------------------------------------------------------------     -------------------------------------
Common stock and additional paid-in capital
Balance, beginning of year                                 $14,940    $13,418   $11,735        2,650,411   2,521,525    2,419,730
Conversion of preferred stock to common stock                  140        855       997            6,245     108,636       69,205
Exercise of common stock warrants                               14          -         -            1,113           -            -
Issuance of shares pursuant to employee benefit plans          756        696       640                -      20,240       29,775
Retirement of treasury stock                                (3,347)         -         -         (157,836)          -            -
Other                                                           (7)       (29)       46               17          10        2,815
-----------------------------------------------------------------------------------------     -------------------------------------
Balance, end of year                                       $12,496    $14,940   $13,418        2,499,950   2,650,411    2,521,525
-----------------------------------------------------------------------------------------     -------------------------------------
Retained earnings
Balance, beginning of year                                 $26,989    $22,443   $18,185
Net income                                                   6,705      6,739     5,760
Common dividends                                            (1,409)    (1,205)     (815)
Preferred dividends                                           (283)      (325)     (498)
Adjustment for treasury shares issued on conversion
  of convertible preferred stock                                 -       (663)        -
Distribution of Transport Holdings Inc. shares                   -          -      (189)
----------------------------------------------------------------------------------------
Balance, end of year                                       $32,002    $26,989   $22,443
----------------------------------------------------------------------------------------
Treasury stock, at cost
Balance, beginning of year                                 $(7,073)   $(5,008)  $(3,608)        (351,347)   (324,376)    (303,328)
Issuance of shares pursuant to employee benefit plans and      578        586       150           50,023      36,345       29,339
other
Treasury stock acquired                                     (3,447)    (3,717)   (1,944)         (76,539)   (118,509)     (85,262)
Retirement of treasury stock                                 3,347          -         -          157,836           -            -
Issuance of shares on conversion of preferred stock              -      1,066       394                -      55,193       34,875
-----------------------------------------------------------------------------------------     -------------------------------------
Balance, end of year                                       $(6,595)   $(7,073)  $(5,008)        (220,027)   (351,347)    (324,376)
-----------------------------------------------------------------------------------------     -------------------------------------
Unrealized gain on investment securities
Balance, beginning of year                                $  1,145   $    888   $(1,041)
Effect of transfer from securities held to maturity
  to securities available for sale                               -          -      (260)
Net change in unrealized gains and losses on
  investment securities, net of tax                            547        257     2,189
-----------------------------------------------------------------------------------------
Balance, end of year                                      $  1,692    $ 1,145  $    888
-----------------------------------------------------------------------------------------
Foreign currency translation and other
Balance, beginning of year                                $   (788)   $  (741) $   (625)
Net issuance of restricted stock                              (467)      (314)     (226)
Restricted stock amortization                                  310        210       179
Adjustment for minimum pension liability, net of tax             -        114      (114)
Net translation adjustments, net of tax                       (152)       (57)       45
-----------------------------------------------------------------------------------------
Balance, end of year                                      $ (1,097)  $   (788) $   (741)
-----------------------------------------------------------------------------------------
Total common stockholders' equity
  and common shares  outstanding                           $38,498    $35,213   $31,000        2,279,923   2,299,064    2,197,149
-----------------------------------------------------------------------------------------     -------------------------------------
Total stockholders' equity                                 $41,851    $38,416   $35,183
-----------------------------------------------------------------------------------------     -------------------------------------

          See Notes to Supplemental Consolidated Financial Statements

                         CITIGROUP INC. AND SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS


In Millions of Dollars
Year Ended December 31,                                                                      1997           1996         1995
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income from continuing operations                                                          $6,705         $7,073       $5,610
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities:
    Amortization of deferred policy acquisition costs and value of insurance in force       1,424          1,192          803
    Additions to deferred policy acquisition costs                                         (1,685)        (1,388)        (858)
    Depreciation and amortization                                                           1,218          1,182        1,101
    Deferred tax provision (benefit)                                                       (1,430)           475         (355)
    Provision for credit losses                                                             2,197          2,200        2,176
    Change in trading account assets                                                      (22,730)        (3,458)     (12,901)
    Change in trading account liabilities                                                  13,008         33,521       (8,457)
    Change in Federal funds sold and securities purchased under agreements to resell      (10,849)       (15,979)         337
    Change in Federal funds purchased and securities sold under agreements to repurchase   18,536         (7,807)      15,301
    Change in brokerage receivables net of brokerage payables                              (1,291)        (3,418)       2,879
    Change in insurance policy and claims reserves                                            381           (309)         686
    Net gain on sale of securities                                                           (995)          (276)        (236)
    Venture capital activity                                                                 (475)          (270)         155
    Restructuring charges                                                                   1,718              -            -
    Other, net                                                                              2,649         (2,284)       2,431
Net cash flows used in operating activities of discontinued operations                          -            (59)        (462)
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                         8,381         10,395        8,210
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities

Change in deposits at interest with banks                                                  (1,401)        (2,620)      (2,166)
Change in loans                                                                          (117,921)      (120,776)    (107,663)
Proceeds from sales of loans and credit card receivables                                  104,119        109,821       93,623
Purchases of investments                                                                  (78,594)       (68,989)     (46,173)
Proceeds from sales of investments                                                         46,927         39,873       22,615
Proceeds from maturities of investments                                                    23,026         20,248       21,725
Other investments, primarily short-term, net                                                 (501)          (325)        (408)
Assets securing collateralized mortgage obligations                                           175            480          721
Capital expenditures on premises and equipment                                             (1,533)        (1,596)      (1,360)
Proceeds from sales of premises and equipment, subsidiaries and affiliates,
  and other real estate owned                                                               1,164          1,723        1,481
Business acquisitions                                                                      (1,618)        (4,160)           -
Other, net                                                                                   (689)          (186)        (380)
Net cash flows (used in) provided by investing activities of discontinued operations            -            (27)       1,545
-------------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                                   (26,846)       (26,534)     (16,440)
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Dividends paid                                                                             (1,692)        (1,530)      (1,313)
Issuance of common stock                                                                      434            537          416
Subsidiary's sale of Class A common stock                                                       -          1,453            -
Issuance of preferred stock                                                                 1,000            250          390
Issuance of redeemable preferred stock of subsidiaries                                        450          2,545            -
Redemption of preferred stock                                                                (850)          (112)        (265)
Treasury stock acquired                                                                    (3,447)        (3,711)      (1,951)
Stock tendered for payment of withholding taxes                                              (384)          (201)         (94)
Issuance of long-term debt                                                                 15,333         11,975       10,991
Payments and redemptions of long-term debt                                                (10,713)        (9,127)     (10,497)
Change in deposits                                                                         14,166         17,824       11,405
Change in short-term borrowings including investment banking and
  brokerage borrowings                                                                      6,636         (1,452)      (1,159)
Collateralized mortgage obligations                                                          (185)          (403)        (704)
Contractholder fund deposits                                                                3,544          2,493        2,707
Contractholder fund withdrawals                                                            (2,757)        (3,262)      (3,755)
Other, net                                                                                     71            (19)          99
-------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                                21,606         17,260        6,270
-------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                 (688)          (170)         (62)
-------------------------------------------------------------------------------------------------------------------------------
Change in cash and cash equivalents                                                         2,453            951       (2,022)
Cash and cash equivalents at beginning of period                                           10,165          9,214       11,236
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                $12,618        $10,165       $9,214
-------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes                                             $  3,917       $  3,441     $  2,646
Cash paid during the period for interest                                                  $23,016        $20,286      $21,405
Non-cash investing activities:
Transfers from loans to OREO and assets pending disposition                             $     336      $     632    $     730
-------------------------------------------------------------------------------------------------------------------------------

          See Notes to Supplemental Consolidated Financial Statements

                         CITIGROUP INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies

BASIS OF PRESENTATION

Merger with Citicorp

On October 8, 1998, Citicorp merged with and into a newly formed, wholly owned subsidiary of Travelers Group, Inc. (TRV) (the Merger). Following the Merger, TRV changed its name to Citigroup Inc. (Citigroup). Under the terms of the Merger, approximately 1.1 billion shares of Citigroup common stock were issued in exchange for all of the outstanding shares of Citicorp common stock based on an exchange ratio of 2.5 shares of Citigroup common stock for each share of Citicorp common stock. Each share of TRV common stock automatically represents one share of Citigroup common stock. Following the exchange, former shareholders of Citicorp and TRV each own approximately 50% of the outstanding common stock of Citigroup. Each outstanding share of Citicorp preferred stock was converted into one share of a corresponding series of preferred stock of Citigroup having identical terms (See Note 17 - Series O through Series V).

The supplemental consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if TRV and Citicorp had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Citigroup and its subsidiaries (collectively, the Company) after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in stockholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the consolidated financial statements of Travelers Group Inc. and Citicorp included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1997.

Upon consummation of the Merger, the Company became a bank holding company subject to the provisions of the Bank Holding Company Act of 1956 (the BHCA). The BHCA precludes a bank holding company and its affiliates from engaging in certain activities, generally including insurance underwriting. Under the BHCA in its current form, the Company has two years from the date it became a bank holding company to comply with all applicable provisions (the BHCA Compliance Period). The BHCA Compliance Period may be extended, at the discretion of the Federal Reserve Board, for three additional one-year periods so long as the extension is not deemed to be detrimental to the public interest. At this time, the Company believes that its compliance with applicable laws following the Merger will not have a material adverse effect on the Company's financial condition or results of operations.

There is pending federal legislation that would, if enacted, amend the BHCA to authorize a bank holding company to own certain insurance underwriters. There is no assurance that such legislation will be enacted. At the expiration of the BHCA Compliance Period, the Company will evaluate its alternatives in order to comply with whatever laws are then applicable.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Principles of consolidation. The consolidated financial statements include the accounts of Citigroup and its subsidiaries. Twenty percent to 50%-owned affiliates, other than investments of designated venture capital subsidiaries, are accounted for under the equity method, and the pro rata share of their income (loss) is included in other income. Income from investments in less than 20%-owned companies is generally recognized when dividends are received. Gains and losses on disposition of branches, subsidiaries, affiliates, and other investments and charges for management's estimate of impairment in value that is other than temporary, such that recovery of the carrying amount is deemed unlikely, are included in other income. The minority interest in 1997 and 1996 represents the interest in Travelers Property Casualty Corp. (TAP) held by the private and public investors. (See Note 2).

Foreign currency translation. Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. Revenues and expenses are translated monthly at amounts which approximate weighted average exchange rates, with resulting gains and losses included in income. Foreign currency translation, which represents the effects of translating into U.S. dollars, at current exchange rates, financial statements of operations outside the U.S. with a functional currency other than the U.S. dollar, is included in stockholders' equity along with related hedge and tax effects. The effects of translating non-dollar financial statements of operations with the U.S. dollar as the functional currency, including those in highly inflationary environments, are included in other income along with related hedge effects. Hedges of foreign currency exposures include forward currency contracts and designated issues of non-U.S. dollar debt.

Risks and uncertainties. The preparation of the supplemental consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications. Certain reclassifications have been recorded to conform the accounting policies and presentations of Citicorp and Travelers.

ACCOUNTING POLICIES

Cash and cash equivalents include cash on hand and due from banks, cash segregated under federal and brokerage regulations, cash deposited with clearing organizations and short-term highly liquid investments with maturities of three months or less when purchased, other than those held for sale in the ordinary course of business. These short-term investments are carried at cost plus accrued interest, which approximates market value. Included in cash and cash equivalents at December 31, 1997 and 1996 is $2,034 million and $1,446 million, respectively, of cash segregated under federal and other brokerage regulations or deposited with clearing organizations. Cash flows from risk management activities are classified in the same category as the related assets and liabilities.

Investments are owned principally by the insurance and banking subsidiaries. Fixed maturities include bonds, notes and redeemable preferred stocks. Also included in fixed maturities are loan-backed and structured securities that are amortized using the retrospective method. The effective yield used to determine amortization is calculated based on actual historical and projected future cash flows, which are obtained from a widely-accepted securities data provider. Equity securities include common and non-redeemable preferred stocks. Fixed maturities classified as "held to maturity" represent securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost. Fixed maturity securities classified as "available for sale" and equity securities are carried at fair values, based primarily on quoted market prices or if quoted market prices are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment, with unrealized gains and losses reported in a separate component of stockholders' equity net of applicable income taxes.

Accrual of income is suspended on fixed maturities that are in default, or on which it is likely that future interest payments will not be made as scheduled. Interest income on investments in default is recognized only as payment is received. Investments included in the Supplemental Consolidated Statement of Financial Position that were non-income producing for the preceding twelve months were not significant.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Citigroup's venture capital subsidiaries include subsidiaries registered as Small Business Investment Companies and other subsidiaries that engage exclusively in venture capital activities. Venture capital investments are carried at fair value, with changes in fair value recognized in other income. The fair values of publicly-traded securities held by these subsidiaries are generally based upon quoted market prices. In certain situations, including thinly-traded securities, large-block holdings, restricted shares or other special situations, the quoted market price is adjusted to produce an estimate of the attainable fair value for the securities. For securities that are not publicly traded, estimates of fair value are made based upon review of the investee's financial results, condition, and prospects.

Premises and equipment, which are included in Other assets, are stated at cost less accumulated depreciation and amortization. Generally, depreciation and amortization are computed on the straight-line basis over the estimated useful life of the asset or the lease term.

Goodwill, which is included in Other assets, is being amortized on a straight-line basis principally over a 40-year period. At December 31, 1997 and 1996 goodwill amounted to $3,697 million and $3,338 million, respectively. The carrying amount is regularly reviewed for indicators of impairment in value, which in the view of management are other than temporary. Impairments are recognized in operating results if a permanent diminution in value is deemed to have occurred.

Income taxes. Deferred taxes are recorded for the future tax consequences of events that have been recognized in the financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. The Company and its wholly owned domestic non-life insurance subsidiaries file a consolidated federal income tax return. The major life insurance subsidiaries are included in their own consolidated federal income tax return. Citicorp and its wholly owned domestic subsidiaries and Salomon Inc and its wholly owned domestic subsidiaries each filed their own consolidated federal income tax returns prior to the respective mergers.

Trading account assets and liabilities include securities, commodities and derivatives and are recorded at either market value or, when market prices are not readily available, fair value, which is determined under an alternative approach, such as matrix or model pricing. Obligations to deliver securities sold but not yet purchased are also valued at market and included in trading account liabilities. Fair value includes related accrued interest or dividends. The determination of market or fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and derivatives; price activity for equivalent or synthetic instruments in markets located in different time zones; counterparty credit quality; and the potential impact on market prices or fair value of liquidating the Company's positions in an orderly manner over a reasonable period of time under current market conditions.

Commodities include physical quantities of commodities involving future settlement or delivery and related gains or losses are reported as "Principal transactions."

Derivatives used for trading purposes include interest rate, currency and commodity swap agreements, swap options, caps and floors, options, warrants and financial and commodity futures and forward contracts. This category also includes the Company's long-term obligations that have principal repayments directly linked to equity securities of unaffiliated issuers for which the Company holds in inventory a note exchangeable for the same equity securities. The market values (unrealized gains and losses) associated with derivatives are reported net by counterparty, provided a legally enforceable master netting agreement exists, and are netted across products and against cash collateral when such provisions are stated in the master netting agreement. Derivatives in a net receivable position, as well as options owned and warrants held, are reported as Trading account assets. Similarly, derivatives in a net payable position, as well as options written and warrants issued, are reported as Trading account liabilities. The recognition of unrealized gains on these contracts is subject to management's assessment as to collectibility. At the inception of certain derivative and foreign exchange contracts the Company defers an appropriate portion of the initial market value attributable to ongoing costs, such as servicing and credit considerations, and amortizes this amount into revenue over the life of the contract. Cash collateral received in connection with interest rate swaps totaled $340 million and $250 million at December 31, 1997 and 1996, respectively, and cash collateral paid totaled $2.507 billion and $1.637 billion, respectively. Revenues generated from

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

derivative instruments used for trading purposes are reported as "Principal transactions" and include realized gains and losses as well as unrealized gains and losses resulting from changes in the market or fair value of such instruments.

Risk management activities-derivatives used for non-trading purposes. The Company manages its exposures to market rate movements outside of its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products including interest rate swaps, futures, forwards, and purchased option positions such as interest rate caps, floors, and collars. These end-user derivative contracts include qualifying hedges and qualifying positions that modify the interest rate characteristics of specified financial instruments. Derivative instruments not qualifying as end-user positions are treated as trading positions and carried at fair value.

To qualify as a hedge, the swap, futures, forward, or purchased option position must be designated as a hedge and effective in reducing the market risk of an existing asset, liability, firm commitment, or identified anticipated transaction which is probable to occur. To qualify as a position modifying the interest rate characteristics of an instrument, there must be a documented and approved objective to synthetically alter the market risk characteristics of an existing asset, liability, firm commitment or identified anticipated transaction which is probable to occur, and the swap, forward or purchased option position must be designated as such a position and effective in accomplishing the underlying objective.

The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls. The underlying asset, liability, firm commitment or anticipated transaction may be an individual item or a portfolio of similar items.

The effectiveness of these contracts is evaluated on an initial and ongoing basis using quantitative measures of correlation. If a contract is found to be ineffective, it no longer qualifies as an end-user position and any excess gains and losses attributable to such ineffectiveness as well as subsequent changes in fair value are recognized in earnings.

End-user contracts are primarily employed in association with on-balance sheet instruments accounted for at amortized cost, including loans, deposits, and long-term debt, and with credit card securitizations. These qualifying end-user contracts are accounted for consistent with the risk management strategy as follows. Amounts payable and receivable on interest rate swaps and options are accrued according to the contractual terms and included currently in the related revenue and expense category as an element of the yield on the associated instrument (including the amortization of option premiums). Amounts paid or received over the life of futures contracts are deferred until the contract is closed; accumulated deferred amounts on futures contracts and amounts paid or received at settlement of forward contracts are accounted for as elements of the carrying value of the associated instrument, affecting the resulting yield.

End-user contracts related to instruments that are carried at fair value are also carried at fair value, with amounts payable and receivable accounted for as an element of the yield on the associated instrument. When related to securities available for sale, fair value adjustments are reported in stockholders' equity, net of tax.

If an end-user derivative contract is terminated, any resulting gain or loss is deferred and amortized over the original term of the agreement provided that the effectiveness criteria have been met. If the underlying designated items are no longer held, or if an anticipated transaction is no longer likely to occur, any previously unrecognized gain or loss on the derivative contract is recognized in earnings and the contract is accounted for at fair value with subsequent changes recognized in earnings.

Foreign exchange contracts which qualify under applicable accounting guidelines as hedges of foreign currency exposures, including net capital investments outside the U.S., are revalued at the spot rate with any forward premium or discount recognized over the life of the contract in net interest revenue. Gains and losses on foreign exchange contracts which qualify as a hedge of a firm commitment are deferred and recognized as part of the measurement of the related transaction, unless deferral of a loss would lead to recognizing losses on the transaction in later periods.

Subsidiary stock issuance. The Company recognizes gains (losses) on sales of stock by subsidiaries. For the year ended December 31, 1996, included in net income is a gain of $363 million from the sale by TAP of 18% of its common stock.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Employee benefits expense includes prior and current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards, and costs of other employee benefits. There are no charges to earnings upon the grant or exercise of fixed stock options or the subscription for or purchase of stock under stock purchase agreements. Compensation expense related to performance-based stock options is recorded over the period to the estimated vesting dates. Upon issuance of previously unissued shares under employee plans, proceeds received in excess of par value are credited to additional paid-in capital. Upon issuance of treasury shares, the difference between the proceeds received and the average cost of treasury shares is recorded in additional paid-in capital.

Earnings per common share is computed after recognition of preferred stock dividend requirements. In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share (SFAS No. 128), which establishes new standards for computing and presenting earnings per share. As required by the standard, all prior-period earnings per share data have been restated. Under SFAS No. 128, basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and has been computed after giving consideration to the dilutive effect of the Company's convertible securities, common stock warrants, stock options and the incremental shares assumed issued under the Company's Capital Accumulation Plan and other restricted stock plans.

In October 1997 the Company's Board of Directors declared a three-for-two stock split that was paid on November 19, 1997 in the form of a 50% stock dividend. All amounts presented herein have been restated to reflect the stock split.

BANKING SERVICES

Consumer loans includes loans managed by Citicorp's Global Consumer businesses. The accounting policies associated with other consumer finance receivables are described separately below. Consumer loans managed by Citicorp's Global Consumer businesses are generally written off not later than a predetermined number of days past due on a contractual basis, or earlier in the event of bankruptcy. The number of days is set at an appropriate level by loan product and by country. The policy for suspending accruals of interest on consumer loans varies depending on the terms, security and loan loss experience characteristics of each product, and in consideration of write-off criteria in place.

Commercial loans represent loans managed by Citicorp's Global Corporate Banking businesses. Commercial loans are identified as impaired and placed on a cash (nonaccrual) basis when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due for 90 days or more, except when the loan is well secured and in the process of collection. Any interest accrued is reversed and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectibility of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan. Impaired commercial loans are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans where repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment are written down to the lower of cost or collateral value. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

Lease financing transactions. Loans include the Company's share of aggregate rentals on lease financing transactions and residual values net of related unearned income. Lease financing transactions substantially represent direct financing leases and also include leveraged leases. Unearned income is amortized under a method which substantially results in an approximate level rate of return when related to the unrecovered lease investment. Gains and losses from sales of residual values of leased equipment are included in other income.

Loans held for sale. Commencing January 1, 1997, credit card and mortgage loans intended for sale are classified as loans held for sale, which are accounted for at the lower of cost or market value in Other assets with net credit losses charged to other income.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Aggregate allowance for credit losses. Commencing in 1997, Citicorp changed the apportionment and display of the aggregate allowance for credit losses into three components. The portion attributable to loans and loan commitments is reported as a deduction from loans; the portion attributable to standby letters of credit and guarantees is reported in other liabilities; and the portion attributable to derivative and foreign exchange contracts is reported as a deduction from trading account assets. Also during 1997, amounts that had previously been attributed to credit card securitization transactions where the exposure to credit losses is contractually limited to the cash flows from the securitized receivables were restored to the portion of the allowance deducted from loans. Prior period amounts were not reclassified for these items. The entire allowance is available to absorb credit losses from activities involving the extension of credit.

Additions to the allowance are made by means of the provision for credit losses charged to expense. Credit losses are deducted from the allowance, and subsequent recoveries are added. Securities received in exchange for loan claims in debt restructurings are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance, and are subsequently accounted for as securities available for sale.

The amount of the provision is determined based on management's assessment of actual past and expected future net credit losses, business and economic conditions, the character, quality and performance of the portfolios, and other pertinent indicators. This evaluation encompasses all activities involving the extension of credit and also includes an assessment of the ability of borrowers with foreign currency obligations to obtain the foreign exchange necessary for orderly debt servicing. Larger-balance, non-homogenous exposures representing significant individual credit exposures are evaluated based upon the borrower's character, overall financial condition, resources, and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. Impairment of larger-balance, non-homogenous loans is measured by comparing the net carrying amount of the loan to the present value of the expected future cash flows discounted at the loan's effective rate, the secondary market value of the loan, or the fair value of the collateral for collateral-dependent loans. A valuation allowance is established if necessary within the portion of the allowance deducted from loans. The evaluation of smaller balance, homogenous loans, including consumer mortgage, installment, revolving credit and most other consumer loans, are collectively evaluated for impairment based upon historical loss experience, adjusted for changes in trends and conditions including delinquencies and nonaccruals; trends in volume and terms of loans; the effects of any changes in lending policies and procedures; national and local economic trends and conditions; and concentrations of credit. Based upon these analyses, the resulting allowance is deemed adequate to absorb all probable credit losses inherent in the portfolio.

Securitization of credit card receivables. The initial and ongoing effects of adopting SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125), during 1997 did not result in a change in the income recognition policies for credit card securitization activity due to immateriality. Revenue from securitized credit card receivables is recorded monthly as realized over the term of each securitization transaction. The revolving nature of the receivables sold and the monthly recognition of revenue result in a pattern of recognition that is similar to the pattern that would be experienced if the receivables had not been securitized.

Because securitization changes the Company's involvement from that of a lender to that of a loan servicer, it causes the receivables to be removed from the balance sheet and affects the manner in which the amounts are classified in the statement of income. For securitized receivables, amounts that would otherwise be reported as net interest revenue, as commissions and fees revenue, and as credit losses on loans are instead reported as commissions and fees revenue (for servicing fees) and as other income (for the remaining cash flows to which the Company is entitled, net of credit losses). The Company's exposure to credit losses on the securitized receivables is contractually limited to these cash flows.

Other real estate owned (included in Other assets). Upon repossession, loans are adjusted if necessary to the estimated fair value of the underlying collateral and transferred to Other Real Estate Owned (OREO), which is reported in Other assets net of a valuation allowance for selling costs and net declines in value as appropriate.

INVESTMENT SERVICES

Commissions, underwriting and principal transaction revenues and related expenses are recognized in income on a trade date basis. Customer security transactions are recorded on a settlement date basis.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Asset management and administration fees are recorded as income for the period in which the services are performed.

Securities borrowed and securities loaned are recorded at the amount of cash advanced or received. With respect to securities loaned, the Company receives cash collateral in an amount in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral obtained as necessary.

Repurchase and resale agreements are treated as collateralized financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. In the determination of income, certain financing transactions are marked to fair value, which has no material effect on the Company's results of operations. The Company's policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral is obtained where appropriate to protect against credit exposure.

Brokerage receivables and brokerage payables include margin on futures contracts.

Other assets includes the value of management advisory contracts, which is being amortized on the straight-line method over periods ranging from twelve to twenty years. The value of management advisory contracts is reviewed periodically for recoverability to determine if any adjustment is required.

Trading account liabilities. Interest expense on trading account liabilities is reported as a reduction of interest revenue.

INSURANCE SERVICES

Premiums from long-duration contracts, principally life insurance, are earned when due. Premiums from short-duration insurance contracts are earned over the related contract period. Short-duration contracts include primarily property and casualty, credit life and accident and health policies, including estimated ultimate premiums on retrospectively rated policies. Benefits and expenses are associated with premiums by means of the provision for future policy benefits, unearned premiums and the deferral and amortization of policy acquisition costs.

Value of insurance in force, included in Other assets, represents the actuarially determined present value of anticipated profits to be realized from life and accident and health business on insurance in force at the date of the Company's acquisition of its insurance subsidiaries using the same assumptions that were used for computing related liabilities where appropriate. The value of insurance in force acquired prior to December 31, 1993 is amortized over the premium paying periods in relation to anticipated premiums. The value of insurance in force relating to the acquisition of The Travelers Corporation (old Travelers) was the actuarially determined present value of the projected future profits discounted at interest rates ranging from 14% to 18% for the business acquired. The value of insurance in force is amortized over the contract period using current interest crediting rates to accrete interest and using amortization methods based on the specified products. Traditional life insurance is amortized over the period of anticipated premiums; universal life in relation to estimated gross profits; and annuity contracts employing a level yield method. The value of insurance in force is reviewed periodically for recoverability to determine if any adjustment is required.

Deferred policy acquisition costs, included in Other assets, for the life business represent the costs of acquiring new business, principally commissions, certain underwriting and agency expenses and the cost of issuing policies. Deferred policy acquisition costs for traditional life business are amortized over the premium-paying periods of the related policies, in proportion to the ratio of the annual premium revenue to the total anticipated premium revenue. Deferred policy acquisition costs of other business lines are generally amortized over the life of the insurance contract or at a constant rate based upon the present value of estimated gross profits expected to be realized. For certain property and casualty lines, acquisition costs (commissions and premium taxes) have been deferred to the extent recoverable from future earned premiums and are amortized ratably over the terms of the related policies. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not recoverable, are charged to expense. All other acquisition expenses are charged to operations as incurred.

Separate and variable accounts primarily represent funds for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholders. Each account has specific investment objectives.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. The assets of these accounts are generally carried at market value. Amounts assessed to the contractholders for management services are included in revenues. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and related liability increases are excluded from benefits and expenses.

Mortgage loans are carried at amortized cost. A mortgage loan is considered impaired when it is probable that the Company will be unable to collect principal and interest amounts due. For mortgage loans that are determined to be impaired, a reserve is established for the difference between the amortized cost and fair value of the underlying collateral. In estimating fair value, the Company uses interest rates reflecting the returns required in the current real estate financing market. Impaired loans were not significant at December 31, 1997 and 1996.

Accrual of income is suspended on mortgage loans that are in default, or on which it is likely that future interest payments will not be made as scheduled. Interest income on mortgage loans in default is recognized only as payment is received. Mortgage loans of the insurance subsidiaries included in the Supplemental Consolidated Statement of Financial Position that were non-income producing for the preceding twelve months were not significant.

Other receivables, which are included in Other assets, include receivables related to retrospectively rated policies on property-casualty business, net of allowance for estimated uncollectible amounts.

Insurance policy and claims reserves represent liabilities for future insurance policy benefits. Insurance reserves for traditional life insurance, annuities, and accident and health policies have been computed based upon mortality, morbidity, persistency and interest assumptions applicable to these coverages, which range from 2.5% to 10%, including adverse deviation. These assumptions consider Company experience and industry standards and may be revised if it is determined that future experience will differ substantially from that previously assumed. Property-casualty reserves include (1) unearned premiums representing the unexpired portion of policy premiums, and (2) estimated provisions for both reported and unreported claims incurred and related expenses. The reserves are adjusted regularly based on experience. Included in the insurance policy and claims reserves in the Supplemental Consolidated Statement of Financial Position at December 31, 1997 and 1996 are $1.5 billion and $1.6 billion, respectively, of property-casualty loss reserves related to workers' compensation that have been discounted using an interest rate of 5%.

In determining insurance policy and claims reserves, the Company carries on a continuing review of its overall position, its reserving techniques and its reinsurance. Reserves for property-casualty insurance losses represent the estimated ultimate cost of all incurred claims and claim adjustment expenses. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of operations in the period in which the estimates are changed. Such changes may be material to the results of operations and could occur in a future period.

Contractholder funds represent receipts from the issuance of universal life, pension investment and certain individual annuity contracts. Such receipts are considered deposits on investment contracts that do not have substantial mortality or morbidity risk. Account balances are increased by deposits received and interest credited and are reduced by withdrawals, mortality charges and administrative expenses charged to the contractholders. Calculations of contractholder account balances for investment contracts reflect lapse, withdrawal and interest rate assumptions (ranging from 3.8% to 8.6%) based on contract provisions, the Company's experience and industry standards. Contractholder funds also include other funds that policyholders leave on deposit with the Company. The fair value of these contracts is determined by discounting expected cash flows at an interest rate commensurate with the Company's credit risk and the expected timing of cash flows.

Permitted statutory accounting practices. The Company's insurance subsidiaries are domiciled principally in Connecticut and Massachusetts and prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of those states. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

general administrative rules. The impact of any accounting practices not so prescribed on statutory surplus is not material.

CONSUMER FINANCE SERVICES

Finance related interest and other charges are recognized as income using the constant yield method. Allowances for losses are established by direct charges to income in amounts sufficient to maintain the allowance at a level management determines to be adequate to cover losses in the portfolio. The allowance fluctuates based upon continual review of the loan portfolio and current economic conditions. For financial reporting purposes, finance receivables are considered delinquent when they are 60 days or more contractually past due. Income stops accruing on finance receivables when they are 90 days contractually past due. If payments are made on a finance receivable that is not accruing income, and the receivable is no longer 90 days contractually past due, the accrual of income resumes. Finance receivables are charged against the allowance for losses when considered uncollectible. Personal loans are considered uncollectible when payments are six months contractually past due and six months past due on a recency of payment basis. Loans that are twelve months contractually past due regardless of recency of payment are charged off. Recoveries on losses previously charged to the allowance are credited to the allowance at the time of recovery. Consideration of whether to proceed with foreclosure on loans secured by real estate begins when a loan is 60 days past due on a contractual basis. Real estate credit losses are recognized when the title to the property is obtained.

Fees received and direct costs incurred for the origination of loans are deferred and amortized over the contractual lives of the loans as part of interest income. The remaining unamortized balances are reflected in interest income at the time that the loans are paid in full, renewed or charged off.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

In December 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" (SFAS No. 127), which delayed until January 1, 1998 the effective date for certain provisions of SFAS No. 125 relating to accounting for securities lending, repurchase agreements and other secured financing activities. The adoption of the provisions of SFAS No. 125 effective January 1, 1998 did not have any impact on results of operations or liquidity; however, total assets and total liabilities increased approximately $15.0 billion.

In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" (SOP 97-3). SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. This SOP is effective for fiscal years beginning after December 15, 1998, and the effect of initial adoption is to be reported as a cumulative catch-up adjustment. Restatement of previously issued financial statements is not allowed. The Company has not yet determined the impact that SOP 97-3 will have on its financial statements or when it will be implemented.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which addresses the manner in which certain adjustments to stockholders' equity (principally foreign currency translation and unrealized gains and losses on available for sale securities) are displayed in the financial statements. The Standard was adopted in the first quarter 1998 with no effect on reported earnings, assets or capital.

In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), which revises the requirements for disclosing segment and geographical data effective for fiscal years beginning after December 15, 1997. The Company is currently in the process of determining the effect of the new standard on its segment disclosures.

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1).

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized and when they should be expensed. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998 with early adoption permitted. The Company expects to adopt the new standard during 1998, but the impact is not expected to be material.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which becomes effective on January 1, 2000 for calendar year companies such as the Company. The new standard will significantly change the accounting treatment of end-user derivative and foreign exchange contracts by the Company and its customers. Depending on the underlying risk management strategy, these accounting changes could affect reported earnings, assets, liabilities, and stockholders' equity. As a result, the Company and the customers to which it provides derivatives and foreign exchange products will have to reconsider their risk management strategies, since the new standard will not reflect the results of many of those strategies in the same manner as current accounting practice. The Company is in the process of evaluating the potential impact of the new accounting standard.

2.   Business Acquisitions

Merger with Citicorp

As discussed in Note 1, on October 8, 1998, Citicorp merged with and into a newly formed, wholly owned subsidiary of TRV in a transaction accounted for as a pooling of interest. Accordingly, the supplemental consolidated financial statements presented herein reflect the combined results of TRV and Citicorp as if the Merger had been in effect for all periods. The following table sets forth the results of operations for the separate companies and the combined amounts for periods prior to the Merger.


                                                                Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------
In Millions of Dollars                         1997                      1996                       1995
-------------------------------------------------------------------------------------------------------------------
Revenues:
   TRV                                       $37,609                   $32,414                    $27,287
   Citicorp                                   34,697                    32,605                     31,690
   Reclassifications (1)                           -                        82                        (20)
                                             -------                   -------                    --------
      Citigroup                              $72,306                   $65,101                    $58,957

Net Income:
   TRV                                       $ 3,104                   $ 2,948                    $ 2,291
   Citicorp                                    3,591                     3,788                      3,464
   SFAS No. 106 Adjustment (2)                    18                        12                         14
   Other (3)                                      (8)                       (9)                        (9)
                                             -------                   -------                    --------
      Citigroup                              $ 6,705                   $ 6,739                    $ 5,760
-------------------------------------------------------------------------------------------------------------------

(1) Reclassifications have been made to conform to the Company's post-merger presentation.
(2) Adjusted to reflect the adoption by Citicorp of the immediate recognition of the transition obligation under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" effective January 1, 1993, to conform to the method used by TRV.
(3) Other adjustments have been made to conform the accounting policies of the companies and to record the related tax effects of these adjustments.
--------------------------------------------------------------------------------

Acquisition of Universal Card Services

On April 2, 1998, Citicorp completed its acquisition of Universal Card Services from AT&T for $3.5 billion in cash. This purchase adds $15 billion in customer receivables and 13.5 million accounts for a total of $60 billion in managed receivables and 38 million accounts in the U.S. bankcard business. In addition, Citicorp entered into a ten-year cobranding and joint marketing agreement with AT&T.

The Nikko Securities Co., Ltd.

On June 1, 1998, TRV announced its intention to form a global strategic alliance with The Nikko Securities Co., Ltd. Under the terms of the alliance, the Companies will form a joint venture called Nikko Salomon Smith Barney Limited which will provide investment banking, sales and trading and research services for corporate and institutional clients in Japan and overseas. The joint venture will combine the Japanese institutional and corporate business of Salomon Smith Barney with Nikko's domestic and international institutional and corporate business. Nikko's retail business and other

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

activities, including asset management, will continue under the management of Nikko Securities. Nikko Salomon Smith Barney will be owned 51% by Nikko and 49% by Salomon Smith Barney. In addition, in August 1998, TRV purchased 9.5% of Nikko's common stock outstanding plus bonds convertible into an additional 15.5% common equity interest on a fully diluted basis for a purchase price of $1.5 billion.

Merger with Salomon

On November 28, 1997, a newly formed, wholly owned subsidiary of TRV merged with and into Salomon (the Salomon Merger). Under the terms of the Salomon Merger, approximately 188.5 million shares of TRV common stock were issued in exchange for all of the outstanding shares of Salomon common stock, based on an exchange ratio of 1.695 shares of TRV common stock for each share of Salomon common stock, for a total value of approximately $9 billion. Each of Salomon's series of preferred stock outstanding was exchanged for a corresponding series of TRV preferred stock having substantially identical terms, except that the TRV preferred stock issued in conjunction with the Salomon Merger has certain voting rights (see Note 17). Thereafter, Smith Barney Holdings Inc. (Smith Barney), a wholly owned subsidiary of TRV, was merged with and into Salomon to form Salomon Smith Barney Holdings Inc. (Salomon Smith Barney), which is the primary vehicle through which the Company engages in investment banking, proprietary trading, retail brokerage and asset management. The Salomon Merger constituted a tax-free exchange. As a result of the Salomon Merger, Salomon Smith Barney recorded in the fourth quarter of 1997 a restructuring charge of $838 million ($496 million after-tax) (See Note 15).

The results of operations for the separate companies and the combined amounts for periods prior to the Salomon Merger follow:


                                           Nine Months Ended                  Year Ended December 31,
                                           September 30, 1997          -----------------------------------
In Millions of Dollars                       (unaudited)                    1996                   1995
----------------------------------------------------------------------------------------------------------
Revenues:
  TRV                                           $18,377                  $21,345                 $16,583
  Salomon                                         9,468                   11,069                  10,704
                                                -------                  -------                 -------
     Combined                                   $27,845                  $32,414                 $27,287
                                                -------                  -------                 -------

Net Income:
  TRV                                           $ 2,128                  $ 2,331                 $ 1,834
  Salomon                                           599                      617                     457
                                                -------                  -------                 -------
     Combined                                   $ 2,727                  $ 2,948                 $ 2,291
----------------------------------------------------------------------------------------------------------

Acquisition of Security Pacific

On July 31, 1997, Commercial Credit Company acquired Security Pacific Financial Services from BankAmerica Corporation for a purchase price of approximately $1.6 billion. The purchase included approximately $1.2 billion of net consumer finance receivables. The excess of the purchase price over the estimated fair value of net assets acquired was $393 million and is being amortized over 25 years.

Acquisition of Aetna P&C

On April 2, 1996, TAP, an indirect majority-owned subsidiary of the Company, purchased from Aetna Services, Inc. (Aetna), all of the outstanding capital stock of Travelers Casualty and Surety Company (formerly The Aetna Casualty and Surety Company) and The Standard Fire Insurance Company (collectively, Aetna P&C) for approximately $4.2 billion in cash. The acquisition was financed in part by the sale by TAP of approximately 33 million shares of its Class A Common Stock, representing approximately 9% of its outstanding common stock (at that time) to four private investors, including Aetna, for an aggregate of $525 million and the sale in a public offering of approximately 39 million shares of its Class A Common Stock, representing approximately 9.75% of its outstanding common stock, for total proceeds of $928 million. The Travelers Insurance Group Inc. (TIGI), a wholly owned subsidiary of the Company, acquired approximately 328 million shares of Class B Common Stock of TAP in exchange for contributing the outstanding capital stock of The Travelers Indemnity Company (Travelers Indemnity) and a capital contribution of approximately $1.1 billion.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition. The excess of the purchase price over the estimated fair value of net assets acquired was approximately $1.2 billion and is being amortized over 40 years. TAP also owns Travelers Indemnity. Travelers Indemnity along with Aetna P&C are the primary vehicles through which the Company engages in the property and casualty insurance business.

During 1996, TAP recorded charges related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of TAP's strategies, policies and practices to Aetna P&C reserves and include: $229 million after-tax and minority interest ($430 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA); a $45 million after-tax and minority interest ($84 million before tax and minority interest) provision for an additional asbestos liability related to an existing settlement agreement with a policyholder of Aetna P&C; a $32 million after-tax and minority interest ($60 million before tax and minority interest) charge related to premium collection issues; a $22 million after-tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables; and an $18 million after-tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of Travelers Indemnity related to the restructuring plan for the acquisition. In addition the Company recognized a gain in 1996 of $363 million (before and after-tax) from the issuance of shares of Class A Common Stock by TAP and such gain is not reflected in the pro forma financial information below.

The unaudited pro forma condensed results of operations presented below assume the acquisition of Aetna P&C had occurred at the beginning of each of the periods presented:


In Millions of Dollars, Except per Share Amounts              1996         1995(1)
-------------------------------------------------------------------------------------
Revenues                                                  $ 66,701        $64,264
Income from continuing operations                         $  6,835        $ 5,209
Net income                                                $  6,501        $ 5,359

Basic earnings per share:
    Income from continuing operations                     $   2.88        $  2.22
    Net income                                            $   2.73        $  2.29

Diluted earnings per share:
    Income from continuing operations                     $   2.75        $  2.03
    Net income                                            $   2.61        $  2.09
-------------------------------------------------------------------------------------

(1) Historical results of Aetna P&C in 1995 include charges of $1.085 billion ($705 million after-tax) representing an addition to environmental-related and asbestos-related claims reserves.
--------------------------------------------------------------------------------

The above unaudited pro forma condensed financial information is not necessarily indicative either of the results of operations that would have occurred had this transaction been consummated at the beginning of the periods presented or of future operations of the combined companies.

Supplemental Information to the Supplemental Consolidated Statement of Cash Flows Relating to the Acquisition of Aetna P&C


In Millions of Dollars                                                  1996
-------------------------------------------------------------------------------------
Assets and liabilities of business acquired:
  Invested assets                                                     $13,969
  Reinsurance recoverables and other assets                            10,386
  Insurance policy and claim reserves                                 (18,302)
  Other liabilities                                                    (1,893)
                                                                     ---------
    Cash payment related to business acquisition                     $  4,160
-------------------------------------------------------------------------------------

On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of its Class A Common Stock held by four private investors for approximately $241 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

3.   Disposition of Subsidiaries and Discontinued Operations

Transport Spin-off

On September 29, 1995, the Company made a pro rata distribution to the Company's stockholders of shares of Class A Common Stock, $.01 par value per share, of Transport Holdings Inc. (Holdings), which at the time was a wholly owned subsidiary of the Company and the indirect owner of Transport Life Insurance Company. The results of Holdings were included in income from continuing operations through September 29, 1995, the spin-off date.

Discontinued Operations

In March 1997, the Company entered into a non-binding letter of intent to sell all of the outstanding stock of Basis Petroleum, Inc. (Basis), a wholly owned subsidiary that owns and operates oil refineries in the U.S. Gulf Coast area, to Valero Energy Corporation (Valero). This transaction resulted in the recognition in 1996 in the Supplemental Consolidated Financial Statements of a pre-tax loss of approximately $505 million ($290 million after-tax). The sale was completed on May 1, 1997. Proceeds from the sale included cash of $365 million, Valero common stock with a market value of $120 million and participation payments based on a fixed notional throughput and the difference, if any, between an average market crackspread, as defined, and a base crackspread, as defined, over each of the next ten years. The total of the participation payments is capped at $200 million, with a maximum of $35 million per year. In addition, as a result of Valero's merger agreement with PG&E Corporation (PG&E), Valero's common stock was exchanged for stock of PG&E and a new stock of the spin-off company (New Valero), representing Valero's refining assets. In the third quarter of 1997, the Company liquidated its interest in the PG&E and New Valero common stock. In July 1997, the Company paid Valero $3 million in connection with the final determination of working capital. The estimated loss includes severance costs and anticipated operating losses to be incurred prior to the completion of the sale, and reflects other estimates of value at the time of closing. Revenues of Basis for the years ended December 31, 1996 and 1995 were immaterial.

On January 3, 1995 the Company sold its group life business as well as its related non-medical group insurance businesses to Metropolitan Life Insurance Company (MetLife) for $350 million and recognized in the first quarter of 1995 an after-tax gain of $20 million ($31 million pre-tax). In connection with the sale, The Travelers Insurance Company (TIC) ceded 100% of its risks in the group life and related businesses to MetLife on an indemnity reinsurance basis, effective January 1, 1995. In connection with the reinsurance transaction, TIC transferred assets with a fair market value of approximately $1.5 billion to MetLife, equal to the statutory reserves and other liabilities transferred.

On January 3, 1995, TIC and MetLife, and certain of their affiliates, formed The MetraHealth Companies, Inc. (MetraHealth) joint venture by contributing their medical businesses to MetraHealth, in exchange for shares of common stock of MetraHealth. No gain was recognized upon the formation of the joint venture. Upon formation of the joint venture TIC and its affiliates owned 50% of the outstanding capital stock of MetraHealth, and the other 50% was owned by MetLife and its affiliates. In March 1995, MetraHealth acquired HealthSpring, Inc. for common stock of MetraHealth, resulting in a reduction in the participation of the Company and MetLife in the MetraHealth venture to 48.25% each.

In October 1995, the Company completed the sale of its ownership in MetraHealth to United HealthCare Corporation. Gross proceeds to the Company in 1995 were $831 million in cash, and the Company recognized a gain in 1995 of $110 million after-tax ($165 million pre-tax). During 1996, the Company received a contingency payment (based on MetraHealth's 1995 results) and recognized a gain in 1996 of $31 million after-tax ($48 million pre-tax). Both of these gains are reflected in discontinued operations.

All of the businesses sold to MetLife or contributed to MetraHealth have been accounted for as discontinued operations. Revenues from these discontinued operations for the years ended December 31, 1997, 1996 and 1995 were immaterial.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

4.   Business Segment Information

Citigroup is a diversified, integrated financial services company engaged in banking, investment services, life and property and casualty insurance services and consumer finance. The following table presents certain information regarding these industry segments:




                                                             Income from Continuing
                              Total Revenues, Net of      Operations, Before Income   Income from Continuing  Identifiable Assets
                                    Interest Expense    Taxes and Minority Interest               Operations          at Year-End
-----------------------------------------------------------------------------------------------------------------------------------
                                          $ Millions               $ Millions               $ Millions                $ Billions
-----------------------------------------------------------------------------------------------------------------------------------
                              1997     1996     1995     1997      1996    1995      1997    1996    1995      1997    1996   1995
                           --------------------------------------------------------------------------------------------------------
Banking Services            $21,616  $20,196  $18,678   $5,751    $6,093  $5,608    $3,609   $3,800  $3,478      $311   $281   $257
Investment Services          10,977   10,744    8,715    1,830     3,073   1,827     1,151    1,871   1,112       276    246    229
Life Insurance Services       4,424    3,769    3,857    1,401     1,009     893       910      653     581        46     40     38
Property & Casualty
  Insurance Services          9,748    8,106    4,545    1,752       512     595     1,024      362     453        51     50     24
Consumer Finance Services     1,174    1,002      952      354       329     364       229      214     237        13      9      8
Corporate and Other            (157)     (52)    (180)    (338)       71    (373)     (218)     173    (251)        -      1      3
                           --------  -------  -------  --------  -------  -------   -------  ------  -------     ----   ----   ----
                            $47,782  $43,765  $36,567  $10,750   $11,087  $8,914    $6,705   $7,073  $5,610      $697   $627   $559
-----------------------------------------------------------------------------------------------------------------------------------

The Banking Services segment consists of two franchises, Global Consumer and Global Corporate Banking, which are operated by Citicorp and its subsidiaries. The Global Consumer business provides global services encompassing branch and electronic banking, credit and charge cards, and personalized wealth management services for high net-worth clients. The Global Corporate Banking business serves corporations, financial institutions, governments, investors and other participants in developed and emerging markets throughout the world.

The Investment Services segment consists of investment banking, asset management, securities brokerage, proprietary trading, and other financial services provided through Salomon Smith Barney and its subsidiaries.

The Life Insurance Services segment provides individual life insurance, accident and health insurance, annuities, long-term care and investment products. Among the range of products offered are fixed and variable deferred annuities, payout annuities and term, universal and variable life and long-term care insurance to individuals and small businesses and group pension products, including guaranteed investment contracts, and group annuities to employer-sponsored retirement and savings plans. These products are offered primarily through The Travelers Insurance Company, The Travelers Life and Annuity Company and Primerica Financial Services (PFS).

The Property & Casualty Insurance Services segment provides property-casualty insurance, including workers' compensation, general liability, commercial automobile, property, commercial multi-peril, fidelity and surety and professional liability to businesses and other institutions and automobile and homeowners insurance to individuals. Property-casualty insurance policies are issued primarily by subsidiaries of the Company's majority-owned subsidiary, TAP. TAP's property-casualty insurance subsidiaries include Travelers Indemnity, Travelers Casualty and Surety Company, The Standard Fire Insurance Company and Gulf Insurance Company.

The Consumer Finance Services segment includes the consumer lending operations (including secured and unsecured personal loans, real estate-secured loans and consumer goods financing) and credit card operations of Commercial Credit Company. Also included in this segment are credit-related insurance services provided through American Health and Life Insurance Company (AHL) and its affiliate.

Corporate and Other consists of corporate staff and treasury operations, certain corporate income and expenses that have not been allocated to the operating subsidiaries, including gains and losses from the sale of stock of subsidiaries and affiliates. RCM is reported as part of Corporate and Other in 1995 and through its date of sale in 1996.

The cumulative effect of accounting changes and capital expenditures for property, plant and equipment and related depreciation expense are not material to any of the business segments. Intersegment revenues are not significant.

For gains and special charges included in each segment, see the "Consolidated Results of Operations" discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations.

The operations of the Company's Life Insurance, Property & Casualty Insurance and Consumer Finance segments are conducted predominantly in North America. The following tables set forth financial data by business and geographic location for the Company's Banking Services segment and by geographic location for the Investment Services segment:

                                                             Income from Continuing
                              Total Revenues, Net of      Operations, Before Income   Income from Continuing
                                Interest Expense (1)    Taxes and Minority Interest               Operations       Average Assets
-----------------------------------------------------------------------------------------------------------------------------------
Banking Services Segment                  $ Millions               $ Millions               $ Millions                $ Billions
-----------------------------------------------------------------------------------------------------------------------------------
                              1997     1996     1995   1997      1996      1995      1997    1996    1995      1997    1996   1995
Business Distribution
Global Consumer
  Citibanking               $ 6,030  $ 5,796  $ 5,441  $  673   $1,029   $  862    $   478   $  723  $  573    $ 85    $ 83   $ 80
  Cards                       5,190    5,274    5,066   1,084    1,506    1,742        764    1,024   1,164      31      27     25
  Private Bank                1,130    1,043      929     391      348      272        311      281     226      16      16     15
Global Corporate Banking
  Emerging Markets            3,888    3,444    2,895   1,814    1,751    1,495      1,559    1,436   1,132      72      60     50
  Global Relationship
    Banking                   4,384    3,744    3,627   1,269    1,021      834        831      725     628      84      79     94
Other Items                     994      895      720     520      438      403       (334)    (389)   (245)      7       5      5
                            -------  -------  -------  ------   ------   ------     ------   ------  ------    ----    ----   ----
Total  (2)                  $21,616  $20,196  $18,678  $5,751   $6,093   $5,608     $3,609   $3,800  $3,478    $295    $270   $269
-----------------------------------------------------------------------------------------------------------------------------------
Geographic Distribution(3)
United States               $ 9,802  $ 9,344 $ 8,843  $2,071(4) $2,746(4)$2,523(4)  $1,111  $1,654  $1,491    $110    $109   $114
Western Europe                3,323    3,365   3,352     521       577      502        240     321     298      57      53     54
Other  (5)                      719      586     564     166        76       27         82      41      22      13      13     15
                            -------  -------  ------- ------    ------   ------     ------  ------  ------    ----    ----   ----
Total developed markets (6)  13,844   13,295  12,759   2,758     3,399    3,052      1,433   2,016   1,811     180     175    183
                            -------  -------  ------- ------    ------   ------     ------  ------  ------    ----    ----   ----
Latin America (7)             3,314    2,743   2,493   1,395       917      937      1,105     707     653      39      28     30
Asia Pacific                  3,475    3,286   2,738   1,203     1,414    1,266        791     866     796      60      54     46
Other (8)                       983      872     688     395       363      353        280     211     218      16      13     10
                            -------  -------  ------- ------    ------   ------     ------  ------  ------    ----    ----   ----
Total emerging markets (9)    7,772    6,901   5,919   2,993     2,694    2,556      2,176   1,784   1,667     115      95     86
                            -------  -------  ------- ------    ------   ------     ------  ------  ------    ----    ----   ----
Total                       $21,616  $20,196 $18,678  $5,751    $6,093   $5,608     $3,609  $3,800  $3,478    $295    $270   $269
-----------------------------------------------------------------------------------------------------------------------------------


(1)      Includes net interest revenue, commission and fees, and other income.
(2) Includes restructuring charge in 1997 of $880 million in income from continuing operations before income taxes and minority interest and $550 million in income from continuing operations.
(3) The entire aggregate allowance for credit losses is available to absorb all probable credit losses inherent in the portfolio. For the purpose of calculating the geographic data, the amounts attributable to operations outside the U.S. are based upon year-end aggregate allowance amounts of $1,827 million for 1997, $1,807 million for 1996, and $1,809 million for 1995, and credit loss provision amounts of $738 million for 1997, $727 million for 1996, and $737 million for 1995.
(4) Includes approximately $81 million in 1997, $62 million in 1996, and $58 million in 1995 of tax-exempt income, reducing the federal income tax provision.
(5)      Includes Japan and Canada.
(6) Includes pre-tax restructuring charges in the United States, Western Europe, and Japan and Canada of $465 million, $209 million, and $21 million, respectively.
(7)      Includes Mexico, the Caribbean, Central and South America.
(8)      Includes Central and Eastern Europe, Middle East and Africa.
(9) Includes pre-tax restructuring charges in Asia Pacific, Latin America and Central and Eastern Europe, Middle East and Africa of $115 million, $59 million, and $11 million, respectively.
--------------------------------------------------------------------------------

                                                                         Income from Continuing
                                               Total Revenues, Net    Operations, Before Income    Identifiable Assets
                                               of Interest Expense  Taxes and Minority Interest            at Year-End
-----------------------------------------------------------------------------------------------------------------------
Investment Services Segment                             $ Millions                   $ Millions             $ Billions
-----------------------------------------------------------------------------------------------------------------------
                                           1997     1996     1995     1997(1)  1996    1995     1997     1996     1995
                                        -------------------------------------------------------------------------------
North America                            $9,359   $9,741   $7,215   $1,385  $2,952   $1,263     $163     $152     $142
Europe                                    1,345      895    1,333      351      77      607       82       77       75
Asia and Other                              273      108      167       94      44      (43)      31       17       12
                                        -------  -------   ------   ------  ------   ------     ----     ----     -----
                                        $10,977  $10,744   $8,715   $1,830  $3,073   $1,827     $276     $246     $229
-----------------------------------------------------------------------------------------------------------------------

(1) Includes a pre-tax restructuring charge of $809 million, $11 million and $18 million in North America, Europe and Asia, respectively.
--------------------------------------------------------------------------------

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

5.   Investments

Investments, which are owned principally by the banking and insurance subsidiaries and are broadly diversified along industry, product, and geographic lines, consisted of the following at December 31:


In Millions of Dollars at Year-End                                     1997              1996
-----------------------------------------------------------------------------------------------
Fixed maturities, primarily available for sale at fair value         $77,920          $68,147
Equity securities, at fair value                                       3,928            3,070
Venture capital, at fair value                                         2,599            2,124
Short-term and other                                                   7,186            7,542
                                                                     -------          -------
                                                                     $91,633          $80,883
-----------------------------------------------------------------------------------------------

The fair value of investments for which a quoted market price or dealer quote are not available amounted to $6.6 billion and $6.1 billion at December 31, 1997 and 1996, respectively.

The amortized cost and fair value of investments in fixed maturities and equity securities at December 31, were as follows:



                                                                                   1997                                       1996
                                              -------------------------------------------  ----------------------------------------
                                                              Gross       Gross                            Gross       Gross
                                              Amortized  Unrealized  Unrealized      Fair  Amortized  Unrealized  Unrealized   Fair
In Millions of Dollars at Year-End                 Cost       Gains      Losses     Value       Cost       Gains      Losses  Value
-----------------------------------------------------------------------------------------  ----------------------------------------
Fixed maturity securities held to maturity,
principally mortgage-backed securities        $    41        $    9        $  -   $    50    $    53     $    9     $     -  $   62
                                              -------------------------------------------  ----------------------------------------

Fixed maturity securities available for sale

Mortgage-backed securities, principally
obligations of U.S. Federal agencies          $ 9,795        $  310        $  6   $10,099    $ 9,480     $  153     $  41   $ 9,592
U.S. Treasury and Federal agency                6,816           312           -     7,128      6,811        142        13     6,940
State and municipal                            10,351           583         117    10,817      7,581        257        86     7,752
Foreign government                             19,381           883         268    19,996     15,217      1,103       184    16,136
U.S. corporate                                 23,306           958         127    24,137     22,807        425       123    23,109
Other debt securities                           5,625           168          91     5,702      4,474        114        23     4,565
                                              -------        ------        ----   -------    -------     ------     -----   -------
                                              $75,274        $3,214        $609   $77,879    $66,370     $2,194     $ 470   $68,094
                                              -------        ------        ----   -------    -------     ------     -----   -------
Equity securities (1)                         $ 3,661        $  363        $ 96   $ 3,928    $ 2,983     $  207     $ 120   $ 3,070
                                              -------        ------        ----   -------    -------     ------     -----   -------
Securities available for sale include:
  Government of Brazil Brady Bonds            $ 1,436         $ 612        $  -   $ 2,048    $ 1,463     $  872     $   -   $ 2,335
  Government of Venezuela Brady Bonds             535             -          55       480        563          -        81       482
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes non-marketable equity securities carried at cost which are reported in both the amortized cost and fair value columns.
--------------------------------------------------------------------------------

Not included in the table above are securities available for sale held by unconsolidated affiliates carried on the equity method of accounting. At December 31, 1997 and 1996, the gross unrealized gains related to these securities were $19 million and $9 million, respectively, and gross unrealized losses were $8 million and $4 million, respectively which are included in the net unrealized gain on investment securities component of stockholders' equity, net of applicable taxes.

The accompanying table shows components of interest and dividends on securities, net gains from sales of securities, and net gains on investments held by venture capital subsidiaries.


 In Millions of Dollars                                   1997              1996             1995
 ----------------------------------------------------------------------------------------------------
 Taxable interest                                        $5,486            $4,595           $3,473
 Interest exempt from U.S. federal income tax            $  496            $  377           $  357
 Dividends                                               $  144            $  121           $   91
                                                         ------            ------           ------
 Gross realized securities gains                         $1,414            $  771           $  577
 Gross realized securities losses                        $  419            $  495           $  341
                                                         ------            ------           ------
 Net realized and unrealized venture capital
   gains which included:                                $   749            $  450           $  390
   Gross unrealized gains                               $   612            $  416           $  487
   Gross unrealized losses                              $    82            $  150           $  300
 ----------------------------------------------------------------------------------------------------


NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the amortized cost, fair value, and average yield on amortized cost of fixed maturity securities by contractual maturity dates as of December 31, 1997:


                                                      Amortized           Fair
 In Millions of Dollars                                  Cost             Value            Yield
--------------------------------------------------------------------------------------------------
 U.S. Treasury and Federal agency (1)
 Due within 1 year                                    $  1,862          $  1,861            5.32%
 After 1 but within 5 years                              1,676             1,727            6.58
 After 5 but within 10 years                             2,345             2,406            6.69
 After 10 years (2)                                      9,165             9,644            7.27
                                                    --------------------------------
 Total                                                $ 15,048          $ 15,638            6.86
                                                    --------------------------------

 State and municipal

 Due within 1 year                                    $     67          $     67            5.40%
 After 1 but within 5 years                                372               370            5.50
 After 5 but within 10 years                             2,113             2,177            5.36
 After 10 years (2)                                      7,799             8,203            5.82
                                                    --------------------------------
 Total                                                $ 10,351          $ 10,817            5.71
                                                    --------------------------------

 All other (3)
 Due within 1 year                                    $  8,779          $  8,741           10.56%
 After 1 but within 5 years                             18,511            18,725            6.97
 After 5 but within 10 years                            11,379            11,653            7.29
 After 10 years (2)                                     11,247            12,355            7.74
                                                    --------------------------------
 Total                                                 $49,916           $51,474            7.85
--------------------------------------------------------------------------------------------------

(1)      Includes mortgage-backed securities of U.S. Federal agencies.
(2) Securities with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.
(3) Includes Foreign government, U.S. corporate, Mortgage-backed securities issued by U.S. corporations, and other debt securities. Yields reflect the impact of local interest rates prevailing in countries outside the U.S.
--------------------------------------------------------------------------------

6. Federal Funds, Securities Borrowed, Loaned and Subject to Repurchase
    Agreements

Federal funds sold and securities borrowed or purchased under agreements to resell, at their respective carrying values, consisted of the following at December 31:


In Millions of Dollars                                   1997              1996
-----------------------------------------------------------------------------------
Resale agreements                                   $  86,035         $  84,014
Deposits paid for securities borrowed                  33,932            25,104
                                                   --------------------------------
                                                     $119,967          $109,118
-----------------------------------------------------------------------------------

Federal funds purchased and securities loaned or sold under agreements to repurchase, at their respective carrying values, consisted of the following at December 31:


In Millions of Dollars                                    1997              1996
------------------------------------------------------------------------------------
Repurchase agreements                                 $124,775          $107,277
Deposits received for securities loaned                  7,328             6,290
                                                    --------------------------------
                                                      $132,103          $113,567
------------------------------------------------------------------------------------

The resale and repurchase agreements represent collateralized financing transactions used to generate net interest income and facilitate trading activity. These instruments are collateralized principally by government and government agency securities and generally have terms ranging from overnight to up to a year. It is the Company's policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements, and, when necessary, require prompt transfer of additional collateral or reduction in the loan balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. Resale agreements and repurchase agreements are reported net by counterparty, when applicable, pursuant to FASB Interpretation 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements" (FIN 41). Securities borrowed and securities loaned are reported net by counterparty, when applicable, pursuant to FIN 41. Excluding the impact of FIN 41, resale agreements totaled $129.1 billion and $100.3 billion at December 31, 1997 and 1996, respectively.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINACIAL STATEMENTS

Deposits paid for securities borrowed (securities borrowed) and deposits received for securities loaned (securities loaned) are recorded at the amount of cash advanced or received and are collateralized principally by government and government agency securities, corporate debt and equity securities. Securities borrowed transactions require the Company to deposit cash with the lender. With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and securities loaned daily, and additional collateral is obtained as necessary. Security borrowed and securities loaned are reported net by counterparty, when applicable, pursuant to FIN 41. Excluding the impact of FIN 41, securities borrowed totaled $40.5 billion and $28.5 billion at December 31, 1997 and 1996, respectively.

7.   Brokerage Receivables and Brokerage Payables

The Company has receivables and payables for financial instruments purchased from and sold to brokers and dealers and customers. The Company is exposed to risk of loss from the inability of brokers and dealers or customers to pay for purchases or to deliver the financial instrument sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices. Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction.

The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Margin levels are monitored daily, and customers deposit additional collateral as required. Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.

Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers and brokers and dealers engaged in forward and futures and other transactions deemed to be credit-sensitive.

Brokerage receivables and brokerage payables, which arise in the normal course of business, consisted of the following at December 31:


In Millions of Dollars                                              1997             1996
------------------------------------------------------------------------------------------------
Receivables from customers                                        $12,415          $  9,488
Receivables from brokers, dealers and clearing organizations        3,212             2,104
                                                                 -------------------------------
  Total brokerage receivables                                     $15,627          $ 11,592
                                                                 -------------------------------

   Payables to customers                                          $  9,791         $  8,160
   Payables to brokers, dealers and clearing organizations           2,972            1,859
                                                                 -------------------------------
     Total brokerage payables                                     $ 12,763         $ 10,019
------------------------------------------------------------------------------------------------

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

8.   Trading Account Assets and Liabilities

Trading account assets and liabilities at market value consisted of the following at December 31:


In Millions of Dollars                                         1997              1996
-----------------------------------------------------------------------------------------
Trading Account Assets
U.S. Treasury and Federal agency securities               $  56,007         $  54,786
State and municipal securities                                3,255             2,114
Foreign government securities                                50,924            39,295
Corporate and other debt securities                          16,637            17,730
Derivative and other contractual commitments (1)             34,585            24,713
Equity securities                                             9,236             9,305
Mortgage loans and collateralized mortgage securities         3,160             4,395
Commodities                                                   1,274               995
Other                                                         5,010             4,025
                                                         --------------------------------
                                                          $ 180,088         $ 157,358
                                                         --------------------------------
Trading Account Liabilities
Securities sold, not yet purchased                        $  90,247         $  86,193
Derivative and other contractual commitments (1)             36,905            27,951
                                                         --------------------------------
                                                           $127,152          $114,144
-----------------------------------------------------------------------------------------

(1) Net of master netting agreements and securitization. In addition, the asset balance at December 31, 1997 is reduced by $50 million of credit loss reserves (see Credit Loss Reserves on page 94).
--------------------------------------------------------------------------------

The average fair value of derivative and other contractual commitments in trading account assets during 1997 and 1996 was $28.8 billion and $22.2 billion, respectively. The average fair value of contractual commitments in trading account liabilities during 1997 and 1996 was $32.6 billion and $23.9 billion, respectively.

Deferred revenue on derivative and other contractual commitments attributable to ongoing costs such as servicing and credit consideration totaled $391 million and $310 million at December 31, 1997 and 1996, respectively, which is reported in other liabilities. Commitments to purchase when-issued securities were $3 million and $465 million at December 31, 1997 and 1996, respectively.

See Note 21 for a discussion of trading securities, commodities, derivatives and related risks.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

9.   Principal Transaction Revenues

Principal transaction revenues, consisting of realized and unrealized gains and losses from trading activities, were as follows for the years ended December 31:


In Millions of Dollars                                    1997             1996             1995
----------------------------------------------------------------------------------------------------
Investment Services
     Fixed income (1)                                   $1,882           $2,049            $  900
     Equities (2)                                          397              576               995
     Commodities (3)                                       218              393               238
     Other                                                   7                9                 7
                                                    ------------------------------------------------
                                                         2,504            3,027             2,140
                                                    ------------------------------------------------
Banking Services
     Foreign exchange (4)                                1,148              809             1,019
     Derivative (5)                                        297              417               425
     Fixed income (6)                                      133               92                 8
     Other                                                 149              183               160
                                                    ------------------------------------------------
                                                         1,727            1,501             1,612
                                                    ------------------------------------------------
Total principal transaction revenues                    $4,231           $4,528            $3,752
----------------------------------------------------------------------------------------------------

(1) Includes revenues from government securities and corporate debt, municipal securities, preferred stock, mortgage securities, and other debt instruments. Also includes spot and forward trading of currencies and exchange-traded and over-the-counter (OTC) currency options, options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, and OTC options and forward contracts on fixed income securities.
(2) Includes revenues from common and convertible preferred stock, convertible corporate debt, equity-linked notes, and exchange-traded and OTC equity options and warrants.
(3) Includes revenues from the results of Phibro Inc. (Phibro), which trades crude oil, refined oil products, natural gas, electricity, metals, and various soft commodities and related derivative instruments. In December 1997, Phibro implemented a downsizing plan which will significantly reduce the scope of some of its activities. In 1996 Phibro discontinued trading coal, coke, and fertilizers.
(4)      Includes revenues from foreign exchange spot, forward, and option contracts.
(5) Includes revenues from interest rate and currency swaps, options, financial futures, and equity and commodity contracts.
(6) Includes revenues from government and corporate debt, mortgage assets, and other debt instruments.
--------------------------------------------------------------------------------

 10. Loans


In Millions of Dollars at Year-End                        1997                  1996
--------------------------------------------------------------------------------------------
Consumer
In U.S. Offices
Mortgage and real estate (1)  (2)                     $   28,084            $   27,173
Installment, revolving credit, and other                  42,022                41,200
                                                    ----------------------------------------
                                                          70,106                68,373
--------------------------------------------------------------------------------------------
In Offices Outside the U.S.
Mortgage and real estate (1) (3)                          17,685                18,379
Installment, revolving credit, and other                  32,179                33,905
Lease financing                                              544                   754
                                                    ----------------------------------------
                                                          50,408                53,038
--------------------------------------------------------------------------------------------
                                                         120,514               121,411
Unearned income                                           (1,417)               (1,532)
                                                    ----------------------------------------
Consumer loans, net of unearned income                  $119,097              $119,879
--------------------------------------------------------------------------------------------
Commercial
In U.S. Offices
Commercial and industrial (4)                          $  11,234            $    8,747
Mortgage and real estate (1)                               5,960                 6,789
Loans to financial institutions                              371                 1,035
Lease financing                                            3,087                 3,017
                                                    ----------------------------------------
                                                          20,652                19,588
--------------------------------------------------------------------------------------------
In Offices Outside the U.S.
Commercial and industrial (4)                             47,417                36,901
Mortgage and real estate (1)                               1,651                 1,815
Loans to financial institutions                            6,480                 4,837
Governments and official institutions                      2,376                 2,252
Lease financing                                            1,092                 1,294
                                                    ----------------------------------------
                                                          59,016                47,099
--------------------------------------------------------------------------------------------
                                                          79,668                66,687
Unearned income                                             (159)                 (110)
                                                    ----------------------------------------
Commercial loans, net of unearned income               $  79,509             $  66,577
--------------------------------------------------------------------------------------------

(1)      Loans secured primarily by real estate.
(2) Includes $3.4 billion in 1997 and $3.8 billion in 1996 of commercial real estate loans related to community banking and private banking activities.
(3) Includes $2.3 billion in 1997 and $2.7 billion in 1996 of loans secured by commercial real estate.
(4)      Includes loans not otherwise separately categorized
--------------------------------------------------------------------------------

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table presents information about impaired loans. Impaired loans are those on which Citigroup believes it is not probable that it will be able to collect all amounts due according to the contractual terms of the loan, excluding smaller-balance homogeneous loans that are evaluated collectively for impairment, and are carried on a cash basis:


----------------------------------------------------------------------------------------------
In Millions of Dollars at Year-End                           1997                  1996
----------------------------------------------------------------------------------------------
Impaired commercial loans                                $    971               $   868
Other impaired loans (1)                                      241                   360
                                                    ------------------------------------------
Total impaired loans (2)                                 $  1,212               $ 1,228
----------------------------------------------------------------------------------------------
Impaired loans with valuation allowances                 $     98               $   186
Total valuation allowances (3)                                 16                    32
----------------------------------------------------------------------------------------------
During the Year:
  Average balance of impaired loans                      $  1,188               $ 1,657
  Interest income recognized on  impaired loans                62                   116
----------------------------------------------------------------------------------------------

(1) Primarily commercial real estate loans related to community and private banking activities.
(2) At year-end 1997, approximately 39% of these loans were measured for impairment using the fair value of the collateral, with the remaining 61% measured using the present value of the expected future cash flows, discounted at the loan's effective interest rate, compared with approximately 44% and 56%, respectively, at year-end 1996.
(3)      Included in the allowance for credit losses.
--------------------------------------------------------------------------------

11. Credit Loss Reserves


In Millions of Dollars                                                                1997              1996             1995
---------------------------------------------------------------------------------------------------------------------------------
Aggregate allowance for credit losses at beginning of year                           $5,743            $5,561           $5,337
Additions
Provision for credit losses                                                           2,197             2,200            2,176
Deductions
Consumer credit losses (1)                                                            2,599             2,431            2,164
Consumer credit recoveries (1)                                                         (504)             (470)            (445)
                                                                                --------------------------------------------------
  Net consumer credit losses (1)                                                      2,095             1,961            1,719
Commercial credit losses                                                                197               266              376
Commercial credit recoveries                                                           (221)             (268)            (228)
                                                                                --------------------------------------------------
  Net commercial credit (recoveries) losses                                             (24)               (2)             148
Other-- net (2)                                                                         368               (59)             (85)
                                                                                --------------------------------------------------
Aggregate allowance for credit losses at end of year (3)                              6,237             5,743            5,561
Reserves for securitization activities                                                   85               473              486
                                                                                --------------------------------------------------
Total credit loss reserves                                                           $6,322            $6,216           $6,047
----------------------------------------------------------------------------------------------------------------------------------

(1) Commencing in 1997, reflects the classification of credit card receivables intended for sale as loans held for sale (included in Other assets) with net credit losses charged to other income.
(2) Primarily includes net transfers from (to) the reserves for securitization activities and foreign currency translation effects. In 1997, $373 million was restored to the aggregate allowance for credit losses that had previously been attributed to credit card securitization transactions where the exposure to credit losses is contractually limited to the cash flows from the securitized receivables.
(3) In 1997, the apportionment and display of the aggregate allowance for credit losses was changed to report $6,137 million attributable to loans and loan commitments as a deduction from Loans, $50 million attributable to standby letters of credit and guarantees included in Other liabilities, and $50 million attributable to derivative and foreign exchange contracts as a deduction from Trading account assets.
--------------------------------------------------------------------------------

12.  Debt

Investment banking and brokerage borrowings

Investment banking and brokerage borrowings and the corresponding weighted average interest rates at December 31 are as follows:


In Millions of Dollars                                           1997                               1996
-----------------------------------------------------------------------------------------------------------------------
                                                       Balance        Interest Rate       Balance        Interest Rate
                                                    -------------------------------------------------------------------
Bank borrowings                                        $ 2,415              5.9%         $  4,388              5.8%
Commercial paper                                         7,110              5.8%            4,133              5.7%
Other                                                    1,939                              1,499
                                                    ------------                        ------------
                                                       $11,464                           $ 10,020
-----------------------------------------------------------------------------------------------------------------------

Investment banking and brokerage borrowings are short-term in nature and include commercial paper, bank borrowings and other borrowings, such as deposit liabilities, used to finance Salomon Smith Barney's operations, including the securities settlement process. Outstanding bank borrowings include both U.S. dollar and non-U.S. dollar denominated loans. The non-U.S. dollar loans are denominated in multiple currencies including Japanese yen, German mark and U.K. sterling. All commercial paper outstanding at December 31, 1997 and 1996 was U.S. dollar denominated.

At December 31, 1997, Salomon Smith Barney had a $1.250 billion revolving credit agreement with a bank syndicate that extended through May 2000, and a $750 million, 364-day revolving credit agreement that extended through May 1998. Salomon Smith Barney may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facilities through commitment fees. Under these facilities Salomon Smith Barney was required to maintain a certain level of consolidated adjusted net worth (as defined in the agreement). At December 31, 1997, this requirement was exceeded by approximately $2.6 billion. At December 31, 1997, there were no borrowings outstanding under either facility.

At December 31, 1997, Salomon Brothers Inc (SBI), an indirect wholly owned subsidiary of Salomon Smith Barney, had a $2.1 billion committed secured standby bank credit facility for financing securities positions. The facility contained certain restrictive covenants that required, among other things, that SBI maintain minimum levels of excess net capital and net worth (as defined in the agreement). SBI's excess net capital exceeded the minimum required under the facility by $574 million and SBI's net worth exceeded the minimum amount required by $1.0 billion at December 31, 1997. In 1996, Salomon Brothers International Limited (SBIL), an indirect wholly owned subsidiary of Salomon Smith Barney, entered into a $1.0 billion committed securities repurchase facility. The facility was subject to restrictive covenants including a requirement that SBIL maintain minimum levels of tangible net worth and excess financial resources (as defined in the agreement). At December 31, 1997, SBIL exceeded these requirements by $4.0 billion and $669 million, respectively. In 1997, Phibro entered into a $550 million unsecured committed revolving line of credit. This facility required Phibro to maintain minimum levels of capital and net working capital (as defined in the agreement). Phibro exceeded these minimums by $54 million and $98 million, respectively, at December 31, 1997. At December 31, 1997, there were no outstanding borrowings under any of these facilities.

During the first quarter of 1998, the Phibro facility was terminated and during the second quarter of 1998, Salomon Smith Barney terminated the facilities for SBI and SBIL and amended its revolving credit facilities to increase the amount available under its committed uncollateralized revolving lines of credit to $5.0 billion, comprised of a $1.5 billion three-year facility which expires May 2001 and a $3.5 billion 364-day revolving credit facility that extends through May 1999.

Salomon Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists.

Short-term borrowings

At December 31, short-term borrowings consisted of commercial paper and other short-term borrowings with weighted average interest rates as follows:


                                                          1997                               1996
                                            --------------------------------------------------------------------
In Millions of Dollars                        Outstanding     Interest Rate      Outstanding     Interest Rate
----------------------------------------------------------------------------------------------------------------
Commercial paper
   Commercial Credit Company                   $  3,871             5.83%           $1,482             5.55%
   Citicorp                                       1,941             5.46%            1,238             6.86%
   Travelers Property Casualty Corp.                108             6.11%               25             5.64%
   The Travelers Insurance Company                    -                                 50             5.53%
                                            ----------------                   ----------------
                                               $  5,920                             $2,795
Other short-term borrowings                       8,108             9.04%            6,958             8.81%
                                            ----------------                   ----------------
                                                $14,028                             $9,753
----------------------------------------------------------------------------------------------------------------

Citigroup, Citicorp, Commercial Credit Company (CCC), TAP and The Travelers Insurance Company (TIC) issue commercial paper directly to investors. Each, except Citicorp, maintains unused credit availability under its respective bank lines of credit at least equal to the amount of its outstanding commercial paper. Each may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD, base rate or money market) and compensates the banks for the facilities through commitment fees. Citicorp maintains a liquidity reserve of cash and securities. In addition, Citicorp and certain of its nonbank subsidiaries have credit facilities with Citicorp's subsidiary banks, including Citibank, N.A. Borrowings under such credit facilities would be secured in accordance with Section 23A of the Federal Reserve Act.

NOTES TO SUPPLEMENTAL CONSOLIDATED STATEMENTS

Citigroup, CCC and TIC have a five-year revolving credit facility which expires in June 2001 with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of Citigroup, CCC or TIC. The participation of TIC in this facility is limited to $250 million. At December 31, 1997, $500 million was allocated to Citigroup, $450 million was allocated to CCC, and $50 million was allocated to TIC. Under this facility, the Company is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At December 31, 1997, TRV exceeded the requirement by approximately $10.5 billion. At December 31, 1997, there were no borrowings outstanding under this facility.

At December 31, 1997, CCC also had a committed and available revolving credit facility on a stand-alone basis of $4.4 billion, of which $3.4 billion expires in 2002 and $1.0 billion in July 1998.

CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to its parent or its affiliated companies. At December 31, 1997, CCC would have been able to remit $567 million under its most restrictive covenants.

TAP has a five-year revolving credit facility in the amount of $500 million with a syndicate of banks that expires in December 2001. Under this facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At December 31, 1997, this requirement was exceeded by approximately $3.4 billion. At December 31, 1997, there were no borrowings outstanding under this facility.

Long-term debt

At December 31, long-term debt was as follows:


                                           Weighted Average
In Millions of Dollars                       Coupon Rate            Maturities             1997             1996
--------------------------------------------------------------------------------------------------------------------
 Citigroup Inc.
         Senior Notes                           7.31%               1998-2025          $  1,662          $  1,848
         Other (1)                                                                           33                55
 Salomon Smith Barney Holdings Inc.
         Senior Notes (2)                       6.56%               1998-2023            19,064            15,738
 Citicorp
         Senior Notes                           7.48%               1998-2035            18,218            17,728
         Other (3)                                                                          817               822
 Commercial Credit Company
         Senior Notes                           6.99%               1998-2025             6,300             5,750
 Travelers Property Casualty Corp.
         Senior Notes                           6.83%               1999-2026             1,250             1,250
         Other (4)                                                                           (1)               (1)
 The Travelers Insurance Group Inc.
         Other (5)                                                                           44                56
                                                                                     ---------------------------------
 Total
         Senior Notes                                                                    46,494            42,314
         Other                                                                              893               932
                                                                                     ---------------------------------
                                                                                        $47,387           $43,246
----------------------------------------------------------------------------------------------------------------------

(1) Unamortized premium of $15 million in 1997 and $20 million in 1996; and an ESOP note guarantee of $18 million in 1997 and $35 million in 1996.
(2) Includes $3.427 billion and $4.036 billion of non-U.S. dollar denominated debt at December 31, 1997 and 1996, respectively.
(3)      Subordinated capital notes.
(4)      Unamortized discount.
(5)      Principally 12% GNMA/FNMA-collateralized obligations.
--------------------------------------------------------------------------------

At December 31, 1997 and 1996, Citicorp had $817 million and $822 million of subordinated capital notes outstanding, respectively. At maturity or other specified times, the Company may, at its option, exchange certain of these notes for capital securities with a market value equal to the principal amounts of the notes or, the Company may pay the principal of the notes from amounts representing designated proceeds from the sale of capital securities. At the option of Citicorp, the exchange or the proceeds from sale, as applicable, may be for or from common stock, non-redeemable preferred stock, or other marketable capital securities of Citigroup. The Company has designated proceeds from the sales of capital securities in an amount sufficient to satisfy all the dedication commitments of its subordinated capital notes.

Salomon Smith Barney and Citicorp issue both U.S. dollar and non-U.S. dollar denominated fixed and variable rate debt. Both companies also utilize derivative contracts, primarily interest rate swaps, to effectively convert most of their fixed rate debt to variable rate debt. The maturity structure of the derivatives generally corresponds with the maturity structure of the debt being hedged.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1997, Salomon Smith Barney had entered into interest rate swaps to convert $11.2 billion of its $15.0 billion of fixed rate debt to variable rate obligations. The contractual weighted average fixed rate on swapped fixed rate debt versus the weighted average variable rate on swapped debt (Salomon Smith Barney's actual borrowing cost) was 6.8% and 6.2% at December 31, 1997 and 6.8% and 6.1% at December 31, 1996, respectively.

At December 31, 1997, Citicorp had converted, through the use of derivative contracts, $9.9 billion of its $11.2 billion of fixed rate debt into variable rate obligations. At year-end 1997, Citicorp's overall weighted average interest rate for long-term debt was 7.48% on a contractual basis and 6.98% after including the effects of derivative contracts.

Aggregate annual maturities for the next five years on long-term debt obligations (based on final maturity dates), excluding principal payments on the ESOP loan obligation and the 12% GNMA/FNMA-collateralized obligations, are as follows:


In Millions of Dollars                     1998          1999          2000          2001         2002      Thereafter
------------------------------------------------------------------------------------------------------------------------
Citigroup Inc.                          $   250       $   100       $   200      $      -      $    300     $     812
Salomon Smith Barney Holdings Inc.        3,878         2,878         2,989         1,872         2,480         4,967
Citicorp                                  2,163         2,176         2,701         1,857         2,546         7,592
Commercial Credit Company                   350           350           750           700           900         3,250 (1)
Travelers Property Casualty Corp.             -           400             -           500             -           350
                                        ---------------------------------------------------------------------------------
                                        $ 6,641       $ 5,904       $ 6,640      $  4,929      $  6,226      $ 16,971
------------------------------------------------------------------------------------------------------------------------

(1) Includes $450 million redeemable at option of holders during 1999 at face amount and $200 million redeemable at option of holders during 2002 at face amount.
--------------------------------------------------------------------------------

The fair value of the Company's long-term debt is estimated based on the quoted market price for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. At December 31, 1997 the carrying value and the fair value of the Company's long-term debt were:


                                                      Carrying          Fair
In Millions of Dollars                                  Value           Value
-----------------------------------------------------------------------------------
Citigroup Inc.                                       $   1,695       $   1,753
Salomon Smith Barney Holdings Inc.                      19,064          19,364
Citicorp                                                19,035          19,347
Commercial Credit Company                                6,300           6,515
Travelers Property Casualty Corp.                        1,249           1,275
The Travelers Insurance Group Inc.                          44              49
                                                     ------------------------------
                                                     $  47,387       $  48,303
-----------------------------------------------------------------------------------

13.  Insurance Policy and Claims Reserves

Insurance policy and claims reserves consisted of the following at December 31:


In Millions of Dollars                                   1997         1996
--------------------------------------------------------------------------------
Benefit and loss reserves:
  Property-casualty                                   $29,343       $29,967
  Accident and health                                   1,080           928
  Life and annuity                                      8,660         8,555
Unearned premiums                                       4,267         3,909
Policy and contract claims                                432           585
                                                    ----------------------------
                                                      $43,782       $43,944
--------------------------------------------------------------------------------

The following table is a reconciliation of beginning and ending property-casualty reserve balances for claims and claim adjustment expenses for the years ended December 31:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


In Millions of Dollars                                                       1997         1996          1995
-----------------------------------------------------------------------------------------------------------------
 Claims and claim adjustment expense reserves at beginning of year        $29,967      $14,715       $13,872
    Less reinsurance recoverables on unpaid losses                          8,151        4,613         3,621
                                                                        -----------------------------------------
Net balance at beginning of year                                           21,816       10,102        10,251
                                                                        -----------------------------------------
Provision for claims and claim adjustment expenses
  for claims arising in the current year                                    5,730        4,827         2,898
Estimated claims and claim adjustment expenses for claims
  arising in prior years                                                     (492)         192          (227)
Increase for purchase of Aetna P&C                                              -       11,752             -
                                                                        -----------------------------------------
        Total increases                                                     5,238       16,771         2,671
                                                                        -----------------------------------------
Claims and claim adjustment expense payments for claims arising in:

    Current year                                                            1,944        1,858           887
    Prior years                                                             3,704        3,199         1,933
                                                                        -----------------------------------------
        Total payments                                                      5,648        5,057         2,820
                                                                        -----------------------------------------
Net balance at end of year                                                 21,406       21,816        10,102
    Plus reinsurance recoverables on unpaid losses                          7,937        8,151         4,613
                                                                        -----------------------------------------
Claims and claim adjustment expense reserves at end of year               $29,343      $29,967       $14,715
-----------------------------------------------------------------------------------------------------------------

In 1997, estimated claims and claim adjustment expenses for claims arising in prior years included $154 million of net favorable development in certain Personal Lines coverages and Commercial Lines coverages, predominantly automobile coverages. In addition, in 1997 Commercial Lines experienced $122 million of favorable prior year loss development in the workers' compensation line; however, since the business to which it relates is subject to premium adjustments, there was no impact on results of operations. Also in 1997, the Company adopted newly prescribed statutory allocations of certain claim adjustment expenses. The new allocations resulted in favorable prior year loss development of $216 million offset by an increase in the current accident year provision of the same amount.

In 1996 estimated claims and claim adjustment expenses for claims arising in prior years included $238 million of net favorable development in certain Commercial Lines and Personal Lines coverages. Also in 1996, estimated claims and claim adjustment expenses for claims arising in prior years included $430 million within Commercial Lines related to acquisition-related charges, primarily related to CIOTA, insurance products involving financial guarantees, and assumed reinsurance. In addition, as a result of the Company's review of Aetna P&C's insurance reserves, Commercial Lines reserves were increased by $60 million and Personal Lines reserves were decreased by $60 million.

In 1995, estimated claims and claim adjustment expenses for claims arising in prior years included favorable loss development in certain workers' compensation, general liability and commercial auto lines of approximately $150 million; however, since the business to which it relates is subject to premium adjustments on retrospectively rated policies, the net impact on results of operations was not significant. In addition, in 1995 estimated claims and claim adjustment expenses for claims arising in prior years included favorable loss development in Personal Lines of approximately $60 million.

The property-casualty claims and claim adjustment expense reserves include $2.233 billion and $2.315 billion for asbestos and environmental-related claims net of reinsurance at December 31, 1997 and 1996, respectively.

It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

For environmental claims, the Company estimates its financial exposure and establishes reserves based upon an analysis of its historical claim experience and the facts of the individual underlying claims. More specifically, the unique facts presented in each claim are evaluated individually and collectively. Due consideration is given to the many variables presented in each claim, as discussed above.

The following factors are evaluated in projecting the ultimate reserve for asbestos-related claims: available insurance coverage; limits and deductibles; an analysis of each policyholder's potential liability; jurisdictional involvement; past and projected future claim activity; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance, and applicable coverage defenses, if any. Once the gross ultimate exposure for indemnity and

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

allocated claim adjustment expense is determined for a policyholder by policy year, a ceded projection is calculated based on any applicable facultative and treaty reinsurance. In addition, a similar review is conducted for asbestos property damage claims. However, due to the relatively minor claim volume, these reserves have remained at a constant level.

As a result of these processes and procedures, the reserves carried for environmental and asbestos claims at December 31, 1997 are the Company's best estimate of ultimate claims and claim adjustment expenses, based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continue to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be impacted by future court decisions and interpretations and changes in Superfund and other legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

The Company has a geographic exposure to catastrophe losses in certain North Atlantic states, California and South Florida. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, severe winter weather, explosions and fires, and the incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. The Company generally seeks to reduce its exposure to catastrophes through individual risk selection and the purchase of catastrophe reinsurance.

14.  Reinsurance

The Company's insurance operations participate in reinsurance in order to limit losses, minimize exposure to large risks, provide additional capacity for future growth and effect business-sharing arrangements. Life reinsurance is accomplished through various plans of reinsurance, primarily coinsurance, modified coinsurance and yearly renewable term. Property-casualty reinsurance is placed on both a quota-share and excess of loss basis. The property-casualty insurance subsidiaries also participate as a servicing carrier for, and a member of, several pools and associations. Reinsurance ceded arrangements do not discharge the insurance subsidiaries or the Company as the primary insurer, except for cases involving a novation.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Reinsurance amounts included in the Supplemental Consolidated Statement of Income for the year ended December 31 were as follows:


                                                                     Ceded to
                                                     Gross             Other             Net
In Millions of Dollars                               Amount          Companies          Amount
----------------------------------------------------------------------------------------------------
1997
-----
Premiums
   Property-casualty insurance                      $  9,045           $(1,751)          $7,294
   Life insurance                                      1,669              (279)           1,390
   Accident and health insurance                         373               (62)             311
                                                    ------------------------------------------------
                                                     $11,087           $(2,092)          $8,995
                                                    ------------------------------------------------

Claims incurred                                     $  8,226           $(1,357)          $6,869
                                                    ------------------------------------------------

1996
-----
Premiums
   Property-casualty insurance                        $7,902           $(1,806)          $6,096
   Life insurance                                      1,529              (296)           1,233
   Accident and health insurance                         402               (98)             304
                                                    ------------------------------------------------
                                                      $9,833           $(2,200)          $7,633
                                                    ------------------------------------------------

Claims incurred                                       $8,389           $(1,892)          $6,497
                                                    ------------------------------------------------

1995
-----
Premiums
   Property-casualty insurance                        $4,752           $(1,412)          $3,340
   Life insurance                                      1,497              (272)           1,225
   Accident and health insurance                         499               (87)             412
                                                    ------------------------------------------------
                                                      $6,748           $(1,771)          $4,977
                                                    ------------------------------------------------
Claims incurred                                       $5,806           $(1,726)          $4,080
----------------------------------------------------------------------------------------------------

Reinsurance recoverables, net of valuation allowance, at December 31 include amounts recoverable on unpaid and paid losses and were as follows:


In Millions of Dollars                                   1997            1996
--------------------------------------------------------------------------------
Life business                                          $1,372         $  1,521
Property-casualty business:
  Pools and associations                                3,378            4,160
Other reinsurance                                       4,829            4,553
                                                    ----------------------------
                                                       $9,579          $10,234
--------------------------------------------------------------------------------

Included in Life business reinsurance recoverables at December 31, 1997 and 1996 is approximately $697 million and $720 million, respectively, of receivables from MetLife in connection with the sale of the group life business.

15.  Restructuring Charges

As discussed in Note 2, Salomon Smith Barney recorded in the fourth quarter of 1997 a restructuring charge of $838 million ($496 million after-tax). This restructuring charge reflects severance and other termination-related costs to be incurred in connection with staff reductions ($161 million), costs in connection with planned abandonment of certain facilities, premises and other assets ($663 million), and other costs related directly to the Salomon Merger ($14 million). At December 31, 1997 the reserve balance associated with the above charge was $825 million, reflecting $13 million of charges related to severance and facilities costs.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The material components of the Salomon Smith Barney restructuring charge are as follows:


 In Millions of Dollars                               Cash        Non-Cash      Total
 ------------------------------------------------------------------------------------------
 Seven World Trade Center lease                      $411          $199         $610
 Other facilities                                      18            35           53
                                                    ---------------------------------------
     Total facilities                                 429           234          663

 Severance                                            161             -          161
 Other                                                 10             4           14
                                                    ---------------------------------------
                                                     $600          $238         $838
 ------------------------------------------------------------------------------------------

All of the amounts were determined in accordance with accounting guidelines set forth in Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)," (EITF 94-3) and represent costs which are not associated with future revenues and are either (1) incremental or (2) contractual with no economic benefit.

Lease costs represented the difference between contractual obligations and the estimated fair market rental at December 31, 1997 obtainable through sublease from the date that such facilities are expected to be vacated, plus the costs of contractually required restoration of space, and other costs incidental to sublease. These contractual lease payments are estimated to be expended over the remaining terms (through 2010) and the remaining cash costs for restoration, etc., are largely scheduled to be paid in 1999.

Non-cash costs of leased facilities reflect the write-off of leasehold improvements, furniture and equipment upon abandonment and represent the remaining depreciated book value at the estimated dates of abandonment. Depreciation of these assets will be continued during the period they are in use. The cash amount relates to small leased facilities.

The facilities are located primarily in the United States and generally support multiple lines of business. The assets have not been reclassified to a held for sale category since substantially all are subject to abandonment and will not be realized through sale.

Severance costs are expected to be paid by the end of 1998. Approximately 1,900 employees are expected to be terminated worldwide, mostly in the United States.

None of the amounts included in the restructuring charge represent operating losses or income.

The cash component of these costs will be funded from working capital and will not require any incremental funding source.

In the second quarter of 1998, the Company recorded an adjustment of $324 million ($191 million after-tax) to the restructuring reserve related to the Seven World Trade Center lease. This reduction in the reserve resulted from negotiations on a sub-lease which indicated that excess space would be disposed of on terms more favorable than had been originally estimated.

During 1997, Citicorp recorded an $880 million charge related to cost-management programs and customer service initiatives to improve operational efficiency and productivity. These programs, which are expected to be substantially completed by the end of 1998, include global operations and technology consolidation and standardization, the reconfiguration of front-end distribution processes, and the outsourcing of various technological functions.

The charge, which was determined in accordance with EITF 94-3, included $487 million for severance benefits, $245 million related to writedowns of equipment and premises which management has committed to dispose of, and $148 million of lease terminations and other exit costs. These programs are expected to be substantially completed by the end of 1998. Additional program costs that do not qualify for recognition in the charge will be expensed as incurred in the implementation of these programs, but are not expected to be material.

The $880 million charge related to the following businesses and regions:


In Millions of Dollars                                   1997
--------------------------------------------------------------------------------
Global Consumer
Citibanking                                              $457
Cards                                                      95
Private Bank                                               28
                                                    -------------------
                                                          580

Global Corporate Banking
Emerging Markets                                           54
Global Relationship Banking                               227
                                                    -------------------
                                                          281
Other Items                                                19
                                                    -------------------
Total Citicorp                                           $880
                                                    -------------------

Developed markets (1)                                    $695
Emerging markets                                          185
                                                    -------------------
Total Citicorp                                           $880
--------------------------------------------------------------------------------

(1)      Includes $465 million related to the United States

--------------------------------------------------------------------------------

The $487 million for severance benefits is related to approximately 9,000 positions that will be reduced. It is estimated that about 1,500 new positions will be added as part of this program, resulting in a net program reduction of about 7,500 jobs. The gross direct staff reductions are attributed as follows:


Gross Direct Staff Reduction
--------------------------------------------------------------------------------
Global Consumer Banking                                 6,700
Global Corporate Banking                                1,500
Business Support (1)                                      800
                                                 -------------------
Total Citicorp (2)                                      9,000
--------------------------------------------------------------------------------

(1)      Associated costs have been allocated to businesses as appropriate.
(2)      Includes approximately 6,300 employees related to the United States.
--------------------------------------------------------------------------------

Of the total $880 million restructuring charge, approximately $245 million of premises and equipment writedowns were recognized during the 1997 third quarter, based on estimated fair values, and $39 million of reserves were utilized during the 1997 fourth quarter, primarily for severance and related costs. Approximately 650 gross direct staff reductions occurred during the 1997 fourth quarter. The remaining reserve represents a liability for future cash outflows associated with employee severance benefits, lease termination costs, and other exit costs. The remaining carrying amount of the written down assets is not material.

16.  Income Taxes


In Millions of Dollars                                                                   1997        1996      1995
----------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                                              $3,259      $1,833     $1,875
  Foreign                                                                               1,539       1,128      1,389
  State                                                                                   465         531        395
                                                                                --------------------------------------
                                                                                        5,263       3,492      3,659
                                                                                --------------------------------------
Deferred:
  Federal                                                                              (1,095)        450       (136)
  Foreign                                                                                (109)         67       (130)
  State                                                                                  (226)        (42)       (89)
                                                                                --------------------------------------
                                                                                       (1,430)        475       (355)
                                                                                --------------------------------------

Provision for income tax on continuing operations before minority interest (1)         $3,833      $3,967     $3,304
Provision for income tax on discontinued operations                                         -        (246)        48
Income tax expense (benefit) reported in stockholders' equity related to:
   Foreign currency translation                                                            26          28        (33)
   Securities available for sale                                                          370         186      1,060
   Employee stock plans                                                                  (728)       (430)      (149)
   Minimum pension liability                                                                -          61        (61)
   Other                                                                                    9          15         14
                                                                                --------------------------------------
Total income taxes before minority interest                                            $3,510      $3,581     $4,183
----------------------------------------------------------------------------------------------------------------------

(1) Includes the effect of securities transactions amounting to a provision of $376 million in 1997, $93 million in 1996, and $99 million in 1995.
--------------------------------------------------------------------------------

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


The reconciliation of the federal statutory income tax rate to the Company's effective income tax rate applicable to income from continuing operations (before minority interest) for the years ended December 31 was as follows:

                                                                           1997          1996          1995
-----------------------------------------------------------------------------------------------------------------
Federal statutory rate                                                     35.0%         35.0%         35.0%
Limited taxability of investment income                                    (1.7)         (1.4)         (1.4)
State income taxes (net of federal income tax benefit)                      1.4           2.9           2.2
Other, net                                                                  1.0          (0.7)          1.3
                                                                        -----------------------------------------
Effective income tax rate                                                  35.7%         35.8%         37.1%
-----------------------------------------------------------------------------------------------------------------

Deferred income taxes at December 31 related to the following:

In Millions of Dollars                                                                  1997          1996
-----------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Differences in computing policy reserves                                             $ 2,042       $ 2,036
Credit loss deduction                                                                  2,205         2,256
Unremitted foreign earnings                                                            1,019           502
Deferred compensation                                                                  1,035           834
Employee benefits                                                                        628           354
Interest related items                                                                   508           470
Foreign and state loss carryforwards                                                     316           280
Other deferred tax assets                                                                941           931
                                                                                   ------------------------------
Gross deferred tax assets                                                              8,694         7,663
Valuation allowance                                                                      424           502
                                                                                   ------------------------------
Deferred tax assets after valuation allowance                                        $ 8,270       $ 7,161
                                                                                   ------------------------------
Deferred tax liabilities:
Deferred policy acquisition costs and
    value of insurance in force                                                     $   (786)     $   (727)
Leases                                                                                  (496)         (694)
Investment management contracts                                                         (236)         (246)
Investments                                                                           (1,549)         (958)
Other deferred tax liabilities                                                          (819)       (1,371)
                                                                                   ------------------------------
Gross deferred tax liabilities                                                       $(3,886)      $(3,996)
                                                                                   ------------------------------
Net deferred tax asset                                                               $ 4,384       $ 3,165
-----------------------------------------------------------------------------------------------------------------

Foreign pre-tax earnings approximated $4.8 billion in 1997, $4.2 billion in 1996, and $4.2 billion in 1995. As a U.S. corporation, Citigroup is subject to U.S. taxation currently on all of its foreign pre-tax earnings if earned by a foreign branch or when earnings are effectively repatriated if earned by a foreign subsidiary or affiliate. In addition, certain of Citigroup's U.S. income is subject to foreign income tax where the payor of such income is domiciled outside the United States. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 1997, $1.3 billion of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $376 million would have to be provided if such earnings were remitted.

Income taxes are not provided for on the Company's life insurance subsidiaries' retained earnings designated as "policyholders' surplus" because such taxes will become payable only to the extent such retained earnings are distributed as a dividend or exceed limits prescribed by federal law. Distributions are not contemplated from this portion of the life insurance companies' retained earnings, which aggregated $982 million (subject to a tax effect of $344 million) at December 31, 1997.

The 1997 net change in the valuation allowance related to deferred tax assets was a decrease of $78 million relating to an improvement in current earnings in certain state and local jurisdictions. As a result of the acquisition of The Travelers Corporation (old Travelers), a valuation allowance of $100 million was established in 1993 to reduce the net deferred tax asset on investment losses to the amount that, based upon available evidence, is more likely than not to be realized. The $100 million valuation allowance is sufficient to cover any capital losses on investments that may exceed the capital gains able to be generated in the life insurance group's consolidated federal income tax return based upon management's best estimate of the character of the reversing temporary differences. Reversal of the valuation allowance is contingent upon the recognition of future capital gains or a change in circumstances that causes the recognition of the benefits to become more likely than not. The initial recognition of any benefit produced by the reversal of the valuation allowance will be

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

recognized by reducing goodwill. The remaining valuation allowance of $324 million at December 31, 1997 is primarily reserved for specific U.S. federal, state and local, and foreign tax carryforwards or tax law restrictions on benefit recognition in these jurisdictions.

Management believes that the realization of the recognized net deferred tax asset of $4,384 million is more likely than not based on existing carryback ability and expectations as to future taxable income. The Company has reported pre-tax financial statement income from continuing operations exceeding $10 billion on average over the last three years and has generated federal taxable income of approximately $9 billion each year during this same period.

17. Preferred Stock and Stockholders' Equity

Redeemable preferred stock

The Company's $4.53 Series C Convertible Preferred Stock (Series C Preferred) has a stated liquidation preference of $53.25 per share and is convertible into one share of common for each $21.99 of stated value of Series C Preferred. The Series C Preferred was issued to pre-fund the Company's matching obligations under one of its benefit plans. The Company established an Employee Stock Ownership Plan (ESOP) to serve as the funding vehicle. The ESOP financed the purchase of the Series C Preferred with a variable interest rate loan from a third party. The Company has guaranteed the ESOP's debt obligation, and the unpaid principal is included in the Company's long-term debt (see Note 12) with a corresponding offset to the carrying value of the Series C Preferred. At December 31, 1997 and 1996 there were 2,866,689 and 3,085,612 shares of Series C Preferred outstanding with a carrying value (net of the loan offset) of $135 million and $129 million, respectively, included in Other Liabilities. In January, 1998 all of the outstanding shares of Series C Preferred were converted into 6,941,859 shares of common stock.

In 1987, the Company issued 700,000 shares of Series I Cumulative Convertible Preferred Stock (Series I Preferred) to affiliates of Berkshire Hathaway Inc. at $1,000 per share. Annual cumulative dividends on the Series I Preferred are $90 per share and payable quarterly. Each share of Series I Preferred has a redemption value of $1,000 and is convertible into 44.60526 shares of Citigroup common stock (subject to antidilution adjustments in certain circumstances). Series I Preferred shareholders are entitled to vote on all matters on which the Company's common stockholders vote, and are entitled to one vote per common share into which it is convertible. Commencing October 31, 1995, 140,000 Series I Preferred shares must be redeemed annually (if not previously converted) at $1,000 per share plus any accrued and unpaid dividends. The first tranche of 140,000 Series I Preferred shares was redeemed in October 1995, while the second and third tranches of 140,000 shares were converted into 6.2 million shares of common stock each in October 1996 and October 1997, respectively.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Perpetual Preferred stock

The following table sets forth the Company's perpetual preferred stock outstanding at December 31:

                                                      Redeemable, in      Redemption
                                                     whole or in part       Price       Number of      Carrying Value (millions)
                                        Rate          on or after (1)     Per Share(2)   Shares          1997             1996
                               -----------------------------------------------------------------------------------------------------
Series A                  (3)            8.125%         July 28, 1997       $   250     1,200,000      $      -          $   300
Series D                  (4)             9.25%          July 1, 1997       $    50     7,500,000             -              375
Series F                  (5)            6.365%         June 16, 2007       $   250     1,600,000           400                -
Series G                  (5)            6.213%         July 11, 2007       $   250       800,000           200                -
Series H                  (5)            6.231%     September 8, 2007       $   250       800,000           200                -
Series J                  (6)             8.08%        March 31, 1998       $   500       400,000           200              200
Series K                  (6)             8.40%        March 31, 2001       $   500       500,000           250              250
Series M                  (5)            5.864%       October 8, 2007       $   250       800,000           200                -
Series O                  (7)         Graduated       August 15, 2004       $   100       625,000            63               63
Series Q                  (3)        Adjustable          May 31, 1999       $   250       700,000           175              175
Series R                  (3)        Adjustable       August 31, 1999       $   250       400,000           100              100
Series S                  (3)             8.30%     November 15, 1999       $   250       500,000           125              125
Series T                  (3)             8.50%     February 15, 2000       $   250       600,000           150              150
Series U                  (3)             7.75%          May 15, 2000       $   250       500,000           125              125
Series V                  (3)  Fixed/Adjustable     February 15, 2006       $   500       250,000           125              125
Second Series                        Adjustable           At any time       $   100     2,195,636           220              220
Third Series                         Adjustable           At any time       $   100       834,867            83               83
Series 8A                 (7)         Graduated       August 15, 2004       $   100       625,000            62               62
Series 14                                 9.08%        March 15, 1997       $   250       700,000             -              175
Series 16                                 8.00%          June 1, 1998       $   250     1,300,000           325              325
Series 17                                 7.50%     September 1, 1998       $   250     1,400,000           350              350
                                                                                                       -----------------------------
                                                                                                         $3,353           $3,203
------------------------------------------------------------------------------------------------------------------------------------

(1) Under various circumstances, the Company may redeem certain series of preferred stock at times other than described above.
(2)  Liquidation preference per share equals redemption price per share.
(3) Issued as depositary shares each representing a one-tenth interest in the corresponding series of preferred stock.
(4) Issued as depositary shares each representing a one-half interest in the corresponding series of preferred stock.
(5) Issued as depositary shares each representing a one-fifth interest in the corresponding series of preferred stock.
(6) Issued as depositary shares each representing a one-twentieth interest in the corresponding series of preferred stock.
(7) Also redeemable on any of the dividend repricing dates through August 15, 2004.
--------------------------------------------------------------------------------


All dividends on the Company's perpetual preferred stock are payable quarterly and, with the exception of the Series 16, 17, S, and T Preferred Stock, all dividends are cumulative. Only the holders of Series J and K Preferred Stock have voting rights. Holders of Series J and K Preferred Stock are entitled to three votes per share when voting together as a class with the Citigroup common stock on all matters submitted to a vote of the Company's stockholders.

Dividends on the Series O Preferred Stock are payable at 8.25% through August 15, 1999 and thereafter at a rate equal to the five-year treasury rate plus an amount equal to 2.25% and increasing to 3% for all dividend periods ending after August 15, 2004. Dividends on the Series 8A Preferred Stock are payable at 7.55% through August 15, 1998 and thereafter at a rate equal to the three-year treasury rate plus an amount initially equal to 2.25% and increasing to 2.75% for all dividend periods ending from August 15, 2001 through August 15, 2004 and 3% thereafter. The dividend rate through August 15, 2004 on both the Series O and Series 8A Preferred Stock cannot be less than 7% or greater than 14%, and thereafter cannot be less than 8% or greater than 16%.

Dividends on the Second and Third Series and Series Q and R Preferred Stock are payable at rates determined quarterly by formulas based on interest rates of certain U.S. Treasury obligations, subject to certain minimum and maximum rates as specified in the certificates of designation. The weighted-average dividend rates on the Second and Third Series, as well as the Series Q and R Preferred Stock, were 6.0%, 7.0%, 5.6%, and 5.6%, respectively, for 1997.

Dividends on the Series V Preferred Stock are payable at 5.86% through February 15, 2006 and thereafter at rates determined quarterly by a formula based on certain interest rate indices, subject to a minimum rate of 6% and a maximum rate of 12%. The rate of dividends on the Series V Preferred Stock is subject to adjustment based upon the applicable percentage of the dividends received deduction.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

During 1997, all of the Series A, D and 14 Preferred Stock was redeemed by the Company. During 1996, $125 million of 5.50% Convertible Preferred Stock, Series B was converted into 10,203,648 shares of common stock, $590 million of Convertible Preferred Stock, Series 12 was converted into 92,187,500 shares of common stock and $403 million of Convertible Preferred Stock, Series 13 was converted into 55,193,423 shares of common stock. Also in 1996, the Company redeemed $112 million of Salomon Series C 9.50% Cumulative Preferred Stock.

The Second and Third Series as well as the Series 16 Preferred Stock were redeemed by the Company in the first half of 1998. The Series 8A and 17 Preferred Stock were redeemed on August 15, 1998 and September 1, 1998, respectively.

Mandatorily redeemable preferred securities of subsidiary trusts

During 1997 and 1996 the Company formed statutory business trusts under the laws of the state of Delaware. Each trust exists for the exclusive purposes of (i) issuing Trust Securities (both common and preferred) representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and (iii) engaging in only those activities necessary or incidental thereto. These subordinated debentures and the related income effects are eliminated in the supplemental consolidated financial statements. Distributions on the mandatorily redeemable preferred securities of subsidiary trusts below have been classified as interest expense in the Supplemental Consolidated Statement of Income. The following tables summarize the financial structure of each of the Company's subsidiary trusts at December 31, 1996 (excluding Citicorp Capital II) and 1997:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                         Travelers             Travelers             Travelers         Travelers P&C
                                                         Capital I            Capital II           Capital III             Capital I
------------------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities:
     Issuance date                                    October 1996         December 1996         December 1996            April 1996
     Shares issued                                      16,000,000               400,000               200,000            32,000,000
     Liquidation preference per share                        $  25                $1,000                $1,000                 $  25
     Liquidation value (in millions of dollars)               $400               $   400               $   200                  $800
     Coupon rate                                                8%                7 3/4%                7 5/8%                 8.08%
     Distributions payable                               Quarterly         Semi-annually         Semi-annually             Quarterly
     Distributions guaranteed by (1)                     Citigroup             Citigroup             Citigroup                   TAP

Common shares issued to parent                             494,880                12,372                 6,186               989,720

Junior Subordinated Debentures:
     Amount owned (in millions of dollars)                    $412                  $412                  $206                  $825
     Coupon rate                                                8%                7 3/4%                7 5/8%                 8.08%
     Interest payable                                    Quarterly         Semi-annually         Semi-annually             Quarterly
     Maturity date                              September 30, 2036      December 1, 2036      December 1, 2036        April 30, 2036
     Redeemable by issuer on or after              October 7, 2001      December 1, 2006        Not redeemable        April 30, 2001

------------------------------------------------------------------------------------------------------------------------------------

                                                     Travelers P&C          SI Financing              Citicorp              Citicorp
                                                        Capital II               Trust I             Capital I            Capital II

------------------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities:
     Issuance date                                        May 1996             July 1996         December 1996          January 1997
     Shares issued                                       4,000,000            13,800,000               300,000               450,000
     Liquidation preference per share                        $  25                 $  25                $1,000                $1,000
     Liquidation value (in millions of dollars)               $100                  $345               $   300               $   450
     Coupon rate                                                8%                9 1/4%                7.933%                8.015%
     Distributions payable                               Quarterly             Quarterly         Semi-annually         Semi-annually
     Distributions guaranteed by (1)                           TAP         Salomon Smith              Citicorp              Citicorp
                                                                                  Barney
Common shares issued to parent                             123,720               426,800                 9,000                13,500

Junior Subordinated Debentures:
     Amount owned (in millions of dollars)                    $103                  $356                  $309                  $464
     Coupon rate                                                8%                9 1/4%                7.933%                8.015%
     Interest payable                                    Quarterly             Quarterly         Semi-annually         Semi-annually
     Maturity date                                    May 15, 2036         June 30, 2026     February 15, 2027     February 15, 2027
     Redeemable by issuer on or after                 May 15, 2001         June 30, 2001     February 15, 2007     February 15, 2007
------------------------------------------------------------------------------------------------------------------------------------

(1) Under the arrangements, taken as a whole, payments due are fully and unconditionally guaranteed on a subordinated basis.
--------------------------------------------------------------------------------

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SI Financing Trust I, a wholly owned subsidiary of Salomon Smith Barney, issued TRUPS(R) units to the public. Each TRUPS(R) unit includes a preferred security of SI Financing Trust I, as shown in the table on page 106, and a purchase contract that requires the holder to purchase, in 2021 (or earlier if Salomon Smith Barney elects to accelerate the contract), one depositary share representing a one-twentieth interest in a share of the Company's 9.50% Cumulative Preferred Stock, Series L. Salomon Smith Barney is obligated under the terms of each purchase contract to pay contract fees of 0.25% per annum.

Upon consummation of the Merger, the names of Travelers Capital I, II and III were changed to Citigroup Capital I, II and III, respectively.

Stockholders' equity

Common stock

As of December 31, 1997, TRV was authorized to issue 1.5 billion shares of common stock. At TRV's Annual Meeting of Stockholders on April 22, 1998, shareholders approved an amendment to the Restated Certificate of Incorporation to increase the common stock authorized for issuance to 3 billion shares. At a Special Meeting of Stockholders of TRV held on July 22, 1998, shareholders approved another amendment to the Restated Certificate of Incorporation to increase the common stock authorized for issuance to 6 billion shares.

The Company has outstanding warrants to purchase shares of its common stock at an exercise price of $13.00 per common share, exercisable until July 31, 1998. These warrants, which enable the holder to purchase three shares of common stock each, are publicly traded and at December 31, 1997 and 1996 outstanding warrants would enable holders to purchase 10,131,162 and 11,244,777 shares, respectively, of common stock of the Company.

At December 31, 1997, 30,231,061 shares of authorized common stock were reserved for convertible securities and warrants.

During 1997 and 1996, Citicorp entered into a series of forward purchase agreements on its common stock. These agreements are settled on a net basis in shares of Citicorp common stock, or in cash at Citicorp's election. To the extent that the market price of Citicorp common stock on settlement date is higher (lower) than the forward purchase price, the net differential is received
(paid) by Citicorp. As of December 31, 1997, agreements were in place covering approximately $1.2 billion of Citicorp common stock (25 million equivalent Citigroup shares) which had equivalent Citigroup forward prices averaging $48.49 per share. If these agreements were settled based on the December 31, 1997 market price ($50.58 per share), Citicorp would be entitled to receive approximately 1.0 million equivalent shares. During 1997, settlements resulted in Citicorp receiving 5.3 million equivalent shares and paying 3.3 million equivalent shares which were recorded as treasury share transactions. These forward purchase agreements were terminated in accordance with their terms prior to the consummation of the Merger.

Regulatory capital

The combined insurance subsidiaries' statutory capital and surplus at December 31, 1997 and 1996 were $10.505 billion and $9.046 billion, respectively, and are subject to certain restrictions imposed by state insurance departments as to the transfer of funds and payment of dividends. The combined insurance subsidiaries' net income, determined in accordance with statutory accounting practices, for the years ended December 31, 1997, 1996 and 1995 was $1.794 billion, $843 million (which includes $285 million for Aetna P&C in the first quarter of 1996) and $745 million (excluding Aetna P&C), respectively.

TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $551 million of statutory surplus is available in 1998 for such dividends without the prior approval of the Connecticut Insurance Department.

TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

from its insurance subsidiaries are limited to $805 million in 1998 without prior approval of the Connecticut Insurance Department.

Citigroup and Citicorp are subject to risk-based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System (FRB), and its U.S. insured depositary institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary regulators. These guidelines are used to evaluate capital adequacy and include the required minimums shown below.

To be "well capitalized" under federal bank regulatory agency definitions, a depository institution must have a Tier 1 ratio of at least 6%, a combined Tier 1 and Tier 2 ratio of at least 10%, and a leverage ratio of at least 5% and not be subject to a directive, order, or written agreement to meet and maintain specific capital levels. The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards. As of December 31, 1997 and 1996, all of Citicorp's U.S. insured subsidiary depository institutions were "well capitalized." At December 31, 1997, regulatory capital as set forth in guidelines issued by the U.S. federal bank regulators is as follows:

                                                Minimum
In Millions of Dollars                      Requirement          Citigroup         Citicorp    Citibank, N.A.
--------------------------------------------------------------------------------------------------------------
Tier 1 capital                                                   $39,521          $20,926           $16,441
Total capital (1)                                                 52,279           30,986            24,524
Tier 1 capital ratio                             4.00%              8.37%            8.27%             8.09%
Total capital ratio (1)                          8.00              11.07%           12.25%            12.07%
Leverage ratio (2)                               3.00+              5.64%            6.95%             6.33%
--------------------------------------------------------------------------------------------------------------

(1)  Total capital includes Tier 1 and Tier 2.
(2)  Tier 1 capital divided by adjusted average assets.
--------------------------------------------------------------------------------


Certain of the Company's U.S. and non-U.S. broker-dealer subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The principal regulated subsidiaries, their net capital requirement or equivalent and excess over the minimum requirement as of December 31, 1997 are as follows:

                                                                                                 In Millions of Dollars
                                                                                                                 Excess over
                                                                                                 Net Capital       minimum
Subsidiary                                  Jurisdiction                                        or equivalent    requirement
-----------------------------------------------------------------------------------------------------------------------------
Salomon Brothers Inc                        U.S. Securities and Exchange Commission
                                            Uniform Net Capital Rule (Rule 15c3-1)                 $1,047           $974

Smith Barney Inc.                           U.S. Securities and Exchange Commission
                                            Uniform Net Capital Rule (Rule 15c3-1)                 $1,086           $884

Salomon Brothers International Limited      United Kingdom's Securities and Futures Authority      $4,796           $699
-----------------------------------------------------------------------------------------------------------------------------

See Note 12 for additional restrictions on stockholders' equity.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

18. Earnings Per Share

Earnings per share has been computed in accordance with the provisions of SFAS No. 128. The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31:

In Millions, Except per Share Amounts                                              1997           1996         1995
--------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                 $6,705         $7,073        $5,610
Discontinued operations                                                                -           (334)          150
Preferred dividends                                                                 (279)          (319)         (491)
                                                                               -------------------------------------------
Income available to common stockholders for basic EPS                              6,426          6,420         5,269

Effect of dilutive securities                                                         36             56           259
                                                                               -------------------------------------------
Income available to common stockholders for diluted EPS                           $6,462         $6,476        $5,528
                                                                               -------------------------------------------
Weighted average common shares outstanding applicable to basic EPS                2,247.9       2,271.6       2,128.2
                                                                               -------------------------------------------

Effect of dilutive securities:
  Convertible securities                                                             25.2          44.9         264.0
  Options                                                                            52.4          52.6          48.4
  Warrants                                                                            7.0           5.0           1.6
  Restricted stock                                                                   25.2          19.8          17.7
                                                                               -------------------------------------------
Adjusted weighted average common shares outstanding applicable to diluted EPS     2,357.7       2,393.9       2,459.9
                                                                               -------------------------------------------
Basic earnings per share:
  Continuing operations                                                           $  2.86       $  2.97       $  2.41
  Discontinued operations                                                              -          (0.14)         0.07
                                                                               -------------------------------------------
                                                                                  $  2.86       $  2.83       $  2.48
                                                                               -------------------------------------------
Diluted earnings per share:
  Continuing operations                                                           $  2.74       $  2.84       $  2.19
  Discontinued operations                                                              -          (0.13)         0.06
                                                                               -------------------------------------------
                                                                                  $  2.74       $  2.71       $  2.25
--------------------------------------------------------------------------------------------------------------------------

During 1997, 1996 and 1995, weighted average options of 8.5 million shares, 4.1 million shares and 8.5 million shares with weighted average exercise prices of $45.79 per share, $25.83 per share and $17.17 per share, respectively, were excluded from the computation of diluted EPS because the options' exercise price was greater than the average market price of the Company's common stock.

19. Incentive Plans

The Company has adopted a number of compensation plans to attract, retain and motivate officers and other key employees, to compensate them for their contributions to the growth and profits of the Company and to encourage employee stock ownership. Employee compensation plans currently consist of the continuation of Travelers' and Citicorp's respective plans that were in effect prior to the Merger. Accordingly, the following information summarizes Travelers' and Citicorp's predecessor plans.

Travelers Predecessor Plans

Stock Option Plans
Travelers has a number of stock option plans that provide for the granting of stock options to officers and key employees. Options are granted at the fair market value of Citigroup common stock at the time of grant for a period of ten years. Generally, options vest over a five-year period and are exercisable only if the optionee is employed by the Company. The majority of the plans also permit an employee exercising an option to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and the withholding taxes due upon exercise. The reload options are granted for the remaining term of the related original option and vest over a six-month period.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

To further encourage employee stock ownership, during 1997 the Wealthbuilder stock option program was introduced. Under this program all employees meeting certain requirements have been granted stock options. These options vest over a five-year period and do not contain a reload feature.

Information with respect to stock options granted under Travelers stock option plans is as follows:

                                         1997                          1996                          1995
                           -----------------------------------------------------------------------------------------------
                                              Weighted                       Weighted                        Weighted
                                              Average                         Average                         Average
                                              Exercise                       Exercise                        Exercise
                               Shares          Price           Shares          Price          Shares           Price
                           -----------------------------------------------------------------------------------------------
Outstanding, beginning
  of year                    68,052,764        $17.37       72,812,462         $12.52      74,959,414          $10.34
Granted-original             14,463,322         42.56       11,107,460          22.74      13,823,736           14.32
Granted-reload               33,958,262         41.11       30,770,388          24.17      22,535,379           16.41
Forfeited                    (1,303,179)        20.36       (4,077,926)         12.15      (4,737,946)          11.97
Exercised                   (51,084,532)        23.90      (42,559,620)         15.89     (33,768,121)          11.07
                           ----------------               ----------------               -----------------
Outstanding, end of year     64,086,637         30.37       68,052,764          17.37      72,812,462           12.52
                           ----------------               ----------------               -----------------

Exercisable at year end       9,978,056                     14,801,246                     15,976,622
--------------------------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding under Travelers stock option plans at December 31, 1997:

                                                    Options Outstanding                    Options Exercisable
                                     -------------------------------------------------------------------------------------
                                                         Weighted          Weighted                         Weighted
                                                          Average          Average                           Average
Range of                                 Number          Remaining         Exercise         Number          Exercise
Exercise Prices                        Outstanding   Contractual Life       Price         Exercisable         Price
--------------------------------------------------------------------------------------------------------------------------
   $3.48 - $ 9.99                        3,643,835        4.0 years         $  6.61         2,841,850         $  6.26
   $  10 - $19.99                       18,387,969        6.7 years           13.33         4,055,558           12.72
   $  20 - $29.99                       10,067,589        7.2 years           22.92           999,876           22.10
   $  30 - $39.99                        4,265,118        7.6 years           33.60         1,551,872           34.51
   $  40 - $49.99                       22,803,214        6.8 years           45.77           528,900           42.54
   $  50 - $56.50                        4,918,912        6.8 years           52.73                 -              -
                                     ----------------                                   ----------------
   $3.48 - $56.50                      64,086,637        6.7 years           30.37         9,978,056           16.79
--------------------------------------------------------------------------------------------------------------------------

At December 31, 1997, 118,243,916 shares were available for grant under the Travelers option plans. However, if the number of shares granted but unexercised under the option plans is greater than ten percent of common stock outstanding at the close of the most recent fiscal quarter, additional options are not permitted to be granted until the number of outstanding but unexercised options is less than ten percent of the common stock outstanding. Based on the number of shares of common stock outstanding and the number of options granted but unexercised, the maximum number of additional options that could have been granted under Travelers' plans was 50,420,099 at December 31, 1997.

The Restricted Stock Plans
Travelers through its Capital Accumulation Plan and other restricted stock programs, issues shares of Citigroup common stock in the form of restricted stock to participating officers and other key employees. The restricted stock generally vests after a two or three-year period. Except under limited circumstances, during this period the stock cannot be sold or transferred by the participant, who is required to render service during the restricted period. Participants may elect to receive part of their awards in restricted stock and part in stock options. Unearned compensation expense associated with the restricted stock grants represents the market value of Citigroup common stock at the date of grant and is recognized as a charge to income ratably over the vesting period.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1997, 63,812,576 shares were available for future grant under Travelers' restricted stock plans. Information with respect to restricted stock awards is as follows:

                                                                                         1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
Shares awarded                                                                     12,259,829        17,141,073       20,950,065
Weighted average fair market value per share                                           $32.05            $20.13           $12.00
After-tax compensation cost charged to earnings (in millions of dollars)               $  178            $  127           $  104
------------------------------------------------------------------------------------------------------------------------------------

The Equity Partnership Plan (EPP)

Under EPP, qualifying Salomon Smith Barney employees receive a portion of their compensation in the form of common stock. Original terms of EPP deferred payment of the stock for five years and required the contribution of an additional 17.65% of the deferred compensation amount to the participant's account. The EPP award is forfeited if the participant's employment is terminated for cause within the five-year vesting period. Beginning in 1996, EPP was amended to reduce the deferral period from five years to three years, increase the additional contribution from 17.65% to 25%, and introduce additional forfeiture provisions. Under the amended plan, the award is forfeited if the participant leaves Salomon Smith Barney to join a competitor within three years after the award date. If a participant leaves other than by virtue of death, disability, retirement or as a result of downsizing during the three years following the award, the entire additional contribution of 25% is forfeited. The 1996 amendments apply only to awards granted in 1996 and subsequent years.

Information with respect to EPP awards is as follows:

                                                                                         1997             1996              1995
------------------------------------------------------------------------------------------------------------------------------------
 Shares awarded                                                                      5,416,476        6,097,798         4,508,066
 Fair market value per share                                                            $35.26           $26.55            $21.24
 After-tax compensation cost charged to earnings  (in millions of dollars)              $  120           $   90            $   63
------------------------------------------------------------------------------------------------------------------------------------

Citicorp Predecessor Plans

Savings Incentive Plan

Under the Savings Incentive Plan, eligible employees receive awards equal to 3% of their covered salary. Employees have the option of receiving their award in cash or deferring some or all of it in various investment funds. Citicorp grants an additional award equal to the amount elected to be deferred by the employee. Several investment options are available, including common stock. Shares of Citigroup common stock delivered under the Savings Incentive Plan may be sourced from authorized but unissued shares, treasury shares, or purchased in the open market. The expense associated with the plan amounted to $101 million in 1997, $95 million in 1996, and $92 million in 1995.

Stock Incentive Plan

The 1997 Stock Incentive Plan provides for the issuance of options to purchase shares of Citigroup common stock at prices not less than 100% of the market value at the date of grant, incentive stock options, stock appreciation rights, or any other award based on or related to Citigroup common stock, any of which may be granted singly, in combination, or in tandem. Shares of Citigroup common stock may be sourced from authorized but unissued common stock or treasury shares.

The 1988 Stock Incentive Plan provided for the issuance of options to purchase shares of Citigroup common stock at prices not less than 50% of the market value at the date of grant, incentive stock options, stock appreciation rights, restricted stock, or performance unit awards, any of which may be granted singly, in combination, or in tandem. Shares of Citigroup common stock delivered under the 1988 Plan may be sourced from authorized but unissued shares or treasury shares.

Since April 9, 1997, new stock incentive awards are granted out of the 1997 plan. Prior to that date, stock incentive awards were made from predecessor plans.

Shares of restricted stock have been awarded to key executives contingent upon their continued employment over periods of up to 11 years as summarized in the following table. (Shares granted are equivalent Citigroup shares.)

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                                                          1997            1996             1995
 -----------------------------------------------------------------------------------------------------------------------------------
 Shares granted                                                                      2,082,440         342,500          312,500
 Aggregate market value at award date (in millions of dollars)                            $106             $10               $6
 Expense recognized for all  awards (in millions of dollars)                              $ 13             $ 4               $4
 -----------------------------------------------------------------------------------------------------------------------------------

The value of the restricted shares at the date of grant is recorded as a reduction of additional paid-in capital and amortized to expense over the restriction period.

Under the 1997 Stock Incentive Plan and two predecessor plans, options have been granted to key employees for terms of up to 10 years to purchase common stock at not less than the market value of the shares at the date of grant. Generally, 50% of the options granted prior to 1995 are exercisable beginning on the first anniversary and 50% beginning on the second anniversary of the date of grant, and, generally, 50% of the options granted in 1995 and thereafter are exercisable beginning on the third anniversary and 50% beginning on the fourth anniversary of the date of grant.

Options granted in 1995 and 1996 to a group of key employees have included five-year performance-based stock options that only vest as Citicorp's common stock price achieved specified target levels and remained above the target levels for twenty of thirty consecutive trading days. Performance-based options granted in 1995 and 1996 were at prices ranging from equivalent Citigroup stock prices of $25.95 to $28.05, equal to equivalent Citigroup market prices on the respective dates of grant, and expire in 2000 and 2001. One-half vested in 1996 when Citicorp's stock price reached an equivalent Citigroup stock price of $40 per share, and the balance vested in 1997 when such price reached $46 per share. Vesting and expense related to performance-based options are summarized in the following table (all options are equivalent Citigroup options).

                                                                                          1997           1996           1995
 -----------------------------------------------------------------------------------------------------------------------------------
 Options vested during the year                                                      5,984,375(1)    6,068,750(1)      16,493,750(2)
 Expense recognized for all grants (in millions of dollars)                                $72            $113                $89
 Options unvested at year-end                                                                -       6,059,375(1)      12,256,250(3)
 -----------------------------------------------------------------------------------------------------------------------------------

(1)   Relates to 1995 and 1996 grants.
(2)   Relates to 1993 and 1994 grants with equivalent Citigroup vesting targets of $20, $22, and $24, expiring in 1998.
(3)   Relates to 1995 grants.
-------------------------------------------------------------------------------

The cost of performance-based options is measured as the difference between the exercise price and market price required for vesting, and this expense is recognized over the period to the estimated vesting dates and in full for options that have vested, by a charge to expense with an offsetting increase in common stockholders' equity. All of the expense related to vested grants has been recognized.

Changes in options and shares under option for Citicorp's option plans are summarized in the following table. (All shares and option prices are equivalent Citigroup shares and prices.)

                                                                                        1997            1996             1995
 ----------------------------------------------------------------------------------------------------------------------------------
Granted                                                                           20,523,225         14,504,888       18,524,375
    Average option price                                                              $44.88             $28.04           $23.26
Exercised                                                                         24,182,703         30,226,933       24,825,833
    Average option price                                                              $14.77             $11.62           $10.67
Expired                                                                               13,175             40,500           64,875
    Average option price                                                              $11.92             $11.85            $9.66
Terminated                                                                         1,996,250          2,171,575        2,412,168
    Average option price                                                              $32.23             $20.36           $13.01
-----------------------------------------------------------------------------------------------------------------------------------
At year-end:

Shares under option                                                               71,122,643         76,791,545       94,725,665
    Average option price                                                              $25.81             $17.40           $13.99
Exercisable                                                                       34,653,355         51,793,233       71,693,233
Granted, not yet exercisable                                                      36,469,288         24,998,313       23,032,433
Available for grant (1)                                                           74,462,990         32,568,905       45,310,968
-----------------------------------------------------------------------------------------------------------------------------------

(1) Shares authorized but not issued that are available for the granting of stock options or other forms of stock-related awards. Additional shares may become available for grant to the extent that presently outstanding options under a predecessor plan terminate or expire unexercised.
-------------------------------------------------------------------------------

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about Citicorp's stock options outstanding and exercisable at December 31, 1997. (All shares and option prices are equivalent Citigroup shares and prices.)

                                      Outstanding                                                             Exercisable
-----------------------------------------------------------------------------------------          ---------------------------------
                                                                           Average                                      Average
               Option                                      Average          Option                                       Option
             Price Range                  Shares           Life(1)           Price                      Shares            Price
------------------------------------------------------------------------------------------------------------------------------------
           $5.45-$18.45                 30,923,145           4.9          $  12.63                   27,123,145        $  12.08
          $18.85-$29.10                 16,869,365           5.8             26.21                    7,182,615           26.14
          $31.65-$44.20                 21,556,508           8.9             42.24                      347,595           43.30
          $46.60-$57.20                  1,773,625           9.6             52.08                            -               -
                                     -----------------                                            ------------------
         Total                          71,122,643           6.4             25.81                   34,653,355           15.31
------------------------------------------------------------------------------------------------------------------------------------

(1) Weighted-average contractual life remaining in years.
-------------------------------------------------------------------------------

In January 1998, Citicorp granted 19,490,125 equivalent Citigroup options at an equivalent Citigroup strike price of $48.25 per share. A group of key employees was granted 6,340,000 of these options in the form of five-year performance-based stock options. The performance-based options will vest when Citigroup's common stock price reaches $80 per share, provided that the price remains at or above $80 for ten of thirty consecutive trading days. The performance-based options expire in January 2003. The remaining 13,150,125 options to purchase Citigroup common stock have terms of up to ten years.

Stock Purchase Plan

The 1997 and 1994 offerings under the Stock Purchase Plan allow all eligible employees to enter into fixed subscription agreements to purchase shares at the market value on the date of the agreements. Such shares can be purchased from time to time through the expiration date. Shares of Citigroup's common stock delivered under the Stock Purchase Plan may be sourced from authorized but unissued shares, treasury shares or purchased in the open market.

Following is the share activity under the 1997 and 1994 fixed-price offerings for the purchase of shares at the equivalent Citigroup price of $45.30 per share and $15.925 per share, respectively. The 1997 offering will expire on June 30, 1999, and the 1994 offering expired on September 27, 1996.

                                                                                             1997                    1996
------------------------------------------------------------------------------------------------------------------------------------
 Outstanding agreements at beginning of year                                                       -             13,937,515
 Agreements entered into                                                                  11,172,458                      -
 Shares purchased                                                                            635,040             13,693,225
 Canceled or terminated                                                                      348,038                244,290
                                                                                ----------------------------------------------------
 Outstanding agreements at year-end                                                       10,189,380                      -
------------------------------------------------------------------------------------------------------------------------------------

Annual Incentive and Performance Plans

The purpose of the 1994 Citicorp Annual Incentive Plan is to attract, retain, and motivate executives to promote the profitability and growth of Citicorp and to permit a federal income tax deduction for annual awards granted to covered employees. Currently covered employees include the Chairman and next four most highly paid executives. Under the Plan, awards can be granted to covered employees in cash, stock or any other form of consideration in either one installment or on a deferred basis. Shares of common stock delivered under the Plan may be sourced from authorized but unissued shares or treasury shares. The aggregate awards were approximately $5 million in 1997, $4 million in 1996, and $6 million in 1995.

Under the Citicorp Annual Performance Plan, cash awards may be granted to key employees who have a significant impact on the success of Citicorp. Awards may be paid either in one installment or on a deferred basis. The aggregate awards were approximately $20 million in 1997, $7 million in 1996, and $9 million in 1995.

Under the Executive Incentive Compensation Plan, awards in cash or stock may be made to key employees, payable at the election of the participants, in one installment or on a deferred basis. Shares of common stock delivered under the Plan may be sourced from authorized but unissued shares or treasury shares. No awards have been made since 1989.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Deferred Compensation Plan

Under the Deferred Compensation Plan, adopted in 1995, participants must defer 25% of their variable compensation awards into mandatory deferral accounts whose return equals the return on Citigroup common stock. Beginning with the 1996 awards, select participants are allowed to defer from 10% to 85% of the remainder of their variable compensation awards into voluntary deferral accounts, which may be allocated among a variety of investments, including an account whose return equals the return on Citigroup common stock. The amounts credited to the mandatory deferral accounts generally are payable to the participant in cash five years after they are credited. However, participants may elect to postpone cash distribution of the amounts in the mandatory deferral account by having such amounts credited to a voluntary deferral account.

PRO FORMA IMPACT OF SFAS NO. 123

The Company applies Opinion 25 and related interpretations in accounting for its stock-based compensation plans under which there is generally no charge to earnings for employee stock option awards (other than performance-based options as described above) and the dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share.

Alternatively, FASB rules would permit a method under which a compensation cost for all stock awards would be calculated and recognized over the service period (generally equal to the vesting period). This compensation cost would be determined in a manner prescribed by the FASB using option pricing models, intended to estimate the fair value of the awards at the grant date. Earnings per share dilution would be recognized as well.

Under both methods, an offsetting increase to stockholders' equity is recorded equal to the amount of compensation expense charged.

Had the Company applied SFAS No. 123 in accounting for Travelers' and Citicorp's stock-based compensation plans, net income and net income per share would have been the pro forma amounts indicated below:

In Millions of Dollars, Except Per Share Amounts                               1997                  1996                 1995
------------------------------------------------------------------------------------------------------------------------------------
Compensation expense related to stock plans          As reported                $87                  $119                  $96
                                                     Pro forma                 $344                  $150                 $116

Net income                                           As reported             $6,705                $6,739               $5,760
                                                     Pro forma               $6,516                $6,713               $5,746

Basic earnings per share                             As reported             $  2.86               $  2.83              $  2.48
                                                     Pro forma               $  2.78               $  2.82              $  2.47

Diluted earnings per share                           As reported             $  2.74               $  2.71              $  2.25
                                                     Pro forma               $  2.66               $  2.70              $  2.25
------------------------------------------------------------------------------------------------------------------------------------

The pro forma adjustments principally relate to stock options granted during 1997, 1996 and 1995 for which a fair value on the date of grant was determined using the Black-Scholes option pricing model. No effect has been given to options granted prior to 1995. The pro forma information above reflects the compensation expense that would have been recognized under SFAS No. 123 for both Travelers and Citicorp. The fair values of stock-based awards are based on assumptions that were appropriate at the grant date and have not been restated to reflect the Merger.

SFAS No. 123 requires that reload options be treated as separate grants from the related original option grants. Under the Travelers reload program, upon exercise of an option, employees generally tender previously owned shares to pay the exercise price and related tax withholding, and receive a reload option covering the same number of shares tendered for such purposes. New reload options are only granted if the Company's stock price has increased at least twenty percent over the exercise price of the option being reloaded, and vest at the end of a six-month period. Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of the Company's long-standing policy of encouraging increased employee stock ownership. The result of this program is that employees generally will exercise options as soon as they are able and, therefore, these options have shorter expected lives. Shorter option lives result in lower valuations using the Black-Scholes option model. However, such

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

values are expensed more quickly due to the shorter vesting period of reload options. In addition, since reload options are treated as separate grants, the existence of the reload feature results in a greater number of options being valued.

Shares received through option exercises under the reload program are subject to restrictions on sale. Discounts (as measured by the estimated cost of protection) have been applied to the fair value of options granted to reflect these sale restrictions.

The weighted average fair value of options granted under Travelers' option plans during 1997, 1996 and 1995 was $6.44, $3.00 and $2.20 per share, respectively. The weighted average expected life of reload options was approximately one year and the weighted average expected life of original grants was approximately three years for 1997, 1996 and 1995. Additional valuation and related assumption information for Travelers' option plans are presented below:


                                                                              Weighted averages for options granted during
                                                                    ----------------------------------------------------------------
                                                                            1997                  1996                  1995
                                                                    ----------------------------------------------------------------
Valuation assumptions:
   Expected volatility                                                      32.2%                 28.5%                27.4%
   Risk-free interest rate                                                  5.75%                 5.58%                6.06%
   Expected annual dividends per share                                     $0.47                 $0.37                $0.32
   Expected annual forfeitures                                                 5%                    5%                   5%
------------------------------------------------------------------------------------------------------------------------------------

The weighted average fair value of regular options granted under Citicorp's option plans (equivalent Citigroup options) during 1997, 1996 and 1995 was $12.60, $6.59 and $4.44 per share, respectively. The weighted average fair value of the 1995 performance options was $4.00 per share and the weighted average fair value of the 1997 stock purchase offering was $6.71 per share. The weighted average expected life of options was six years for regular options, four years for 1995 performance options and two years for the 1997 stock purchase offering. Additional valuation and related assumption information for Citicorp's stock-based plans are presented below:


                                                                              Weighted averages for options granted during
                                                                    ----------------------------------------------------------------
                                                                            1997                  1996                  1995
                                                                    --------------------- --------------------- --------------------
Valuation assumptions:
   Expected volatility                                                      25%                   25%                   25%
   Risk-free interest rate                                                6.30%                 5.58%                 7.69%
   Expected dividend yield                                                2.39%                 3.27%                 3.50%
   Expected annual forfeitures                                               5%                    5%                    5%
------------------------------------------------------------------- --------------------- --------------------- --------------------

20.  Retirement Benefits

The Company's retirement plans currently consist of the continuation of Travelers Group's and Citicorp's respective plans that were in effect prior to the Merger. Accordingly, the following information summarizes the predecessor plans.

Travelers Predecessor Plans

Travelers' significant pension plan is a noncontributory defined benefit pension plan covering the majority of its U.S. employees. Benefits for this plan are based on an account balance formula. Under this formula, each employee's accrued benefit can be expressed as an account that is credited with amounts based upon the employee's pay, length of service and a specified interest rate, all subject to a minimum benefit level. This plan is funded in accordance with the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.

The following is a summary of the components of pension expense for Travelers' principal defined benefit plan for the years ended December 31:

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


In Millions of Dollars                                                      1997                  1996                  1995
------------------------------------------------------------------------------------------------------------------------------------
Service cost                                                               $  78                 $  74                 $  81
Interest cost                                                                200                   190                   195
Actual return on plan assets                                                (389)                 (228)                 (388)
Net amortization and deferral                                                152                    (1)                  165
                                                                    ----------------------------------------------------------------
Net periodic pension cost                                                  $  41                 $  35                 $  53
------------------------------------------------------------------------------------------------------------------------------------

The following table sets forth the funded status of Travelers' principal defined benefit plan at December 31:


In Millions of Dollars                                                                    1997              1996
------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
   Vested benefits                                                                     $(2,867)          $(2,594)
   Non-vested benefits                                                                     (74)              (70)
                                                                                  --------------------------------------
   Accumulated benefit obligation                                                       (2,941)           (2,664)
   Effect of future salary increases                                                       (53)              (48)
                                                                                  --------------------------------------
   Projected benefit obligation                                                         (2,994)           (2,712)
Plan assets at fair value                                                                2,965             2,718
                                                                                  --------------------------------------
Plan assets in excess of or (less than) projected benefit obligation                       (29)                6
Unrecognized transition asset                                                                -                (1)
Unrecognized prior service cost                                                            (11)              (12)
Unrecognized net loss                                                                      112                71
                                                                                  --------------------------------------
Prepaid pension cost                                                                   $    72           $    64
                                                                                  --------------------------------------

Actuarial assumptions:

   Weighted average discount rate                                                         7.00%             7.50%
   Weighted average rate of compensation increase                                         4.50%             4.50%
   Expected long-term rate of return on plan assets                                       9.00%             9.00%
------------------------------------------------------------------------------------------------------------------------

Plan assets are held in various separate accounts and the general account of The Travelers Insurance Company, a subsidiary of Travelers, and certain investment trusts. These accounts and trusts invest in stocks, U.S. Government bonds, corporate bonds, mortgage loans and real estate.

Currently, substantially all U.S. employees of Salomon Smith Barney who were formerly employees of Salomon Inc and its subsidiaries participate in defined contribution plans. The costs of these plans are not material. These employees are expected to join the Company's noncontributory defined benefit pension plan beginning in 1999.

Certain non-U.S. employees of Travelers are covered by noncontributory defined benefit plans. These plans are funded in accordance with local laws and the costs associated with these plans are not material.

Travelers provides postretirement health care, life insurance and survival income benefits to certain eligible retirees. These benefits relate primarily to former employees of predecessor companies. Other retirees are generally responsible for most or all of the cost of these benefits (while retaining the benefits of group coverage and pricing).

Travelers has provided for the cost of postretirement benefits over the service periods of eligible participants. The present value of the liability related to these benefits, included in other liabilities, was $548 million and $556 million at December 31, 1997 and 1996, respectively. Expenses related to postretirement benefits were $28 million, $22 million and $40 million for 1997, 1996 and 1995, respectively.

Citicorp Predecessor Plans

Citicorp has several non-contributory defined benefit pension plans covering substantially all U.S. employees. Retirement benefits for the U.S. plans are based on years of credited service, the highest average compensation (as defined), and the primary social security benefit. While the qualified U.S. plans are adequately funded, it is Citicorp's policy to fund these plans to the extent contributions are tax deductible. Non-qualified U.S. plans are not funded because contributions to these plans are not tax deductible.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Citicorp has various defined benefit pension and termination indemnity plans covering employees outside the United States. The benefit formulas and funding strategies vary reflecting local practices and legal requirements.

Citicorp offers postretirement health care and life insurance benefits to all eligible U.S. retired employees. U.S. retirees share in the cost of their health care benefits through copayments, service-related contributions and salary-related deductibles. Retiree life insurance benefits are non-contributory. It is Citicorp's policy to fund retiree health care and life insurance benefits to the extent such contributions are tax deductible. Retiree health care and life insurance benefits are also provided to certain employees outside the United States.

The following tables summarize the components of net benefit expense recognized in the supplemental consolidated statement of income and the funded status and amounts recognized in the supplemental consolidated balance sheet for Citicorp's U.S. plans and significant plans outside the U.S.

Net Benefit Expense

                                                                                                       Postretirement Benefit
                                                             Pension Plans                                      Plans (1)
                                        --------------------------------------------------------    ----------------------------
                                                          U.S. Plans           Plans Outside U.S.                     U.S. Plans
                                        ---------------------------   --------------------------    ----------------------------
In Millions of Dollars                      1997     1996     1995        1997     1996     1995        1997     1996    1995
--------------------------------------------------------------------------------------------------------------------------------
Benefits earned during the year            $ 118    $ 123   $   98        $ 56     $ 60     $ 56        $ 10     $ 11    $   8
Interest cost on benefit obligation          204      192      165          75       76       68          30       32       32
Actual return on plan assets                (619)    (395)    (498)        (97)     (65)     (66)        (24)     (13)     (13)
Net deferral and amortization                375      196      301          35       10       19          13        7        8
Amortization of transition obligation        (20)     (20)     (20)          6        7        7           -        -        -
(asset) (2)
                                        ---------------------------   --------------------------    ----------------------------
Net benefit expense                        $  58    $  96   $   46        $ 75     $ 88     $ 84        $ 29     $ 37     $ 35
--------------------------------------------------------------------------------------------------------------------------------

(1) For plans outside the U.S., net postretirement benefit expense totaled $9 million in 1997, $8 million in 1996, and $6 million in 1995.

(2) U.S. pension transition asset is being amortized over 14 years, with 2 years remaining at December 31, 1997.

Prepaid Benefit Cost (Benefit Liability)

                                                                        Pension Plans                              Postretirement
                                             ----------------------------------------------------------------------
                                                Qualified      Non-Qualified     Funded Plans      Other Plans     Benefit Plans (1)
                                                                                                                   -----------------
                                               U.S. Plans        U.S. Plans      Outside U.S.      Outside U.S.      U.S. Plans
                                             ---------------------------------------------------------------------------------------
In Millions of Dollars at Year-End              1997    1996     1997     1996     1997    1996     1997     1996     1997     1996
------------------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value (2)                 $3,709  $3,118    $   -    $   -     $798    $763    $   -    $  -     $ 159    $ 119
Benefit obligation                             2,850   2,567      278      248      851     814      288      311      440      459
                                             ---------------------------------------------------------------------------------------
Plan assets in excess of (less than)

  benefit obligation                             859     551     (278)    (248)     (53)    (51)    (288)    (311)    (281)    (340)
Unrecognized prior service cost                   70      73       33       41       (2)     13        1        -      (11)      (7)
Unrecognized net actuarial (gain) loss          (275)     27       50       42       72      39       (3)      (8)       1       41
Unamortized transition (asset) obligation        (37)    (58)       5        6       33      46       25       31        -        -
Adjustment to recognize minimum liability          -       -      (21)     (33)      (1)     (1)     (14)      (7)       -        -
                                             ---------------------------------------------------------------------------------------
Prepaid benefit cost (benefit liability)      $  617  $  593    $(211)   $(192)    $ 49  $   46    $(279)   $(295)   $(291)   $(306)
------------------------------------------------------------------------------------------------------------------------------------

Projected pension benefit obligation includes:
   Accumulated benefit obligation             $2,361  $2,086     $191    $ 192     $625    $613    $ 237    $ 249
   Vested benefit obligation                   2,046   1,830      173      153      580     550      209      224
------------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit
obligation to:
   Retirees                                                                                                          $ 282    $ 309
   Employees eligible for full benefits                                                                                 37       23
   Other employees                                                                                                     121      127
------------------------------------------------------------------------------------------------------------------------------------

(1) For plans outside the U.S., the accumulated postretirement benefit obligation was $62 million and $54 million and the postretirement benefit liability was $31 million and $28 million at December 31, 1997 and 1996, respectively.
(2) For U.S. plans, plan assets are primarily listed stocks, commingled funds, and fixed-income securities.

In connection with Citicorp's 1997 restructuring (Note 15), there was a $76 million curtailment gain in the U.S. pension plans, which will be recognized in future periods as employee terminations occur.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The expected long-term rates of return on assets used in determining Citicorp's pension and postretirement expense are shown below.

                                                                                       1997             1996              1995
 -----------------------------------------------------------------------------------------------------------------------------------
 Rate of return on assets

    U.S. plans                                                                            9.0%              9.0%              8.75%
    Plans outside the U.S. (1)                                                   4.5% to 13.0%     6.0% to 13.0%      6.0% to 13.0%
 ----------------------------------------------------------------------------------------------------------------------------------

(1)   Excluding highly inflationary countries.

The principal assumptions used in determining pension and postretirement benefit obligations for Citicorp's plans are shown below.


 At Year-End                                                                                      1997                  1996
 -----------------------------------------------------------------------------------------------------------------------------------
 Discount rate
     U.S. plans                                                                                     7.25%                  7.5%
     Plans outside the U.S.(1)                                                              3.5% to 12.0%         4.0% to 12.0%
 Future compensation increase rate
     U.S. plans                                                                                      5.0%                  5.0%
     Plans outside the U.S.(1)                                                              1.0% to 10.0%         1.5% to 10.0%
 Health care cost increase rate--U.S. plans
     Following year                                                                                  8.0%                  9.0%
     Decreasing to the year 2001 to                                                                  5.0%                  5.0%
 -----------------------------------------------------------------------------------------------------------------------------------

(1)   Excluding highly inflationary countries.

As an indicator of sensitivity, increasing the assumed health care cost trend rate by 1% in each year would have increased the accumulated postretirement benefit obligation as of December 31, 1997 by $16 million and the aggregate of the benefits earned and interest components of 1997 net postretirement benefit expense by $1 million.

21.  TRADING SECURITIES, COMMODITIES, DERIVATIVES AND RELATED RISKS

DERIVATIVE AND FOREIGN EXCHANGE CONTRACTS

                                                              Notional Principal                   Balance Sheet
                                                                   Amounts                      Credit Exposure (1)
                                                       -------------------------------------------------------------------
In Billions of Dollars at Year-End                          1997              1996            1997              1996
--------------------------------------------------------------------------------------------------------------------------
Interest rate products
  Futures contracts                                    $1,080.2            $   691.5         $     -           $     -
  Forward contracts                                       626.1                335.5             0.4               0.4
  Swap agreements                                       1,972.1              1,334.0            15.3              13.6
  Options                                                 636.4                532.2             1.2               1.2
Foreign exchange products
  Futures contracts                                          .9                 1.4               -                 -
  Forward contracts                                     1,432.5             1,243.1            29.8              18.3
  Cross-currency swaps                                     60.3                45.3             3.3               1.8
  Options                                                 426.5               281.4             4.3               2.2
Equity products                                           127.0                81.1             4.0               1.9
 Commodity products                                        32.5                40.1             1.2               0.8
Credit derivative products                                  6.9                 1.9               -                 -
                                                                                         ----------------------------------
                                                                                               59.5              40.2
Effects of master netting
  agreements at Citicorp (2)                                                                  (24.1)            (15.5)
Effects of securitization (3)                                                                  (0.8)                -
                                                                                         ----------------------------------
                                                                                             $ 34.6            $ 24.7
---------------------------------------------------------------------------------------------------------------------------

(1) There is no balance sheet credit exposure for futures contracts because they settle daily in cash, and none for written options because they represent obligations (rather than assets) of Citigroup. Amounts do not reflect credit loss reserves attributable to derivative and foreign exchange contracts.

(2) Master netting agreements mitigate credit risk by permitting the offset of amounts due from and to individual counterparties in the event of counterparty default. The effect of master netting agreements at Salomon Smith Barney is reflected in the individual line items for each of the products in the table above.

(3) Citibank has securitized and sold net receivables, and the associated credit risk related to certain derivative and foreign exchange contracts via Markets Assets Trust.

Citigroup enters into derivative and foreign exchange futures, forwards, options, and swaps, which enable customers to transfer, modify, or reduce their interest rate, foreign exchange, and other market risks, and also trades these products for its own account. In addition, Citigroup uses derivatives and other instruments, primarily interest rate products, as an end-user in connection with its risk management activities. Derivatives are used to manage interest rate risk relating to specific

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


groups of on-balance sheet assets and liabilities, including investments, commercial and consumer loans, deposit liabilities, long-term debt, and other interest-sensitive assets and liabilities, as well as credit card securitizations and redemptions and sales. In addition, foreign exchange contracts are used to hedge, non-U.S. dollar denominated debt, net capital exposures and foreign exchange transactions. Through the effective use of derivatives, Citigroup has been able to modify the volatility of its revenue from asset and liability positions. Derivative instruments with leverage features are not utilized in connection with risk management activities. The preceding table presents the aggregate notional principal amounts of Citigroup's outstanding derivative and foreign exchange contracts at December 31, 1997 and 1996, along with the related balance sheet credit exposure. The table includes all contracts with third parties, including both trading and end-user positions.

Futures and forward contracts are commitments to buy or sell at a future date a financial instrument, commodity, or currency at a contracted price, and may be settled in cash or through delivery. Swap contracts are commitments to settle in cash at a future date or dates which may range from a few days to a number of years, based on differentials between specified financial indices, as applied to a notional principal amount. Option contracts give the purchaser, for a fee, the right, but not the obligation, to buy or sell within a limited time a financial instrument or currency at a contracted price that may also be settled in cash, based on differentials between specified indices.

Citigroup also sells various financial instruments that have not been purchased (short sales). In order to sell securities short, the securities are borrowed or received as collateral in conjunction with short-term financing agreements and, at a later date, must be delivered (i.e. replaced) with like or substantially the same financial instruments or commodities to the parties from which they were originally borrowed.

Derivatives and short sales may expose Citigroup to market risk or credit risk in excess of the amounts recorded on the balance sheet. Market risk on a derivative, short sale or foreign exchange product is the exposure created by potential fluctuations in interest rates, foreign exchange rates, and other values, and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility. Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction and if the value of collateral held, if any, was not adequate to cover such losses. The recognition in earnings of unrealized gains on these transactions is subject to management's assessment as to collectibility. Liquidity risk is the potential exposure that arises when the size of the derivative position may not be able to be rapidly adjusted in times of high volatility and financial stress at a reasonable cost.

Balance sheet credit exposure represents the current cost of replacing the contracts and is equal to the amount of Citigroup's unrealized gain. A substantial majority of the total balance sheet exposure was to counterparties considered by Citigroup to be investment grade and was under three years tenor. At December 31,1997, the balance sheet credit exposure of foreign currency derivative contracts for which the recognition of revaluation gains had been suspended amounted to $59 million at December 31, 1997. There were no significant nonperforming contracts in 1996. For the three years ended December 31, 1997 there were no material credit losses related to derivative and foreign exchange contracts. During 1997, credit losses related to the foreign currency derivative contracts totaled $35 million.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

End-User Derivative Interest Rate and Foreign Exchange Contracts


                              Notional Principal Amounts (1)                                     Percentage of 1997 Amount Maturing
                           ---------------------------------------------------------------------------------------------------------
                                   Dec. 31,     Dec. 31,     Within      1 to         2 to        3 to         4 to        After
In Billions of Dollars               1997        1996        1 Year     2 Years      3 Years     4 Years      5 Years     5 Years
------------------------------------------------------------------------------------------------------------------------------------
Interest rate products

  Futures contracts                $  29.3      $  23.4        63%          27%         10%           -%          -%           -%
  Forward contracts                    6.9          3.6        97            3           -            -           -            -
  Swap agreements                    122.8        127.4        33           15          12           11          10           19
  Option contracts                    20.1         71.4        68           16          10            1           2            3
Foreign exchange products

  Futures and forward contracts       67.2         63.7        93            5           1            -           1            -
  Cross-currency swaps                 4.8          4.2        10           10          12           14          39           15
-----------------------------------------------------------------------------------------------------------------------------------

(1)   Includes third-party and intercompany contracts.
--------------------------------------------------------------------------------

End-User Interest Rate Swaps and Net Purchased Options as of December 31, 1997

                                                                        Remaining Contracts Outstanding --Notional Principal Amounts
                                                 -----------------------------------------------------------------------------------
In Billions of Dollars at Year-End                    1997          1998          1999         2000          2001          2002
------------------------------------------------------------------------------------------------------------------------------------
Receive fixed swaps                                   $98.1         $71.9         $56.7        $42.3         $29.7         $18.7
  Weighted-average fixed rate                           6.5%          6.7%          6.6%         6.6%          6.7%          6.8%
Pay fixed swaps                                        14.2           7.7           5.4          4.6           4.1           3.5
  Weighted-average fixed rate                           6.7%          7.1%          6.7%         6.8%          6.8%          7.1%
Basis swaps                                            10.5           1.8           0.3          0.3           0.2           0.2
Purchased caps (including collars)                     10.0           4.9           1.8            -             -             -
  Weighted-average cap rate purchased                   6.4%          6.8%          7.1%           -%            -%            -%
Purchased floors                                        2.0           0.1           0.1          0.1           0.1           0.1
  Weighted-average floor rate purchased                 5.5%          5.8%          5.8%         5.8%          5.8%          5.8%
Written floors related to purchased
  caps (collars)                                        1.0           0.2           0.2            -              -            -
  Weighted-average floor rate written                   6.0%          8.2%          8.2%           -%            -%            -%
Written caps related to other purchased caps(1)         7.1           1.2           1.1          1.1           0.9           0.5
  Weighted-average cap rate written                     6.8%          8.6%          8.4%         8.4%          8.3%          9.8%
------------------------------------------------------------------------------------------------------------------------------------
Three-month forward LIBOR rates(2)                      5.8%          5.9%          6.1%         6.1%          6.1%          6.3%
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes written options related to purchased options embedded in other financial instruments.

(2) Represents the implied forward yield curve for three-month LIBOR as of December 31, 1997, provided for reference.

The tables above provide data on the notional principal amounts and maturities of end-user (non-trading) derivatives, along with additional data on end-user interest rate swaps and net purchased option positions at year-end 1997 with three-month LIBOR forward rates included for reference. The tables are intended to provide an overview of these components of the end-user portfolio, but should be viewed only in the context of Citigroup's related assets and liabilities.

The majority of derivative positions used in Citigroup's asset and liability management activities are established via intercompany transactions with independently managed Citigroup dealer units, with the dealer acting as a conduit to the marketplace. Contract maturities are related to the underlying risk management strategy.

Citigroup's utilization of these instruments is modified from time to time in response to changing market conditions as well as changes in the characteristics and mix of the related assets and liabilities. In this connection, during 1997 interest rate futures, swaps and options with a notional principal amount of $23.7 billion were closed out which resulted in a net deferred loss of approximately $67 million. Total unamortized net deferred losses, including those from prior year close-outs, were approximately $63 million at December 31, 1997, which will be amortized into earnings over the remaining life of the original contracts (approximately 71% in 1998, 19% in 1999, and 10% in subsequent years), consistent with the risk management strategy.

22.  Concentrations of Credit Risk

Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citigroup's total credit exposure. Although Citigroup's portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

transactions are completed with other financial institutions, particularly in the securities trading, derivative, and foreign exchange businesses.

23.  Fair Value of Financial Instruments

Estimated Fair Value of Financial Instruments


                                                                                                     1997           1996
                                                          ------------------------------------------------------------------------
                                                                                                Estimated      Estimated
                                                                                            Fair Value In   Fair Value In
                                                                                                Excess of      Excess of
                                                           Carrying Value     Estimated       (Less Than)     (Less Than)
In Billions of Dollars  at Year-End                                          Fair Value    Carrying Value   Carrying Value
----------------------------------------------------------------------------------------------------------------------------------
Assets                                                          $663.9         $670.7            $ 6.8           $ 6.7
Liabilities                                                      591.7          592.0             (0.3)           (0.5)
End-user derivative and foreign exchange contracts                 1.4            2.5              1.1             0.5
Credit card securitizations                                          -           (0.3)            (0.3)            0.4
                                                                                           ----------------------------
Subtotal                                                                                           7.3             7.1
Deposits with no fixed maturity (1)                                                                3.3             2.7
                                                                                           ----------------------------
Total                                                                                           $ 10.6           $ 9.8
----------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated excess fair value related to the expected time period until runoff of existing deposits with no fixed maturity on the balance sheet at year-end, without assuming any regeneration of balances, based on the estimated difference between the cost of funds on these deposits and the cost of funds from alternative sources. The increase during 1997 was primarily due to an increase in deposits as well as a higher spread between the cost of funds on the deposits and the cost of funds from alternative sources. Under applicable requirements, excess fair values of these deposits are excluded from amounts included under the Liabilities caption above and from the table below, in which the estimated fair value is shown as being equal to the carrying value.

Citigroup's financial instruments, as defined in accordance with applicable requirements, include financial assets and liabilities recorded on the balance sheet as well as off-balance sheet instruments such as derivative and foreign exchange contracts and credit card securitizations. To better reflect Citigroup's values subject to market risk and to illustrate the interrelationships that characterize risk management strategies, the table above also provides estimated fair value data for the expected time period until runoff of existing deposits with no fixed maturity.

In the aggregate, estimated fair values exceeded the carrying values by approximately $10.6 billion at December 31, 1997 and $9.8 billion at December 31, 1996. Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perceptions of value, and as existing assets and liabilities run off and new items are generated. The increase from the prior year is primarily due to a higher value of derivative contracts due to a lower interest rate environment in the U.S., deposits with no fixed maturity, and deposits, partially offset by a decline in the fair value of credit card securitizations due to lower U.S. interest rates.

Additional detail is provided in the following table. In accordance with applicable requirements, the disclosures exclude leases, affiliate investments, and pension and benefit obligations, and contractholder funds amounts exclude certain insurance contracts. Also in accordance with the applicable requirements the disclosures also exclude the effect of taxes, do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument, as well as other expenses that would be incurred in a market transaction. In addition, the table excludes the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of Citigroup's financial position and the value of its net assets.

The data represents management's best estimates based on a range of methodologies and assumptions. The carrying value of short-term financial instruments as well as receivables and payables arising in the ordinary course of business, approximates fair value because of the relatively short period of time between their origination and expected realization. Quoted market prices are used for most investments, for loans where available, and for both trading and end-user derivative and foreign exchange contracts, as well as for liabilities, such as long-term debt, with quoted prices. For performing loans where no quoted market prices are available, contractual cash flows are discounted at quoted secondary market rates or estimated market rates if available. Otherwise, sales of comparable loan portfolios or current market origination rates for loans with similar terms and risk characteristics are used. For loans with doubt as to collectibility, expected cash flows are discounted using an appropriate rate considering the time of collection and a premium for the uncertainty of the flows. The value of collateral is also considered. For liabilities such as long-term debt without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Fair values of credit card securitizations reflect the various components of these transactions but principally arise from fixed rates payable to certificate holders. Under the applicable requirements, the estimated fair value of deposits with no fixed maturity in the following table excludes the premium values available in the market for such deposits, and the estimated value is shown in the table as being equal to the carrying value.

                                                                                 1997                               1996
                                                    ----------------------------------------------------------------------
                                                                             Estimated                          Estimated
                                                             Carrying             Fair          Carrying             Fair
In Billions of Dollars at Year-End                              Value            Value             Value            Value
--------------------------------------------------------------------------------------------------------------------------
Assets and related instruments

Investments                                                   $  91.6           $  91.6          $  80.9           $  80.9
Trading account assets                                          180.1             180.1            157.4             157.4
Loans(1)                                                        187.9             194.6            175.7             182.3
   Related derivatives                                            0.3               0.5              0.3               0.5
Other financial assets (2)                                      204.3             204.4            178.6             178.7
   Credit card securitizations                                     -               (0.3)             0.1               0.5
  Related derivatives                                             0.5               0.5              0.5               0.4
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities and related instruments
Deposits                                                      $ 199.1           $ 198.9          $ 185.0           $ 185.2
   Related derivatives                                           (0.4)             (0.7)            (0.2)             (0.3)
Long-term debt                                                   47.4              48.3             43.3              44.0
   Related derivatives                                           (0.2)             (0.9)            (0.2)             (0.5)
Trading account liabilities                                     127.2             127.2            114.1             114.1
Contractholder funds

   With defined maturities                                        2.3               2.3              1.7               1.7
   Without defined maturities                                     9.7               9.5              9.1               8.8
Other financial liabilities (3)                                 206.0             205.8            174.1             174.0
   Related derivatives                                              -               0.1              0.1               0.1
-----------------------------------------------------------------------------------------------------------------------------------

(1) The carrying value of loans is net of the allowance for credit losses and also excludes $4.7 billion and $5.1 billion of lease finance receivables in 1997 and 1996, respectively.
(2) Includes cash and cash equivalents, deposits at interest with banks, federal funds sold and securities borrowed or purchased under agreements to resell, brokerage receivables, reinsurance recoverables and separate and variable accounts for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in Other assets on the balance sheet.
(3) Includes investment banking and brokerage borrowings, short-term borrowings, federal funds purchased and securities loaned or sold under agreements to repurchase, brokerage payables, and separate and variable accounts with, for which the carrying value is a reasonable estimate of fair value, and the carrying value and estimated fair value of financial instruments included in other liabilities on the balance sheet.

The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans. The estimated fair values of Citigroup's loans, in the aggregate, exceeded carrying values (reduced by the allowance for credit losses) by $6.7 billion at year-end 1997 compared with $6.6 billion at year-end 1996, an improvement of $0.1 billion. Within these totals, estimated fair values exceeded carrying values for consumer loans net of the allowance by $3.7 billion, an improvement of $0.1 billion from year-end 1996, and for commercial loans net of the allowance by $3.0 billion, which was unchanged from year-end 1996.

The improvement in estimated fair values in excess of carrying values of consumer loans primarily reflects the effects of restoring to the allowance a $0.4 billion reserve that had previously been attributed to securitized credit card receivables (as described on page 94) partially offset by a decline in the credit quality of loans in Asia. The estimated fair values in excess of carrying values of commercial loans were unchanged from year-end 1996 because the increases that were experienced in secondary market prices on certain loans and improved credit conditions on commercial real estate loans in North America were somewhat offset by a decline in the credit quality of commercial loans in Asia.

The estimated fair value of credit card securitizations was $0.3 billion less than their carrying value at December 31, 1997, which is $0.7 billion lower than December 31, 1996, when the estimated fair value exceeded the carrying value by $0.4 billion. This decrease is due to restoring to the allowance a $0.4 billion reserve that had previously been attributed to securitized credit card receivables as well as the effects of a lower interest rate environment on the fixed-rate investor certificates.

The estimated fair value of interest-bearing deposits and long-term debt reflects changes in market rates since the deposits were taken or the debt was issued.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

For all derivative and foreign exchange contracts in the previous tables, the gross difference between the fair value and carrying amount as of December 31, 1997 and 1996 was $1.9 billion and $1.4 billion, respectively, for contracts whose fair value exceeds carrying value, and $0.8 billion and $0.9 billion for contracts whose carrying value exceeds fair value.

24.  Pledged Assets and Commitments

Pledged Assets

At December 31,1997, the approximate market values of securities sold under agreements to repurchase and other assets pledged, excluding the impact of FIN 41, or pledged by the Company was as follows:


In Millions of Dollars                                                                  1997
-------------------------------------------------------------------------------------------------
For securities sold under agreements to repurchase                                   $160,853
As collateral for securities borrowed of approximately equivalent value                59,216
As collateral on bank loans                                                             7,293
To clearing organizations or segregated under securities laws and regulations           2,165
For securities loaned                                                                  16,148
As collateral for letters of credit                                                     1,043
Other                                                                                   3,321
                                                                                    -------------
                                                                                     $250,039
-------------------------------------------------------------------------------------------------

At December 31, 1997 the Company had $2.7 billion of outstanding letters of credit from banks to satisfy various collateral and margin requirements.

Loan Commitments


In Billions of Dollars at Year-End                                                    1997       1996
---------------------------------------------------------------------------------------------------------
Unused commercial commitments to make or purchase loans, to purchase third-party
  receivables, and to provide note issuance or revolving underwriting facilities     $107.0     $ 89.9
---------------------------------------------------------------------------------------------------------
Unused credit card and other consumer revolving commitments                          $135.6    $ 126.5
---------------------------------------------------------------------------------------------------------

The majority of unused commitments are contingent upon customers maintaining specific credit standards. Commercial commitments generally have floating interest rates and fixed expiration dates and may require payment of fees. Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period. The table does not include commercial letters of credit issued on behalf of customers and collateralized by the underlying shipment of goods which totaled $5.8 billion at December 31, 1997 and $5.6 billion at December 31, 1996.

Loans Sold with Credit Enhancements


                                                     Amounts
                                          -------------------
In Billions of Dollars at Year-End          1997        1996                  Form of Credit Enhancement
---------------------------------------------------------------------------------------------------------
Residential mortgages and other loans                                                Recourse obligation
  sold with recourse (1)                    $8.1        $11.3              $4.7 in 1997 and $7.3 in 1996
---------------------------------------------------------------------------------------------------------
GNMA sales/servicing agreements (2)          1.0          1.0              Secondary recourse obligation
---------------------------------------------------------------------------------------------------------
Securitized credit card receivables         26.8         25.2           Net revenue over the life of the
                                                                                             transaction
---------------------------------------------------------------------------------------------------------

(1) Residential mortgages represent 92% of amounts in 1997 and 94% in 1996.
(2) Government National Mortgage Association sales/servicing agreements covering securitized residential mortgages.


Citigroup and its subsidiaries are obligated under various credit enhancements related to certain sales of loans or sales of participations in pools of loans, summarized above.

Net revenue on securitized credit card receivables is recognized over the life of each sale transaction. The net revenue is based upon the sum of finance charges and fees received from cardholders and interchange revenue earned on cardholder transactions, less the sum of the yield paid to investors, credit losses, transaction costs, and a contractual servicing fee, which is also retained by certain Citigroup subsidiaries as servicers. As specified in certain of the sale agreements, the net revenue collected each month is deposited in an account, up to a predetermined maximum amount, and is available over

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


the remaining term of that transaction to make payments of yield, fees, and transaction costs in the event that net cash flows from the receivables are not sufficient. When the account reaches the predetermined amount, net revenue is passed directly to the Citigroup subsidiary that sold the receivables. The amount contained in these accounts is included in Other assets and was $20 million at December 31, 1997 and $383 million at December 31, 1996. During 1997, Citigroup securitized and sold approximately $288 million of balances included in these accounts.

Citigroup maintains reserves relating to asset securitization programs. These reserves totaled $85 million at December 31, 1997 and $473 million at December 31, 1996. During 1997, Citigroup restored to the aggregate allowance for credit losses $373 million that had previously been attributed to credit card securitization transactions where the exposure to credit losses is contractually limited to the cash flows from the securitized receivables.

Financial Guarantees

Financial guarantees are used in various transactions to enhance the credit standing of Citigroup customers. They represent irrevocable assurances that Citigroup will make payment in the event that the customer fails to fulfill its obligations to third parties. Citicorp issues financial standby letters of credit which are obligations to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument, such as assuring payments by a foreign reinsurer to a U.S. insurer, to act as a substitute for an escrow account, to provide a payment mechanism for a customer's third-party obligations, and to assure payment of specified financial obligations of a customer. Fees are recognized ratably over the term of the standby letter of credit. The following table summarizes financial standby letters of credit issued by Citicorp. The table does not include securities lending indemnifications issued to customers, which are fully collateralized and totaled $9.8 billion at December 31, 1997 and $4.2 billion at December 31, 1996, and performance standby letters of credit.


                                                                               1997           1996
                                           ---------------------------------------------------------
                                           Expire Within   Expire After  Total Amount   Total Amount
In Billions of Dollars at Year-End                1 Year         1 Year   Outstanding    Outstanding
----------------------------------------------------------------------------------------------------
Insurance, surety                            $   2.0        $  5.4        $   7.4       $   7.7
Options, purchased securities,
  and escrow                                     0.8           0.2            1.0           0.9


Clean payment                                    1.2           0.3            1.5           1.5
Backstop state, county, and
   municipal securities                          0.4           0.3            0.7           0.7
Other debt related                               4.5           1.7            6.2           6.6
                                           ---------------------------------------------------------
Total (1)                                    $   8.9        $  7.9        $  16.8       $  17.4
----------------------------------------------------------------------------------------------------


(1) Total is net of cash collateral of $1.6 billion in 1997 and $1.5 billion in 1996. Collateral other than cash covered 21% of the total in 1997 and 20% in 1996.


In addition TAP underwrote insurance guaranteeing the securities of other issuers, primarily corporate and industrial revenue bond issuers. The aggregate gross amount of guarantees of principal and interest for such securities was $5.6 billion and $8.3 billion at December 31, 1997 and 1996, respectively. Reserves for the financial guarantee business, which includes reserves for defaults, incurred but not reported losses and unearned premiums, totaled $71 million at December 31, 1997 and 1996. It is not practicable to estimate a fair value for these financial guarantees because there is no quoted market price for such contracts, it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts, and TAP no longer writes such guarantees. Included in the gross amounts are financial guarantees representing TAP's participation in the Municipal Bond Insurance Association's guarantee of municipal bond obligations of $5.3 billion and $7.6 billion at December 31, 1997 and 1996, respectively. The bonds are generally rated A or above, and TAP's participation has been reinsured.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 1997, the scheduled maturities for these guarantees, net of TAP's participation in the municipal bond guarantee pools, are $6 million, $6 million, $8 million, $4 million and $310 million for 1998, 1999, 2000, 2001 and 2002 and thereafter, respectively.

Lease Commitments

Rental expense (principally for offices and computer equipment) was $1,030 million, $982 million and $952 million for the years ended December 31, 1997, 1996 and 1995, respectively.

Future minimum annual rentals under noncancellable leases, net of sublease income, are as follows:


In Millions of Dollars
--------------------------------------------------------------------------------
1998                                                       $  703
1999                                                          648
2000                                                          522
2001                                                          436
2002                                                          343
Thereafter                                                  1,596
                                                       -------------------------
                                                           $4,248
--------------------------------------------------------------------------------

The Company and certain of Salomon Smith Barney's subsidiaries together have an option to purchase the buildings presently leased for Salomon Smith Barney's executive offices and New York City operations at the expiration of the lease term.

Other Commitments

Salomon Smith Barney and a principal broker-dealer subsidiary have each provided a portion of a residual value guarantee in the amount of $586 million in connection with the lease of the buildings occupied by Salomon Smith Barney's executive offices and New York operations.

The Company makes commitments to fund partnership investments and transfers receivables to third parties with recourse from time to time. The off-balance sheet risks of these financial instruments were not significant at December 31, 1997 or 1996.

25.  Contingencies

In 1997, the Company reached an agreement to settle the arbitration with underwriters at Lloyd's of London (Lloyd's) and certain London companies in New York State to enforce reinsurance contracts with respect to recoveries for certain asbestos claims. The dispute involved the ability of the Company to aggregate asbestos claims under a market agreement between Lloyd's and the Company or under the applicable reinsurance treaties. The outcome of this agreement had no impact on earnings. With respect to environmental and asbestos property and casualty insurance claims, see Note 13.

In the ordinary course of business, the Company and/or its subsidiaries are defendants or co-defendants in various litigation matters, other than environmental and asbestos property and casualty insurance claims. Although there can be no assurances, the Company believes, based on information currently available, that the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on its results of operations, financial condition or liquidity.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


26.  Selected Quarterly Financial Data (unaudited)


                                                  1997                                                  1996
                            -------------------------------------------------     --------------------------------------------------
In Millions of Dollars,
Except Per Share Amounts          First       Second        Third       Fourth        First        Second        Third       Fourth
---------------------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ -----------
Total revenues                 $16,949       $17,773      $18,821      $18,763     $15,428       $16,298       $16,260      $17,115
Total revenues, net
  of interest expense           11,518        11,703       12,422       12,139      10,103        11,134        10,926       11,602
Total expenses                   8,560         8,626        9,917        9,929       7,310         8,850         8,283        8,598
Gain on sale of stock by
  subsidiary                        --            --           --           --          --           363            --           --
Income before income taxes
  and minority interest          2,958         3,077        2,505        2,210       2,793         2,647         2,643        3,004
Provision for income taxes       1,094         1,120          906          713       1,047           865           963        1,092
Minority interest, net of
  income taxes                      49            49           55           59          --           (44)           44           47
                            ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
Income from continuing
  operations                     1,815         1,908        1,544        1,438       1,746         1,826         1,636        1,865
Discontinued operations,
   net of income taxes              --            --           --           --         (34)           (7)            3         (296)
                            ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
Net income                      $1,815        $1,908       $1,544       $1,438      $1,712        $1,819        $1,639       $1,569
                            ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------

Basic earnings per share:

  Continuing operations          $0.77         $0.82        $0.66        $0.61      $ 0.74        $ 0.77        $ 0.68       $ 0.79
  Discontinued operations           --            --           --           --       (0.02)        (0.01)           --        (0.13)
                            ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
  Net income                     $0.77         $0.82        $0.66        $0.61      $ 0.72        $ 0.76        $ 0.68       $ 0.66
                            ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
Diluted earnings per
  share:

  Continuing operations          $0.74         $0.78        $0.63        $0.59      $ 0.69        $ 0.74        $ 0.66       $ 0.76
  Discontinued operations           --            --           --           --       (0.01)       (0.01)            --        (0.13)
                            ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
  Net income                     $0.74         $0.78        $0.63        $0.59      $ 0.68        $ 0.73        $ 0.66       $ 0.63
                            ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------
Common stock price per
 share:

  High                          $38.922      $44.078      $49.078      $57.375      $23.500       $22.875      $24.937      $31.667
  Low                           $29.172      $30.828      $42.000      $43.125      $19.000       $18.833      $19.375      $24.563
  Close                         $32.000      $42.047      $45.547      $53.875      $22.000       $22.812      $24.562      $30.250
Dividends per share of
  common stock                  $ 0.100      $ 0.100      $ 0.100      $ 0.100     $  0.075      $  0.075     $  0.075     $  0.075
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------- ------------ ------------


Due to changes in the number of average shares outstanding, quarterly earnings per share of common stock do not add to the totals for the years. The above information has been restated to reflect the stock split as discussed in Note 1.

The selected quarterly financial data gives retroactive effect to the mergers with Citicorp (Note 1) and Salomon (Note 2) in transactions accounted for as pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if the companies had always been combined. As a result of the Salomon Merger, in the fourth quarter of 1997, Salomon Smith Barney recorded an after-tax restructuring charge of $496 million ($838 million pre-tax) primarily for severance and costs related to excess or unused office space, facilities and other assets. Additionally, the third quarter of 1997 includes a $550 million after-tax ($880 million pre-tax) restructuring charge related to Citicorp (Note 15).

FINANCIAL DATA SUPPLEMENT

AVERAGE BALANCES AND INTEREST RATES, Taxable Equivalent Basis (1) (2) (3)


                                                                                                   Citigroup Inc. and Subsidiaries
                                                    Average Volume       Interest Revenue/Expense            % Average Rate
                                      ----------------------------------------------------------------------------------------------
In Millions of Dollars                    1997      1996      1995       1997      1996      1995    1997    1996       1995
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents
In U.S. offices                         $  2,416  $  1,847  $  1,540   $    --   $     1    $   --      --    0.05        --
In offices outside the U.S. (4)            1,114     1,568     2,016        16        19        33    1.44    1.21      1.64
                                        ----------------------------------------------------------
     Total                                 3,530     3,415     3,556        16        20        33    0.45    0.59      0.93
                                        ----------------------------------------------------------
Deposits at interest with banks (4)       14,003    12,559    11,288       995       858       770    7.11    6.83      6.82
                                        ----------------------------------------------------------
Investments
At cost/lower of cost or market
   In U.S. offices - taxable                  --        --     1,460        --        --        96      --      --      6.58
   In offices outside the U.S. (4)            --        --     3,090        --        --       236      --      --      7.64
                                        ----------------------------------------------------------
     Total                                    --        --     4,550        --        --       332      --      --      7.30
                                        ----------------------------------------------------------
At fair value
   In U.S. offices
     Taxable                              57,661    48,415    35,893     3,828     3,265     2,147    6.64    6.74      5.98
     Exempt from U.S. income tax           8,613     6,383     5,432       724       556       519    8.41    8.71      9.55
   In offices outside the U.S. (4)        20,729    15,189     8,465     1,661     1,342       879    8.01    8.84     10.38
                                        ----------------------------------------------------------
     Total                                87,003    69,987    49,790     6,213     5,163     3,545    7.14    7.38      7.12
                                        ----------------------------------------------------------
     Total investments                    87,003    69,987    54,340     6,213     5,163     3,877    7.14    7.38      7.13
                                        ----------------------------------------------------------
Federal funds sold and securities
  borrowed or purchased under
  agreements to resell

In U.S. offices                           76,034    68,171    72,735     5,326     4,257     4,385    7.00    6.24      6.03
In offices outside the U.S. (4)           51,074    37,825    19,938     2,527     2,094     2,043    4.95    5.54     10.25
                                        ----------------------------------------------------------
     Total                               127,108   105,996    92,673     7,853     6,351     6,428    6.18    5.99      6.94
                                        ----------------------------------------------------------
Brokerage receivables

In U.S. offices                            7,643     7,341     9,485       857       645       615   11.21    8.79      6.48
In offices outside the U.S. (4)            5,934     4,668     2,827        73        37        94    1.23    0.79      3.33
                                        ----------------------------------------------------------
     Total                                13,577    12,009    12,312       930       682       709    6.85    5.68      5.76
                                        ----------------------------------------------------------
Trading account assets (5) (6)

In U.S. offices                           80,751    73,826    64,809     2,899     2,620     2,888    3.59    3.55      4.46
In offices outside the U.S. (4)           75,563    59,959    62,786     2,160     2,087     3,007    2.86    3.48      4.79
                                        ----------------------------------------------------------
     Total                               156,314   133,785   127,595     5,059     4,707     5,895    3.24    3.52      4.62
                                        ----------------------------------------------------------
Loans (net of unearned income) (7)

Consumer loans

   In U.S. offices                        65,339    61,683    57,957     7,213     6,912     6,726   11.04   11.21     11.61
   In offices outside the U.S. (4)        51,274    51,282    48,811     6,308     6,489     6,251   12.30   12.65     12.81
                                        ----------------------------------------------------------
     Total consumer loans                116,613   112,965   106,768    13,521    13,401    12,977   11.59   11.86     12.15
                                        ----------------------------------------------------------
Commercial loans
   In U.S. offices

     Commercial and industrial            10,484     8,927     9,982       905       827       883    8.63    9.26      8.85
     Mortgage and real estate              6,386     8,268    10,284       678       748       853   10.62    9.05      8.29
     Loans to financial institutions         499       481       426        48        41        20    9.62    8.52      4.69
     Lease financing                       3,048     3,219     3,198       205       211       231    6.73    6.55      7.22
    In offices outside the U.S. (4)       50,791    43,387    37,921     5,411     4,867     4,405   10.65   11.22     11.62
                                        ----------------------------------------------------------
     Total commercial loans               71,208    64,282    61,811     7,247     6,694     6,392   10.18   10.41     10.34
                                        ----------------------------------------------------------
     Total loans                         187,821   177,247   168,579    20,768    20,095    19,369   11.06   11.34     11.49
                                        ----------------------------------------------------------
Other interest-earning assets             20,348    16,973    17,583       511       117       222    2.51    0.69      1.26
                                        ----------------------------------------------------------

Total interest-earning assets            609,704   531,971   487,926  $ 42,345  $ 37,993  $ 37,303    6.95    7.14      7.65
                                                                      --------------------------------------------------------------
Non-interest-earning assets (5)           68,616    59,819    61,328
                                        ----------------------------
Total assets                            $678,320  $591,790  $549,254
------------------------------------------------------------------------------------------------------------------------------------

(1) The taxable equivalent adjustment is based on the U.S. federal statutory tax rate of 35%.

(2) Interest rates and amounts include the effects of risk management activities associated with the respective asset and liability categories. See Note 21.

(3) For certain amounts associated with Travelers, monthly or quarterly averages have been used as daily averages are unavailable.

(4) Average rates reflect prevailing local interest rates including inflationary effects and monetary correction in certain countries.

(5) The fair value carrying amounts of derivative and foreign exchange contracts are reported in non-interest earning assets and other non-interest bearing liabilities.

(6) Interest expense on trading account liabilities of Salomon Smith Barney is reported as a reduction of interest revenue.

(7)  Includes cash-basis loans.

(8) Savings deposits consist of Insured Money Market Rate accounts, NOW accounts, and other savings deposits.

(9) Includes allocations for capital and funding costs based on the location of the asset.

--------------------------------------------------------------------------------

FINANCIAL DATA SUPPLEMENT

AVERAGE BALANCES AND INTEREST RATES, Taxable Equivalent Basis (1) (2) (3)


                                                                                                   Citigroup Inc. and Subsidiaries
                                                    Average Volume       Interest Revenue/Expense                   % Average Rate
                                      ----------------------------------------------------------------------------------------------
In Millions of Dollars                    1997      1996      1995        1997      1996       1995    1997    1996     1995
------------------------------------------------------------------------------------------------------------------------------------
Liabilities
Deposits
In U.S. offices
   Savings deposits (8)               $ 27,149    $ 25,927  $ 24,715   $    811  $    756   $    758   2.99     2.92    3.07
   Other time deposits                  12,302      12,556    11,756        610       782        741   4.96     6.23    6.30
In offices outside the U.S. (4)        128,546     116,565   110,236      8,192     7,436      7,403   6.37     6.38    6.72
                                      --------------------------------------------------------------
     Total                             167,997     155,048   146,707      9,613     8,974      8,902   5.72     5.79    6.07
                                      --------------------------------------------------------------
Investment banking and brokerage
  borrowings
In U.S. offices                          8,259       5,869     5,457        543       382        379   6.57     6.51    6.95
In offices outside the U.S. (4)          3,369       3,482     4,835        104        56        370   3.09     1.61    7.65
                                      --------------------------------------------------------------
     Total                              11,628       9,351    10,292        647       438        749   5.56     4.68    7.28
                                      --------------------------------------------------------------
Short-term borrowings
In U.S. offices                          7,663       6,267     6,587        578       525        546   7.54     8.38    8.29
In offices outside the U.S. (4)          5,101       3,672     3,191        713       628        760  13.98    17.10   23.82
                                      --------------------------------------------------------------
     Total                              12,764       9,939     9,778      1,291     1,153      1,306  10.11    11.60   13.36
                                      --------------------------------------------------------------
Long-term debt

In U.S. offices                         41,394      38,154    36,980      2,568     2,447      2,692   6.20     6.41    7.28
In offices outside the U.S. (4)          4,448       4,356     3,492        412       426        368   9.26     9.78   10.54
                                      --------------------------------------------------------------
     Total                              45,842      42,510    40,472      2,980     2,873      3,060   6.50     6.76    7.56
                                      --------------------------------------------------------------
Federal funds purchased and
  securities loaned or sold under
  agreements to repurchase

In U.S. offices                         85,817      77,026    85,161      6,251     4,897      5,260   7.28     6.36    6.18
In offices outside the U.S. (4)         55,321      38,524    36,406      2,969     2,420      2,244   5.37     6.28    6.16
                                      --------------------------------------------------------------
     Total                             141,138     115,550   121,567      9,220     7,317      7,504   6.53     6.33    6.17
                                      --------------------------------------------------------------
Brokerage payables
In U.S. offices                          6,103       5,962     7,473        155        69         89   2.54     1.16    1.19
In offices outside the U.S. (4)          5,394       4,847     2,884         57        55         40   1.06     1.13    1.39
                                      --------------------------------------------------------------
     Total                              11,497      10,809    10,357        212       124        129   1.84     1.15    1.25
                                      --------------------------------------------------------------
Trading account liabilities (5) (6)
In U.S. offices                         52,168      48,222    35,509        147       157        205   0.28     0.33    0.58
In offices outside the U.S. (4)         46,335      35,705    22,633        178       175        324   0.38     0.49    1.43
                                      --------------------------------------------------------------
     Total                              98,503      83,927    58,142        325       332        529   0.33     0.40    0.91
                                      --------------------------------------------------------------
Other interest-bearing liabilities      18,025      15,614    15,331       --          54        211     --     0.35    1.38
                                      ------------------------------
Total interest-bearing liabilities     507,394     442,748   412,646     24,288    21,265     22,390   4.79     4.80    5.43
                                                                      ------------------------------------------------------
Demand deposits in U.S. offices         11,166      12,368    11,636
Other non-interest-bearing
  liabilities (5)                      116,282      98,640    91,238
                                      ------------------------------
Total liabilities                      634,842     553,756   515,520
                                      ------------------------------
ESOP preferred stock                       138         151       157
Redeemable preferred stock                 403         543       691

Mandatorily redeemable preferred
  securities of subsidiary trusts        2,958         937        --        236        71         --   7.98     7.58      --

Total stockholders' equity              39,979      36,403    32,886
                                      --------------------------------------------------------------
Total liabilities and stockholders'
equity                                $678,320    $591,790  $549,254   $ 24,524  $ 21,336   $ 22,390
----------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE AS A
PERCENTAGE OF AVERAGE
INTEREST-EARNING ASSETS

In U.S. offices (9)                   $339,198    $305,596  $290,835   $ 10,675  $  9,654   $  7,990   3.15     3.16    2.75
In offices outside the U.S. (9)        270,506     226,375   197,091      7,146     7,003      6,923   2.64     3.09    3.51
                                      --------------------------------------------------------------
Total                                 $609,704    $531,971  $487,926   $ 17,821  $ 16,657   $ 14,913   2.92     3.13    3.06
----------------------------------------------------------------------------------------------------------------------------

(1) The taxable equivalent adjustment is based on the U.S. federal statutory tax rate of 35%.

(2) Interest rates and amounts include the effects of risk management activities associated with the respective asset and liability categories. See Note 21.

(3) For certain amounts associated with Travelers, monthly or quarterly averages have been used as daily averages are unavailable.

(4) Average rates reflect prevailing local interest rates including inflationary effects and monetary correction in certain countries.

(5) The fair value carrying amounts of derivative and foreign exchange contracts are reported in non-interest earning assets and other non-interest bearing liabilities.

(6) Interest expense on trading account liabilities of Salomon Smith Barney is reported as a reduction of interest revenue.


(7)   Includes cash-basis loans.

(8) Savings deposits consist of Insured Money Market Rate accounts, NOW accounts, and other savings deposits.

(9) Includes allocations for capital and funding costs based on the location of the asset.

--------------------------------------------------------------------------------

  ANALYSIS OF CHANGES IN NET INTEREST REVENUE


                                                                                                 Citigroup Inc. and Subsidiaries
  -------------------------------------------------------------------------------------------------------------------------------
  Taxable Equivalent Basis (1)                                              1997 vs. 1996                          1996 vs. 1995
  -------------------------------------------------------------------------------------------------------------------------------
                                                             Increase (Decrease)                    Increase (Decrease)
                                                               Due to Change In:                      Due to Change In:
                                                            ---------------------                 ----------------------
                                                              Average    Average       Net           Average    Average     Net
  In Millions of Dollars                                       Volume       Rate     Change(2)        Volume       Rate  Change(2)
  --------------------------------------------------------------------------------------------    ---------------------------------
 Cash and cash equivalents
 In U.S. offices                                              $    --     $    (1)    $    (1)    $    --     $     1     $     1
 In offices outside the U.S. (3)                                   (6)          3          (3)         (6)         (8)        (14)
                                                              -------------------------------     --------------------------------
  Total                                                            (6)          2          (4)         (6)         (7)        (13)
                                                              -------------------------------     --------------------------------
 Deposits at interest with banks (3)                              102          35         137          87           1          88
                                                              -------------------------------     --------------------------------
 Investments
 In U.S. offices                                                  789         (58)        731         824         235       1,059
 In offices outside the U.S. (3)                                  453        (134)        319         327        (100)        227
                                                              -------------------------------     --------------------------------
   Total                                                        1,242        (192)      1,050       1,151         135       1,286
                                                              -------------------------------     --------------------------------
 Federal funds sold and securities borrowed or purchased
   under agreements to repurchase

 In U.S. offices                                                  520         549       1,069        (281)        153        (128)
 In offices outside the U.S. (3)                                  674        (241)        433       1,275      (1,224)         51
                                                              -------------------------------     --------------------------------
   Total                                                        1,194         308       1,502         994      (1,071)        (77)
                                                              -------------------------------     --------------------------------
 Brokerage receivables
 In U.S. offices                                                   27         185         212        (158)        188          30
 In offices outside the U.S. (3)                                   12          24          36          40         (97)        (57)
                                                              -------------------------------     --------------------------------
   Total                                                           39         209         248        (118)         91         (27)
                                                              -------------------------------     --------------------------------
 Trading account assets (4)
 In U.S. offices                                                  248          31         279         368        (636)       (268)
 In offices outside the U.S. (3)                                  486        (413)         73        (130)       (790)       (920)
                                                              -------------------------------     --------------------------------
   Total                                                          734        (382)        352         238      (1,426)     (1,188)
                                                              -------------------------------     --------------------------------
 Loans--consumer
 In U.S. offices                                                  405        (104)        301         423        (237)        186
 In offices outside the U.S. (3)                                   (1)       (180)       (181)        313         (75)        238
                                                              -------------------------------     --------------------------------
   Total                                                          404        (284)        120         736        (312)        424
                                                              -------------------------------     --------------------------------
 Loans--commercial
 In U.S. offices                                                  (42)         51           9        (258)         98        (160)
 In offices outside the U.S. (3)                                  798        (254)        544         617        (155)        462
                                                              -------------------------------     --------------------------------
   Total                                                          756        (203)        553         359         (57)        302
                                                              -------------------------------     --------------------------------
     Total loans                                                1,160        (487)        673       1,095        (369)        726
                                                              -------------------------------     --------------------------------
 Other interest-earning assets                                     28         366         394          (7)        (98)       (105)
                                                              -------------------------------     --------------------------------
 Total interest revenue                                         4,493        (141)      4,352       3,434      (2,744)        690
                                                              -------------------------------     --------------------------------
 Deposits
 In U.S. offices                                                   38        (155)       (117)         81         (42)         39
 In offices outside the U.S. (3)
                                                                  763          (7)        756         414        (381)         33
                                                              -------------------------------     --------------------------------
   Total                                                          801        (162)        639         495        (423)         72
                                                              -------------------------------     --------------------------------
 Investment banking and brokerage borrowings
 In U.S. offices                                                  157           4         161          28         (25)          3
 In offices outside the U.S. (3)                                   (2)         50          48         (83)       (231)       (314)
                                                              -------------------------------     --------------------------------
   Total                                                          155          54         209         (55)       (256)       (311)
                                                              -------------------------------     --------------------------------
 Short-term borrowings
 In U.S. offices                                                  109         (56)         53         (27)          6         (21)
 In offices outside the U.S. (3)                                  214        (129)         85         104        (236)       (132)
                                                              -------------------------------     --------------------------------
   Total                                                          323        (185)        138          77        (230)       (153)
                                                              -------------------------------     --------------------------------
 Long-term debt

 In U.S. offices                                                  203         (82)        121          83        (328)       (245)
 In offices outside the U.S. (3)                                    9         (23)        (14)         86         (28)         58
                                                              -------------------------------     --------------------------------
   Total                                                          212        (105)        107         169        (356)       (187)
                                                              -------------------------------     --------------------------------
 Federal funds purchased and securities loaned or sold
   under agreements to repurchase

 In U.S. offices                                                  595         759       1,354        (513)        150        (363)
 In offices outside the U.S. (3)                                  940        (391)        549         132          44         176
                                                              -------------------------------     --------------------------------
   Total                                                        1,535         368       1,903        (381)        194        (187)
                                                              -------------------------------     --------------------------------
 Brokerage payables
 In U.S. offices                                                    2          84          86         (17)         (3)        (20)
 In offices outside the U.S. (3)                                    6          (4)          2          23          (8)         15
                                                              -------------------------------     --------------------------------
   Total                                                            8          80          88           6         (11)         (5)
                                                              -------------------------------     --------------------------------
 Trading account liabilities (4)

 In U.S. offices                                                   12         (22)        (10)         59        (107)        (48)
 In offices outside the U.S. (3)                                   46         (43)          3         130        (279)       (149)
                                                              -------------------------------     --------------------------------
   Total                                                           58         (65)         (7)        189        (386)       (197)
                                                              -------------------------------     --------------------------------
 Other interest-bearing liabilities                                 7         (61)        (54)          3        (160)       (157)
                                                              -------------------------------     --------------------------------
 Mandatorily redeemable preferred securities of subsidiary
   trusts                                                         161           4         165          71        --            71
                                                              -------------------------------     --------------------------------
 Total interest expense                                         3,260         (72)      3,188         574      (1,628)     (1,054)
                                                              -------------------------------     --------------------------------
 Net interest revenue                                         $ 1,233     $   (69)    $ 1,164     $ 2,860     $(1,116)    $ 1,744
-----------------------------------------------------------------------------------------------------------------------------------

(1) The taxable equivalent adjustment is based on the U.S. federal statutory tax rate of 35%.

(2) Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total "net change."

(3) Changes in average rates reflect changes in prevailing local interest rates including inflationary effects and monetary correction in certain countries.

(4) Interest expense on trading account liabilities of Salomon Smith Barney is reported as a reduction of interest revenue.

RATIOS


                                                                                        1997              1996             1995
 -----------------------------------------------------------------------------------------------------------------------------------
 Net income to average assets                                                          0.99%             1.14%            1.05%
 Return on common stockholders' equity (1)                                            17.49%            19.42%           18.88%
 Return on total stockholders' equity (2)                                             16.70%            18.41%           17.36%
 Total average equity to average assets                                                5.89%             6.15%            5.99%
 Dividends declared per common share as a percentage of income per common
   share, assuming dilution (3)                                                          14.6%             11.1%            11.9%
 -----------------------------------------------------------------------------------------------------------------------------------

(1) Based on income less total preferred stock dividends as a percentage of average common stockholders' equity.

(2) Based on net income less redeemable preferred stock dividends as a percentage of average total stockholders' equity.

(3) Dividend amounts represent Travelers' historical dividends per common share.

LOANS OUTSTANDING


  In Millions of Dollars at Year-End           1997         1996           1995         1994           1993
------------------------------------------------------------------------------------------------------------------
  Consumer Loans
  In U.S. offices
     Mortgage and real estate               $  28,084     $  27,173     $  25,862     $  24,231     $  25,704
     Installment, revolving credit, and
       other                                   42,022        41,200        37,067        33,918        26,437
     Lease financing                             --            --            --              32           152
                                            -----------------------------------------------------------------
                                               70,106        68,373        62,929        58,181        52,293
                                            -----------------------------------------------------------------
  In offices outside the U.S.
     Mortgage and real estate                  17,685        18,379        18,240        16,830        13,908
     Installment, revolving credit, and
       other                                   32,179        33,905        32,521        29,303        25,355
     Lease financing                              544           754           765           732           672
                                            -----------------------------------------------------------------
                                               50,408        53,038        51,526        46,865        39,935
                                            -----------------------------------------------------------------
                                              120,514       121,411       114,455       105,046        92,228
  Unearned income                              (1,417)       (1,532)       (1,606)       (1,583)       (1,555)
                                            -----------------------------------------------------------------
  Consumer loans-- net                        119,097       119,879       112,849       103,463        90,673
                                            -----------------------------------------------------------------
  Commercial Loans
  In U.S. offices
     Commercial and industrial                 11,234         8,747         9,509        10,236         8,969
     Mortgage and real estate                   5,960         6,789         8,729        11,032        14,805
     Loans to financial institutions              371         1,035           365           297           269
     Lease financing                            3,087         3,017         3,239         3,271         3,541
                                            -----------------------------------------------------------------
                                               20,652        19,588        21,842        24,836        27,584
                                            -----------------------------------------------------------------
  In offices outside the U.S.
     Commercial and industrial                 47,417        36,901        32,966        27,120        23,624
     Mortgage and real estate                   1,651         1,815         1,901         1,995         2,201
     Loans to financial institutions            6,480         4,837         4,229         3,263         3,123
     Governments and official institutions      2,376         2,252         2,180         3,265         4,807
     Lease financing                            1,092         1,294         1,098           934           800
                                            -----------------------------------------------------------------
                                               59,016        47,099        42,374        36,577        34,555
                                            -----------------------------------------------------------------
                                               79,668        66,687        64,216        61,413        62,139
  Unearned income                                (159)         (110)         (169)         (177)         (161)
                                            -----------------------------------------------------------------
  Commercial loans-- net                       79,509        66,577        64,047        61,236        61,978
                                            -----------------------------------------------------------------
  Total loans-- net of unearned income        198,606       186,456       176,896       164,699       152,651
  Allowance for credit losses (1)              (6,137)       (5,743)       (5,561)       (5,337)       (4,547)
                                            -----------------------------------------------------------------
  Total Loans -- net of unearned income
      and allowance for credit losses       $ 192,469     $ 180,713     $ 171,335     $ 159,362     $ 148,104
-------------------------------------------------------------------------------------------------------------


(1) See Note 11 on page 94 regarding the change in the apportionment and display of the aggregate allowance for credit losses in 1997.

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES


                                                        Due   Over 1 but
                                                     Within       Within      Over
In Millions of Dollars at Year-End                   1 Year      5 Years   5 Years    Total
---------------------------------------------------------------------------------------------
Maturities of the gross commercial loan portfolio
In U.S. offices
  Commercial and industrial loans                    $ 4,203    $ 5,127    $ 1,904    $11,234
  Mortgage and real estate                             1,121      2,537      2,302      5,960
  Loans to financial institutions                        152        178         41        371
  Lease financing                                        893      1,398        796      3,087
In offices outside the U.S.                           43,924     10,273      4,819     59,016
                                                     ----------------------------------------
Total commercial loan portfolio                      $50,293    $19,513    $ 9,862    $79,668
---------------------------------------------------------------------------------------------
Sensitivity of loans due after one year to
changes in interest rates (1)
  Loans at predetermined interest rates                         $ 4,069    $ 2,338
  Loans at floating or adjustable interest rates                 13,922      5,859
                                                                ------------------
Total                                                           $17,991    $ 8,197
---------------------------------------------------------------------------------------------

(1) Based on contractual terms. Repricing characteristics may effectively be modified from time to time using derivative contracts. See Note 21.

--------------------------------------------------------------------------------

CASH-BASIS, RENEGOTIATED, AND PAST DUE LOANS (1)


In Millions of Dollars at Year-End                                   1997      1996       1995      1994       1993
--------------------------------------------------------------------------------------------------------------------
Commercial Cash-Basis Loans
Collateral dependent (at lower of cost or collateral value) (2) $     258   $   263    $   779    $1,347     $2,704
Other (3)                                                             806       642        755       770      1,970
                                                                ----------------------------------------------------
Total                                                            $  1,064   $   905     $1,534    $2,117     $4,674
--------------------------------------------------------------------------------------------------------------------
Commercial Cash-Basis Loans
In U.S. offices                                                 $     296   $   292    $   925    $1,547     $2,841
In offices outside the U.S. (3)                                       768       613        609       570      1,833
                                                                ----------------------------------------------------
Total                                                            $  1,064   $   905     $1,534    $2,117     $4,674
--------------------------------------------------------------------------------------------------------------------
Commercial Renegotiated Loans
In U.S. offices                                                 $      20   $   264    $   309   $   563    $   641
In offices outside the U.S.                                            39        57        112       155         67
                                                                ----------------------------------------------------
Total                                                           $      59   $   321    $   421   $   718    $   708
--------------------------------------------------------------------------------------------------------------------
Consumer Loans on which Accrual of Interest had been Suspended
In U.S. offices (4)                                              $    967    $1,184     $1,466    $1,586     $2,004
In offices outside the U.S.                                           993     1,071      1,247     1,066        948
                                                                ----------------------------------------------------
Total                                                             $ 1,960    $2,255     $2,713    $2,652     $2,952
--------------------------------------------------------------------------------------------------------------------
Accruing Loans 90 or More Days Delinquent (5)
In U.S. offices (4)                                              $    606   $   696    $   499   $   415    $   635
In offices outside the U.S.                                           467       422        498       460        421
                                                                ----------------------------------------------------

Total                                                             $ 1,073    $1,118    $   997   $   875     $1,056
--------------------------------------------------------------------------------------------------------------------

(1) For a discussion of risks in the consumer loan portfolio, see pages 19-22 and 29-30, and of commercial cash-basis loans, see page 23.

(2) A cash-basis loan is defined as collateral dependent when repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment, in which case the loans are written down to the lower of cost or collateral value.

(3) Includes foreign currency derivative contracts with a balance sheet credit exposure of $59 million at December 31, 1997 for which the recognition of revaluation gains has been suspended.

(4) Excludes $11 million of consumer loans on which accrual of interest had been suspended and $27 million of accruing loans 90 or more days delinquent related to loans held for sale at December 31, 1997.

(5) Includes consumer loans of $1.0 billion, $1.0 billion, $951 million, $828 million, and $802 million at December 31, 1997, 1996, 1995, 1994, and 1993, respectively, of which $240 million, $239, million, $208 million, $150 million, and $114 million, respectively, are government-guaranteed student loans.

OTHER REAL ESTATE OWNED (OREO) AND ASSETS PENDING DISPOSITION (1)


In Millions of Dollars at Year-End    1997      1996       1995      1994       1993
------------------------------------------------------------------------------------------
Consumer OREO                         $ 275     $   459    $  535    $  577     $  748
Commercial OREO                         461         614       625       958      1,637
                                      ------------------------------------------------
Total                                 $ 736     $ 1,073    $1,160    $1,535     $2,385
--------------------------------------------------------------------------------------
Assets Pending Disposition (2)        $  96     $   160    $  205    $  195     $  429
--------------------------------------------------------------------------------------

(1) Carried at lower of cost or collateral value.

(2) Represents consumer residential mortgage loans that have a high probability of foreclosure.

FOREGONE INTEREST REVENUE ON LOANS(1)

                                                                                                 In U.S     In Non-U.S.        1997
In Millions of Dollars                                                                          Offices         Offices       Total
------------------------------------------------------------------------------------------------------------------------------------
Interest revenue that would have been accrued at original contractual rates (2)                   $162          $260          $422
Amount recognized as interest revenue (2)                                                           89            65           154
                                                                                          ------------------------------------------
Foregone interest revenue                                                                         $ 73          $195          $268
------------------------------------------------------------------------------------------------------------------------------------

(1) Relates to commercial cash-basis and renegotiated loans and consumer loans on which accrual of interest had been suspended.

(2) Interest revenue in offices outside the U.S. may reflect prevailing local interest rates, including the effects of inflation and monetary correction in certain countries.

DETAILS OF CREDIT LOSS EXPERIENCE


In Millions of Dollars at Year-End                                                1997(1)    1996       1995      1994       1993
------------------------------------------------------------------------------------------------------------------------------------
Aggregate allowance for credit losses at beginning of year                        $5,743    $5,561     $5,337    $4,547     $4,028
                                                                                ----------------------------------------------------

Provision for credit losses                                                        2,197     2,200      2,176     2,034      2,737

Gross credit losses
Consumer (2)
In U.S. offices                                                                    1,731     1,555      1,339     1,284      1,411
In offices outside the U.S.                                                          868       876        825       594        504
Commercial
Mortgage and real estate
     In U.S. offices                                                                  21        27        118       200        333
     In offices outside the U.S.                                                      47        32         25        48        132
Governments and official institutions in offices outside the U.S.                      -         -         37         -        131
Loans to financial institutions  in offices outside the U.S.                           7        12         11         -          9
Commercial and industrial

     In U.S. offices                                                                  13        36         48        57        148
     In offices outside the U.S.                                                     109       159        137        64        175
                                                                                ----------------------------------------------------
                                                                                   2,796     2,697      2,540     2,247      2,843
                                                                                ----------------------------------------------------
Credit recoveries
Consumer (2)

In U.S. offices                                                                      270       254        258       239        230
In offices outside the U.S.                                                          234       216        187       147        132
Commercial
Mortgage and real estate

     In U.S. offices                                                                  47        88         26        15         48
     In offices outside the U.S.                                                       7         8         21         8          8
Governments and official institutions in offices outside the U.S.                     36        81         52       240         42
Loans to financial institutions in offices outside the U.S.                           17         1          1         3         22
Commercial and industrial

     In U.S. offices                                                                  60        46         82        64         54
     In offices outside the U.S.                                                      54        44         46       248        105
                                                                                ----------------------------------------------------
                                                                                     725       738        673       964        641
                                                                                ----------------------------------------------------
Net credit losses

In U.S. offices                                                                    1,388     1,230      1,139     1,223      1,560
In offices outside the U.S.                                                          683       729        728        60        642
                                                                                ----------------------------------------------------
                                                                                   2,071     1,959      1,867     1,283      2,202
                                                                                ----------------------------------------------------
Other-net (3)                                                                        368       (59)       (85)       39        (16)

                                                                                ----------------------------------------------------
Aggregate allowance for credit losses at end of year                               6,237     5,743      5,561     5,337      4,547
Reserves for securitization activities                                                85       473        486       422        527
                                                                                ----------------------------------------------------
Total credit loss reserves                                                        $6,322    $6,216     $6,047    $5,759     $5,074
------------------------------------------------------------------------------------------------------------------------------------
Net consumer credit losses                                                        $2,095    $1,961     $1,719    $1,492     $1,553
As a percentage of average consumer loans                                           1.80      1.74       1.61      1.60       1.78

Net commercial credit (recoveries) losses                                            (24)       (2)       148      (209)       649
As a percentage of average commercial loans                                           NM        NM        0.24       NM        1.10
------------------------------------------------------------------------------------------------------------------------------------

(1) See Note 11 on page 94 regarding the change in the apportionment and display of the aggregate allowance for credit losses in 1997.
(2) Consumer credit losses and recoveries primarily relate to revolving credit and installment loans.
(3) Primarily includes net transfers from (to) the reserves for securitization activities and foreign currency translation effects.

NM Not Meaningful

CITIGROUP CROSS BORDER OUTSTANDINGS AND COMMITMENTS

The following table presents total cross-border outstandings and commitments on a regulatory basis in accordance with Federal Financial Institutions Examination Council (FFIEC) guidelines. Total cross-border outstandings include cross-border claims on third parties as well as investments in and funding of local franchises. See page 53 for a listing of Citicorp's cross-border outstandings and commitments at December 31, 1997, 1996 and 1995.


                                          Cross-Border Claims on                                     Investments   Total
                                                   Third Parties  Trading and Short-Term Claims (1)    in and      Cross-
                           -------------------------------------  ----------------------------------   Funding     Border
 In Billions of Dollars                                                                                of Local   Outstand  Commit-
 at December 31, 1997      Banks     Public    Private    Total     SSB    Citicorp    Insurance     Franchises     -ings   ments(2)
------------------------------------------------------------------------------------------------------------------------------------
Countries with total cross-border outstandings in excess of 1% of Citigroup's total assets at December 31, 1997 were:
 Italy                       $0.9     $12.0       $0.5    $13.4    $12.5     $0.8         $-            $2.5        $15.9     $0.5
 Germany                      2.4      10.6        0.8     13.8     11.1      2.3          -             1.3         15.1      1.7
 Japan                        3.1       7.5        2.1     12.7      9.4      2.8          -               -         12.7      1.1
 France                       2.0       5.8        1.5      9.3      6.1      2.7          -             0.2          9.5      0.6
 Brazil                       0.5       3.4        2.0      5.9      2.8      1.3          -             1.4          7.3      0.1

 Countries with total cross-border outstandings between 0.75% and 1.0% of Citigroup's total assets at December 31, 1997 were:

 United Kingdom               2.2       0.5        3.8      6.5      0.3      3.3        0.1               -          6.5      7.8
 Mexico                        -        5.0        1.0      6.0      3.2      1.0        0.1             0.4          6.4      0.6
 Spain                        0.5       3.3        0.4      4.2      3.7      0.4          -             1.8          6.0      0.4
 Sweden                       0.7       4.1        1.0      5.8      4.5      1.0          -             0.1          5.9      0.7
------------------------------------------------------------------------------------------------------------------------------------

(1) Included in total cross-border claims on third parties. SSB refers to Salomon Smith Barney. Insurance includes Life Insurance Services and Property and Casualty Insurance Services.

(2) Commitments (not included in total cross-border outstandings) include legally binding cross-border letters of credit and other commitments and contingencies.
-------------------------------------------------------------------------------

Trading and short-term claims (included in total cross-border claims on third parties) include cross-border debt and equity securities in the trading account, resale agreements, trade finance receivables, net revaluation gains on foreign exchange and derivative contracts, and other claims with a maturity of less than one year. Under resale agreements, the counterparty has the legal obligation for repayment; however, for purposes of the above table, resale agreements are reported based on the domicile of the issuer of the securities that are held as collateral, as required by FFIEC guidelines. A substantial portion of resale agreements are with investment grade counterparties in the G-7 countries (Canada, France, Germany, Italy, Japan, United Kingdom, and the United States).

AVERAGE DEPOSIT LIABILITIES IN OFFICES OUTSIDE THE U.S. (1)

 In Millions of Dollars at Year-End                             1997                         1996                            1995
----------------------------------------------------------------------------------------------------------------------------------
                                                          % Average                      % Average                       % Average
                                              Average      Interest          Average      Interest           Average      Interest
                                              Balance        Rate            Balance          Rate           Balance          Rate
----------------------------------------------------------------------------------------------------------------------------------
 Banks (2)                                  $  15,326         7.33       $  10,528          8.44         $  12,777          8.18
 Other demand deposits                         31,833         2.99          28,801          3.27            25,569          3.52
 Other time and savings deposits (2)           90,610         6.75          85,176          6.58            79,157          6.89
                                         -------------                -------------                   -------------
 Total                                       $137,769         5.95        $124,505          5.97          $117,503          6.30
----------------------------------------------------------------------------------------------------------------------------------

(1) Interest rates and amounts include the effects of risk management activities, and also reflect the impact of the local interest rates prevailing in certain countries. See Note 21.

(2) Primarily consists of time certificates of deposit and other time deposits in denominations of $100,000 or more.
-------------------------------------------------------------------------------

TIME DEPOSITS IN U.S. OFFICES
MATURITY PROFILE


                                                                         Under         Over 3 to        Over 6 to         Over
In Millions of Dollars ($100,000 or more) at Year-End 1997            3 Months          6 Months        12 Months      12 Months
--------------------------------------------------------------------------------------------------------------------------------
Certificates of deposit                                                 $2,526          $403              $497             $306
Other time deposits                                                        497           125                44              229
--------------------------------------------------------------------------------------------------------------------------------

SHORT-TERM AND OTHER BORROWINGS (1)

                               Federal Funds Purchased                                                          Investment Banking
                             and Securities Sold Under                                                            and Brokerage
                              Agreements to Repurchase          Commercial Paper   Other Funds Borrowed (2)         Borrowings
                        -----------------------------------------------------------------------------------------------------------
In Millions of Dollars     1997       1996      1995    1997    1996      1995    1997      1996     1995    1997     1996     1995
-----------------------------------------------------------------------------------------------------------------------------------
Amounts outstanding
at year-end             $132,103  $113,567  $121,374   $5,920   $2,795   $3,101  $8,108  $6,958   $6,797  $11,464  $10,020  $11,249
Average outstanding
  during the year        141,138   115,550   121,567    4,366    3,898    3,528   8,398   6,041    6,250   11,628    9,351   10,292
Maximum month-end
  outstanding            170,110   136,806   142,501    6,090    4,372    4,529   9,949   6,958    7,383   13,174   10,020   13,726
-----------------------------------------------------------------------------------------------------------------------------------
Weighted-average
  interest rate
  During the year (3)      6.53%     6.33%     6.17%    5.57%    5.49%    5.93%  12.47%   15.54%   17.57%    5.56%    4.68%    7.28%
-----------------------------------------------------------------------------------------------------------------------------------


(1) Original maturities of less than one year.
(2) Rates reflect the impact of local interest rates prevailing in countries outside the United States.
(3) Interest rates include the effects of risk management activities. See Notes 12 and 21.
-------------------------------------------------------------------------------

                                                                      SCHEDULE I

                         Citigroup (Parent Company Only)
           Supplemental Condensed Financial Information of Registrant
                   Supplemental Condensed Statement of Income

                                                                                     Year Ended December 31,
                                                               --------------------------------------------------------------------
In Millions of Dollars                                               1997                      1996                      1995
-----------------------------------------------------------------------------------------------------------------------------------

Revenues                                                         $      1                  $      1                   $    (5)
                                                               ----------------          -----------------         ----------------
Expenses:
---------

   Interest                                                           171                       162                       129
   Other                                                              143                       126                       104
                                                               ----------------          -----------------         ----------------
     Total                                                            314                       288                       233
                                                               ----------------          -----------------         ----------------
Pre-tax loss                                                         (313)                     (287)                     (238)
Income tax benefit                                                    112                       103                        85
                                                               ----------------          -----------------         ----------------
Loss before equity in net income of subsidiaries                     (201)                     (184)                     (153)
Equity in net income of subsidiaries from
  continuing operations                                             6,906                     7,257                     5,763
Equity in net income of subsidiaries from
  discontinued operations                                               -                      (334)                      150
                                                               ----------------          -----------------         ----------------
Net income                                                         $6,705                    $6,739                    $5,760
-----------------------------------------------------------------------------------------------------------------------------------

The supplemental condensed financial statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto and the accompanying notes to the supplemental condensed financial information of Registrant.

                         Citigroup (Parent Company Only)
           Supplemental Condensed Financial Information of Registrant
             Supplemental Condensed Statement of Financial Position

                                                                                                            December 31,
                                                                                                  ---------------------------------
In Millions of Dollars                                                                                 1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
Assets
------

Investment in subsidiaries at equity                                                                  $45,031          $41,492
Advances to and receivables from subsidiaries                                                              80               88
Cost of acquired businesses in excess of net assets                                                       422              436
Other-principally investments                                                                             430              650
                                                                                                  ---------------- ----------------
                                                                                                      $45,963          $42,666
                                                                                                  ---------------- ----------------
Liabilities
-----------

Junior subordinated debentures, held by subsidiary trusts                                              $1,026           $1,026
Long-term debt                                                                                          1,695            1,903
Advances from and payables to subsidiaries                                                                 29                -
Other liabilities                                                                                         721              546
                                                                                                  ---------------- ----------------
                                                                                                        3,471            3,475
                                                                                                  ---------------- ----------------

Redeemable preferred stock, held by subsidiary                                                            226              226
                                                                                                  ---------------- ----------------
Redeemable preferred stock - Series I                                                                     280              420
                                                                                                  ---------------- ----------------
ESOP preferred stock - Series C                                                                           153              164
Guaranteed ESOP obligation                                                                                (18)             (35)
                                                                                                  ---------------- ----------------
                                                                                                          135              129
                                                                                                  ---------------- ----------------
Stockholders' equity
--------------------

Preferred stock ($1.00 par value; authorized shares: 30 million), at aggregate liquidation value        3,353            3,203
Common stock ($.01 par value; authorized shares: 6.0 billion; issued shares:
   1997 - 2,499,949,682 and 1996 - 2,650,411,087                                                           25               27
Additional paid-in capital                                                                             12,362           14,894
Retained earnings                                                                                      32,002           26,989
Treasury stock, at cost (1997 - 220,026,597 shares; 1996 - 351,346,518 shares)                         (6,595)          (7,073)
Unrealized gain (loss) on investment securities                                                         1,692            1,145
Foreign currency translation                                                                             (635)            (483)
Other, principally unearned compensation                                                                 (353)            (286)
                                                                                                  ---------------- ----------------
                                                                                                       41,851           38,416
                                                                                                  ---------------- ----------------
                                                                                                      $45,963          $42,666
---------------------------------------------------------------------------------------------------------------------------------

The supplemental condensed financial statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto and the accompanying notes to the supplemental condensed financial information of Registrant.

                                                                      SCHEDULE I

                         Citigroup (Parent Company Only)
           Supplemental Condensed Financial Information of Registrant
                 Supplemental Condensed Statement of Cash Flows

                                                                                     Year Ended December 31,
                                                              ---------------------------------------------------------------------
In Millions of Dollars                                               1997                      1996                      1995
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
------------------------------------

Net income                                                         $6,705                    $6,739                    $5,760
Adjustments to reconcile net income to cash
  provided by operating activities:

Equity in net income of subsidiaries                               (6,906)                   (6,923)                   (5,913)
Dividends received from subsidiaries, net                           1,324                     1,808                       508
Advances from subsidiaries, net                                     3,142                     3,461                     1,817
Other, net                                                          1,078                       316                       217
                                                               ----------------          -----------------         ----------------
Net cash provided by operating activities                           5,343                     5,401                     2,389
                                                               ----------------          -----------------         ----------------

Cash flows from investing activities
------------------------------------

Capital contributions to subsidiary                                  (521)                   (1,140)                        -
Other investments, primarily short-term, net                          240                      (408)                     (198)
                                                               ----------------          -----------------         ----------------
Net cash used in investing activities                                (281)                   (1,548)                     (198)
                                                               ----------------          -----------------         ----------------

Cash flows from financing activities
------------------------------------

Dividends paid                                                     (1,692)                   (1,530)                   (1,313)
Issuance of common stock                                              434                       537                       416
Issuance of preferred stock                                         1,000                       250                       390
Redemption of preferred stock                                        (850)                     (112)                     (265)
Redemption of redeemable preferred stock                                -                         -                       (35)
  (held by subsidiary)

Stock tendered for payment of withholding taxes                      (384)                     (201)                      (94)
Treasury stock acquired                                            (3,447)                   (3,711)                   (1,951)
Issuance of long-term debt                                              -                         -                       700
Issuance of junior subordinated debentures                              -                     1,026                         -
Payments and redemptions of long-term debt                           (185)                     (100)                        -
Net change in short-term borrowings                                     -                         -                      (101)
Other, net                                                             62                       (12)                       62
                                                               ----------------          -----------------         ----------------
Net cash used in financing activities                              (5,062)                   (3,853)                   (2,191)
                                                               ----------------          -----------------         ----------------
Change in cash                                                 $        -                $        -                $        -
                                                               ----------------          -----------------         ----------------

Supplemental disclosure of cash flow information:
-------------------------------------------------

Cash paid during the period for interest                          $   180                   $   157                   $   112
Cash received during the period for taxes                         $   569                   $   263                   $   155
-----------------------------------------------------------------------------------------------------------------------------------

The supplemental condensed financial statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto and the accompanying notes to the supplemental condensed financial information of Registrant.

                                                                      SCHEDULE I

       Notes to Supplemental Condensed Financial Statements of Registrant

1.   Basis of Presentation
--------------------------

     The accompanying financial statements include the accounts of Citigroup Inc. (the Parent) and on an equity basis its subsidiaries and affiliates and should be read in conjunction with the Supplemental Consolidated Financial Statements and notes thereto.

2.   Supplementary Disclosure of Non-Cash Financing Activities
--------------------------------------------------------------

     During 1995, $35 million of redeemable preferred stock held by subsidiaries was repurchased and retired.

                          Independent Auditors' Report

The Board of Directors and Stockholders
Citigroup Inc.

We have audited the accompanying supplemental consolidated statement of financial position of Citigroup Inc. (formed as a result of the merger between Travelers Group Inc. and Citicorp which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements) and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the separate consolidated statement of financial condition of Salomon Inc and subsidiaries (which became part of Travelers Group Inc. and subsidiaries as a result of the merger between Travelers Group Inc. and Salomon Inc which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements) as of December 31, 1996, or the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1995, which consolidated statements reflect total assets of $194,881 million as of December 31, 1996, and total revenues of $9,046 million and $8,953 million for the years ended December 31, 1996 and 1995, respectively. Those consolidated financial statements, were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Salomon Inc and subsidiaries for such periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Travelers Group Inc. and Citicorp which has been accounted for as a pooling of interests. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend to the date of consummation. However, they will become the historical consolidated financial statements of Citigroup Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citigroup Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

Our audits also included the supplemental financial statement schedule relating to Citigroup (Parent Company Only). This supplemental financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the supplemental financial statement schedule based on our audits. In our opinion, based on our audits and the report of other auditors, such supplemental financial statement schedule, when considered in relation to the supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

New York, New York
October 8, 1998